                                                Filed Pursuant to Rule 424(b)(3)
                                                Registration No. 333-52444

PROSPECTUS

TRAVELCENTERS OF AMERICA, INC.                      [TRAVELCENTERS OF AMERICA,
                                                            INC. LOGO]

WARRANTS TO PURCHASE COMMON STOCK

COMMON STOCK ISSUABLE UPON EXERCISE OF WARRANTS

THE OFFERING

- This prospectus relates to the resale of up to 570,000 initial warrants to purchase 207,874 shares of our common stock and 190,000 contingent warrants to purchase 69,291 shares of our common stock by the holders named under the heading "Warrant holders" in this prospectus or in an accompanying supplement.

- This prospectus also relates to the issuance and sale of 207,874 shares of our common stock upon exercise of the initial warrants, 69,291 shares of our common stock upon exercise of the contingent warrants and a presently indeterminable number of shares of our common stock, if any, as may be issuable from time to time as required by adjustments to the warrants.

- All of the warrants and shares of common stock being registered may be offered and sold from time to time by the named holders.

USE OF PROCEEDS

- We will not receive any proceeds from the sale of warrants or the shares of common stock, other than payment of the exercise price of the warrants.

TRADING MARKET

- There is no public market for the warrants or the common stock to be issued upon exercise of the warrants. We do not intend to apply, and are not obligated to apply, for listing of the warrants or common stock on any securities exchange or any automated quotation system. We expect that the warrants will be eligible for trading on The Portal(SM) Market, a subsidiary of The Nasdaq Stock Market, Inc.

OFFERING EXPENSES

- We have agreed to bear specific expenses in connection with the registration and sale of the warrants and the underlying shares of common stock.

YOU SHOULD CONSIDER CAREFULLY THE RISK FACTORS BEGINNING ON PAGE 10 OF THIS PROSPECTUS BEFORE PURCHASING THE WARRANTS AND/OR SHARES OF COMMON STOCK.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                 The date of this prospectus is April 11, 2001.

                               ------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
WHERE YOU CAN FIND MORE
  INFORMATION.......................      ii
FORWARD-LOOKING STATEMENTS..........      ii
PROSPECTUS SUMMARY..................       1
RISK FACTORS........................      10
USE OF PROCEEDS.....................      17
DIVIDEND POLICY.....................      17
CAPITALIZATION......................      18
PRO FORMA FINANCIAL DATA............      19
SELECTED HISTORICAL CONSOLIDATED
  FINANCIAL DATA....................      24
MANAGEMENT'S DISCUSSION AND ANALYSIS
  OF FINANCIAL CONDITION AND RESULTS
  OF OPERATIONS.....................      26
INDUSTRY............................      38
BUSINESS............................      40

                                        PAGE
                                        ----
MANAGEMENT..........................      62
PRINCIPAL STOCKHOLDERS..............      68
CERTAIN RELATIONSHIPS AND RELATED
  TRANSACTIONS......................      69
DESCRIPTION OF OUR INDEBTEDNESS.....      73
WARRANT HOLDERS.....................      79
DESCRIPTION OF THE WARRANTS.........      81
DESCRIPTION OF CAPITAL STOCK........      88
CERTAIN UNITED STATES FEDERAL INCOME
  TAX CONSIDERATIONS................      90
PLAN OF DISTRIBUTION................      95
LEGAL MATTERS.......................      96
EXPERTS.............................      96
INDEX TO FINANCIAL STATEMENTS.......     F-1

                               ------------------

                      WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the Securities and Exchange Commission, or SEC, a registration statement on Form S-1 under the Securities Act with respect to the warrants and shares of common stock issuable upon exercise of the warrants. This prospectus, which forms a part of the registration statement, does not contain all of the information in the registration statement. You should refer to the registration statement for further information. Statements contained in this prospectus about the contents of any contract or other document are not necessarily complete, and, where a contract or other document is an exhibit to the registration statement, each of these statements is qualified by the provision in the exhibit to which the statement relates.

     We are subject to the informational requirements of the Securities Exchange Act of 1934 and file annual, quarterly and special reports and other information with the SEC. The registration statement and other reports or information can be inspected, and copies may be obtained, at the Public Reference Room of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates, and at the regional public reference facilities maintained by the SEC located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and Seven World Trade Center, Suite 1300, New York, New York 10048. Information on the operation of the Public Reference Room of the SEC may be obtained by calling the SEC at 1-800-SEC-0330. The SEC also maintains a web site (http://www.sec.gov) that contains reports, proxy and information statements and other information that we have filed electronically with the SEC.

     Furthermore, we agree that, even if we are not required to file periodic reports and information with the SEC, we will furnish to you the information that would be required to be furnished by us under Section 13 of the Securities Exchange Act of 1934.

                           FORWARD-LOOKING STATEMENTS

     This prospectus includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to our future prospects, developments and business strategies. The statements contained in this prospectus that are not statements of historical fact may include forward-looking statements that involve a number of risks and uncertainties. We have used the words "may," "will," "expect," "anticipate," "believe," "estimate," "plan," "intend" and similar expressions in this prospectus to identify forward-looking statements. These forward-looking statements are made based on our expectations and beliefs concerning future events affecting us and are subject to uncertainties and factors relating to our operations and business environment, all of which are difficult to predict and many of which are beyond our control, that could cause our actual results to differ materially from those matters expressed in or implied by these forward-looking statements. The following factors are among those that could cause our actual results to differ materially from the forward-looking statements:

     - competition from other travel center and truck stop operators, including additional or improved services or facilities of our competitors;

     - the economic condition of the trucking industry, which in turn is dependent on general economic factors;

     - increased environmental regulation;

     - changes in governmental regulation of the trucking industry, including regulations relating to diesel fuel and gasoline;

     - diesel fuel and gasoline pricing;

     - availability of diesel fuel supply;

     - delays in completing our capital investment program to re-image, re-brand and upgrade our travel center sites;

     - difficulties that may be encountered by us or our franchisees in implementing our truck repair and maintenance program, or ServicePoint Program, with Freightliner LLC;

     - availability of sufficient qualified personnel to staff company-operated sites; and

     - other factors described under "Risk Factors" in this prospectus.

     All of our forward-looking statements should be considered in light of these factors. We do not undertake to update our forward-looking statements or risk factors to reflect future events or circumstances.

                               PROSPECTUS SUMMARY

     This summary highlights information contained elsewhere in this prospectus. It is not complete and may not contain all of the information that is important to you in making a decision to invest in either the warrants or common stock. Unless the context otherwise requires, all references in this prospectus to "TA," "us," "our," or "we" are to TravelCenters of America, Inc., and its predecessors, including its subsidiaries.

                            TRAVELCENTERS OF AMERICA

     We are the largest, and only nationwide, full-service travel center network in the United States serving long-haul trucking fleets and their drivers, independent truck drivers and general motorists. Our geographically diverse network consists of 156 sites, 147 of which are owned by us, located in 40 states. Within our industry, our travel centers have the broadest range of product and service offerings, including diesel fuel and gasoline, truck repair and maintenance services, full-service and fast food dining, travel and convenience stores and other driver amenities. We believe that our nationwide network and broad range of product and service offerings make us best suited among our competitors to serve trucking fleets in the United States.

     Our network of 156 sites is composed of 122 sites owned and operated by us, including one site currently under development, which we refer to as company-operated sites, 25 sites owned by us and leased to independent lessee-franchisees or operators, which we refer to as leased sites, and nine sites owned and operated by independent franchisees, which we refer to as franchisee-owned sites.

                                  THE INDUSTRY

     The U.S. travel center and truck stop industry consists of travel centers, truck stops, diesel fuel outlets and similar facilities designed to meet the needs of long-haul trucking fleets and their drivers, independent truck drivers and general motorists. According to the National Association of Truck Stop Operators, or "NATSO," the travel center and truck stop industry is highly fragmented, with in excess of 3,000 travel centers and truck stops located on or near interstate highways nationwide, of which we consider approximately 500 to be full-service facilities. Further, only 10 chains in the United States have 25 or more travel center and truck stop locations on the interstate highways, which we believe is the minimum number of locations needed to provide even regional coverage to truck drivers and trucking fleets.

                             COMPETITIVE ADVANTAGES

     We believe that our competitive advantages include the following:

     - MARKET LEADER WITH STRONG BRAND NAME RECOGNITION. The considerable size of our network, our competitive diesel fuel pricing and our streamlined information processing capabilities allow trucking fleet managers to concentrate their fuel purchases with us, thereby reducing fleet operating costs. We believe that our "TravelCenters of America" and "TA" brand names have earned a reputation for quality and consistency.

     - SUPERIOR LOCATIONS. We believe that the limited availability of well-situated locations and the increasingly restrictive zoning and permitting regulations make it difficult for any competitor to replicate our network, particularly given that most of our sites were constructed 20 or more years ago when real estate along the interstate highways was more readily available.

     - STRONG FLEET RELATIONSHIPS. We have established strong relationships with trucking fleets based on the nationwide scope of our network, our competitive diesel fuel prices, our automated fueling and payment systems and the breadth of our non-fuel products and services. We supply diesel fuel to 49 of the 50 largest long-haul trucking fleets in the United States and are the principal supplier to the two largest and four of the five largest long-haul trucking fleets.

     - BROADEST PRODUCT AND SERVICE PORTFOLIO. To complement our diesel fuel business and diversify our revenue sources, we have developed the most extensive product and service offerings of any travel center network. We believe that this is an important competitive advantage given that, according to our research, only one in three stops by truck drivers is for fuel.

     - STRATEGIC ALLIANCES. We have strategic alliances with Freightliner LLC, the largest class 8 truck manufacturer in the United States; The Bridgestone/Firestone Tire Sales Company, the leading original equipment truck tire supplier in the United States; and Equilon Enterprises LLC, the leading supplier in the United States of lubricants and oils to over-the-road class 8 truck service providers, which we believe enhance our market leadership position and increase our appeal to our customers. We also have an alliance with Simons Petroleum Inc., which, through its Pathway Network, allows trucking fleets to lock-in their diesel fuel costs for up to two years.

     - EXPERIENCED MANAGEMENT TEAM. Our senior management team has an average of approximately 26 years of experience in the travel center and related industries, including approximately 12 years of experience with us.

                               BUSINESS STRATEGY

     Key elements of our on-going business strategy include:

     - INCREASE FLEET TRAFFIC. We seek to increase our sites' fleet traffic and non-fuel revenues by offering products and services designed to meet the needs of fleet customers, including competitively priced diesel fuel, truck repair and maintenance services and expanded non-fuel product and service offerings. We believe that these products and services also attract independent truck drivers.

     - INCREASE MOTORIST TRAFFIC. In an effort to increase the appeal of our travel centers to our customers, we have recently redesigned and upgraded many of our sites. We seek to increase general motorist traffic by re-imaging additional sites and offering more national brands, such as for gasoline and fast food restaurants.

     - INCREASE OPERATING EFFICIENCY. We have implemented several initiatives aimed at more efficiently servicing our customers and reducing our operating expenses by increasing the efficiency of our operations.

     - ENHANCE AND EXPAND OUR NETWORK. We plan to strengthen our network by completing our travel center re-image and upgrade program and expanding our operations to additional geographic areas through select new site construction, strategic acquisitions and franchising.

                                THE TRANSACTIONS

     The offering of the outstanding warrants and notes was part of a series of transactions involving our restructuring in which:

          - we entered into a recapitalization agreement and plan of merger, as amended, with TCA Acquisition Corporation, a newly created corporation formed by Oak Hill Capital Partners, L.P. and its affiliates ("Oak Hill"), under which TCA Acquisition Corporation merged with and into us.

          - Oak Hill invested $133.0 million to purchase approximately 60.5% of our equity.

          - Olympus Growth Fund III, L.P., Olympus Executive Fund, L.P., Monitor Clipper Equity Partners, L.P., Monitor Clipper Equity Partners (Foreign), L.P., UBS Capital Americas II, LLC, Credit Suisse First Boston LFG Holdings 2000, L.P. and Credit Suisse First Boston Corporation (collectively, the "Other Investors"), who are all affiliates of certain of our former stockholders, invested $72.0 million, in the aggregate, to purchase approximately 32.7% of our equity.

          - Freightliner retained its equity investment in us and exercised an option to invest $3.3 million to purchase an additional 1.4% of our equity, such that after the Transactions it owns 4.3% of our equity.

          - members of our management team retained approximately 2.0% of our equity and exercised options to purchase an additional 0.5% of our equity, such that after the Transactions they own, in the aggregate, before the impact of new options, approximately 2.5% of our equity.

          - all other shares of our outstanding capital stock, including preferred stock, and all unexercised common stock options and warrants were redeemed or canceled in exchange for cash payments totaling approximately $263.2 million. This amount is net of $16.3 million of expenses of the selling stockholders that we paid upon the closing of the Transactions.

          - we repaid all amounts outstanding under our Amended and Restated Credit Agreement dated as of November 24, 1998 (the "Existing Credit Agreement"), redeemed in full all of our existing senior secured notes and consummated a tender offer and consent solicitation for our 10 1/4% Senior Subordinated Notes due 2007. We paid a tender offer and consent solicitation premium and related fees and paid a prepayment penalty associated with our senior secured notes that together totaled approximately $13.7 million.

          - we amended and restated the Existing Credit Agreement in an amount up to $428.0 million (the "Senior Credit Facility") under which we borrowed $328.3 million at the closing of the Transactions.

          - we issued the outstanding notes, initial warrants and contingent warrants, which we refer to together as the units.

     These events are collectively referred to as the "Transactions."

     The following diagram illustrates our current corporate structure before the impact of dilution related to new options we granted to members of our management team and the warrants issued through the sale of the units.

                              [OAKHILL FLOW CHART]

                                  THE SPONSOR

     Oak Hill was established by Robert M. Bass and his team of investment professionals to make control investments in operating companies through acquisitions, build-ups, recapitalizations, restructurings or purchases of significant minority stakes. Oak Hill raised $1.6 billion in equity capital in 1999 through the sale of limited partnership interests to selected investors and is managed by Oak Hill Capital Management, Inc. Mr. Bass and the principals of Oak Hill Capital Management have personally committed $400 million to Oak Hill, representing the largest known capital commitment by a non-institutional sponsor to a private equity partnership. Excluding the Transactions, as of December 31, 2000, Oak Hill Capital Management's principals have completed 44 control transactions since 1986, investing or committing to invest in excess of $2.2 billion in equity capital.

                        SUMMARY OF TERMS OF THE WARRANTS

     On November 14, 2000, we issued 570,000 initial warrants and 190,000 contingent warrants through the sale of 190,000 units. Each unit consisted of $1,000 principal amount of notes, three initial warrants and one contingent warrant. Each warrant entitles the holder to purchase 0.36469 shares of our common stock. References to the "warrants" in this prospectus are references to both the initial warrants and the contingent warrants. This prospectus is part of a registration statement covering the registration of the warrants and common stock issuable upon the exercise of the warrants. We previously completed an exchange offer in which we exchanged our outstanding notes that were issued at the same time as the warrants for registered exchange notes.

Issuer........................   TravelCenters of America, Inc.

Warrants Offered..............   570,000 initial warrants which, when exercised,
                                 will entitle the warrant holders to acquire an aggregate of 207,874 shares of our common stock
                                 (representing 3% of our common stock as of the date the warrants were originally issued) and 190,000 contingent warrants which, if released from escrow and exercised, will entitle the warrant holders to acquire an aggregate of 69,291 shares of our common stock (representing
                                 1% of our common stock as of the date the warrants were originally issued). See
                                 "Description of Capital Stock."

Contingent Warrant Release....   The contingent warrants will initially be held
                                 in escrow and will be released from escrow and distributed to holders of initial warrants on March 31, 2003, the contingent warrant release date, only if, as of December 31, 2002, our consolidated leverage ratio exceeds 4.5 to 1.0 and any of the notes remain outstanding on that date. If, as of December 31, 2002, either our consolidated leverage ratio is 4.5 to 1.0 or less or all of our notes have been repaid, redeemed or repurchased, the contingent warrants will be cancelled.

Exercise Price................   $0.001 per share of common stock.

Exercise......................   The initial warrants are exercisable beginning
                                 on November 14, 2001, the first anniversary of their issue date. If released from escrow, the contingent warrants are exercisable at any time after March 31, 2003, the contingent warrant release date.

Expiration....................   May 1, 2009.

Voting Rights.................   Warrant holders will have no voting rights.

Anti-dilution.................   The exercise price and number of shares of
                                 common stock issuable upon exercise of the warrants are both subject to adjustment in some cases. See "Description of the
                                 Warrants -- Adjustments."

                                  RISK FACTORS

     You should carefully consider the information under the caption "Risk Factors" and all other information in this prospectus before investing in the warrants or common stock.
                            ------------------------

     Our executive offices are located at TravelCenters of America, Inc., 24601 Center Ridge Road, Suite 200, Westlake, Ohio 44145-5634. Our telephone number is
(440) 808-9100. We were incorporated in Delaware on December 1, 1992.

                   SUMMARY UNAUDITED PRO FORMA FINANCIAL DATA

     You should read our summary unaudited pro forma financial data set forth below in conjunction with our consolidated financial statements included elsewhere in this prospectus. The pro forma financial data have been derived from the unaudited pro forma consolidated financial data and the related notes included elsewhere in this prospectus. The summary unaudited pro forma financial data is for informational purposes only. It does not purport to represent our financial position or the results of our operations that would have actually been obtained had the Transactions in fact occurred as of the assumed dates or for the periods presented, nor does it purport to be indicative of, or a projection of, our results of operations or financial position for any future period or date. The pro forma adjustments, as described in the notes to the Unaudited Pro Forma Financial Data included elsewhere in this prospectus, are based on available information and upon certain assumptions which we believe are reasonable. See "Pro Forma Financial Data," "Selected Historical Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the historical consolidated financial statements and the related notes included elsewhere in this prospectus.

                                                                YEAR ENDED
                                                               DECEMBER 31,
                                                                   2000
                                                              ---------------
                                                              (IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
  Revenues:
    Fuel....................................................    $1,482,162
    Non-fuel................................................       554,831
    Rent and royalties......................................        18,630
                                                                ----------
        Total revenues......................................     2,055,623
  Cost of revenues (excluding depreciation).................     1,607,436
                                                                ----------
    Gross profit (excluding depreciation)...................       448,187
  Operating expenses........................................       306,745
  Selling, general and administrative expenses..............        38,160
  Transition expense(1).....................................           996
  Depreciation and amortization expense.....................        62,639
  (Gain) loss on sales of property and equipment............          (242)
  Stock compensation expense................................        (1,362)
                                                                ----------
    Income from operations..................................        41,251
  Interest (expense), net...................................       (61,304)
                                                                ----------
  (Loss) before income taxes and extraordinary item.........       (20,053)
  Provision (benefit) for income taxes......................          (909)
                                                                ----------
    (Loss) before extraordinary item........................    $  (19,144)
                                                                ==========
OTHER FINANCIAL AND OPERATING DATA:
  EBITDA(2).................................................    $  103,524
  Capital expenditures:
    Maintenance.............................................    $   25,220
    Growth..................................................        36,636
    Other...................................................         6,204
                                                                ----------
        Total capital expenditures..........................    $   68,060
                                                                ==========
  Total diesel fuel sold (thousands of gallons).............     1,381,621

            See Notes to Summary Unaudited Pro Forma Financial Data

              NOTES TO SUMMARY UNAUDITED PRO FORMA FINANCIAL DATA

     (1) "Transition expense" represents non-recurring costs and certain development costs associated with, among other things, (a) the integration of the BP, Unocal, Burns Bros. and Travel Ports networks into our current network, (b) the disposal of travel centers or termination of lease or franchise agreements and (c) the integration of the management and operations of our networks into a single network, including relocation, travel, training and legal expenses. We do not anticipate incurring transition expenses in 2001. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Creation of our Network."

     (2) "EBITDA", as used here, is based on the definition for EBITDA set forth in the Indenture, dated as of November 14, 2000, between us and State Street Bank and Trust Company, as trustee, under which the outstanding notes were issued, and consists of net income plus the sum of (a) income taxes, (b) interest expense, net, (c) depreciation, amortization and other noncash charges, which includes stock compensation expense,
         (d) transition expense and (e) costs of the Transactions. We have included certain information concerning EBITDA because management believes that EBITDA is generally accepted as providing useful information regarding a company's ability to service and/or incur debt. EBITDA should not be considered in isolation or as a substitute for net income, cash flows or other consolidated income or cash flow data prepared in accordance with generally accepted accounting principles or as a measure of a company's profitability or liquidity. While EBITDA is frequently used as a measure of operations and ability to meet debt service requirements, it is not necessarily comparable to similarly titled captions of other companies due to differences in methods of calculation.

       Our management believes that the following additional adjustment is relevant to evaluating our future operating performance. The following additional adjustment eliminates the impact of non-recurring costs associated with the opening for business of newly constructed travel centers. "Adjusted EBITDA" represents EBITDA, adjusted as follows:

                                                                     YEAR ENDED
                                                                  DECEMBER 31, 2000
                                                                  -----------------
    EBITDA......................................................      $103,524
    Adjustment:
      New site start-up costs...................................           805
                                                                      --------
    Adjusted EBITDA.............................................      $104,329
                                                                      ========

       The adjustment for new site start-up costs reflects the elimination of actual expenses we incurred before and upon starting operations at three newly-constructed travel centers. These expenses primarily consist of (1) labor costs incurred in the weeks prior to the site opening for business during which the site work force is being hired and trained and (2) costs of training the new site employees, which include labor costs of hourly employees on loan from established sites for training purposes and travel costs of these hourly employees and salaried employees from established sites and our headquarters staff that are involved in training and other start-up activities. All of the expenses classified as new site start-up costs are considered to be non-recurring costs. One of the new travel centers was opened in each of April 2000, August 2000 and November 2000.

                       SUMMARY HISTORICAL FINANCIAL DATA

     You should read our summary historical financial data set forth below in conjunction with our consolidated financial statements included elsewhere in this prospectus. The summary historical financial data as of and for the fiscal years ended December 31, 1998, 1999 and 2000 were derived from our audited consolidated financial statements. See "Selected Historical Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the historical consolidated financial statements and the related notes included elsewhere in this prospectus.

                                                                   YEAR ENDED DECEMBER 31,
                                                              ----------------------------------
                                                              1998(1)     1999(2)        2000
                                                              --------   ----------   ----------
                                                              (IN THOUSANDS, EXCEPT SITE COUNT)
STATEMENT OF OPERATIONS DATA:
  Revenues:
     Fuel...................................................  $554,735   $  955,105   $1,485,732
     Non-fuel...............................................   347,531      479,059      555,491
     Rent and royalties.....................................    21,544       20,460       18,822
                                                              --------   ----------   ----------
          Total revenues....................................   923,810    1,454,624    2,060,045
  Cost of revenues (excluding
     depreciation)..........................................   627,149    1,051,080    1,611,320
                                                              --------   ----------   ----------
     Gross profit (excluding depreciation)..................   296,661      403,544      448,725
  Operating expenses........................................   193,697      267,107      308,480
  Selling, general and administrative expenses..............    34,256       38,461       38,160
  Transition expense(3).....................................     3,648        3,952          996
  Merger and recapitalization expenses......................        --           --       22,004
  Depreciation and amortization expense.....................    43,179       51,853       62,768
  (Gain) loss on sales of property and equipment............    (1,195)      (2,615)      (1,462)
  Stock compensation expense................................     2,500        5,062       (1,362)
                                                              --------   ----------   ----------
     Income from operations.................................    20,576       39,724       19,141
  Interest (expense), net...................................   (26,854)     (38,543)     (47,143)
                                                              --------   ----------   ----------
  Income (loss) before income taxes and extraordinary
     items..................................................    (6,278)       1,181      (28,002)
  Provision (benefit) for income taxes......................    (2,101)       1,082       (4,088)
                                                              --------   ----------   ----------
  Income (loss) before extraordinary item...................    (4,177)          99      (23,914)
  Extraordinary loss........................................    (3,905)          --      (13,800)
                                                              --------   ----------   ----------
     Net income (loss)......................................  $ (8,082)  $       99   $  (37,714)
                                                              ========   ==========   ==========
BALANCE SHEET DATA (END OF PERIOD):
  Cash......................................................  $ 89,200   $   18,040   $   29,019
  Working capital(4)........................................    97,378       35,232       38,727
  Property and equipment, net...............................   361,803      454,093      465,633
  Total assets..............................................   609,219      651,716      735,055
  Long-term debt (net of unamortized discount)..............   390,865      404,369      547,607
  Mandatorily redeemable preferred stock(5).................    69,974       79,739           --
  Total nonredeemable stockholders'
     equity(6)..............................................    28,449       28,236       24,907
OTHER FINANCIAL AND OPERATING DATA:
  EBITDA(7).................................................  $ 68,708   $   97,976   $  103,547
  Net cash provided by operating activities.................    48,521       44,712       65,952
  Net cash used in investing activities.....................  (125,505)    (136,016)     (77,115)
  Net cash provided by financing activities.................    94,428       20,144       22,142
  Capital expenditures:
     Maintenance............................................  $ 26,022   $   22,177   $   25,267
     Growth.................................................    29,965       52,276       36,636
     Other..................................................     9,717       12,948        6,204
                                                              --------   ----------   ----------
          Total capital expenditures........................  $ 65,704   $   87,401   $   68,107
                                                              ========   ==========   ==========
  Total diesel fuel sold (thousands of gallons).............   973,812    1,370,017    1,384,759

                                                                   YEAR ENDED DECEMBER 31,
                                                              ----------------------------------
                                                              1998(1)     1999(2)        2000
                                                              --------   ----------   ----------
                                                              (IN THOUSANDS, EXCEPT SITE COUNT)
SITE COUNT (END OF PERIOD):
  Company-owned and operated sites..........................       105          118          122
  Company-owned and leased sites............................        30           29           26
  Franchisee-owned sites....................................        10           11            9
                                                              --------   ----------   ----------
          Total travel centers..............................       145          158          157
                                                              ========   ==========   ==========

---------------

(1) We acquired 17 company-operated sites from Burns Bros. on December 3, 1998.

(2) We acquired 16 company-operated sites through our acquisition of Travel Ports on June 3, 1999.

(3) "Transition expense" represents non-recurring costs and certain development costs associated with, among other things, (a) the conversion of the BP, Unocal, Burns Bros. and Travel Ports networks into our current network, (b) the disposal of travel centers or termination of lease or franchise agreements and (c) the integration of the management and operations of our networks into a single network, including relocation, travel, training and legal expenses. We do not anticipate incurring transition expenses in 2001. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Creation of our Network."

(4) "Working capital" consists of current assets minus current liabilities.

(5) "Mandatorily redeemable preferred stock" consists of two series of convertible preferred stock that were redeemed in connection with the Transactions.

(6) "Total nonredeemable stockholders' equity" consists of common stock, other preferred stock, additional paid-in capital, treasury stock and retained earnings (deficit).

(7) "EBITDA", as used here for 2000, is based on the definition for EBITDA set forth in the Indenture, dated as of November 14, 2000, between us and State Street Bank and Trust Company, as trustee, under which the outstanding notes were issued, and consists of net income plus the sum of (a) income taxes,
    (b) interest expense, net, (c) depreciation, amortization and other noncash charges, which includes stock compensation expense, (d) transition expense and (e) costs of the Transactions. For years prior to 2000, gains or losses on sales of property and equipment were also adjusted out of net income to determine EBITDA, as this was the definition for EBITDA in our prior debt agreements. We have included certain information concerning EBITDA because management believes that EBITDA is generally accepted as providing useful information regarding a company's ability to service and/or incur debt. EBITDA should not be considered in isolation or as a substitute for net income, cash flows, or other consolidated income or cash flow data prepared in accordance with generally accepted accounting principles or as a measure of a company's profitability or liquidity. While EBITDA is frequently used as a measure of operations and ability to meet debt service requirements, it is not necessarily comparable to similarly titled captions of other companies due to differences in methods of calculation.

                                  RISK FACTORS

     Before investing in either the warrants or the common stock being offered, you should carefully consider these risk factors, as well as the other information contained in this prospectus.

RISKS RELATING TO THE WARRANTS AND COMMON STOCK

THERE IS NO ESTABLISHED MARKET FOR THE WARRANTS AND THE COMMON STOCK UNDERLYING THE WARRANTS.

     The warrants and the common stock underlying the warrants are new securities for which there currently is no established market. Although the initial purchasers have informed us that they currently intend to make a market in the warrants, they are not obligated to do so, and any market making may be discontinued at any time without notice. In addition, market making activity may be limited during the pendency of the exchange offer for the notes or the effectiveness of a shelf registration statement relating to the notes or the warrants. Accordingly, we cannot assure you as to the development or liquidity of any market for any of the warrants or the common stock underlying the warrants.

     The liquidity of, and trading market for, the warrants and the common stock underlying the warrants may also be adversely affected by general declines in the market for similar securities. A general market decline may adversely affect the liquidity of, and trading market for, the warrants and the common stock underlying the warrants, independent of our prospects or financial performance.

YOU MAY NOT RECEIVE A RETURN ON YOUR INVESTMENT THROUGH DIVIDENDS PAID ON THE COMMON STOCK.

     We do not anticipate paying any cash dividends on our common stock in the foreseeable future. Instead, we intend to retain future earnings to fund the development and growth of our business. In addition, our existing indebtedness restricts, and we anticipate our future indebtedness may restrict, our ability to pay dividends. Therefore, you will not receive a return on your investment in the common stock underlying our warrants by exercising them and receiving a payment of dividends of the common stock.

AN INVESTMENT IN THE WARRANTS IS HIGHLY SPECULATIVE AND YOU MAY NEVER REALIZE VALUE ON THE WARRANTS.

     An investment in the warrants is highly speculative, and we cannot assure you as to when or if the warrants will have any significant value. The initial warrants are not exercisable until November 14, 2001, the first anniversary of the closing of the unit offering, and the contingent warrants are not exercisable until they are released from escrow. Unless certain events occur, the contingent warrants may never be released from escrow. All the warrants terminate and become void on May 1, 2009. We will give notice of not less than 30 nor more than 60 days prior to this expiration date to the registered holders of then outstanding warrants to the effect that the warrants will terminate and become void as of the close of business on the expiration date. If we fail to give this notice, the warrants will nonetheless terminate and become void as of the close of business on the date of expiration. Prior to exercise of the warrants, warrant holders will not be entitled to vote.

     The value of the warrants and the underlying common stock may be adversely affected by a number of factors. If, for example, our stockholders decide to sell a substantial number of their shares of common stock, the value of the warrants and the underlying common stock could decline. Similarly, if we fail to comply with the covenants in the indenture governing the notes, resulting in an event of default, the notes and substantially all of our other long-term debt could be accelerated, which could have a material adverse effect on the value of the warrants and the underlying common stock.

THE CONTINGENT WARRANTS MAY NOT BE DISTRIBUTED.

     The contingent warrants will be released from escrow and delivered to holders of initial warrants on March 31, 2003, the contingent warrant release date, only if our consolidated leverage ratio as of December 31, 2002 exceeds
4.5 to 1.0 and any of the notes remain outstanding on that date. If, as of December 31, 2002, either our consolidated leverage ratio is 4.5 to 1.0 or less or all of our notes have been repaid, redeemed or repurchased by us, the contingent warrants will be delivered to us for cancellation and, accordingly, will become void and will have no value. See "Description of the Warrants."

RISKS RELATING TO OUR BUSINESS

OUR SUBSTANTIAL LEVERAGE AND DEBT SERVICE OBLIGATIONS COULD IMPEDE OUR OPERATIONS AND FLEXIBILITY.

     As a result of the Transactions, we incurred a substantial amount of debt. As of December 31, 2000, we had total debt of $562.9 million ($547.7 million net of unamortized debt discount) and stockholders' equity of $24.1 million. We also had additional availability under our revolving credit facility of $59.7 million. After giving pro forma effect to the Transactions, our interest expense for the year ended December 31, 2000 would have been $61.3 million. After giving pro forma effect to the Transactions, our earnings were not sufficient to cover fixed charges by $20.6 million for the year ended December 31, 2000.

     Our high level of debt could have important consequences for you, including the following:

          - we may have difficulty borrowing money in the future for acquisitions or other purposes;

          - we will need to use a large portion of the money we earn to pay principal and interest on our Senior Credit Facility, the notes and other debt, which will reduce the amount of money we have to finance our operations and other business activities;

          - debt under the Senior Credit Facility is and will be secured and will mature prior to the notes;

          - we may have a much higher level of debt than some of our competitors, which may put us at a competitive disadvantage; and

          - our debt level makes us more vulnerable to economic downturns and adverse developments in our business.

     We expect to obtain the money to pay our expenses and to pay the principal and interest on the notes, the Senior Credit Facility and other debt from our operations. Our ability to meet our expenses and debt obligations will depend on our future performance, which will be affected by financial, business, economic and other factors. We will not be able to control many of these factors, such as economic conditions, governmental regulation and the availability of fuel supplies. We cannot be certain that our earnings will be sufficient to allow us to pay the principal and interest on our debt, including the notes, and meet our other obligations. If we do not have enough money, we may be required to refinance all or part of our existing debt, including the notes, sell assets, borrow more money or raise equity. We cannot assure you that we will be able to refinance our debt, sell assets, borrow more money or raise equity on terms acceptable to us, if at all.

DESPITE CURRENT LEVELS OF INDEBTEDNESS, WE AND OUR SUBSIDIARIES WILL BE ABLE TO INCUR SUBSTANTIALLY MORE DEBT.

     We and our subsidiaries will be able to incur substantial additional indebtedness in the future. Although the indenture governing the notes contains restrictions on the incurrence of additional indebtedness, these restrictions are subject to a number of qualifications and exceptions, and under certain circumstances, indebtedness incurred in compliance with these restrictions could be substantial. Our Senior Credit Facility provides for additional indebtedness of up to $59.7 million, and all of that indebtedness would be senior to the notes. To the extent new debt is added to our and our subsidiaries' current debt levels, the substantial risks described above would increase. See "Capitalization," "Selected Historical Consolidated Financial Data" and "Description of Our Indebtedness."

OUR ASSETS ARE PLEDGED TO SECURE PAYMENT OF THE SENIOR CREDIT FACILITY.

     In addition to being junior to all existing and future senior indebtedness, our obligations under the notes are unsecured while our obligations under the Senior Credit Facility are secured. We have granted the lenders under the Senior Credit Facility security interests in substantially all of our current and future assets and the current and future assets of our domestic subsidiaries, including a pledge of the capital stock of our subsidiaries (which pledge, in the case of the capital stock of foreign subsidiaries, will be limited to 65% of their capital stock). If we default under the Senior Credit Facility, the lenders will have a superior claim on our assets. During the period that any default is continuing, the lenders under the Senior Credit Facility may be able to prevent payments under the notes, either by way of their ability to "block" payments for a designated period of time under the express terms of the indenture or by limiting our use of cash. If we were unable to repay this indebtedness, the lenders could foreclose on the pledged stock of our subsidiaries to your exclusion, even if an event of default exists under the indenture at such time.

     As of December 31, 2000 we had $372.9 million of secured debt outstanding, $368.3 million of which would have been borrowings under the Senior Credit Facility, and an additional $59.7 million would have been available for additional borrowings under the Senior Credit Facility.

WE ARE SUBJECT TO RESTRICTIVE DEBT COVENANTS.

     The indenture contains covenants with respect to us and our subsidiaries that restrict our ability, among other things, to:

     - incur additional indebtedness and issue preferred stock;

     - pay dividends on our capital stock, repurchase our capital stock and redeem indebtedness that is junior in right of payment to the notes;

     - make investments;

     - transfer or sell assets;

     - enter into certain transactions with affiliates;

     - consolidate, merge and transfer all or substantially all of our assets;

     - create restrictions on distributions from our subsidiaries; and

     - sell stock of our subsidiaries.

     In addition, the Senior Credit Facility contains other and more restrictive covenants and prohibits us from prepaying our other indebtedness, including the notes, while we have indebtedness under the Senior Credit Facility outstanding. The Senior Credit Facility also requires us to maintain specified financial ratios. These financial ratios become more restrictive over the life of the Senior Credit Facility. Our ability to meet those financial ratios can be affected by events beyond our control, and we cannot assure you that we will meet those ratios. A breach of any of these covenants, ratios or restrictions could result in an event of default under the Senior Credit Facility. Upon the occurrence of an event of default under the Senior Credit Facility, the lenders could elect to declare all amounts outstanding under the Senior Credit Facility, together with accrued interest, to be immediately due and payable. If we were unable to repay those amounts, the lenders could proceed against the collateral granted to them to secure the indebtedness. If the lenders under the Senior Credit Facility accelerate the payment of the indebtedness, we cannot assure you that our assets would be sufficient to repay in full that indebtedness and our other indebtedness, including the notes. See "Description of Our Indebtedness."

WE EXPERIENCE SIGNIFICANT COMPETITION IN ALL LINES OF BUSINESS WHICH COULD ADVERSELY AFFECT OUR OPERATING RESULTS.

     The travel center and truck stop industry is highly competitive and fragmented. We compete in a large number of markets in which our competitors offer both fuel and non-fuel products and services. Some of our competitors offer diesel fuel at discount prices in some cases reflecting discounts on street prices greater than those offered by us, which has caused severe price competition in some of our markets. From time to time, some of our competitors may adopt pricing strategies that we and our franchisees will be unwilling to match. Due principally to competitive conditions within the travel center and truck stop industry, retail diesel fuel margins have declined in recent years, both industry-wide and for us. Some of our competitors also have greater financial resources than we do and are less financially leveraged. Trucking fleets, which constitute a large part of our and our franchisees' business, satisfy a significant portion of their diesel fuel needs through self-fueling at both dedicated terminals and at fuel depots strategically located across the country. Fleets often have their truck maintenance performed at dedicated fleet garages. While these facilities do not compete directly with us as travel centers or truck stops, pricing decisions for diesel fuel and repair services cannot be made without considering their existence and capacity for expansion. We also experience additional substantial competition from major full-service networks and independent chains, which competition is based principally on diesel fuel prices, non-fuel product and service offerings and customer service.

     Our vehicle products and truck repair and maintenance service operations compete with regional full-service travel center and truck stop chains, full-service independently owned and operated truck stops, fleet maintenance terminals, independent garages, truck dealerships and auto parts service centers. Our travel centers also compete with a variety of establishments located within walking distance of our sites, including full-service restaurants, QSRs, travel and convenience stores and drug, health and electronics stores.

THE LOSS OF ONE OR MORE FLEET ACCOUNTS OR ADVERSE CONDITIONS IN THE TRUCKING INDUSTRY GENERALLY COULD ADVERSELY AFFECT OUR RESULTS OF OPERATIONS.

     Our business is dependent upon the trucking industry in general and upon the long-haul trucking business in particular. In turn, the trucking industry is dependent on economic factors, such as the level of domestic economic activity and interest rates, as well as operating factors such as the availability of fuel supply, government regulation of fuel composition, prices and taxes and regulation of permitted daily driving time, over which we have no control and which could contribute to a decline in truck travel. The long-haul trucking business is also a mature industry that has grown slowly in recent years and has been susceptible to recessionary downturns. Available data indicate that diesel fuel consumption by the long-haul trucking industry has grown more slowly than trucking ton-miles as the fuel efficiency of diesel trucks has continued to increase. That trend is expected to continue as engine technology is refined and older trucks are retired and replaced with new models. Any sustained decline in operations in the long-haul trucking industry would adversely affect us.

     We derive a significant percentage of our revenues from sales of diesel fuel and non-fuel products and services to trucking fleets. Sales to fleets represented approximately 70% of our sites' total diesel fuel sales volume for the year ended December 31, 2000. The services required by any one fleet customer can be limited by a number of factors, including industry consolidation, economic slowdown and decisions to outsource fewer activities. Travel center and truck stop chains compete aggressively for fleet account business, and any significant reduction in fleet accounts or sales to those accounts could have a material adverse effect on us. We cannot assure you as to the continuation of the current level of our sales to fleets.

WE ARE SUBJECT TO EXTENSIVE ENVIRONMENTAL REGULATION THAT MAY IMPOSE SIGNIFICANT LIABILITIES OR DAMAGES UPON US, THE RESULT OF WHICH COULD ADVERSELY AFFECT OUR RESULTS OF OPERATIONS.

     Our operations and properties are extensively regulated through environmental laws and regulations ("Environmental Laws") that:

     - govern operations that may have adverse environmental effects, such as discharges to air, soil and water, as well as the management of petroleum products and other hazardous substances ("Hazardous Substances"); or

     - impose liability for the costs of cleaning up sites affected by, and for damages resulting from, disposal or other releases of Hazardous Substances.

     We own and use both underground and aboveground storage tanks at our facilities to store petroleum products and waste. We must comply with requirements of Environmental Laws regarding tank construction, integrity testing, leak detection and monitoring, overfill and spill control, release reporting, financial assurance and corrective action in case of a release from a storage tank into the environment. At some locations, we also are subject to Environmental Laws relating to vapor recovery and discharges to water.

     We have received notices of alleged violations of Environmental Laws, or are aware of the need to undertake corrective actions to comply with Environmental Laws or remediate releases of Hazardous Substances, at company-owned travel centers in a number of jurisdictions. We are conducting investigatory and/or remedial actions with respect to releases of Hazardous Substances that have occurred at certain of our properties. We cannot assure you that additional contamination does not exist at these or additional network properties, or that material liability will not be imposed in the future. If additional environmental problems arise or are discovered, or if additional environmental requirements are imposed by government agencies, increased environmental compliance or remediation expenditures may be required, which could have a material adverse effect on us. See "Business -- Environmental Matters."

SINCE WE DEPEND UPON OUR OPERATORS AND INDEPENDENT FRANCHISEES FOR A PERCENTAGE OF OUR GROSS PROFIT BUT DO NOT CONTROL THEIR SELLING AND PRICING DECISIONS, OUR RESULTS COULD BE ADVERSELY AFFECTED BY DECISIONS OUR OPERATORS AND INDEPENDENT FRANCHISEES MAKE WHEN THEY PRICE OR SELL THEIR OFFERINGS.

     For the year ended December 31, 2000, we derived 4.2% of our gross profit from rent, franchise royalties and other non-fuel purchases made by operators of the company-owned but leased sites and the franchisee-owned sites. We currently have 25 sites owned by us and leased to operators and nine sites owned and operated by independent franchisees. We are therefore substantially dependent on the stable financial condition of these operators and independent franchisees, whose financial condition is subject to economic and industry factors, as well as other factors affecting these individual operators and independent franchisees, that are beyond our control. We cannot increase the rent we charge operators of the company-owned but leased sites, beyond an annual adjustment for inflation, until renewal of the leases governing leased sites. As of December 31, 2000, the average remaining term of the operator leases, excluding any extensions, was approximately 1.6 years.

     For the year ended December 31, 2000, we derived 0.7% of our gross profit from sales of diesel fuel and gasoline to operators and independent franchisees in our network. We currently do not sell fuel to the nine franchisee-owned sites in our network. Each of the operators and independent franchisees is an independent business person, whose selling and pricing decisions we do not control.

THE DIESEL FUEL MARKET CAN BE VOLATILE, AND HIGHER PRICES MAY NEGATIVELY IMPACT OUR PROFIT MARGINS.

     We purchase diesel fuel from various suppliers at rates that fluctuate with market prices and reset daily, and resell diesel fuel on a wholesale and retail basis at rates that we reset daily. Price increases have historically and during 2000 tended to lead to temporary declines in retail diesel fuel sales volumes, which has or could have a negative impact on our revenues. Numerous factors outside of our control may increase diesel fuel costs. For example, we experienced rapid increases in diesel fuel costs during the latter part of 1990, due to a combination of the effects of Iraq's invasion of Kuwait and recessionary conditions in the United States. During the first quarter of 1999, fires at three California oil refineries and OPEC-imposed reductions in oil production resulted in a rapid increase in diesel fuel costs. Fuel costs have continued to rise during 2000 due to low inventories of oil resulting from reduced output by OPEC nations. During periods of rapid increases in diesel fuel prices, such as those that occurred during this year, competitive pressures often limit our ability to increase our diesel fuel sales price at the same rate as the increase in our supply prices, resulting in a reduction in our margins.

AN INTERRUPTION OF OUR FUEL SUPPLY IS POSSIBLE AND WOULD HAVE A DISRUPTIVE EFFECT ON OUR BUSINESS.

     We keep only limited inventories of diesel fuel and gasoline and consequently are susceptible to price increases and interruptions in supply. Interruptions in supply may be caused by local conditions, such as a malfunction in a particular pipeline or terminal, that could prevent our suppliers from supplying a specific geographic location. Interruptions in supply may also be caused by national or international conditions, limitations on sales to fuel wholesalers imposed by the limited number of fuel suppliers and government agency regulation. In addition, the Environmental Protection Agency has promulgated regulations to decrease the sulfur content of diesel fuel by 2006. The enactment of these regulations could reduce the supply and/or increase the cost of diesel fuel. A material decrease in the volume of diesel fuel or gasoline sold for an extended period of time or instability in the prices of diesel fuel or gasoline would have a material adverse effect on us.

AN INTERRUPTION IN THE SUPPLY OF NON-FUEL PRODUCTS OR THE LOSS OF A THIRD-PARTY SUPPLIER OF THOSE PRODUCTS COULD NEGATIVELY IMPACT US.

     We buy our non-fuel products from third-party suppliers and resell them to our customers. If our suppliers are unable to meet their obligations under present supply agreements, we may be forced to pay higher prices to obtain the same products. In August 2000, Bridgestone/Firestone announced a recall of certain Firestone automobile and light truck tires. The tire recall could potentially have a material adverse effect on the financial condition of Bridgestone/Firestone. Our agreement with Bridgestone/Firestone allows us to terminate the agreement on 30 days' notice upon the occurrence of certain events. Although there are alternate tire suppliers and we already distribute truck tires manufactured by Kelly-Springfield Tire, a wholly-owned operation of Goodyear Tire & Rubber Co., we cannot assure you that we will be able to enter into agreements with those suppliers, or that any agreements will be on terms as favorable as our current arrangement with Bridgestone/Firestone.

FAILURE OF OUR FUEL SUPPLIERS TO CONTINUE TO ESTABLISH CREDIT LINES IN OUR FAVOR COULD HAVE A MATERIAL ADVERSE EFFECT ON US.

     Each of our fuel suppliers has established credit lines in our favor to fund our purchases. Generally, these supply agreements provide that the credit line may be revised by the supplier in various circumstances, including if the supplier determines that our financial condition has become impaired or otherwise unsatisfactory. We cannot assure you that the Transactions, future refinancings or a future downturn in operating results will not cause our suppliers to reduce or eliminate credit lines in our favor, which could have a material adverse effect on us.

DECREASED SUPPLY OR DEMAND FOR DIESEL FUEL OR GASOLINE WOULD ALSO ADVERSELY AFFECT SALES OF OUR NON-FUEL ITEMS.

     Any significant and sustained reduction in the quantities of diesel fuel or gasoline available from our suppliers could result in reduced sales of these fuel products at our sites. Further, sustained volatility in diesel fuel or gasoline prices could result in reduced demand for our diesel fuel and gasoline. A disruption in our fuel supply and/or a reduced demand for our diesel fuel or gasoline could have a material adverse effect on the profitability of our operations due to a decrease in truck driver or general motorist traffic and a corresponding decrease in the revenues and profitability of other site operations, including our restaurant operations and travel and convenience stores. A decrease in truck driver and general motorist traffic would reduce our gross profit due to a reduction in the sale of our higher margin non-fuel product and service offerings.

WE ARE CONTROLLED BY A PRINCIPAL STOCKHOLDER, AND ITS INTERESTS MAY CONFLICT WITH YOUR INTERESTS.

     Oak Hill owns approximately 60.5% of our outstanding common stock. They have the power to appoint a majority of our board of directors and approve any action requiring stockholder approval. We cannot assure you that their interests will not conflict with yours.

FAILURE TO ATTRACT OR RETAIN KEY PERSONNEL TO MANAGE AND DEVELOP OUR BUSINESS COULD ADVERSELY AFFECT THE OPERATION OF OUR BUSINESS.

     Our future success depends to a significant extent on the efforts and abilities of our management and a small number of operational personnel. The loss of the services of these individuals might impede the achievement of our operating and development objectives. We cannot assure you that we will be able to attract or retain qualified persons on acceptable terms. The loss of key personnel, or our inability to attract or retain additional personnel, could have a material adverse effect on our business.

WE ARE SUBJECT TO EXTENSIVE FRANCHISE REGULATION.

     Various state and federal laws govern our relationship with our franchisees. If we fail to comply with these laws, we could be subject to liability to franchisees and to fines or other penalties imposed by governmental authorities. See "Business -- Franchise Regulation."

WE FACE THE RISK OF BEING UNABLE TO ACQUIRE AND DEVELOP NEW LOCATIONS OR SUCCESSFULLY INTEGRATE ACQUISITIONS INTO OUR BUSINESS.

     An important component of our strategy is to expand our network by developing new locations and identifying, acquiring and integrating complementary travel center or truck stop networks. However, we may be unable to identify, acquire or profitably manage additional locations or integrate successfully any acquired businesses without substantial expense, delay or other operational or financial problems. While we have identified several areas for new site development, the number of potential locations is limited and we cannot assure you that we will be able to develop new sites or negotiate and consummate acquisitions or that new locations can be operated profitably or integrated successfully into our operations. We have experienced in the past and could experience in the future difficulty in obtaining zoning variances or receiving permits from governmental authorities in connection with the development of new or existing travel centers. In some cases, the cost of proceeding with requests for rezoning or permits may deter us from acquiring an otherwise attractive location. We must compete with other travel centers and truck stops and a variety of other businesses in obtaining desirable locations near interstate highway exits.

     In addition, our network expansion through development and acquisition of new locations may have an adverse impact on our business, financial condition or results of operations. If suitable opportunities arise, we anticipate that we would finance future growth through available cash, borrowings under the Senior Credit Facility, and/or through additional debt or equity financing. We cannot assure you that debt or equity financing would be available to us on acceptable terms when, and if, suitable strategic opportunities arise or that we would be able to achieve our expansion goals.

     Any acquisition is also subject to various risks generally applicable to the acquisition of businesses, including:

     - difficulty in integrating and absorbing the business we acquire, its employees, corporate culture, managerial systems and processes and services;

     - diversion of management's attention;

     - failure to retain key personnel and employee turnover;

     - customer dissatisfaction or performance problems with an acquired business; and

     - assumption of unknown liabilities.

                                USE OF PROCEEDS

     We will not receive any cash proceeds from the resale of the warrants or the sale of the common stock underlying the warrants, other than the payment of the exercise price of the warrants.

     We received net proceeds of approximately $171.7 million from the sale of the units, which included the sale of the outstanding notes, the initial warrants and contingent warrants, (after deducting discounts, commissions and certain expenses of the offering of the outstanding notes). The net proceeds from the unit sale, together with cash, borrowings under the Senior Credit Facility and the proceeds from the sale of common equity were used to:

     - make cash payments totaling approximately $263.2 million to certain of our current equity owners, whose shares and unexercised common stock options and warrants were redeemed or canceled in connection with the Transactions;

     - pay $16.3 million for the merger transaction expenses of certain of our current equity owners;

     - repay all amounts outstanding under our Amended and Restated Credit Agreement dated as of November 24, 1998;

     - redeem in full all of our existing senior secured notes and pay a prepayment penalty;

     - pay for the tender offer and consent solicitation for our 10 1/4% Senior Subordinated Notes due 2007, including related premiums and a prepayment penalty; and

     - pay other Transaction fees and expenses.

                                DIVIDEND POLICY

     We have never paid or declared any cash dividends on our common stock, and we do not anticipate paying any cash dividends in the foreseeable future. We intend to retain our future earnings, if any, to fund the development and growth of our business. Our future decisions concerning the payment of dividends on the common stock will depend upon our results of operations, financial condition and capital expenditure plans, as well as other factors as the board of directors, in its sole discretion, may consider relevant. In addition, our existing indebtedness restricts, and we anticipate our future indebtedness may restrict, our ability to pay dividends.

                                 CAPITALIZATION

     The following table sets forth our capitalization as of December 31, 2000. You should read this table in conjunction with "Selected Historical Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Pro Forma Financial Data" and our consolidated financial statements and the related notes included elsewhere in this prospectus.

                                                               DECEMBER 31,
                                                                   2000
                                                              --------------
                                                                  ACTUAL
                                                              --------------
                                                              (IN THOUSANDS)
Cash........................................................     $ 29,019
                                                                 ========
Debt:
  Revolving Credit Facility(1)..............................     $ 40,300
  Term Loan B...............................................      328,000
  Santa Nella Note, net of unamortized debt discount(2).....        2,942
                                                                 --------
     Total senior debt......................................      371,242
  Senior Subordinated Notes, net of unamortized debt
     discount(3)............................................      176,488
                                                                 --------
          Total debt........................................      547,730
Redeemable common stock.....................................          527
Total nonredeemable stockholders' equity(3).................       24,097
                                                                 --------
               Total capitalization.........................     $572,354
                                                                 ========

---------------

(1) We have a revolving credit facility of $100.0 million for working capital and general corporate purposes. See "Description of Our Indebtedness."

(2) As of December 31, 2000, the Santa Nella Note, which has a 5% stated interest rate and matures in 2018, had a remaining balance outstanding of $4.6 million and was reflected on our books net of unamortized original issue discount of $1.6 million.

(3) The outstanding notes were issued as part of the units, which consist of $190.0 million principal amount of 12 3/4% Senior Subordinated Notes Due May 1, 2009 and warrants to purchase 207,874 shares of our common stock and contingent warrants to purchase an additional 69,291 shares of our common stock. The amount reflected under "Senior Subordinated Notes" reflects the gross proceeds for the units offering of approximately $183.0 million net of $6.6 million ascribed to the initial warrants. The $6.6 million associated with the sale of the initial warrants is reflected as an increase to nonredeemable stockholders' equity. We cannot assure you that the value ascribed to the warrants will be realized.

                            PRO FORMA FINANCIAL DATA

     The following unaudited consolidated pro forma financial data have been prepared by applying pro forma adjustments to our historical consolidated financial statements included elsewhere in this prospectus. The pro forma adjustments give effect to the Transactions. The pro forma adjustments also give effect to the following events related to travel center acquisitions and dispositions and the actual results through December 31, 2000 of an administrative labor reduction program initiated in contemplation of the
Transactions:

     - the acquisition of four travel center businesses in three separate transactions during the first quarter of 2000 (one of the businesses was a leased site at the time of acquisition and one of the businesses was a franchisee-owned site at the time of acquisition),

     - the sale of two of our company-operated sites during 2000, and

     - the reduction of site administrative headcount by 122 from January 2000 through December 31, 2000, under a program to reduce site administrative labor expense. This program was initiated in January 2000 in contemplation of the Transactions and was substantially complete by December 31, 2000, with the actual reduction of 122 people through December 31, 2000.

     The unaudited consolidated pro forma statements of operations for the year ended December 31, 2000, gives effect to the following as if all of the following had occurred on January 1, 2000:

     - the Transactions;

     - the other travel center business acquisitions;

     - the travel center dispositions; and

     - the administrative labor reduction program.

     The historical financial data for each of the four travel center businesses we acquired were derived from their unaudited financial records. These acquisitions were accounted for using the purchase method of accounting. The total purchase costs of the acquisitions were allocated to the assets acquired and the liabilities assumed, based on their respective estimated fair values. The results of operations from the businesses acquired were included in our historical results of operations from the consummation dates of the acquisitions, which were January 6, 2000 for one site; February 15, 2000 for two sites; and March 6, 2000 for one site. One of the travel center businesses acquired on February 15, 2000 was a leased site and the travel center business acquired on March 6, 2000 was a franchisee-owned site.

     The unaudited consolidated pro forma condensed financial data are for informational purposes only. They do not purport to represent what our financial position or the results of our operations as of or for the periods presented would have actually been had the Transactions, the travel center business acquisitions, the travel center dispositions and the labor reductions in fact occurred as of the assumed dates, nor are they intended to be indicative of, or projections for, our results of operations or financial position for any future period or date. The pro forma adjustments, as described in the accompanying notes, are based on available information and upon certain assumptions that we believe are reasonable.

     You should read the unaudited consolidated pro forma financial data in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," our audited and unaudited consolidated financial statements and related notes and the other financial information included elsewhere in this prospectus.

            UNAUDITED CONSOLIDATED PRO FORMA STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 2000
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                           OTHER
                                           COMPANY     ACQUISITIONS                          SITE          COMBINED
                                          HISTORICAL   HISTORICAL(1)   ADJUSTMENTS(2)   DISPOSITIONS(3)   HISTORICAL
                                          ----------   -------------   --------------   ---------------   ----------
REVENUES:
Fuel....................................  $1,485,732      $4,258           $(663)          $ (7,165)      $1,482,162
Non-fuel................................     555,491       2,385              --             (3,045)         554,831
Rent and royalties......................      18,822          --            (192)                --           18,630
                                          ----------      ------           -----           --------       ----------
    Total revenues......................   2,060,045       6,643            (855)           (10,210)       2,055,623
Cost of goods sold (excluding
  depreciation).........................   1,611,320       4,648            (663)            (7,869)       1,607,436
                                          ----------      ------           -----           --------       ----------
Gross profit (excluding depreciation)...     448,725       1,995            (192)            (2,341)         448,187
Operating expenses......................     308,480       1,625             (67)            (2,229)         307,809
Selling, general and administrative
  expenses..............................      38,160          --              --                 --           38,160
Transition expense(5)...................         996          --              --                 --              996
Merger and recapitalization
  expenses(6)...........................      22,004          --              --                 --           22,004
Depreciation and amortization expense...      62,768          61              --               (190)          62,639
(Gain) loss on sales of property and
  equipment.............................      (1,462)         --              --              1,220             (242)
Stock compensation expense..............      (1,362)         --              --                 --           (1,362)
                                          ----------      ------           -----           --------       ----------
Income from operations..................      19,141         309            (125)            (1,142)          18,183
Interest and other financial costs,
  net...................................     (47,143)        (56)             56                 --          (47,143)
                                          ----------      ------           -----           --------       ----------
Income (loss) before income taxes and
  extraordinary item....................     (28,002)        253             (69)            (1,142)         (28,960)
Provision (benefit) for income taxes....      (4,088)        101             (28)              (457)          (4,472)
                                          ----------      ------           -----           --------       ----------
  Income (loss) before extraordinary
    item................................  $  (23,914)     $  152           $ (41)          $   (685)      $  (24,488)
                                          ==========      ======           =====           ========       ==========
Loss before extraordinary item per
  common share (basic and diluted)......  $   (17.20)
Number of common shares.................       1,870
OTHER FINANCIAL AND OPERATING DATA:
Total diesel fuel sold (thousands of
  gallons)..............................   1,384,759       3,573            (655)            (5,939)       1,381,621

                                          ADJUSTMENTS
                                            FOR THE
                                          TRANSACTIONS    PRO FORMA(4)
                                          ------------    ------------
REVENUES:
Fuel....................................    $     --       $1,482,162
Non-fuel................................          --          554,831
Rent and royalties......................          --           18,630
                                            --------       ----------
    Total revenues......................          --        2,055,623
Cost of goods sold (excluding
  depreciation).........................          --        1,607,436
                                            --------       ----------
Gross profit (excluding depreciation)...          --          448,187
Operating expenses......................      (1,064)(7)      306,745
Selling, general and administrative
  expenses..............................          --           38,160
Transition expense(5)...................          --              996
Merger and recapitalization
  expenses(6)...........................     (22,004)(8)           --
Depreciation and amortization expense...          --           62,639
(Gain) loss on sales of property and
  equipment.............................          --             (242)
Stock compensation expense..............          --           (1,362)
                                            --------       ----------
Income from operations..................      23,068           41,251
Interest and other financial costs,
  net...................................     (14,161)(9)      (61,304)
                                            --------       ----------
Income (loss) before income taxes and
  extraordinary item....................       8,907          (20,053)
Provision (benefit) for income taxes....       3,563(10)         (909)
                                            --------       ----------
  Income (loss) before extraordinary
    item................................    $  5,344       $  (19,144)
                                            ========       ==========
Loss before extraordinary item per
  common share (basic and diluted)......                   $    (2.76)
Number of common shares.................                        6,930
OTHER FINANCIAL AND OPERATING DATA:
Total diesel fuel sold (thousands of
  gallons)..............................          --        1,381,621

       NOTES TO UNAUDITED CONSOLIDATED PRO FORMA STATEMENT OF OPERATIONS
                     FOR THE YEAR ENDED DECEMBER 31, 2000,
                                 (IN THOUSANDS)

 (1) Amounts represent the combined historical results of the four travel center businesses that we acquired as company-operated sites during 2000 for the period from January 1, 2000 through the respective dates we acquired each of the businesses. One of these sites had been a leased site within our network, one had been a franchisee-owned site within our network and the remaining two sites were not previously part of our network. We acquired the business at the leased site and the franchisee-owned site on February 15, 2000 and March 6, 2000, respectively, and acquired the businesses at the other two sites on January 6, 2000 and February 15, 2000, respectively. The results of operations of these acquired businesses were included in our historical consolidated statement of operations from those dates.

 (2) Amounts represent the adjustments necessary to (a) eliminate certain elements of our historical revenues, (b) eliminate certain elements of the historical expenses of the acquired businesses and (c) increase certain elements of our historical expenses to give effect to the transactions referred to in note (1) as if they had occurred on January 1, 2000. The acquired businesses included one travel center that was a leased site, one travel center that was a franchisee-owned site and two travel centers that were not previously part of our network. Prior to these acquisitions, we received rent and fuel revenue from the leased site and royalty revenue from each of the leased site and the franchisee-owned site. The amount of adjustment to the provision (benefit) for income taxes reflects the incremental income tax expense or benefit resulting from the following adjustments at an effective statutory tax rate of 40%.

                                                                 YEAR ENDED
                                                                DECEMBER 31,
                                                                    2000
                                                                ------------
  Fuel revenue:
    Eliminate our fuel sales to the leased site...............    $  (663)
                                                                  =======
  Rent and royalties revenue:
    Eliminate rent and royalties from franchised sites........    $  (192)
                                                                  =======
  Cost of revenues:
    Eliminate cost of fuel sales of the leased site...........    $  (663)
                                                                  =======
  Operating expenses:
    Eliminate rent and royalty expense of the former
       franchised sites.......................................    $  (192)
    Eliminate executive salaries of the other acquired
       businesses.............................................        (48)
    Eliminate mortgage expense of the franchisee-owned site...        (92)
    Increase rent expense for new or revised leases at certain
       of the acquired sites..................................        265
                                                                  -------
            Total operating expense adjustments...............    $   (67)
                                                                  =======
  Interest expense, net:
    Eliminate historical interest expense of acquired
       businesses.............................................    $    56
                                                                  =======

 (3) Amounts represent the combined historical results of two travel center sites we sold during 2000 in order to present results for the period as though these sites had been sold as of January 1, 2000. One site was sold on each of December 1, 2000 and December 12, 2000.

 (4) The unaudited consolidated pro forma statements of operations exclude the following non-recurring items that are directly attributable to the Transactions. All of the following items were recorded as expenses in our statement of operations and retained earnings (deficit) in the fourth quarter of 2000. See note (6) below.

(a) Pay tender offer and consent solicitation premium and
    fees and senior secured note prepayment penalty.........  $13,678
(b) Pay expenses of selling stockholders....................   16,328
(c) Pay other expenses related to the Transactions..........    5,676
(d) Write-off of deferred financing costs related to repaid
  indebtedness..............................................    7,232

 (5) "Transition expense" represents non-recurring costs and certain development costs associated with, among other things, (a) the integration of the BP, Unocal, Burns Bros. and Travel Ports networks into our current network, (b) the disposal of travel centers or termination of lease or franchise agreements and (c) the integration of the management and operations of our networks into a single network, including relocation, travel, training and legal expenses.

 (6) "Merger and recapitalization expenses" represents non-recurring costs directly related to the Transactions. These costs principally consist of legal, accounting, investment banker and other consultants' fees as well as bonus payments to certain members of our management.

 (7) Adjustments reflect the reduction in operating expense related to site administrative personnel reductions achieved during the year ended December 31, 2000 as a result of implementing a headcount reduction program in connection with the Transactions. From January 1, 2000 through December 31, 2000, we eliminated 122 site bookkeeping positions and employees. The adjustment amounts represent the labor expense we incurred in each period that would have been avoided had the actual headcount reductions we had achieved through December 31, 2000 been achieved as of January 1, 1999. These labor reductions, which were made possible by efficiencies derived from new computer systems that we have installed, are related to site bookkeepers and not customer service personnel or other revenue-generating positions.

 (8) Adjustment reflects the elimination of the actual expenses related to the Transactions that we incurred and recognized in 2000.

 (9) Adjustments reflect (1) interest expense associated with borrowings under the Senior Credit Facility and the notes included as part of the units that were offered. (2) the elimination of our historical interest expense related to our Amended and Restated Credit Agreement dated as of November 24, 1998, our 10 1/4% Senior Subordinated Notes due 2007 and our existing senior secured notes, (3) amortization of the deferred financing costs incurred in connection with the amending and restating of the Senior Credit Facility and the sale of the outstanding notes, (4) amortization of debt discount related to the issuance of the outstanding notes and (5) the elimination of our historical amortization expense related to the deferred financing costs associated with our Amended and Restated Credit Agreement dated November 24, 1998, our 10 1/4% Senior Subordinated Notes due 2007 and our existing senior secured notes, each of which was repaid as part of the Transactions.

                                                                    YEAR ENDED
                                                                   DECEMBER 31,
                                                                       2000
                                                                   ------------
     Senior Credit Facility(a)...................................    $(30,841)
     Senior Subordinated Notes(b)................................     (24,225)
     Amortization of new deferred financing costs(c).............      (3,023)
     Amortization of new debt discount(c)........................      (1,085)
     Elimination of historical interest expense..................      45,013
                                                                     --------
     Net adjustments to interest and other financial costs,
       net(d)....................................................    $(14,161)
                                                                     ========

     (a) At an assumed rate of 9.43% (three-month London Interbank Offered Rate ("LIBOR"), of 6.18% plus a 3.25% spread for term loan B borrowings and a 2.75% spread for revolving credit facility borrowings). Reflects borrowings of $328,300, of which $300 represents borrowings under the revolving credit facility.

     (b) At a rate of 12 3/4% and a face amount of notes issued of $190,000.

     (c) Adjustment reflects the amortization of deferred financing costs and debt discount using the effective interest method over the terms of each of the outstanding notes and the Senior Credit Facility.

     (d) The effect of a 1/8% increase or decrease in interest rates would increase or decrease total interest expense by approximately $410 for the year ended December 31, 2000.

(10) The adjustments represent the income tax benefit at an effective statutory tax rate of 40.0% for the effects of the adjustments described in notes (7) through (9) above.

                SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

     The following table sets forth our selected historical consolidated financial data for each of the last five fiscal years. The statement of operations and balance sheet data set forth below with respect to fiscal years 1998, 1999 and 2000 are derived from the audited consolidated financial statements and the related notes included elsewhere in this prospectus. The statement of operations and balance sheet data set forth below for fiscal years 1996 and 1997 are derived from our audited consolidated financial statements and related notes which are not included in this prospectus. You should read the selected financial data below in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," and the consolidated financial statements and related notes included elsewhere in this prospectus.

                                                                            YEAR ENDED DECEMBER 31,
                                                          -----------------------------------------------------------
                                                          1996(1)       1997       1998(2)     1999(3)        2000
                                                          --------   ----------   ---------   ----------   ----------
                                                                 (IN THOUSANDS, EXCEPT RATIOS AND SITE COUNT)
INCOME STATEMENT DATA:
Revenues:
  Fuel..................................................  $550,212   $  708,637   $ 554,735   $  955,105   $1,485,732
  Non-fuel..............................................    99,991      293,843     347,531      479,059      555,491
  Rent and royalties....................................    46,055       36,848      21,544       20,460       18,822
                                                          --------   ----------   ---------   ----------   ----------
    Total revenues......................................   696,258    1,039,328     923,810    1,454,624    2,060,045
Cost of goods sold (excluding depreciation).............   568,694      773,084     627,149    1,051,080    1,611,320
                                                          --------   ----------   ---------   ----------   ----------
Gross profit (excluding depreciation)...................   127,564      266,244     296,661      403,544      448,725
Operating expenses......................................    55,270      167,072     193,697      267,107      308,480
Selling, general and administrative expenses............    31,265       35,619      34,256       38,461       38,160
Transition expense(4)...................................     2,197       15,212       3,648        3,952          996
Merger and recapitalization expenses....................        --           --          --           --       22,004
Depreciation and amortization...........................    15,411       34,130      43,179       51,853       62,768
(Gain) loss on sales of property and equipment..........     1,464      (11,244)     (1,195)      (2,615)      (1,462)
Stock compensation expense..............................       667        1,400       2,500        5,062       (1,362)
(Income) of subsidiary held for held for
  disposition(1)........................................    (5,255)          --          --           --           --
                                                          --------   ----------   ---------   ----------   ----------
Income from operations..................................    26,545       24,055      20,576       39,724       19,141
Interest and other financial costs, net.................   (17,663)     (24,608)    (26,854)     (38,543)     (47,143)
                                                          --------   ----------   ---------   ----------   ----------
Income (loss) before income taxes and extraordinary
  items.................................................     8,882         (553)     (6,278)       1,181      (28,002)
Provision (benefit) for income taxes....................     3,349         (344)     (2,101)       1,082       (4,088)
                                                          --------   ----------   ---------   ----------   ----------
Income (loss) before extraordinary item.................     5,533         (209)     (4,177)          99      (23,914)
Extraordinary loss......................................        --       (5,554)     (3,905)          --      (13,800)
                                                          --------   ----------   ---------   ----------   ----------
  Net income (loss).....................................  $  5,533   $   (5,763)  $  (8,082)  $       99   $  (37,714)
                                                          ========   ==========   =========   ==========   ==========
Income (loss) before extraordinary item per common share
  (basic and diluted)...................................  $  (0.81)  $    (7.56)  $  (21.12)  $   (12.96)  $   (17.20)
BALANCE SHEET DATA (END OF PERIOD):
Cash....................................................  $ 23,779   $   71,756   $  89,200   $   18,040   $   29,019
Working capital(5)......................................    23,766       86,103      97,378       35,232       38,727
Property and equipment, net.............................   269,366      286,472     361,803      454,093      465,633
Total assets............................................   425,409      506,988     609,219      651,716      735,055
Long-term debt (net of unamortized discount)............   193,185      289,625     390,865      404,369      547,607
Mandatorily redeemable preferred stock(6)...............    53,885       61,404      69,974       79,739           --
Total nonredeemable stockholders' equity(7).............    65,580       45,499      28,449       28,236       24,097
OTHER FINANCIAL AND OPERATING DATA:
EBITDA(8)...............................................  $ 60,940   $   63,553   $  68,708   $   97,976   $  103,547
Net cash provided by operating activities...............    27,620       41,670      48,521       44,712       65,952
Net cash used in investing activities...................   (22,254)     (37,987)   (125,505)    (136,016)     (77,115)
Net cash provided by (used in) financing activities.....    15,222       44,294      94,428       20,144       22,142
Capital expenditures....................................    20,545       60,818      65,704       87,401       68,107
Total diesel fuel sold (thousands of gallons)...........   713,754      975,495     973,812    1,370,017    1,384,759
Ratio of earnings to fixed charges(9)...................       1.3           --          --         1.0x           --
SITES (END OF PERIOD):
Company-owned and operated sites........................        59           86         105          118          122
Company-owned and leased sites..........................        77           35          30           29           26
Franchisee-owned sites..................................        35            9          10           11            9
                                                          --------   ----------   ---------   ----------   ----------
    Total travel centers................................       171          130         145          158          157
                                                          ========   ==========   =========   ==========   ==========

---------------

(1) For the period from January 1, 1996 to September 30, 1996, our investment in the BP network was presented as net assets of a subsidiary held for disposition, and the BP network's results of operations were included in our consolidated results of operations as a single amount. Effective September 30, 1996, the decision was made to retain the BP network and, subsequently, we chose to pursue a plan to merge the Unocal and BP networks. Accordingly, at that time the BP network was no longer carried as net assets of a subsidiary held for disposition. At that date, the carrying value of our investment in the BP network of $44.6 million was allocated to identifiable assets and liabilities based on their estimated current fair values at that date. In addition, the results of operations and cash flows of the BP network are included in our consolidated results of operations and cash flows from October 1, 1996.

(2) Reflects the operating results of 17 sites we acquired from Burns Bros. on December 3, 1998.

(3) Reflects the operating results of 16 sites we acquired as part of our acquisition of Travel Ports on June 3, 1999.

(4) "Transition expense" represents non-recurring costs and certain development costs associated with, among other things, (a) the integration of the BP, Unocal, Burns Bros. and Travel Ports networks into our current network, (b) the disposal of travel centers or termination of lease or franchise agreements and (c) the integration of the management and operations of our networks into a single network, including relocation, travel, training and legal expenses. We do not anticipate incurring transition expenses in 2001.

(5) "Working capital" consists of current assets minus current liabilities.

(6) "Mandatorily redeemable preferred stock" consists of two series of convertible preferred stock that were redeemed in connection with the Transactions.

(7) "Total nonredeemable stockholders' equity" consists of common stock, other preferred stock, additional paid-in capital, treasury stock and retained earnings (deficit).

(8) "EBITDA", as used here for 2000, is based on the definition for EBITDA set forth in the Indenture, dated as of November 14, 2000, between us and State Street Bank and Trust Company, as trustee, under which the outstanding notes were issued, and consists of net income plus the sum of (a) income taxes,
    (b) interest expense, net, (c) depreciation, amortization and other noncash charges, which includes stock compensation expense, (d) transition expense and (e) costs of the Transactions. For years prior to 2000, gains or losses on sales of property and equipment were also adjusted out of net income to determine EBITDA, as this was the definition for EBITDA in our prior debt agreements. We have included certain information concerning EBITDA because management believes that EBITDA is generally accepted as providing useful information regarding a company's ability to service and/or incur debt. EBITDA should not be considered in isolation or as a substitute for net income, cash flows, or other consolidated income or cash flow data prepared in accordance with generally accepted accounting principles or as a measure of a company's profitability or liquidity. While EBITDA is frequently used as a measure of operations and ability to meet debt service requirements, it is not necessarily comparable to similarly titled captions of other companies due to differences in methods of calculation.

(9) For purposes of computing this ratio, earnings consist of income from operations before income taxes and fixed charges. Fixed charges consist of interest expense, amortization of debt discount and one-third of rental expense from operating leases, which we believe is a reasonable approximation of the interest component of our rental expense. Earnings were not sufficient to cover fixed charges by $0.6 million, $6.3 million and $28.6 million, respectively, for the years ended December 31, 1997, 1998 and 2000. The deficiency in 2000 is primarily attributable to the $22.0 million of expenses related to the Transactions that we recognized in 2000.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     You should read the following discussion in conjunction with the consolidated financial statements and related notes included elsewhere in this prospectus. See "Risk Factors" for trends and uncertainties known to us that could cause reported financial information to differ materially from future results.

OVERVIEW

     We are the largest, and only nationwide, full-service travel center network in the United States serving long-haul trucking fleets and their drivers, independent truck drivers and general motorists. Our geographically diverse network consists of 156 sites, 147 of which are owned by us, located in 40 states. Our management has actively balanced internal growth, driven by improved same-site performance and new greenfield sites, with opportunistic acquisitions of other industry participants.

     One of the primary strengths of our business is the diversity of our revenue sources. We have the broadest range of product and service offerings in our industry, including diesel fuel and gasoline, truck repair and maintenance services, full-service and fast food dining, travel and convenience stores and other driver amenities. Our non-fuel products and services complement our fuel business and provide us with an opportunity to significantly increase our revenues and gross profit. For the year ended December 31, 2000, we sold approximately 1.4 billion gallons of diesel fuel at competitive prices, which we believe helped attract additional higher margin non-fuel business. For the year ended December 31, 2000, we earned gross profit on fuel revenues of 7.0% and on non-fuel revenues of 58.8%. Accordingly, for the year ended December 31, 2000, while fuel sales constituted approximately 72% of our total revenues for that period, our non-fuel business generated approximately 73% of our total gross profit.

     We are a holding company which, through our wholly owned subsidiaries, owns, operates and franchises travel centers. We currently conduct our operations through:

     - sites owned and operated by us, which we refer to as company-operated sites;

     - sites owned by us and leased to independent lessee-franchisees or operators, which we refer to as leased sites; and

     - sites owned and operated by independent franchisees, which we refer to as franchisee-owned sites.

     Since December 31, 1996, the changes in the number of sites within our network and in their method of operation (company-operated, leased or franchisee-owned) are the most significant factors influencing the changes in our results of operations. The following table summarizes the changes in the composition of our network from December 31, 1997 through December 31, 2000:

                                                    COMPANY-
                                                    OPERATED    LEASED    FRANCHISEE-
                                                     SITES      SITES     OWNED SITES    TOTAL SITES
                                                    --------    ------    -----------    -----------
NUMBER OF SITES AT DECEMBER 31, 1997..............      86(1)     35            9            130
1998 Activity:
  New sites.......................................       -         -            1              1
  Conversions of leased sites to company-operated
     sites........................................       5        (5)           -              -
  Sales of sites..................................      (2)        -            -             (2)
  Closed site (held for development)..............      (1)        -            -             (1)
  Burns Bros. acquisition.........................      17         -            -             17
                                                      ----       ---         ----            ---
NUMBER OF SITES AT DECEMBER 31, 1998..............     105        30           10            145

                                                    COMPANY-
                                                    OPERATED    LEASED    FRANCHISEE-
                                                     SITES      SITES     OWNED SITES    TOTAL SITES
                                                    --------    ------    -----------    -----------
1999 Activity:
  New sites.......................................       3         -            1              4
  Sales of sites..................................      (4)       (1)           -             (5)
  Travel Ports acquisition........................      16         -            -             16
  Closed sites (held for sale)....................      (2)        -            -             (2)
                                                      ----       ---         ----            ---
NUMBER OF SITES AT DECEMBER 31, 1999..............     118        29           11            158
2000 Activity:
  New sites.......................................       2         -            -              2
  Sales of sites..................................      (2)        -            -             (2)
  Conversion of franchisee-owned site to company-
     operated site................................       1         -           (1)             -
  Conversion of leased sites to company-operated
     sites........................................       3        (3)           -              -
  Termination of franchisee-owned site............       -         -           (1)            (1)
                                                      ----       ---         ----            ---
NUMBER OF SITES AT DECEMBER 31, 2000(2)...........     122        26            9            157
                                                      ====       ===         ====            ===

---------------

(1) Includes one company-operated site held for development.

(2) In January 2001, one of our leased sites was sold and eliminated from our network.

CREATION OF OUR NETWORK

     We were formed in December 1992 to facilitate the acquisition of the truck stop network assets of a subsidiary of Unocal Corporation in April 1993, which assets we refer to as the "Unocal network." The Unocal network included a total of 139 facilities, of which 95 were leased sites, 42 were franchisee-owned sites and two were company-operated sites. Historically, until 1997, the Unocal network operated principally as a fuel wholesaler and franchisor, with relatively few company-operated sites. As a result, its revenues consisted primarily of wholesale diesel fuel sales to operators and independent franchisees, rent from operators of leased sites and non-fuel franchise royalty payments. In December 1993, we acquired the truck stop network assets of certain subsidiaries of The British Petroleum Company p.l.c. ("BP"), which assets we refer to as the "BP network." The BP network included 38 company-operated sites and six franchisee-owned sites. In contrast to the Unocal network, the BP network operated principally as an owner-operator of travel centers and derived the majority of its gross profit from the sale of higher margin non-fuel products and services.

     In January 1997, we instituted a plan to combine the Unocal network and the BP network, which had been previously managed and financed separately, into a single network to be operated under the "TravelCenters of America" and "TA" brand names under the leadership of a single management team. Prior to combining the Unocal and BP networks, the Unocal network was operated through National Auto/ Truckstops, Inc. ("National"), and the BP network was operated through TA Operating Corporation, each of National and TA Operating Corporation being a wholly owned subsidiary of us. As part of the Transactions, National merged with and into TA Operating Corporation. At the time that we approved the plan to combine our networks, there were 122 sites in the Unocal network and 49 sites operating in the BP network.

     In December 1998, we acquired substantially all of the travel center and truck stop network assets of Burns Bros., Inc. and its affiliates. These assets included the land, buildings, equipment and inventories at 17 travel center sites, located in nine western and northwestern states.

     In June 1999, we acquired the travel center and truck stop network assets of Travel Ports of America, Inc. through the acquisition of 100% of the stock of Travel Ports. The Travel Ports network consisted of 16 travel centers in seven states, primarily in the northeastern region of the United States.

     Since 1996, we have constructed or acquired five sites, added two franchisee-owned sites to our network, converted 35 leased sites and one franchisee-owned site to company-operated sites, converted one leased site to a franchisee-owned site and closed one site that is currently held for development.

     Due to historical competition between the Unocal and BP networks, there were certain markets in which each of these networks had an existing site at the time we instituted our plan to combine these two networks. Likewise, there was competition in certain markets between our network and the networks of Burns Bros. and Travel Ports. As a result, since January 1997, we have terminated 28 franchisee-owned sites, sold 24 sites and closed two additional sites that are currently being held for sale.

OUR CAPITAL INVESTMENT PROGRAM

     In 1997, we initiated a capital investment program to maintain, re-brand, re-image, upgrade and expand our network of travel centers and to build new sites. Under this program, we invested approximately $309.2 million through December 31, 2000, of which approximately $156.9 million represented one-time investments. These investments have been directed into the eight following categories:

                                                        CAPITAL INVESTED FROM
                  CATEGORY                       JANUARY 1, 1997 TO DECEMBER 31, 2000
                  --------                       ------------------------------------
                                                            (IN MILLIONS)
Maintenance capital expenditures.............                   $ 56.9
One-time environmental costs.................                      8.7
Information system upgrades and
  replacement................................                     34.5
Acquisition and conversion of franchise
  sites......................................                     32.6
Re-branding and transition capital
  expenditures...............................                     42.5
Site re-images...............................                     73.1
Other site upgrades..........................                     47.3
New site construction........................                     13.6
                                                                ------
     Total...................................                   $309.2
                                                                ======

     Maintenance Capital Expenditures. Maintenance capital expenditures are aimed at preserving the base level of operations at our sites and corporate headquarters. Included in this category are items such as new roofs, heating, ventilation and air conditioning systems, parking lot paving, new service trucks and kitchen equipment. We estimate that we will have annual on-going maintenance capital expenditures of $30,000 to $50,000 for each company-owned travel center location. In addition, we expect to spend a total of approximately $1.0 million per year for environmental capital items and $8.0 million to $10.0 million per year for various site discretionary projects (such as new satellite fueling pumps and shower upgrades), information systems upgrades and enhancements and other corporate headquarters projects.

     One-time Environmental Costs. We spent approximately $8.7 million to complete the installation of equipment necessary to comply with underground storage tank regulations that went into effect in December 1998. The environmental upgrades included installing, among other items, double-walled fiberglass underground storage tanks, overfill and spill prevention and detection equipment, automatic tank gauging systems and cathodic protection systems for underground storage tanks. We do not know of any similar environmental mandates and, as a result, expenditures for our on-going environmental-related projects are included under maintenance capital expenditures described above.

     Information System Upgrades and Replacement. We invested approximately $34.5 million in information system projects including: information systems software and hardware, such as a new financial and fuel accounting system; upgraded human resource and payroll systems; enhancements to our online credit card authorization and information retrieval system, which we refer to as "ACCESS"; and updated point-of-sales systems in our travel and convenience stores, full-service and fast food restaurants and truck repair and maintenance shops. As a result, we have upgraded or replaced substantially all of our information systems and believe that we now have state-of-the-art information technology systems. Our on-going system maintenance and upgrade costs are included under maintenance capital expenditures above.

     Acquisition and Conversion of Franchise Sites. In an effort to maximize control over the quality and consistency of our network, we acquired the businesses at 36 sites that had been operated by franchisees, including 35 sites that we had leased to their respective operators. These sites, excluding the four sites acquired in 2000 and the two sites we had sold or closed subsequent to their acquisition, contributed to us a combined EBITDA of $28.9 million for 1999 as compared to $18.8 million in their final full year as leased sites.

     Re-branding and Transition Capital Expenditures. Historically, under our ownership, the BP and Unocal networks were separately managed and branded. Through our capital investment program, we have completed the re-branding of substantially all of the BP and Unocal networks under the "TravelCenters of America" and "TA" brand names and have similarly re-branded the networks we acquired from Burns Bros. and Travel Ports. Through December 31, 2000, we invested $42.5 million related to this program. Our re-branding efforts include changing the signage and color schemes at the sites and along the highway to create uniform branding throughout our network. As part of this transition to a single, nationwide network, we have made several one-time investments to complete deferred maintenance capital projects and systems integration projects. We expect to invest less than $1.5 million to complete any remaining re-branding projects by the end of 2001.

     Site Re-images. Site re-images refers to the process of transforming a truck stop into a travel center based on the concepts and themes of our prototype and protolite designs, in order to increase our appeal to trucking fleets and their drivers, independent truck drivers and general motorists. The full re-image projects typically include, among other things, expanding the travel and convenience store by approximately 1,000 square feet, adding a fast food court with two to three quick service restaurants, or QSRs, upgrading showers and restrooms, applying the prototype design to the exterior of the building, expanding the video game room and updating the full-service restaurant. Through December 31, 2000, we completed full re-image projects at 27 of our sites at an average investment of $1.8 million per site. We believe that these full re-image projects have been successful to date in increasing the volume of both trucking and general motorist traffic at our travel centers. At the 20 sites at which we had completed a full re-image project by December 31, 1999, aggregate diesel fuel sales volume, aggregate gasoline sales volume and aggregate non-fuel revenues increased by an average of 48%, 41% and 38%, respectively, during the six-month period immediately following the completion of the re-image project as compared to the six-month period immediately preceding the initiation of our site re-image program in 1998. For the six sites that we acquired subsequent to the initiation of our site re-image program, the comparison period used was the first six months in which we operated each site. On an annualized basis, per site EBITDA increased by an average of $482,000, at these sites. At 35 of our sites, we have completed smaller scale re-image projects, which include some features of the full re-image projects, but do not include a material expansion of the square footage of the building or as comprehensive an enhancement of our product offering as full re-image projects. In addition, by the end of 2002, we intend to invest an additional $25.0 million to complete full re-image projects at 13 of our sites and to invest an additional $6.5 million to complete smaller scale re-image projects at 26 of our sites.

     Other Site Upgrades. Through December 31, 2000, in addition to the site re-image projects, we invested $47.3 million to upgrade and expand the product offerings of our network sites. An upgrade typically includes adding one or more of the following: QSRs, additional diesel fuel and gasoline pumps and canopies and new truck repair and maintenance shops. We believe that these site upgrades increase our appeal to truck drivers and general motorists and help us capture additional higher margin non-fuel revenues.

     New Site Construction. We have designed a "prototype" facility and a smaller "protolite" facility to standardize our travel centers and expand our brand name into new geographic markets while also increasing our appeal to general motorists. The prototype and protolite designs combine an improved and efficient facility layout, nationally branded QSRs and expanded product and service offerings with what we believe is the most advanced fueling, billing and repair and maintenance technology in our industry. We have constructed six new prototype facilities, one each in Commerce City, Colorado (near Denver); Cartersville, Georgia (near Atlanta); Amarillo, Texas; Monroe, Michigan (near Detroit); San Antonio, Texas; and Las Cruces, New Mexico. These sites opened for business in May, October and December 1999 and April, August and November 2000, respectively. We also constructed a new protolite facility in Florence, Kentucky, which opened for business in December 1999. Because of our strong relationships with large trucking fleets, we are able to quickly direct truck traffic to new sites, hastening the payback of development costs. Each of these newly constructed prototype and protolite facilities has had positive cash flow, excluding financing costs, within three months of commencing operations. With the exception of the Florence site, each of these sites was constructed under build-to-suit operating leases with our only capital investment being for signage and certain equipment. We estimate that on an on-going basis the average cost of a prototype and protolite facility is $8.0 million and $5.0 million, respectively, excluding the cost of land.

RESULTS OF OPERATIONS

  Year ended December 31, 2000 Compared to Year ended December 31, 1999

     Revenues. Our consolidated revenues for the year ended December 31, 2000 were $2,060.0 million, which represents an increase from the year ended December 31, 1999 of $605.4 million, or 41.6%.

     Fuel revenue for the year ended December 31, 2000 increased by $530.6 million, or 55.6%, over the same period in 1999. The increase was attributable principally to the significant increase in average sales prices and also to increases in diesel fuel and gasoline sales volumes. Average diesel fuel and gasoline sales prices for the year ended December 31, 2000 increased by 53.1% and 36.3%, respectively, as compared to the same period in 1999. The increase in average sales prices was attributable to increased refined products prices in 2000 that were driven by crude oil price increases and reduced domestic refined product inventories. Diesel fuel and gasoline sales volumes for the year ended December 31, 2000 increased 1.1% and 20.8%, respectively, as compared to the same period in 1999. For the year ended December 31, 2000, we sold 1,384.8 million gallons of diesel fuel and 102.1 million gallons of gasoline, as compared to 1,370.0 million gallons of diesel fuel and 84.5 million gallons of gasoline for the year ended December 31, 1999. These sales volume increases were due to added volumes from the increased number of network sites, particularly company-operated sites with respect to gasoline, and changes in same-site sales volumes. Same-site diesel fuel sales volume for 2000 reflected a 6.8% decrease from 1999, while same-site gasoline sales volume for 2000 reflected an 8.4% increase from 1999. This same-site decrease in diesel fuel sales volume was primarily attributable to reduced demand for diesel fuel on the U.S. interstate highway system, primarily from smaller trucking fleets and independent truck drivers, as a result of both the sharp rise in, and the volatility of, diesel fuel prices experienced throughout 2000 and was also attributable to a slowdown in trucking activity as a result of the slowdown in the general U.S. economy in the latter half of 2000. The same-site increase in gasoline sales volume resulted primarily from increased general motorist visits to our sites as a result of our gasoline and QSR offering upgrades and additions under our capital program.

     Non-fuel revenues for the year ended December 31, 2000 of $555.5 million reflected an increase of $76.4 million, or 15.9%, from the same period in 1999. The increase was primarily attributable to the increased number of company-operated sites in the network. Further, on a same-site basis, non-fuel revenue increased 4.6% for the year ended December 31, 2000 versus the same period in 1999. This same-site increase reflected increased customer traffic resulting, in part, from the significant capital improvements that we have made in the network under our capital investment program to re-image, re-brand and upgrade our travel centers, despite the depressing effects of the significant increases in fuel prices on both the disposable income of our customers and the volume of truck traffic on the highways.

     Rent and royalty revenues for the year ended December 31, 2000 reflected a $1.7 million, or 8.3%, decrease from the same period in 1999. This decrease was attributable to the rent and royalty revenue lost as a result of the conversions of leased and franchisee-owned sites to company-operated sites and the termination of the franchise agreement with one franchisee-owned site. This decrease was somewhat offset by a same-site rent increase of 2.4% and a same-site royalty revenue increase of 0.6%.

     Gross Profit (excluding depreciation). Our gross profit for the year ended December 31, 2000 was $448.7 million, compared to $403.5 million for the same period in 1999, an increase of $45.2 million, or 11.2%. The increase in our gross profit was primarily due to increases in fuel and non-fuel sales volume, partially offset by reduced fuel margin per gallon and decreased rent and royalty revenue.

     Operating and Selling, General and Administrative Expenses. Operating expenses included the direct expenses of company-operated sites and the ownership costs of leased sites. Selling, general and administrative expenses included corporate overhead and administrative costs.

     Our operating expenses increased by $41.4 million, or 15.5%, to $308.5 million for the year ended December 31, 2000 compared to $267.1 million for the same period in 1999. This increase reflected the increased number of company-operated sites, as well as increased non-fuel sales volume at continuing sites. On a same-site basis, operating expenses as a percentage of non-fuel revenues for 2000 were 52.4%, compared to 54.0% for the same period in 1999, reflecting the results of our cost-cutting measures at our sites.

     Our selling, general and administrative expenses for the year ended December 31, 2000 were $38.2 million, which reflected a decrease of $0.3 million, or 0.8%, from the same period in 1999.

     Transition Expenses. Transition expenses were the costs incurred in combining the Unocal, BP, Burns Bros. and Travel Ports networks. These expenses primarily included employee severance and relocation expenses, legal expenses, site closing and franchise termination costs, site training costs, deferred site maintenance and certain asset write-offs. Transition expenses for 2000 decreased to $1.0 million from $3.9 million during 1999, as the integration of sites from our acquisitions was completed during 2000. We do not anticipate incurring transition expenses in 2001.

     Depreciation and Amortization Expense. Depreciation and amortization expense for 2000 was $62.8 million, compared to $51.9 million for 1999. This increase resulted from a larger base of assets in 2000 due to the Travel Ports acquisition and continued capital investments.

     Merger and Recapitalization Expenses. Merger and recapitalization expenses were the costs we incurred in completing a recapitalization and a merger with TCA Acquisition Corporation, a newly created company formed by Oak Hill Capital Partners, L.P. and its affiliates. These costs principally consisted of legal, accounting, investment banker and other consultants' fees as well as bonus payments to certain members of our management, and totaled $22.0 million during 2000. We incurred no such costs during 1999 and expect to incur no such costs in 2001.

     Income from Operations. We generated income from operations of $19.1 million for the year ended December 31, 2000, compared to income from operations of $39.7 million for the same period in 1999. This decrease of $20.6 million, or 51.9%, was primarily attributable to the following factors: (a) a $10.9 million increase in depreciation and amortization expense, (b) the $22.0 million merger and recapitalization expenses, (c) a $6.4 million decrease in stock compensation expense, (d) a $2.9 million decrease in transition expenses and (e) a $45.2 million increase in gross profit partially offset by a $41.4 million increase in operating expenses. EBITDA for the year ended December 31, 2000 was $103.5 million. EBITDA, as used herein, is based on the definition for EBITDA in our debt agreements and consists of net income plus the sum of (a) income taxes, (b) interest and other financial costs, net, (c) depreciation, amortization and other noncash charges, which includes stock compensation expense, (d) transition expense, and (e) costs of the merger and recapitalization transactions. EBITDA for 2000 increased from 1999 primarily as a result of a full year's results from the additional company-operated sites obtained in the Travel Ports acquisition and increased non-fuel revenues resulting from the significant capital improvements we have made.

     Interest and Other Financial Costs -- Net. Interest and other financial costs, net, for the year ended December 31, 2000 increased by $8.6 million, or 22.3%, compared to 1999. This increase resulted from increasing interest rates throughout 1999 and 2000, in conjunction with increased debt levels associated with the Travel Ports acquisition in June 1999 and the refinancing we completed in November 2000 as part of our merger and recapitalization transactions. In addition, we recognized an increase in amortization of debt discount and of deferred financing costs as a result of the debt discount and deferred financing costs incurred as part of our refinancing in November 2000.

     Income Taxes. Our effective income tax rates for the years December 31, 2000 and 1999 were a benefit of 14.6% and expense of 91.6%, respectively. These rates differed from the federal statutory rate due primarily to state income taxes and nondeductible expenses, partially offset by the benefit of certain tax credits. The change between years in the effective tax rate was due to the taxable losses incurred in 2000 as opposed to the low level of pre-tax income earned in 1999. As a result of the low level of pre-tax income in 1999, permanent differences and state tax provisions had a significantly larger effect on the 1999 effective tax rate than in 2000. Further, we incurred a significant amount of non-deductible costs in 2000 in connection with our merger and recapitalization transactions, resulting in us deriving fewer tax benefits from the pre-tax losses.

     Extraordinary Loss. During the fourth quarter of 2000 we recognized an extraordinary loss of $13.8 million in connection with the early extinguishment of indebtedness. This amount was net of the applicable income tax benefits of $7.1 million. This extraordinary loss consisted of (a) the write off of $7.6 million of unamortized deferred financing costs we had incurred when we had issued the extinguished indebtedness, (b) $11.6 million of tender offer and consent solicitation premium and related fees related to redeeming the Senior Subordinated Notes due 2007, (c) $0.8 million of prepayment penalties related to redeeming the senior secured notes, and (d) $0.9 million to exit an interest rate swap agreement related to the extinguished debt. We incurred no extraordinary items during 1999.

  Year ended December 31, 1999 Compared to Year ended December 31, 1998

     Revenues. Our consolidated revenues for 1999 were $1,454.6 million, which represented an increase over the prior year of $530.8 million, or 57.5%. This increase resulted from large increases in fuel and non-fuel revenues offset slightly by a small decrease in rent and royalty revenue.

     Fuel revenue for 1999 increased by $400.4 million, or 72.2%, from 1998. This increase was attributable to increases in diesel fuel and gasoline sales volumes, as well as an increase in average pump prices. Diesel fuel and gasoline sales volumes for 1999 increased 40.7% and 53.9%, respectively, from 1998, due in large part to the increased number of network sites, but also due to increased sales volumes over 1998 on a same-site basis of 11.4% for diesel fuel and 8.9% for gasoline. For the year ended December 31, 1999, we sold 1,370.0 million gallons of diesel fuel and 84.5 million gallons of gasoline. Average fuel sales prices for 1999 increased 21.8% compared to 1998. The increase in average retail prices corresponded with the decreasing crude oil prices experienced throughout 1998 and the increasing crude oil prices beginning in March 1999.

     Non-fuel revenue in 1999 of $479.1 million reflected an increase of $131.6 million, or 37.9%, from 1998. This increase resulted primarily from the increased number of company-operated sites in the network. Further, on a same-site basis, non-fuel revenue increased 8.8% in 1999 as compared to 1998, reflecting the increased customer traffic resulting from the significant capital improvements we made in the network under the capital investment program.

     Rent and royalty revenue for 1999 reflected a $1.0 million, or 4.7%, decrease from the prior year. This decrease was attributable to the rent and royalty revenue lost as a result of five conversions of leased sites into company-operated sites during 1998 and the sale of one leased site in 1999, somewhat offset by a same-site rent increase of 0.8% and a same-site royalty revenue increase of 5.7% as a result of improved franchisee sales levels.

     Gross Profit (excluding depreciation). Our gross profit for 1999 was $403.5 million, compared to $296.7 million for 1998, representing an increase of $106.8 million, or 36.0%. The increase in our gross profit was primarily due to increases in non-fuel revenues, fuel margins and royalty revenue, partially offset by a decrease in rent revenue.

     Operating and Selling, General and Administrative Expenses. Our operating expenses for 1999 increased by $73.4 million, or 37.9%, as compared to 1998. This increase reflected the increased number of company-operated sites and the increased level of non-fuel revenues on a same-site basis. On a same-site basis, operating expenses as a percentage of non-fuel revenues for 1999 were 54.0%, an improvement from the 54.7% for 1998.

     Our selling, general and administrative expenses for 1999 increased by $4.2 million from 1998 to $38.5 million, representing an increase of 12.2%. The increased selling, general and administrative expenses primarily reflected increased staffing and other expenses such as travel, insurance and advertising to support our growth resulting from the Burns Bros. and Travel Ports acquisitions.

     Transition Expenses. Transition expenses for 1999 increased from $3.6 million in 1998 to $4.0 million in 1999. The 1999 costs were incurred in substantially completing the integration of the Unocal network, Burns Bros. network and Travel Ports network sites into our network. The 1998 costs were incurred to continue the combination of the Unocal and BP networks, as well as to begin the integration of the Burns Bros. network into our network.

     Depreciation and Amortization. Depreciation and amortization for 1999 was $53.2 million, an increase of $8.5 million from 1998. The increase in depreciation and amortization was primarily attributable to the increased level of property and equipment and intangible assets resulting from the Burns Bros. and Travel Ports acquisitions, as well as the significant capital additions made in 1999 and 1998. In addition, an impairment reserve of $0.6 million recorded in 1997 with respect to certain sites being held for sale was completely reversed in 1998 due to increases in the estimated sales prices of the respective sites. These increases were offset by a one-time depreciation charge recognized in 1998.

     During the first quarter of 1998, the estimated useful lives of certain machinery, equipment, furniture and fixtures were revised downward from 10 years to five years to conform the Unocal network's estimated useful lives to those of the BP network. The effect of this change in estimate resulted in a $9.5 million charge to depreciation expense and reductions in income before extraordinary items, net income and earnings per share of $9.5 million, $5.7 million and $9.08 per share, respectively. This change resulted in these assets becoming fully depreciated at March 31, 1998.

     Income from Operations. Income from operations was $38.4 million for 1999, compared to $19.1 million for 1998, an increase of $19.3 million, or 101.0%. In addition to the increased size of the network and the other contributing factors discussed above, the increase was affected by a $1.4 million increase in gains on sales of property and equipment and a $2.5 million increase in stock compensation expense.

     EBITDA for 1999 was $98.0 million, compared to $68.7 million for 1998. EBITDA, as used here, is based on our debt agreements in existence at the time and consists of net income plus the sum of (a) income taxes, (b) interest expense, net, (c) depreciation, amortization and other noncash charges, which includes stock compensation expense, (d) transition expense, and (e) gain or loss on sales of property and equipment. The increased EBITDA reflected the significant increase in gross profit offset by increases in operating expenses and selling, general and administrative expenses. This increase in gross profit was largely derived from the increase in the size of the network. The increase in operating expenses and selling, general and administrative expenses was also principally attributable to the increase in the size of the network.

     Interest Expense -- Net. Interest expense for 1999 was $37.2 million, representing an increase of $11.8 million, or 46.6%, from 1998. This was a result of increased levels of indebtedness and interest rates after completing the refinancing and increasing our $80.0 million term loan facility to $150.0 million in 1998, increased debt from completing the Travel Ports acquisition and a general increase in interest rates throughout credit markets in general.

     Income Taxes. Our effective income tax rate for 1999 was 91.6%, which differed from the federal statutory rate due primarily to state income taxes and nondeductible expenses, partially offset by the benefit of certain tax credits.

LIQUIDITY AND CAPITAL RESOURCES

     Our principal liquidity requirements are to meet our working capital and capital expenditure needs, including expenditures for acquisitions and expansion, and to service the payments of principal and interest on outstanding indebtedness.

     Net cash provided by operating activities totaled $66.0 million in 2000, $44.7 million in 1999 and $48.5 million in 1998. The increase in cash provided by operations for 2000 as compared to 1999 resulted primarily from the changes between years in cash invested in working capital. The decrease in net cash flows from operating activities for 1999 versus 1998 primarily resulted from a $29.3 million increase in EBITDA that was more than offset by an $11.8 million increase in interest expense and a $22.3 million increase in working capital requirements.

     Net cash used in investing activities for 2000 was $77.1 million versus $136.0 million in 1999 and $125.5 million in 1998. During 2000, we invested $9.7 million to convert three leased sites to company-operated sites, to convert one franchisee-owned site to a company-operated site, to acquire two new company-operated sites and to acquire a minority interest in a related business. For the same period in 1999, we invested $57.0 million to acquire Travel Ports. Capital expenditures for 2000 were $19.3 million less than in 1999. This decrease was primarily attributable to a planned reduction in capital spending in 2000 as compared to 1999, primarily reflecting a reduced level of one-time investments, such as re-branding and information systems, at the sites acquired from Burns Bros. and Travel Ports. Net cash used in investing activities in 1999 included $87.4 million for capital expenditures and $57.8 million for the Travel Ports acquisition. These outlays were partially offset by $9.1 million of cash proceeds from sales of property and equipment, which primarily consisted of the sales of five travel center sites during 1999. The amount of net cash used in investing activities in 1998 reflected $65.7 million of capital expenditures, as well as $6.4 million for the conversions of five leased sites into company-operated sites and approximately $56.8 million for the Burns Bros. acquisition. These uses of cash were partially offset by $3.4 million of proceeds from sales of property and equipment comprised primarily of the sales of two company-operated sites and condemnation proceeds related to a third company-operated site.

     As part of our capital investment program, through which we have invested approximately $310 million in 1997 through 2000 to maintain, re-image, rebrand, upgrade and expand our network of travel centers, we have budgeted future expenditures to add additional sites, re-brand and re-image sites, add additional non-fuel offerings, such as truck maintenance and repair shops and QSRs at existing sites, make required environmental improvements, and purchase, install and upgrade our information systems. The capital expenditures budget for 2001 is approximately $50 million.

     Net cash flows provided by financing activities were $22.1 in 2000, $20.1 million in 1999 and $94.4 million in 1998. During 2000, we had net borrowings under our revolving credit facilities of $25.3 million. We also completed the 2000 Refinancing in connection with our merger and recapitalization transactions, which included proceeds from new debt borrowings of $511.0 million, proceeds from the issuances of stock of $208.7 million, repurchases of equity securities of $263.2 million, repayments of indebtedness of $423.6 million and payment of various related fees, expenses and prepayment penalties of $67.1 million. We also made $1.8 million of scheduled debt payments during 2000. The cash provided during 1999 was the result of a $6.7 million capital investment and net borrowings of $15.0 million under our revolving credit facility. We made $1.6 million of scheduled debt repayments during 1999. During 1998, we had net borrowings of long term debt of $99.3 million as a result of the 1998 Refinancing and other scheduled debt repayments and paid fees related to the 1998 Refinancing of $4.4 million. We also repurchased shares of our common stock for $0.5 million.

     The Senior Credit Facility provides senior secured financing of up to $428.0 million, consisting of a $328.0 million term loan facility with a maturity of eight years and a $100.0 million revolving credit facility with a maturity of six years. The term loan facility and the revolving credit facility bear interest at a rate equal to:

     - in the case of the revolving credit facility, Adjusted LIBOR plus a margin of 2.75% or, at our election, the alternate base rate plus a margin of 1.75%; or

     - in the case of the term loan facility, Adjusted LIBOR plus a margin of 3.25% or, at our election, the alternate base rate plus a margin of 2.25%.

     In addition to paying interest on outstanding principal under the Senior Credit Facility, we are required to pay a commitment fee to the lenders under the revolving credit facility equal to 0.50% per year of the unused commitments thereunder. The term loan facility will amortize each year in quarterly amounts in the following approximate aggregate principal amounts for each year set forth below.

                                                                 SCHEDULED
                                                                 PRINCIPAL
                            YEAR                                 REPAYMENTS
                            ----                                ------------
2002........................................................    $  3,280,000
2003........................................................       3,280,000
2004........................................................       3,280,000
2005........................................................       3,280,000
2006........................................................       3,280,000
2007........................................................      80,360,000
2008........................................................     231,240,000
                                                                ------------
Total.......................................................    $328,000,000
                                                                ============

Principal amounts outstanding under the revolving credit facility are due and payable in full at maturity in November 2006.

     The Senior Credit Facility contains a number of covenants that, among other things, restrict our ability to dispose of assets, incur additional indebtedness, incur guarantee obligations, repay other indebtedness, make certain restricted payments and dividends, create liens on assets, make investments, loans or advances, make certain acquisitions, engage in mergers or consolidations, engage in material businesses other than our current businesses, make capital expenditures, enter into sale and leaseback transactions, or engage in certain transactions with affiliates.

     The Senior Subordinated Notes mature in 2009. Our obligations under the notes are junior in right of payment to all of our existing and future senior indebtedness, including all indebtedness under the Senior Credit Facility. The indenture restricts, among other things, our ability to incur additional indebtedness, issue shares of disqualified stock and preferred stock, pay dividends or make certain other restricted payments and enter into certain transactions with affiliates, and prohibits certain restrictions on the ability of our subsidiaries to pay dividends or make certain payments to us, and contains certain restrictions on our ability to merge or consolidate with any other person or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of our assets.

     As of December 31, 2000, $4.6 million was outstanding under a note payable by us to a former operator of a site, which we refer to as the Santa Nella Note. The note bears interest at an annual rate of 5%, requires quarterly principal and interest payments of $98,000 through October 1, 2018 and is secured by the real estate and improvements located at the site.

     We are party to a $68.0 million master lease agreement under which we will finance by mid-2002 the construction of eight travel centers on land that we own. As of December 31, 2000, $48.6 million had been used in the construction of six sites, five of which were completed prior to December 31, 2000.

     We anticipate that we will be able to fund our working capital requirements and capital expenditures through 2001 primarily from funds generated from operations and asset sales, and, to the extent necessary, from borrowings under our revolving credit facility. Our long-term liquidity requirements, including capital expenditures, are expected to be financed by a combination of internally generated funds, borrowings and other sources of external financing as needed.

     Our ability to fund our capital investment requirements, interest and principal payment obligations and working capital requirements and to comply with all of the financial covenants under our debt agreements depends on our future operations, performance and cash flow. These are subject to prevailing economic conditions and to financial, business and other factors, some of which are beyond our control.

LEVERAGED RECAPITALIZATION

     On May 31, 2000, we and shareholders owning a majority of our voting stock entered into a recapitalization agreement and plan of merger, as subsequently amended, with TCA Acquisition Corporation, a newly created corporation formed by Oak Hill Capital Partners, L.P. and its affiliates, under which TCA Acquisition Corporation agreed to merge with and into us. This merger was completed on November 14, 2000.

Concurrent with the closing of the merger, we completed a series of transactions to effect a recapitalization that included the following.

     - TCA Acquisition Corporation issued 6,456,698 shares of common stock to Oak Hill and the Other Investors for proceeds of $205.0 million and then merged with and into us. We incurred $3.0 million of fees and expenses related to the issuance of these shares of common stock. These stock issuance costs were charged against additional paid-in capital.

     - We redeemed all shares of our common and preferred stock outstanding prior to the closing of the merger, with the exception of 473,064 shares of common stock with a market value at that time of $15.0 million that were retained by continuing stockholders, and cancelled all outstanding common stock options and warrants for cash payments totaling $263.2 million.

     - All shares of treasury stock were cancelled.

     After the transactions described above, Oak Hill owned 60.5% of our outstanding common stock, the Other Investors owned, in the aggregate, 32.7% of our outstanding common stock, Freightliner owned 4.3% of our outstanding common stock and certain members of our management owned 2.5% of our outstanding common stock. The total amount of our equity capitalization after these transactions, given the $31.75 per share merger consideration that was paid in our merger and recapitalization transactions, was $220.0 million. The transactions described above, which resulted in a change of control over us, have been accounted for as a leveraged recapitalization, as opposed to a purchase business combination, since the change of control was effected through issuance of new shares to our new control group in conjunction with a redemption of most of our then outstanding equity securities. We followed leveraged recapitalization accounting because of the significance of the ownership interest in us that was retained by continuing stockholders. In accounting for our leveraged recapitalization, we retained the historical cost bases of our assets and liabilities and consequently recorded charges totaling $179.0 million to our equity accounts upon the redemption of equity securities. This accounting treatment contrasts with that followed in a purchase business combination, in which a company reflects the new basis in its assets and liabilities of its new control group by increasing or decreasing its historical balances based on the estimated fair values at that time and avoids the charge to equity that accompanies the redemption of equity securities. Based on a limited appraisal of our owned network sites performed in connection with the merger and recapitalization transactions, the estimated fair value of our sites is approximately $1.05 billion.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     We are exposed to commodity price risk and interest rate risk. Our fuel purchase contracts provide for purchase prices based on average market prices for diesel fuel and gasoline, exposing us to commodity price risk. We mitigate this risk exposure in several ways, but primarily by holding less than three days of diesel fuel inventory at our sites and selling a large portion of our fuel volume on the basis of a daily industry index of average fuel costs plus a pumping fee, which minimize the effect on our margins of sudden sharp changes in commodity market prices. We manage the price exposure related to sales volumes not covered by the daily industry index pricing formulae through the use, on a limited basis, of derivative instruments designated by management as hedges of anticipated purchases. The total volume covered by open derivative contracts at any point in time during the year ended December 31, 2000 was immaterial.

     The interest rate risk faced by us results from our highly-leveraged position and our level of variable rate indebtedness, the rates for which are based on short-term lending rates, primarily the London Interbank Offered Rate. We use interest rate protection agreements to reduce our exposure to market risks from changes in interest rates by fixing interest rates on variable rate debt and reducing certain exposures to interest rate fluctuation. Amounts currently due to or from interest rate protection agreement counterparties are recorded in interest expense in the period in which they accrue. At December 31, 2000, we were involved in an interest rate swap agreement with a notional principal amount of $80.0 million. Notional amounts do not quantify risk or represent our assets or liabilities, but are used in the determination of cash settlements under the agreements. We are exposed to credit losses from counterparty nonperformance, but do not anticipate any losses from our agreement, which is with a major financial institution.

     The following table summarizes historical information about our financial instruments that are subject to changes in interest rates:

                                                FIXED RATE INDEBTEDNESS     VARIABLE RATE INDEBTEDNESS
                                               -------------------------    ---------------------------
                                                             WEIGHTED                       WEIGHTED
                                               PAYMENT        AVERAGE        PAYMENT        AVERAGE
                                                AMOUNT     INTEREST RATE     AMOUNT      INTEREST RATE
                                               --------    -------------    ---------    --------------
                                                                (Dollars in thousands)
Year Ended December 31:
  2001.......................................  $    123        12.57%       $  3,280         10.11%
  2002.......................................       171        12.57%          3,280         10.11%
  2003.......................................       180        12.58%          3,280         10.11%
  2004.......................................       189        12.59%          3,280         10.11%
  2005.......................................       198        12.60%          3,280         10.11%
Thereafter...................................   193,716        12.44%        355,180         10.07%
                                               --------                     --------
Total........................................  $194,577        12.52%       $368,300         10.10%
                                               ========                     ========
Fair value...................................  $175,018                     $368,300
                                               ========                     ========

ENVIRONMENTAL MATTERS

     We own and operate underground storage tanks and aboveground storage tanks at company-operated sites and leased sites which must comply with Environmental Laws. We have estimated the current ranges of remediation costs at currently active sites and what we believe will be our ultimate share for those costs and, as of December 31, 2000, we had a reserve of $5.9 million for unindemnified environmental matters for which we are responsible. Under the environmental agreements entered into as part of the acquisition of the Unocal and BP networks, Unocal and BP are required to provide indemnification for, and conduct remediation of, certain pre-closing environmental conditions. In addition, we have obtained insurance of up to $25.0 million for known and up to $40.0 million for unknown environmental liabilities, subject, in each case, to certain limitations. While it is not possible to quantify with certainty our environmental exposure, we believe that the potential liability, beyond that considered in the reserve, for all environmental proceedings, based on information known to date, will not have a material adverse effect on our financial condition, results of operations or our liquidity.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENT

     In June 1998, the Financial Accounting Standards Board issued Financial Accounting Standard No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("FAS 133"), which requires entities to recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value. Changes in the fair values are required to be recognized in income when they occur, except for derivatives that qualify as hedges. For us, adoption of this standard, as subsequently amended, was required on January 1, 2001. As we use derivatives on a limited basis and only as hedges of either commodity price risk or interest rate risk, the effect of adopting FAS 133 did not have a material effect on our financial statements.

     In December 1999, the SEC issued Staff Accounting Bulletin ("SAB") 101, "Revenue Recognition in Financial Statements," which provides guidance related to revenue recognition based on interpretations and practices promulgated by the SEC and requires companies to report any changes in revenue recognition as a cumulative change in accounting principle at the time of implementation. Before modification by SAB 101B, SAB 101 was to be effective with the first quarter of 2000. In June 2000, the SEC issued SAB 101B, "Second Amendment: Revenue Recognition in Financial Statements," which delayed implementation of SAB 101 until the fourth quarter of 2000. For us, adoption of SAB 101 in the fourth quarter did not have a significant effect on our financial statements.

                                    INDUSTRY

     The U.S. travel center and truck stop industry consists of travel centers, truck stops, diesel fuel outlets and similar facilities designed to meet the needs of long-haul trucking fleets and their drivers, independent truck drivers and general motorists. According to the National Association of Truck Stop Operators, or "NATSO," sales at highway service facilities were $110.9 billion during 1996, and are projected to reach $133.6 billion by the end of 2000. Travel centers and truck stops accounted for $35.2 billion of these sales in 1996, and are projected to sell $40.7 billion in products and services during 2000.

     Market Participants. According to NATSO, the travel center and truck stop industry is large and highly fragmented with in excess of 3,000 travel centers and truck stops located on or near interstate highways nationwide, of which we consider approximately 500 to be full-service travel centers. Further, according to the 1999 edition of The Trucker's Friend, a database of truck fueling facilities, only 10 chains in the United States have 25 or more travel center and truck stop locations on the interstate highways, which we believe is the minimum number of locations needed to provide even regional coverage to truck drivers and trucking fleets.

     Substantial Barriers to Entry. The travel center and truck stop industry presents significant barriers to entry for both new competitors and smaller existing competitors wishing to expand their presence. These barriers include:

     - the high capital cost of constructing a new full-service facility;

     - the limited availability of suitable locations along or near interstate highways; and

     - the strategic relationships and infrastructure necessary to compete successfully on a large-scale basis. These relationships and infrastructure may include, among other things, fleet customer relationships, branded strategic partner relationships, fuel supply arrangements, supplier relationships and integrated billing and information systems.

     Facilities Servicing the Trucking Industry. Generally, two types of facilities service the trucking industry in the United States: pumper-only truck stops and full-service travel centers. Pumper-only truck stops derive the vast majority of their revenues from the volume associated with discounted fuel prices and provide few services to truck drivers other than fueling. Full-service travel centers, such as those in our network, sell a broad range of product and service offerings to trucking fleets and their drivers and independent truck drivers. Product and service offerings at these full-service travel centers may include diesel fuel and gasoline, full-service restaurants and quick service restaurants, or QSRs, motels, truck repair and maintenance shops, truck weigh scales, business and telecommunications services, drivers' lounges, video game rooms, travel and convenience stores, laundry facilities, showers, truck wash facilities and secure parking areas. Full-service travel center sites and facilities are typically larger than pumper-only truck stops to provide a broader selection of products and services.

     Demand for Diesel Fuel. The demand for diesel fuel derives from the need to move goods by truck. Diesel fuel consumption by combination trucks, which include tractor and trailer combinations, has grown steadily from 1980 to 1998 at a compound annual growth rate of 2.7%. This growth can be primarily attributed to an increase in ton-miles, or the number of tons transported multiplied by the number of miles driven, in the trucking industry, which grew at a compound annual growth rate of 3.5% over the same period. In terms of ton-miles, trucking has been gaining market share relative to other modes of freight transport (particularly rail) due to the price advantage enjoyed by truck operators and the flexibility and speed of truck delivery as well as the continuing importance of just-in-time delivery and other inventory minimization initiatives. In addition, historical data has shown that the volume of diesel fuel sold has been resistant to economic downturns, having increased in each of the years from 1981 to 1983 and 1990 to 1992, the two most recent recessionary periods in the United States, at compound annual growth rates of 1.1% and 3.3%, respectively, during each of those three year periods. According to the U.S. Department of Transportation Federal Highway Administration, total diesel fuel consumption by combination trucks in the United States during 1998 was approximately 21.1 billion gallons.

     Increased Outsourcing of Fuel, Repair and Maintenance Services. Long-haul trucking fleets require nationwide fueling points and are the industry's principal consumers of the vast majority of diesel fuel sold in the United States. We believe that recent trucking industry trends have been to reduce the use of fleet-owned nationwide re-fueling terminals and to outsource fuel, repair and maintenance services to maximize the benefits of competitive diesel fuel pricing, superior driver amenities and reduced environmental compliance expenditures.

     Trends in the Trucking Industry. Recent trends in the trucking industry tend to favor the travel center industry, especially those travel centers that offer a variety of non-fuel products and services in addition to basic fuel needs.

     - Deregulation of the Trucking Industry. The deregulation of the trucking industry in 1980 removed most barriers to entry, encouraged expansion and allowed truck drivers to set independent rates. According to The American Trucking Association's annual statistical reports, since deregulation, demand for services provided by long-haul trucks has grown significantly. Deregulation has also stimulated consolidation of trucking fleets with each other and the consolidation of independent owner operators into trucking fleets. Fleets increasingly seek to do business with larger travel center or truck stop chains to maximize their volumes and available discounts and rebates and to streamline their complex billing and data collection processes. In order to achieve these goals, a trucking company will require its drivers to stop only at facilities operated by a limited number of approved providers.

     - Focusing on Core Competencies. In addition to seeking cost efficiencies through consolidation, trucking companies are attempting to improve operations by focusing on their core logistics and freight delivery competencies, which include managing relationships with shippers and handling the logistics of freight shipments. Increasingly, trucking fleet companies are outsourcing the repair and maintenance of their fleets to travel center or truck stop repair and maintenance shops. This trend favors full-service travel centers that not only offer truck repair and maintenance services, but also have information systems capable of electronically recording and tracking truck repairs for fleets.

     - Addressing Concerns Related to Truck Drivers. The link between driver fatigue and trucking accidents has prompted regulators and trucking companies to impose strict limitations on maximum hours driven per day or per week by truck drivers. As a result, many truck drivers will stop at a travel center or truck stop to sleep overnight, leading to increased demand for those sites that offer a complete range of comfort amenities such as full-service and fast food dining, showers, laundry facilities, gamerooms and TV lounges and adequate parking areas. The increased demand for these services provides an advantage for full-service travel centers over pumper-only sites. In addition, fleets are increasingly assigning two drivers to drive one truck as a team to increase fleet use and reduce shipping times. This trend also favors full-service travel centers providing a broader mix of non-fuel products and services because it doubles the potential non-fuel customers each time the truck drivers stop.

     - Shortage of Qualified Drivers. As a result of tight labor markets, quality-of-life issues for truck drivers and a general increase in trucking activity, trucking companies are experiencing a shortage of qualified drivers. As a result, driver turnover at some trucking companies exceeds 100% annually, as drivers switch companies in search of better pay and benefits or simply move on to new occupations. We estimate the cost to a trucking fleet of recruiting and training a new driver is approximately $3,000 to $5,000. In an effort to increase driver satisfaction, and thereby improve driver retention, many trucking companies provide their drivers with the option to stop at full-service travel centers or truck stops so that these drivers may take advantage of the broad range of products and services these travel centers offer.

     Trends in Motorist Traffic. According to the U.S. Department of Transportation, the United States is the most mobile nation in the world by most measures, with over 2.6 trillion vehicle miles traveled by all vehicles on rural and urban roadways in 1998. The passenger segment, which includes passenger cars, motorcycles, buses and other 2-axle 4-tire vehicles such as vans, pickup trucks and sport utility vehicles, represents 92.5% of this total. An increasingly large percentage of this passenger segment traffic is traveling U.S. interstate roadways. Interstate vehicle miles traveled by this segment have increased at a 4.3% compound annual growth rate between 1980 and 1998 and have also increased as a percent of total vehicle miles traveled, reaching 22.5% during 1998.

                                    BUSINESS

TRAVELCENTERS OF AMERICA

     We are the largest, and only nationwide, full-service travel center network in the United States serving long-haul trucking fleets and their drivers, independent truck drivers and general motorists. Our geographically diverse network consists of 156 sites, 147 of which are owned by us, located in 40 states. Within our industry, our travel centers have the broadest range of product and service offerings, including diesel fuel and gasoline, truck repair and maintenance services, full-service and fast food dining, travel and convenience stores and other driver amenities. We believe that our nationwide network and broad range of product and service offerings make us best suited among our competitors to serve trucking fleets in the United States. In an effort to increase the appeal of our travel centers to our customers, we have recently redesigned and upgraded many of our sites. Excluding the results of sites that we have acquired, sold or eliminated from our network since 1996, from 1996 to December 31, 2000, we increased our diesel fuel sales volume and non-fuel revenues at compound annual growth rates of 10.3%, and 17.4%, respectively, and we have increased our EBITDA at a compound annual growth rate of 11.1%.

     Our travel centers are strategically located at key points along the U.S. interstate highway system, typically on 20- to 25-acre sites. Most of our network properties were developed more than 20 years ago when prime real estate locations along the interstate highway system were more readily available than they are today, making a network such as ours difficult to replicate. Operating under the widely recognized "TravelCenters of America" and "TA" brand names, our nationwide network provides an advantage to long-haul trucking fleets by enabling them to route their trucks within a single network from coast to coast. We supply diesel fuel to 49 of the 50 largest long-haul trucking fleets in the United States and are the principal supplier of diesel fuel to the two largest and four of the five largest long-haul trucking fleets. For the year ended December 31, 2000, our sites sold 70% of their total diesel fuel sales volume to trucking fleets. We reset our diesel fuel prices daily and sell a majority of our diesel fuel on the basis of a daily industry index of average fuel costs plus a pumping fee and we hold less than three days of diesel fuel inventory at our sites, which substantially mitigates our exposure to fuel price volatility. In order to ensure that we have an adequate supply of diesel fuel at each of our sites, we maintain supply relationships with an average of four to five alternate suppliers per site.

     One of the primary strengths of our business is the diversity of our revenue sources and the profitability of our non-fuel product and service offerings. In addition to diesel fuel and gasoline, our travel centers offer higher margin non-fuel products and services, including truck repair and maintenance, travel and convenience stores with a selection of over 4,000 items, full-service restaurants and/or one or more of 20 different branded fast food restaurants, which we refer to as quick service restaurants, or QSRs, and other driver amenities. For the year ended December 31, 2000, our company-operated sites had total non-fuel revenues of $555.5 million and earned a gross profit of 58.8% on those sales as compared to a gross profit of 7.0% on sales of diesel fuel. As a result, for that period, our company-operated travel centers generated 29% of revenues, but 76% of gross profit, from non-fuel products and services.

COMPETITIVE ADVANTAGES

     We believe that our competitive advantages include the following:

     - MARKET LEADER WITH STRONG BRAND NAME RECOGNITION. We are the largest, and only nationwide, full-service travel center network in the United States. The considerable size of our network, our competitive diesel fuel pricing and our streamlined information processing capabilities allow trucking fleet managers to concentrate their fuel purchases with us, thereby reducing fleet operating costs. In addition, we are the only travel center network that offers truck repair and maintenance services at almost all of our locations. Our focus on quality complements the breadth of our network and product and service offerings. We believe that our "TravelCenters of America" and "TA" brand names have earned a reputation for quality and consistency and that the combination of our size and the comprehensive scope of products and services that we offer are difficult for any competitor to replicate.

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     - SUPERIOR LOCATIONS. A significant barrier to entry into the travel center and truck stop industry is the limited availability of suitable land along or near interstate highways. Most of our network properties were developed more than 20 years ago when strategically located real estate along the interstate highway system was more readily available than it is today. In addition to the limited availability of well-situated locations, we believe that our network of sites could not be easily duplicated due to increasingly restrictive zoning and permitting regulations and significant construction costs. We estimate the current cost to construct a new full-service travel center similar to those operated by us to be approximately $8.0 million to $11.0 million, excluding the cost of land.

     - STRONG FLEET RELATIONSHIPS. We sell more diesel fuel to the two largest and four of the five largest long-haul trucking fleets than any other travel center or truck stop network and have supply relationships with 49 of the 50 largest long-haul trucking fleets. For the year ended December 31, 2000, our sites sold 70% of their diesel fuel sales volume to trucking fleets. We have established strong relationships with fleets based on the nationwide scope of our network, our competitive diesel fuel prices, our automated fueling and payment systems and the breadth of our non-fuel products and services. For example, we are the largest supplier of truck repair and maintenance services in the travel center and truck stop industry. Our comprehensive products and services are designed to reduce truck downtime and enhance driver satisfaction, which we believe helps our trucking fleet customers improve retention of their drivers.

     - BROADEST PRODUCT AND SERVICE PORTFOLIO. To complement our diesel fuel business and diversify our revenue sources, we have developed the most extensive product and service offerings of any travel center network. We believe that this is an important competitive advantage given that, according to our research, only one in three stops by truck drivers is for fuel. For the year ended December 31, 2000, our company-operated sites had total non-fuel revenues of $555.5 million and earned a gross profit of 58.8% on those sales as compared to a gross profit of 7.0% on sales of diesel fuel. As a result, for that period, our company-operated travel centers generated 29% of revenues, but 76% of gross profit, from non-fuel products and services. In addition to diesel fuel and one of 16 nationally recognized brands of gasoline, our typical facility provides:

        - a truck repair and maintenance shop;

        - multiple food offerings, including a full-service restaurant and/or one or more of 20 different branded QSRs;

        - a travel and convenience store, with a selection of over 4,000 items, that caters to both truck drivers and general motorists;

        - truck weigh scales;

        - business and telecommunications services;

        - permit services;

        - at some locations, a truck wash facility and/or a motel; and

        - other driver amenities, including showers, laundry facilities and video game rooms.

       Our travel centers offer highway travelers a broader array of nationally known branded products than any of our principal competitors. We believe that offering nationally branded products allows us to leverage the brand strength of these products to attract additional trucking and general motorist customers to our travel centers. We offer QSRs such as Burger King, Dunkin' Donuts, Pizza Hut, Popeye's Chicken & Biscuits, Sbarro, Subway and Taco Bell; gasoline brands such as Amoco, ARCO, BP, Exxon, Mobil, Shell and Unocal 76; and motels such as Days Inn, HoJo Inn and Travelodge.

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     - STRATEGIC ALLIANCES. We have strategic alliances with various companies which we believe enhance our market leadership position and increase our appeal to our customers, including:

        - Freightliner. In July 1999, we entered into an exclusive alliance with Freightliner LLC, the largest class 8 truck manufacturer in the United States. This alliance establishes us as the only manufacturer-authorized travel center network that can provide repair, maintenance and warranty services for Freightliner trucks. Through the Freightliner alliance, we have gained significant brand recognition in our repair and maintenance business and access to industry-leading training and technology, as well as lower costs for truck parts inventory. Freightliner, a subsidiary of DaimlerChrysler AG, has an equity interest in us and, in connection with the Transactions increased its ownership interest in us.

        - Pathway Network. We have an alliance with Simons Petroleum Inc., which, through its Pathway Network, allows trucking fleets to lock-in their diesel fuel costs for up to two years. We have the exclusive right to offer this service in the markets in which we operate. Simons contracts with fleets to permit them to hedge diesel fuel prices, and we facilitate the distribution of diesel fuel through our travel centers. We receive a fixed margin per gallon on the sale of diesel fuel to fleets participating in the Pathway Network, but we do not assume any of the hedging risk associated with the underlying transactions.

        - Bridgestone. The Bridgestone/Firestone Tire Sales Company is the leading original equipment truck tire supplier in the United States, and its tires are the leading replacement tire in the travel center and truck stop market. Through our alliance with Bridgestone /Firestone, we have negotiated and executed a favorable long-term supply agreement and have become Bridgestone / Firestone's number one marketer of truck tires in our distribution channel.

        - Shell/Equilon. With its "Shell ROTELLA T" brand, Equilon Enterprises LLC is the leading supplier in the United States of lubricants and oils to over-the-road class 8 truck service providers. Through our alliance with Equilon, we have been granted access to all of Equilon's supply terminals and distributor network and favorable pricing, and we have become Equilon's leading travel center and truck stop marketer of lubricants and oils to trucking fleets and independent truck drivers.

     - EXPERIENCED MANAGEMENT TEAM. Our senior management team, led by Edwin P. Kuhn, our President and Chief Executive Officer, has an average of approximately 26 years of experience in the travel center and related industries, including approximately 12 years of experience with us. Since January 1997, our management team has successfully integrated the truck stop networks formerly owned by Unocal Corporation and The British Petroleum Company p.l.c. and acquired and integrated into our network the travel center and truck stop networks formerly owned by Burns Bros. and Travel Ports. Our senior management team is supported by other experienced members of our management, including our regional vice presidents, who have an average of 15 years of experience in the travel center and related industries, and our site general managers, who have an average of 11 years of industry experience. Our management owns 13.8% of our outstanding common stock on a fully diluted basis.

BUSINESS STRATEGY

     Key elements of our on-going business strategy include:

     - INCREASE FLEET TRAFFIC. We seek to increase our sites' fleet traffic and non-fuel revenues by offering products and services designed to meet the needs of fleet customers, including competitively priced diesel fuel and truck repair and maintenance services. We believe that these products and services also attract independent truck drivers.

        - Competitive Diesel Fuel Pricing. We plan to continue to increase our diesel fuel sales volume by continuing to provide competitive pricing, particularly to large fleets. Drivers initially attracted by competitive diesel fuel pricing provide us with multiple opportunities to sell our higher margin
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          non-fuel products and services. In an effort to encourage multiple fueling visits and build "TA" brand loyalty, we are automating and enhancing our established loyal fueler program, which offers incentives to drivers who select our travel centers for their fuel and non-fuel needs. Drivers receive a point for each gallon of diesel fuel purchased and can redeem their points for discounts on non-fuel products and services at any of our travel centers.

        - Truck Repair and Maintenance Services. As the only nationwide full-service travel center network offering truck repair and maintenance services, we enable trucking fleets to outsource these needs, thereby allowing them to focus on their core logistics and freight delivery competencies and minimize out-of-route miles. In addition, our proprietary repair and maintenance shop information system allows us to track truck repair and maintenance histories for our fleet customers and independent truck drivers. We have implemented a repair and maintenance outsourcing program with our largest customer, which has resulted in a fourfold increase in our repair and maintenance revenues from that customer. We are currently pursuing similar arrangements with other trucking fleets. Further, we believe that our exclusive standing among travel center operators as a manufacturer-authorized warranty service provider for Freightliner trucks distinguishes us from our competitors. We believe that the combination of our industry-leading truck repair capabilities, service quality, repair and maintenance tracking ability and nationwide coverage, as well as our warranty program that is honored at all of our sites, will lead truck fleet operators to continue to direct truck drivers to our travel centers, thereby increasing customer traffic and fuel and non-fuel revenues.

        - Expand Non-fuel Product Offering. By competitively pricing our diesel fuel to attract fleet and independent truck driver customers, we also increase customer traffic, thereby giving us the opportunity to sell additional higher margin non-fuel products and services. Completion of our re-design or re-image program will allow us to broaden our non-fuel product offerings at our sites. In addition, we expect that as our network's non-fuel revenues grow, we will be able to gain further purchasing leverage with our suppliers, allowing us to increase our non-fuel gross profit.

     - INCREASE MOTORIST TRAFFIC. We believe that our re-imaged and upgraded travel centers have increased the appeal of our network to motorists. We also believe that we are well-positioned to capture additional motorist traffic by completing our re-image program, continuing to add nationally branded QSRs, upgrading our network's gasoline offerings to provide the most popular regional brands of gasoline and providing an attractive and clean environment. On a same-site basis, non-fuel revenues and gasoline sales volume at the sites we operate increased 4.6% and 8.4%, respectively, for the year ended December 31, 2000 compared to the year ended December 31, 1999, reflecting the effects of the significant capital investments we have made in our network.

     - INCREASE OPERATING EFFICIENCY. We have implemented several initiatives aimed at reducing our operating expenses by increasing the efficiency of our operations. Since 1997, we have replaced or upgraded almost all of our information systems, and we believe that we now have state-of-the-art information technology systems.

        - Internal Efficiency. Because labor costs constitute about two-thirds of our operating expenses, we have established a labor cost reduction program which involves implementing technology to automate manual processes, to upgrade existing software and to reduce expenses through improved labor scheduling. We have also implemented centralized purchasing and distribution arrangements and installed a new, fully integrated enterprise resource planning system. Since these initiatives were instituted, we have reduced same-site operating expenses as a percentage of non-fuel revenues at our company-operated sites from 56.1% in 1997 to 54.4% in 2000, representing annual savings of 4.4 million, or 3.1% of 2000 operating expenses at those sites that we have operated throughout the three-year period. Due to our recently implemented enterprise resource planning system and upgraded point-of-sale, human resource and payroll systems, through December 31, 2000, we have reduced our site administrative personnel by 122 persons since January 2000, resulting in annual savings of approximately $3.0 million.

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

        - Customer Focused Efficiency. We are dedicated to providing all our customers with state-of-the-art and technically efficient systems and facilities. Recent examples of technological advancements that we have implemented include new or upgraded point-of-sale systems in our travel and convenience stores, truck repair and maintenance shops and restaurants; Pronto Pay, which permits drivers to pay, print detailed receipts and receive loyal fueler coupons at the diesel fuel pump; and an automated shower reservation system. In addition to reducing our costs, many of these technological improvements increase free time for truck drivers, who then can take greater advantage of our non-fuel product and service offerings.

     - ENHANCE AND EXPAND OUR NETWORK. We plan to strengthen our network by completing our travel center re-image and upgrade program and expanding our operations to additional geographic areas through select new site construction, strategic acquisitions and franchising.

        - Enhance Our Network. We began a capital investment program in 1997 to re-image, re-brand and upgrade and expand the product offerings of our travel centers to maximize trucking-related revenues and attract additional motorist traffic. Through December 31, 2000, we completed full re-image projects at 27 of our sites at an average investment of $1.8 million per site. These full re-image projects typically include expanding the square footage of the travel and convenience store, adding a fast food court with two or three QSRs, upgrading showers and restrooms, updating the full-service restaurant and upgrading the lighting in the parking areas. We believe that these full re-image projects have been successful to date in increasing the volume of both trucking and general motorist traffic at our travel centers. At the 20 sites at which we had completed a full re-image project by December 31, 1999, on an annualized basis, per site EBITDA increased by an average of $482,000, during the six-month period immediately following the completion of the re-image project as compared to the six-month period immediately preceding the initiation of our site re-image program in 1998. For the six sites that we acquired subsequent to the initiation of our site re-image program, the comparison period used was the first six months in which we operated each site. By the end of 2002, we intend to invest an additional $25.0 million to complete full re-image projects at 13 of our sites and to invest an additional $6.5 million to complete smaller scale re-image projects at 26 of our sites.

        - Expand Our Network. Based on traffic count analysis, freight movement research and mapping and census data, we have identified several new interstate areas available for our network's expansion. We have designed a "prototype" facility and a smaller "protolite" facility to standardize our travel centers and expand our brand name into new geographic markets while also increasing our appeal to motorists. The prototype and protolite designs combine an improved and efficient facility layout, nationally branded QSRs and expanded product and service offerings with what we believe is the most advanced fueling, billing and repair and maintenance technology in our industry. Since May 1999, we have completed construction of one protolite and six prototype facilities. Most of our future expansion will be with the protolite format, which requires significantly less land and capital investment than the prototype design and enables us to quickly and cost effectively gain a presence in smaller markets. We will also pursue strategic acquisitions.

OUR TRAVELCENTERS

     Our travel centers are designed to appeal to drivers seeking either a quick stop or a more extended visit. The typical truck driver visits a travel center for diesel fuel and for food, truck repair and maintenance services, supplies, business and telecommunications services, restrooms, showers, laundry facilities, sleeping facilities and parking facilities. General motorists typically stop at travel centers to purchase gasoline, food or travel and convenience store items or to use the telephones, motels or restrooms. Each of our travel centers is a full-service facility located on or near an interstate highway and offers fuel and non-fuel products and services 24 hours per day, 365 days per year.

     Property. The layouts of the travel centers owned by us vary from site to site. The facilities owned by us are located on properties averaging 22 acres, of which an average of approximately 19 acres are developed. The majority of the developed acreage consists of truck and car fuel islands, separate truck and car paved parking

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and the main building, which contains a full-service restaurant and one or more
QSRs, a travel and convenience store and driver amenities and a truck maintenance and repair shop. The remaining developed acreage contains landscaping and access roads.

     Expansion Initiatives. To continue our growth trend and strengthen our national brand identity, we began to develop a prototype travel center design in 1995. We conducted extensive market research in order to design a travel center that would both appeal to the needs of our core fleet customer and truck driver base and better enable us to capture additional motorist traffic. The prototype represents a significant advancement from our historical site format in terms of layout and design to maximize the overall attractiveness, labor efficiency and profitability of a site. Prominent prototype features include a front entrance bearing the TA logo, a large main central hall, separate parking areas and entrances for truck drivers and general motorists and a floor plan configured to maximize foot traffic through the various profit centers while minimizing the number of paypoints.

     In addition to the prototype, we have designed a smaller format, the protolite, to more cost effectively address smaller markets. A protolite travel center requires significantly less land and capital and provides us with:

     - better access to new markets where larger facilities are not practical or economical;

     - the potential to further increase our geographic reach, including the state highway market, to improve service to national fleets; and

     - increased opportunities to capture additional general motorist traffic.

We also believe that the significantly reduced construction costs of the protolite will result in site profitability in a shorter period of time and increased return on investment. The prototype and protolite designs will be used in the construction of new sites, as well as the re-imaging of existing sites, most of which will be based on the protolite design. We estimate that the average cost of a prototype and protolite facility is $8.0 million and $5.0 million, respectively, excluding the cost of land.

     Product and Service Offerings. We have developed an extensive and diverse offering of products and services, which include:

     - Diesel Fuel. We supply diesel fuel to 49 of the 50 largest long-haul trucking fleets and are the largest supplier of diesel fuel to the two largest and four of the five largest long-haul trucking fleets in the United States. For the year ended December 31, 2000, our total diesel fuel sales volume was 1.4 billion gallons, with trucking fleet purchases accounting for approximately 70% of our sites' total diesel fuel sales volume.

     - Gasoline. To better attract and service additional general motorist traffic, we offer nationally recognized branded gasoline, consistently offering one of the top three gasoline brands in each geographic region. Of our 121 company-operated sites that are currently in operation, we offer branded gasoline at 106 sites and unbranded gasoline at five sites.

     - Full-Service and Fast Food Restaurants. Most of our travel centers have both full-service restaurants and QSRs that offer customers a wide variety of nationally recognized brand names and food choices. Our full-service restaurants, branded under our "Country Pride," "Buckhorn Family Restaurants" and "Fork in the Road" proprietary brands, offer "home style" meals through menu table service and buffets. We also offer nationally branded QSRs such as Burger King, Dunkin' Donuts, Pizza Hut, Popeye's Chicken & Biscuits, Sbarro, Subway and Taco Bell. We generally attempt to locate QSRs within the main travel center building, as opposed to constructing stand-alone buildings. As of December 31, 2000, 99 of our network travel centers offered at least one branded QSR. In the future, locations using the protolite format will generally offer multiple QSRs but no full-service restaurant.

     - Truck Repair and Maintenance Shops. All but 14 of our travel centers have truck repair and maintenance shops. The typical repair shop has between two and four service bays, a parts storage room and fully trained mechanics on duty at all times. These shops, which operate 24 hours per day,

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       365 days per year, offer extensive maintenance and emergency repair and road services, ranging from basic services such as oil changes and tire repair to specialty services such as diagnostics and repair of air conditioning, air brake and electrical systems. Our work is backed by a warranty honored at all of our other repair and maintenance facilities.

       In July 1999, we entered into an operating agreement with Freightliner to operate our truck repair shops as Freightliner ServicePoint Program facilities. As ServicePoint Program facilities, our shops are authorized to perform a limited menu of warranty repairs on trucks purchased from Freightliner and are included in Freightliner's 24-hour customer assistance center database as a major supplier of emergency and roadside repairs. Our shop employees also have access to Freightliner's parts distribution, service and technical information systems. As of December 31, 2000, 126 of our network sites were operating in the ServicePoint Program. We expect to begin the Service Point Program at the remaining sites with truck repair and maintenance shops during 2001.

     - Travel and Convenience Stores. Each travel center has a travel and convenience store that caters to truck drivers, motorists, recreational vehicle operators and bus drivers and passengers. Each travel and convenience store has a selection of over 4,000 items, including food and snack items, beverages, non-prescription drug and beauty aids, batteries, automobile accessories, music and audio products. In addition to complete travel and convenience store offerings, the stores sell items specifically designed for the truck driver's on-the-road lifestyle, including laundry supplies and clothing as well as truck accessories. Many stores also have a "to go" snack bar installed as an additional food offering.

     - Additional Driver Services. We believe that fleets can improve the retention and recruitment of truck drivers by directing them to visit high-quality, full-service travel centers. All of our facilities strive to provide a consistently high level of service and amenities to drivers, making our network an attractive choice for trucking fleets. Most of our travel centers provide truck drivers with access to specialized business services, including an information center where drivers can send and receive faxes, overnight mail and other communications and a banking desk where drivers can cash checks and receive fund transfers from fleet operators. Most sites have installed telephone rooms with 20 to 25 pay telephones with AT&T long distance service. The typical travel center also has designated "truck driver only" areas, including a television room with a VCR and comfortable seating for drivers, a laundry area with washers and dryers and an average of six to 12 private showers.

       Additionally, we offer truck drivers a loyal fueler program, which we call the Road King Club, that is similar to the frequent flyer programs offered by airlines. Drivers receive a point for each gallon of diesel fuel purchased and can redeem their points for discounts on non-fuel products and services at any of our travel centers. We also offer service from Park 'N View, which provides telephone, cable television and Internet access service directly to the driver in the privacy of his truck cab in the parking lot.

     - Motels. Twenty of our travel centers offer motels, with an average capacity of 35 rooms. Thirteen of these motels are operated under franchise grants from nationally branded motel chains, including Days Inn, HoJo Inn, Super 8, Rodeway and Travelodge.

SALES AND MARKETING

     Trucking Fleets. We derive a significant percentage of our revenues from the sale of diesel fuel and non-fuel products and services to long-haul trucking fleets and their drivers. In addition to providing the products and services that fleets and their truck drivers demand, we are committed to developing and maintaining strong relationships with fleet customers as part of our long-term sales and marketing effort. The following include certain of our larger trucking fleet customers (based on diesel fuel sales volume): Allied Holdings, Arnold Industries, Inc., Celadon Group, Inc., Covenant Transport, Inc., Crete Carrier Corp., C.R. England, Inc., CRST International, J.B. Hunt Transport Services, Landstar Systems, Inc., Marten Transport, Ltd., M.S. Carriers, Prime Inc., Schneider National, Swift Transportation, Co., Inc., USA Truck, Inc., U.S. Xpress Enterprises, Watkins Associated Industries and Werner Enterprises. We manage our fleet relationships through a sales force composed of eight regional sales managers and seven corporate customer service personnel, under the direction of our director of fleet sales. In addition, members of our billing and customer
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support, information systems, repair and maintenance shop marketing and credit departments work closely with their counterparts at our trucking fleet customers. We host trucking fleet customer group meetings with our senior management at our headquarters four to six times each year and sponsor numerous trucking industry events and awards that involve our trucking fleet customers. Alliances that we have formed with, among others, Freightliner, Simons Petroleum's Pathway Network, Bridgestone and Shell provide fleets the products and services they and their truck drivers want in a "one-stop shopping" environment and further strengthen the relationships we have developed with our trucking fleet customers.

     Independent Truck Drivers. In addition to strategically located sites, recognizable brands, travel and convenience stores, driver amenities and high-quality repair and maintenance services, we market ourselves to independent truck drivers through a variety of traditional advertising and marketing efforts. Our loyal fueler program allocates points redeemable on nearly all non-fuel purchases at our travel center stores, truck maintenance and repair shops and restaurants based on diesel fuel gallons purchased. In keeping with our overall strategy of maintaining a recognizable brand name, we also participate in various trucking industry events such as the Mid-America Truck Show and the Great American Truck Show, the two most widely attended events in the trucking industry.

     Motorists. We market to general motorists primarily by offering a variety of nationally branded gasolines and fast food restaurants, which we have added and will continue to add either as part of our re-imaging program or as site upgrades. Our market research indicates that motorists are primarily concerned with quality and convenience, as well as safety and cleanliness. Specifically, motorists are attracted to our sites by:

     - the proximity of our travel centers to interstate highways;

     - the travel and convenience stores;

     - clean restrooms;

     - phone services; and

     - in certain locations, motels.

     Advertising and Promotion. We have established advertising, marketing and promotion programs that include spending for magazine advertisements, billboards and interstate highway logo signs, trade magazines, point of sale advertising, on-site promotions and limited local advertisements. Franchised sites are required to contribute to our advertising and marketing budget. In addition to direct advertising, we publish "Road King Magazine," a bi-monthly subscription publication for professional truck drivers, and a quarterly TA newsletter for our trucking fleet customers. We also believe that by offering branded gasoline and QSRs at our travel centers, we can benefit from the brand advertising done by these oil companies and franchisors. We are members of several trucking industry trade organizations, including the American Trucking Association and the Truckload Carriers Association, the two largest trucking industry organizations in the United States.

     Customer Service Initiatives. We have implemented a variety of customer service support programs and have a quality assurance program in place for nearly all of our travel centers. For example, we employ a mystery shopper program, which is an independent quality assurance program that provides an evaluation of the overall performance of each of our travel centers, including our major non-fuel profit centers, performed by independent shoppers approximately six to eight times a year. In addition, we have an "800" number and web site where customers can contact us with questions or comments.

     Optimization of Network Sites. One of our key objectives is to optimize our revenue-producing assets to maximize the earnings generated at both a network level and a site level. From a network perspective, we perform analyses and studies to identify redundant sites, sites that are economically troubled and markets in which our network is inadequately represented. Based on the results of these analyses, we make decisions as to which sites to close or sell and which locations are good candidates for capital investments such as new sites, re-images, QSR additions and other improvements. On a site level, operating managers are constantly challenged to maximize the earnings generated from their facilities, through incentive-based compensation based on achieving department-level EBITDA targets. We periodically evaluate our gasoline and QSR offerings to ensure that the best brands are offered.
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OPERATIONS

     Supply. We purchase diesel fuel from various suppliers at rates that fluctuate with market prices and are reset daily and resell fuel to certain franchisees and to the public at prices that we establish daily. By establishing supply relationships with an average of four to five alternate suppliers per location, we have been able to effectively create competition for our purchases among various diesel fuel suppliers on a daily basis. We believe that this flexibility has improved our purchasing position and helped us partially to offset the decline in retail diesel fuel margins. We further believe that this positioning with our suppliers will help our sites avoid product outages during times of diesel fuel supply disruptions. We have a single source of supply for gasoline at most of our sites that offer branded gasoline. Sites selling unbranded gasoline do not have exclusive supply arrangements.

     Other than pipeline tenders, our fuel purchases are delivered directly from suppliers' terminals to our travel centers. We operate a fleet of 25 tankers to haul fuel to certain of our sites and to deliver supply to a select number of wholesale customers, but contract with common carriers for the majority of our fuel hauling needs. We do not contract to purchase substantial quantities of fuel for our inventory and are therefore susceptible to price increases and interruptions in supply. In the western United States, we use pipeline tenders and leased terminal space to mitigate the risk of supply disruptions, while in the eastern United States, we own and operate our own product terminal for this purpose. The susceptibility to market price increases for diesel fuel is substantially mitigated by the significant percentage of our total diesel fuel sales volume that is sold under pricing formulae that are indexed to market prices, which we reset daily. We do not engage in any fixed-price contracts with customers. We sell a majority of our diesel fuel on the basis of a daily industry index of average fuel costs plus a pumping fee, and we hold less than three days of diesel fuel inventory at our sites. We currently engage in only a minimal level of hedging of our fuel purchases with futures and other derivative instruments that primarily are traded on the New York Mercantile Exchange.

     The Environmental Protection Agency has promulgated regulations to decrease the sulfur content of diesel fuel by 2006. The enactment of these regulations could reduce the supply and/or increase the cost of diesel fuel. A material decrease in the volume of diesel fuel sold for an extended period of time or instability in the prices of diesel fuel would have a material adverse effect on us.

     Centralized Purchasing and Distribution. We maintain a distribution and warehouse center that services our network. The distribution center is located near Nashville, Tennessee and has approximately 85,000 square feet of storage space. Approximately every two weeks, the distribution center delivers products to our network sites using a combination of contract carriers and our fleet of trucks and trailers. In 2000, the distribution center shipped approximately $50.4 million of products. The distribution center's cost savings allow our travel centers to offer products at reduced prices while maintaining higher profit margins than many industry competitors.

     The distribution center provides us with cost savings by using its consolidated purchasing power to negotiate volume discounts with third-party suppliers. The distribution center is also able to obtain further price reductions from suppliers in the form of reduced shipping charges, as suppliers need only deliver their products to the distribution center warehouse, as opposed to each site individually. The distribution center's sophisticated inventory management system provides administrative cost savings to us. The system handles returns of defective or obsolete items and provides us with information regarding product sales volumes, allowing us to react quickly to changing market conditions. In addition, use of the system has reduced the time that site managers spend on inventory matters and has allowed them to focus on product merchandising.

COMPETITION

     The travel center and truck stop industry is highly competitive and fragmented. According to NATSO, there are in excess of 3,000 travel center and truck stops located on or near highways nationwide, of which we consider approximately 500 to be full-service facilities. Further, according to the 1999 edition of The Trucker's Friend, 10 chains in the United States have 25 or more travel center and truck stop locations on the interstate highways, which we believe is the minimum number of locations needed to provide even regional coverage to truck drivers and trucking fleets. In the United States, there are generally two types of facilities designed to serve the trucking industry:

     - pumper-only truck stops, which provide fuel, typically at discounted prices, with limited additional services; and

     - full-service travel centers, such as those in our network, which offer a broad range of products and services to long-haul trucking fleets and their drivers, independent truck drivers and general motorists. These products and services include diesel fuel and gasoline; full-service and fast food dining; truck repair and maintenance; secure parking areas and other driver amenities.

Fuel and non-fuel products and services can be obtained by long-haul truck drivers from a wide variety of sources other than us, including regional full-service travel center and pumper-only truck stop chains, independently owned and operated truck stops, some large service stations and fleet-operated fueling terminals.

     We believe that we experience substantial competition from pumper-only truck stop chains and that this competition is based principally on diesel fuel prices. In the pumper-only truck stop segment, the largest networks, based on number of facilities and gallons of diesel fuel sold, are Marathon Ashland Petroleum LLC, selling primarily under the "Speedway" and "SuperAmerica" brand names, and Pilot Corporation. Marathon Ashland Petroleum LLC and Pilot Corporation recently announced that they have signed a letter of intent to merge their truck stop operations. We are evaluating this development and what, if any, effect it will have on us. We experience additional substantial competition from major full-service networks and independent chains, which is based principally on diesel fuel prices, non-fuel product and service offerings and customer service. In the full-service travel center segment, the only large networks, other than ours, are operated by Flying J Inc. and Petro Stopping Centers, L.P. Our truck repair and maintenance shops compete with regional full-service travel center and truck stop chains, full-service independently owned and operated truck stops, fleet maintenance terminals, independent garages, truck dealerships and auto parts service centers. We also compete with a variety of establishments located within walking distance of our travel centers, including full-service restaurants, QSRs, electronics stores, drugstores and travel and convenience stores.

     A significant portion of all intercity diesel fuel consumption by trucking fleets and companies with their own trucking capability occurs through self-fueling at both dedicated terminals and at fuel depots strategically located across the country. These terminals often provide facilities for truck repair and maintenance. Our pricing decisions for diesel fuel and truck repair and maintenance services cannot be made without considering the existence of these operations and their capacity for expansion. However, we believe that a trucking industry trend has been to reduce the use of these terminals and to outsource fuel, repair and maintenance services to maximize the benefits of competitive fuel pricing, superior driver amenities and reduced environmental compliance expenditures.

AGREEMENT WITH UNOCAL

     In 1993, we entered into a software license agreement with Unocal which provides us a 99-year, royalty-free license to use Unocal's ACCESS 76 software program with the ownership and operation of our network. Under the terms of that license agreement, we pay the costs of maintaining and upgrading the software system. The software system is a proprietary, advanced on-line credit card authorization and information retrieval system that offers our customers a variety of ways to monitor, control and facilitate their purchase transactions with us.

EMPLOYEES

     As of December 31, 2000, we employed approximately 10,635 people on a full-time or part-time basis. Of this total, approximately 10,250 are employees at company-operated sites or in fuel transportation, approximately 325 perform managerial, operational or support services at our headquarters or elsewhere and approximately 60 employees staff the distribution center. All of our employees are non-union. We believe that our relationship with our employees is satisfactory.

PROPERTIES

     Our principal executive offices are leased and are located at 24601 Center Ridge Road, Suite 200, Westlake, Ohio 44145-5634. We have entered into a five-year lease for our principal executive offices that expires in the first half of 2006 and includes an option to renew for another five years. Our distribution center is a leased facility located at 1450 Gould Boulevard, LaVergne, Tennessee 37086-3535. Our current lease for our distribution center expires on June 30, 2002, and we have two, three-year extension options available.

     Of our 148 owned sites as of December 31, 2000, the land and improvements at 11 are leased, the improvements but not the land at five are leased, four are subject to ground leases of the entire site and eight are subject to ground leases of portions of these sites. We consider our facilities suitable and adequate for the purposes for which they are used. In addition to these 148 sites, including one site currently held for development, we own one additional site that will be developed as a travel center and two sites that are closed and being held for sale. In January 2001, we sold one of our leased sites.

     The following charts set forth, as of March 15, 2001, a list of each of the sites owned and operated by us, leased from us and operated by an operator and owned and operated by an independent franchisee, and also lists certain of the products and services available at each travel center.

        The TravelCenters of
          America Network

                                                                                              FACILITY SERVICES
                                                                      METHOD   -----------------------------------------------
                                                             SIZE     OF OP.   PRIVATE   PARKING    PARK     TRAVEL   LAUNDRY
          NUMBER   ST       NAME       INTERSTATE LOCATION  (ACRES)    (1)     SHOWERS   SPACES    'N VIEW   STORE    SERVICES
          ------   ---   -----------   -------------------  -------   ------   -------   -------   -------   ------   --------
             1     AL    Mobile        I-10, Exit 4           15.2    CoCo       10        102       Y        Y         Y
             2     AL    Montgomery    I-65, Exit 168         10.4    CoFo       12        125       Y        Y         Y
             3     AL    Tuscaloosa    Exit 77, I-20/159 &
                                       Buttermilk Rd.         14.7    CoCo       12        135       Y        Y         Y
             4     AZ    Eloy          I-10, Exit 203,
                                       Toltec Rd.             22.0    CoCo       12        208       Y        Y         Y
             5     AZ    Kingman       I-40, Exit 48          27.9    CoCo       12        125       Y        Y         Y
             6     AR    West          Earle Exit 260,
                         Memphis       I-40 & SR 149          47.4    CoCo       10        175       Y        Y         Y
             7     CA    Barstow       I-15, West Main
                                       Exit                   12.2    CoCo        7        150                Y
             8     CA    Buttonwillow  I-5, Exit 58           15.8    CoCo       12        220       Y        Y         Y
             9     CA    Coachella     I-10 at Dillon Rd      17.4    CoCo       10        300       Y        Y         Y
            10     CA    Corning       Hwy 5 at South Ave     24.0    CoCo       20        300       Y        Y         Y
            11     CA    Lost Hills    I-5, Hwy 46 Exit       17.4    CoCo        6         65                Y
            12     CA    Ontario       Exit Milliken Ave.,
                         East          I-10 & Milliken Ave    31.8    CoCo       28        650       Y        Y         Y
            13     CA    Ontario       I-10 at Milliken
                         West          Ave                    34.7    CoCo       18        450       Y        Y         Y
            14     CA    Redding       I-5, Knighton Rd       20.0    CoCo        7        250       Y        Y         Y
            15     CA    Santa Nella   I-5 & Hwy 33, Santa
                                       Nella Exit             22.7    CoCo       13        216       Y        Y         Y
            16     CA    Wheeler       I-5 at Lake
                         Ridge         Isabella or Laval
                                       Rd                     20.0    CoCo       13        165       Y        Y         Y
            17     CO    Denver East   I-70/I-270, Exit
                                       278 (Quebec St.
                                       Exit)                  27.0    CoCo       10        210       Y        Y         Y
            18     CO    Denver West   I-70, Exit 266         12.9    CoFo       10        155       Y        Y         Y
            19     CT    New Haven     I-95, CT Exit 56       12.3    CoFo        7        120                Y         Y
            20     CT    Southington   I-84, Exit 28, Hwy
                                       322                    14.6    CoCo       12        150       Y        Y         Y
            21     CT    Willington    I-84, Exit 71 Ruby
                                       Rd                     43.0    CoCo       10        220       Y        Y         Y
            22     FL    Jacksonville  Jct. I-10 & U.S.
                         I-10          301, Exit 50           17.9    CoFo        9        137       Y        Y         Y
            23     FL    Jacksonville  I-95 & CR 210 West,
                         S             Exit 96                11.3    CoFo        6         90       Y        Y         Y
            24     FL    Marianna      I-10 & State Route
                                       71                     31.6    CoFo       12        138       Y        Y         Y
            25     FL    Vero Beach    I-95, Exit 68          29.2    CoFo       12        180       Y        Y         Y
            26     FL    Wildwood      I-76 at Route 44,
                                       Exit 66                23.0    CoCo       12        170       Y        Y         Y
            27     GA    Atlanta       Exit 39, Hwy 160,
                                       I-285 East             17.8    CoCo       12        230       Y        Y         Y
            28     GA    Atlanta       I-75 & Georgia Hwy
                         South         36                     29.2    CoFo       12        200       Y        Y         Y
            29     GA    Brunswick     Exit 6, I-95 at
                                       U.S. 17                28.2    CoCo       12        110                Y         Y
            30     GA    Cartersville  I-75, Exit 127         21.2    CoCo       10        200       Y        Y         Y
            31     GA    Commerce      I-85 & U.S. 441,
                                       Exit 53                13.4    CoCo       14        151                Y         Y
            32     GA    Cordele       I-75 & Winona, Exit
                                       97                     18.6    CoCo        8        100                Y         Y
            33     GA    Lake Park     I-75, Exit 1            8.8    CoFo        6         75       Y        Y         Y
            34     GA    Madison       I-20 & U.S. 441,
                                       Exit 51                11.6    CoCo       10        175       Y        Y         Y
            35     GA    Savannah      I-95 & U.S. 17
                                       South,
                                       Exit 14                20.0    CoFo        9        107       Y        Y         Y
            36     ID    Boise         I-84, Exit 54          13.0    CoCo       12        130                Y         Y


                                                         FUEL                        TRUCK MAINTENANCE
                       FACILITY SERVICES         ---------------------   ------------------------------------------
                  ----------------------------    DIESEL                           EMERGENCY    SERVICE      TRUCK
                  WEIGH    BUSINESS   DRIVER'S   SATELLITE   GASOLINE     TRUCK      ROAD        POINT      SERVICE
          NUMBER  SCALES   SERVICES    LOUNGE      PUMPS     AVAILABLE   SERVICE    SERVICE    FACILITIES    BAYS
          ------  ------   --------   --------   ---------   ---------   -------   ---------   ----------   -------
             1    CAT        Y          Y          Y            BP          Y        Y           Y             5
             2     Y         Y          Y          Y           Citgo        Y        Y           Y             2
             3
                   Y                    Y          Y            BP          Y        Y           Y             2
             4
                  CAT        Y          Y          Y           Exxon        Y        Y           Y             3
             5    CAT        Y                     Y            76          Y        Y           Y             2
             6
                  CAT        Y          Y          Y            BP          Y        Y           Y             3
             7
                             Y                     Y         Unbranded
             8    CAT        Y          Y          Y            76          Y        Y           Y             2
             9    CAT        Y          Y          Y           Arco         Y        Y           Y             4
            10    CAT        Y          Y          Y           Arco         Y        Y           Y             4
            11               Y                                 Arco
            12
                  CAT        Y          Y          Y                        Y        Y           Y             3
            13
                  CAT        Y          Y          Y            76          Y        Y           Y             3
            14    CAT        Y          Y          Y            76          Y        Y           Y             2
            15
                  CAT        Y          Y          Y            76          Y        Y           Y             5
            16

                  CAT        Y          Y          Y          Chevron       Y        Y           Y             3
            17

                  CAT        Y          Y          Y         Unbranded      Y        Y           Y             3
            18    CAT        Y          Y          Y            76          Y        Y           Y             2
            19    CAT        Y          Y          Y          Sunoco        Y        Y           Y             2
            20
                  CAT        Y          Y          Y          Texaco        Y        Y           Y             3
            21
                  CAT        Y          Y          Y           Shell        Y        Y           Y             3
            22
                   Y         Y          Y          Y           Amoco        Y        Y           Y             2
            23
                   Y         Y          Y          Y           Shell        Y        Y           Y             2
            24
                  CAT        Y          Y          Y            BP          Y        Y           Y             2
            25    CAT        Y          Y          Y           Amoco        Y        Y           Y             2
            26
                  CAT        Y          Y          Y            BP          Y        Y           Y             3
            27
                  CAT        Y          Y          Y                        Y        Y           Y             4
            28
                  CAT        Y          Y          Y           Citgo        Y        Y           Y             4
            29
                  CAT        Y          Y          Y            BP          Y        Y           Y             3
            30    CAT        Y          Y          Y           Exxon        Y        Y           Y             3
            31
                   Y         Y          Y          Y            76          Y        Y           Y             2
            32
                   Y         Y          Y          Y            BP          Y        Y           Y             3
            33     Y         Y          Y          Y            BP          Y        Y           Y             2
            34
                  CAT        Y          Y          Y            BP          Y        Y           Y             2
            35

                  CAT        Y          Y          Y           Amoco        Y        Y           Y             2
            36    CAT        Y          Y          Y           Amoco        Y        Y           Y             3

                                           MOTEL
                          FOOD           AVAILABLE
                  --------------------   ----------
                   FULL        FAST
                  SERVICE      FOOD
          NUMBER  DINING    OFFERINGS
          ------  -------   ----------
             1        Y
             2        Y
             3
                      Y        2,3
             4
                      Y        2,19
             5        Y         11
             6
                      Y        2,7
             7
                      Y
             8        Y         2
             9        Y       1,2,17
            10        Y       1,3,17
            11        Y
            12
                      Y      2,6,7,17
            13
                      Y        1,22
            14        Y        1,11
            15
                      Y
            16

                      Y     1,2,3,7,17
            17

                      Y      1,10,11
            18        Y
            19        Y
            20
                      Y
            21
                      Y        7,12
            22
                      Y
            23
                      Y
            24
                      Y
            25        Y         9
            26
                      Y     1,3,11,17
            27
                      Y         11       Unbranded
            28
                      Y        2,3
            29
                      Y         13        Days Inn
            30        Y       6,7,11
            31
                      Y
            32
                      Y
            33        Y
            34
                      Y        2,11
            35

                      Y        1,8
            36        Y        2,3

        The TravelCenters of
          America Network

                                                                                              FACILITY SERVICES
                                                                      METHOD   -----------------------------------------------
                                                             SIZE     OF OP.   PRIVATE   PARKING    PARK     TRAVEL   LAUNDRY
          NUMBER   ST       NAME       INTERSTATE LOCATION  (ACRES)    (1)     SHOWERS   SPACES    'N VIEW   STORE    SERVICES
          ------   ---   -----------   -------------------  -------   ------   -------   -------   -------   ------   --------
            37     IL    Bloomington   I-55, I-74, I-39 at
                                       Route 9, Exit 160A     19.0    CoCo       11        150       Y        Y         Y
            38     IL    Chicago N     Illinois/Wisconsin
                                       Line
                                       I-94 & Russell         63.2    CoCo       12        300       Y        Y         Y
            39     IL    Effingham     I-57 & I-70 State
                                       Route 32 & 33, Exit
                                       160                    13.0    CoCo       10        120       Y        Y         Y
            40     IL    Elgin West    I-90 & U.S. Hwy 20,
                                       Marengo-Hampshire
                                       Exit                   14.8    CoCo       10        125       Y        Y         Y
            41     IL    Mt. Vernon    I-57 & I-64            32.5    CoCo        8        175       Y        Y         Y
            42     IN    Gary          Burr St. Exit,
                                       I-80/ I-94             21.6    CoCo       22        350       Y        Y         Y
            43     IN    Indianapolis  I-70 & State Road
                         West          39,
                                       Exit 59                16.4    CoFo        7        100       Y        Y         Y
            44     IN    Indy 500      I-65, State Road
                                       334,
                                       Exit 130               38.8    CoFo        6        150                Y         Y
            45     IN    Lake
                         Station       I-80/I-94, Exit 15B    23.2    CoCo       15        250       Y        Y         Y
            46     IN    Porter        1600 West US Hwy 20    34.5    CoCo       10        300       Y        Y         Y
            47     IN    Seymour       Exit 50, I-65 &
                                       S.R. 50                16.0    CoCo       11        130       Y        Y         Y
            48     IA    Council
                         Bluffs        I-80 & I-29, Exit 3    11.3    CoCo        5        100       Y        Y         Y
            49     IA    Iowa 80       I-80 at Exit 284        N/A    FoFo       23        700                Y         Y
            50     KS    Beto          Exit 155, U.S. 75 &
                         Junction      I-35                    N/A    FoFo        6        200       Y        Y         Y
            51     KY    Cincinnati    Exit 175, I-75/I-71
                         South         & S.R. 338              9.0    CoCo        8         95       Y        Y         Y
            52     KY    Florence      I-75, Exit 181         11.0    CoCo        8        160       Y        Y         Y
            53     LA    Lafayette     I-10 & State Road
                                       182                    14.0    CoCo       13        119       Y        Y         Y
            54     LA    Slidell       I-10, Exit 266         21.6    CoFo       10        200       Y        Y         Y
            55     LA    Tallulah      I-20 & U.S. 65,
                                       Exit 171               16.7    CoCo        8        120       Y        Y         Y
            56     MD    Baltimore     I-95, Exit 57          21.0    CoCo       19        250       Y        Y         Y
            57     MD    Baltimore     Jessup Exit 41A,
                         South         Rt. 175 & I-95         20.0    CoCo       19        650       Y        Y         Y
            58     MD    Elkton        I-95, Exit 109B        30.0    CoCo       12        230       Y        Y         Y
            59     MI    Ann Arbor     I-94, Exit 167         31.9    CoCo       10        112       Y        Y         Y
            60     MI    Monroe        Exit 15, I-75 &
                                       S.R. 50                33.1    CoCo       10        200       Y        Y         Y
            61     MI    Saginaw       I-75, Exit 144         11.5    CoFo        4        100       Y        Y         Y
            62     MI    Sawyer        I-94, Exit 12          23.3    CoCo        8        155       Y        Y         Y
            63     MN    Albert Lea    I-90 & I-35, Exit
                                       11                      N/A    FoFo       10        160       Y        Y         Y
            64     MN    Twin City     I-94 & Hwy 101,
                         West          Exit 207               12.1    CoFo        8        127       Y        Y         Y
            65     MS    Meridian      I-20 & I-59, Exit
                                       160                    12.5    CoCo        6        115       Y        Y         Y
            66     MO    Concordia     Exit 58, I-70 & Rt.
                                       23                     20.2    CoCo       12        120       Y        Y         Y
            67     MO    Kansas City   I-70 & Route H,
                         East          Exit 28                15.2    CoCo       10        130       Y        Y         Y
            68     MO    Matthews      I-55 & Hwy 80, Exit
                                       58                     28.6    CoCo        6        100       Y        Y         Y
            69     MO    Mt. Vernon    Exit 46, I-44 &
                                       S.R. 39                 N/A    FoFo       12        150                Y         Y
            70     MO    Springfield
                         East          I-44, Exit 88           N/A    FoFo        8        130                Y         Y
            71     MO    St. Louis     I-70 & Route W,
                         W. I-70       Exit 203               16.7    CoFo        8         86       Y        Y         Y


                                                         FUEL                        TRUCK MAINTENANCE
                       FACILITY SERVICES         ---------------------   ------------------------------------------
                  ----------------------------    DIESEL                           EMERGENCY    SERVICE      TRUCK
                  WEIGH    BUSINESS   DRIVER'S   SATELLITE   GASOLINE     TRUCK      ROAD        POINT      SERVICE
          NUMBER  SCALES   SERVICES    LOUNGE      PUMPS     AVAILABLE   SERVICE    SERVICE    FACILITIES    BAYS
          ------  ------   --------   --------   ---------   ---------   -------   ---------   ----------   -------
            37
                  CAT        Y          Y          Y            76          Y        Y           Y             2
            38

                  CAT        Y          Y          Y           Mobil        Y        Y           Y             3
            39

                   Y         Y          Y          Y            BP          Y        Y           Y             3
            40

                  CAT        Y          Y          Y           Amoco        Y        Y           Y             2
            41    CAT        Y          Y          Y           Citgo        Y        Y           Y             2
            42
                  CAT        Y          Y          Y            BP          Y        Y           Y             4
            43

                  CAT        Y          Y          Y            76          Y        Y           Y             2
            44

                  CAT        Y          Y          Y         Marathon       Y        Y           Y             2
            45
                   Y         Y          Y          Y         Phillips       Y        Y           Y             3
            46    CAT        Y          Y          Y           Mobil        Y                    Y             2
            47
                  CAT        Y          Y          Y            BP          Y        Y           Y             2
            48
                  CAT        Y          Y          Y          Conoco        Y        Y           Y             2
            49    CAT        Y          Y          Y           Amoco        Y        Y           Y             5
            50
                  CAT        Y          Y          Y          Texaco        Y        Y           Y             2
            51
                  CAT        Y          Y          Y            BP          Y        Y           Y             2
            52    CAT        Y          Y          Y          Sunoco        Y        Y           Y             3
            53
                  CAT        Y          Y          Y           Amoco        Y        Y           Y             2
            54     Y         Y          Y          Y           Mobil        Y        Y           Y             3
            55
                  CAT        Y          Y          Y           Mobil        Y        Y           Y             2
            56    CAT        Y          Y          Y           Mobil
            57
                  CAT        Y          Y          Y           Citgo        Y        Y           Y             4
            58    CAT        Y          Y          Y           Mobil        Y        Y           Y             3
            59    CAT        Y          Y          Y            BP          Y        Y           Y             2
            60
                  CAT        Y          Y          Y            BP          Y        Y           Y             3
            61     Y         Y          Y          Y           Citgo        Y        Y           Y             2
            62    CAT        Y          Y          Y           Mobil        Y        Y           Y             3
            63
                  CAT        Y          Y          Y          Texaco        Y        Y           Y             2
            64
                  CAT        Y          Y          Y           Citgo        Y        Y           Y             2
            65
                  CAT        Y          Y          Y            BP          Y        Y           Y             2
            66
                  CAT        Y          Y          Y         Phillips       Y        Y           Y             2
            67
                  CAT        Y          Y          Y          Conoco        Y        Y           Y             2
            68
                  CAT        Y          Y          Y           Citgo        Y        Y           Y             2
            69
                   Y         Y          Y          Y          Conoco        Y        Y           Y             2
            70
                   Y         Y          Y          Y          Conoco        Y        Y           Y             2
            71
                  CAT        Y          Y          Y           Mobil        Y        Y           Y             2

                                           MOTEL
                          FOOD           AVAILABLE
                  --------------------   ----------
                   FULL        FAST
                  SERVICE      FOOD
          NUMBER  DINING    OFFERINGS
          ------  -------   ----------
            37
                      Y
            38

                      Y         1
            39

                      Y       6, 11
            40

                      Y        1, 2
            41        Y         11
            42
                      Y        1,2
            43

                      Y         5
            44

                      Y
            45
                      Y         3
            46        Y         3
            47
                      Y
            48
                      Y        1,20
            49        Y       4,9,13
            50
                      Y         9
            51
                      Y         2
            52               1,11,21
            53
                      Y
            54        Y
            55
                      Y
            56        Y        2,3        Rodeway
            57
                      Y         3
            58        Y        3,6
            59        Y
            60
                      Y      1,10,11
            61        Y
            62        Y       2,7,11
            63
                      Y        1,15
            64
                      Y
            65
                      Y
            66
                      Y       1,3,17
            67
                      Y        1,11
            68
                      Y         2
            69
                      Y       14,15
            70
                      Y        3,2
            71
                      Y

        The TravelCenters of
          America Network

                                                                                              FACILITY SERVICES
                                                                      METHOD   -----------------------------------------------
                                                             SIZE     OF OP.   PRIVATE   PARKING    PARK     TRAVEL   LAUNDRY
          NUMBER   ST       NAME       INTERSTATE LOCATION  (ACRES)    (1)     SHOWERS   SPACES    'N VIEW   STORE    SERVICES
          ------   ---   -----------   -------------------  -------   ------   -------   -------   -------   ------   --------
            72     NE    Grand
                         Island West   I-80, Exit 305         18.6    CoFo        7        125       Y        Y         Y
            73     NE    Ogallala      I-80, Exit 126         16.8    CoCo        9         75       Y        Y         Y
            74     NE    Waco          I-80, Exit 360         15.5    CoCo        3         70                Y         Y
            75     NV    Las Vegas     I-15, Blue Diamond
                                       Exit 33                12.1    CoCo       14        135       Y        Y         Y
            76     NV    Mill City     I-80, Exit 151
                                       (West)
                                       Exit 149 (East)        73.4    CoCo       10        120                Y         Y
            77     NV    Reno-Sparks   I-80, Exit 19          14.7    CoFo       16        187                Y         Y
            78     NV    Rye Patch     I-80, Exit 129         12.0    CoCo        3         40                Y
            79     NH    Greenland     I-95, Exit 3
                                       Northbound; Exit 34
                                       Southbound              6.8    CoCo        7        120       Y        Y         Y
            80     NJ    Bloomsbury    I-78, Bloomsbury
                                       Exit 7                 12.5    CoCo        7        140       Y        Y         Y
            81     NJ    Carney's
                         Point         Exit 2C, I-295         10.0    CoCo        6         70                Y         Y
            82     NJ    Columbia      Exit 4, I-80 at Rt.
                                       94                     16.3    CoCo        7        190       Y        Y         Y
            83     NJ    Paulsboro     I-295, 18A,
                                       Mt. Royal Exit         25.0    CoCo       10        200       Y        Y         Y
            84     NM    Albuquerque   I-25 & I-40, Exit
                                       227A                   11.6    CoCo       11        125       Y        Y         Y
            85     NM    Gallup        Exit 16, I-40 & Hwy
                                       66                     14.9    CoCo       12        125       Y        Y         Y
            86     NM    Las Cruces    I-10 & Amandor
                                       Exit, Hwy 292          19.2    CoCo       15        145       Y        Y         Y
            87     NM    Santa Rosa    Exit 277, I-40 &
                                       U.S. 66, 54 & 84       24.7    CoCo       10        175       Y        Y         Y
            88     NY    Belmont       Rts. 17 & 19            8.2    CoCo        1         50                Y
            89     NY    Binghamton    I-81 N. Exit 2W,
                                       NY-17 or I-815,
                                       Exit 3,
                                       I-81/I-17              10.0    CoCo        6         97                Y         Y
            90     NY    Buffalo       I-90 & SR77, Exit
                         I-90 East     48A, Pembroke          16.3    CoFo        8        150       Y        Y         Y
            91     NY    Dansville     I-390, Exit 5          16.0    CoCo        5        126       Y        Y         Y
            92     NY    Fultonville   I-90, Exit 28          15.1    CoCo        8        100       Y        Y         Y
            93     NY    Maybrook      I-84, Exit 5           15.6    CoCo       12        180       Y        Y         Y
            94     NC    Candler       I-40, Exit 37          20.3    CoCo        8        125       Y        Y         Y
            95     NC    Greensboro    Exit 138, I-85/I-40
                                       & Hwy 61               28.6    CoCo       14        185       Y        Y         Y
            96     NC    Kenly         Exit 106, I-95          N/A    FoFo       12        250       Y        Y         Y
            97     OH    Ashland       Exit 186, I-71 &
                                       U.S. 250                7.1    CoCo        4         60                Y         Y
            98     OH    Columbus      I-70 at Ohio 37,
                         East          Exit 126               17.4    CoCo        9        160       Y        Y         Y
            99     OH    Columbus      I-70 & U.S. 42,
                         West          Exit 79                27.0    CoCo        8        200       Y        Y         Y
           100     OH    Dayton        Exit 10, I-70 &
                                       U.S. 127               89.8    CoCo        9        200       Y        Y         Y
           101     OH    Jeffersonville
                         East          I-77, MM 65            11.7    CoCo        6        190       Y        Y         Y
           102     OH    Kingsville    I-90, Exit 235         37.0    CoCo        9        126       Y        Y         Y
           103     OH    Lodi          Exit 209, I-71 &
                                       I-76 at Rt. 224        25.3    CoCo       12        270       Y        Y         Y


                                                         FUEL                        TRUCK MAINTENANCE
                       FACILITY SERVICES         ---------------------   ------------------------------------------
                  ----------------------------    DIESEL                           EMERGENCY    SERVICE      TRUCK
                  WEIGH    BUSINESS   DRIVER'S   SATELLITE   GASOLINE     TRUCK      ROAD        POINT      SERVICE
          NUMBER  SCALES   SERVICES    LOUNGE      PUMPS     AVAILABLE   SERVICE    SERVICE    FACILITIES    BAYS
          ------  ------   --------   --------   ---------   ---------   -------   ---------   ----------   -------
            72
                  CAT        Y          Y          Y          Conoco        Y        Y           Y             2
            73    CAT        Y          Y          Y            76          Y        Y           Y             2
            74               Y                     Y           Amoco
            75
                  CAT        Y          Y          Y            76          Y        Y           Y             2
            76

                  CAT        Y          Y          Y           Arco         Y        Y           Y             3
            77     Y         Y          Y          Y            76          Y        Y           Y             2
            78               Y                                 Arco
            79

                   Y         Y          Y                    Unbranded      Y
            80
                  CAT        Y          Y          Y           Mobil        Y        Y           Y             3
            81
                  CAT        Y          Y          Y          Texaco                 Y
            82
                  CAT        Y          Y          Y            BP          Y        Y           Y             2
            83
                   Y         Y          Y          Y         Unbranded      Y        Y           Y             3
            84
                  CAT        Y          Y          Y            76          Y        Y           Y             3
            85
                  CAT        Y          Y          Y           Shell        Y        Y           Y             2
            86
                  CAT        Y          Y          Y           Shell        Y        Y           Y             5
            87
                  CAT        Y          Y          Y           Shell        Y        Y           Y             3
            88                                                 Mobil
            89

                   Y                                          Sunoco        Y        Y           Y             2
            90
                   Y         Y          Y          Y           Citgo        Y        Y           Y             2
            91     Y         Y          Y          Y           Mobil        Y        Y           Y             2
            92               Y          Y          Y          Sunoco        Y        Y           Y             2
            93     Y         Y          Y          Y          Sunoco        Y        Y           Y             3
            94     Y         Y          Y          Y           Citgo        Y                    Y             3
            95
                  CAT        Y          Y          Y            BP          Y        Y           Y             2
            96     Y         Y          Y          Y          Texaco        Y        Y           Y             4
            97
                  CAT                   Y                       BP          Y        Y           Y             2
            98
                  CAT        Y          Y          Y            BP          Y        Y           Y             2
            99
                  CAT        Y          Y          Y            BP          Y        Y           Y             2
           100
                  CAT                   Y          Y            BP          Y        Y           Y             2
           101
                  CAT        Y          Y          Y            BP          Y        Y           Y             2
           102    CAT        Y          Y          Y            BP          Y        Y           Y             3
           103
                  CAT        Y          Y          Y            BP          Y        Y           Y             2

                                           MOTEL
                          FOOD           AVAILABLE
                  --------------------   ----------
                   FULL        FAST
                  SERVICE      FOOD
          NUMBER  DINING    OFFERINGS
          ------  -------   ----------
            72
                      Y
            73        Y
            74        Y
            75
                      Y        7,20
            76

                      Y         2        Unbranded
            77        Y
            78
            79

                      Y         1
            80
                      Y         7
            81
                                11
            82
                      Y       1,2,6       Days Inn
            83
                      Y                  Unbranded
            84
                      Y
            85
                      Y         4           HoJo
            86
                      Y       1,2,7
            87
                      Y         3
            88        Y
            89

                      Y
            90
                      Y
            91        Y                   Days Inn
            92        Y                  Unbranded
            93        Y         1        Unbranded
            94        Y
            95
                      Y        7,11       Days Inn
            96        Y         9
            97
                      Y
            98
                      Y        6,11
            99
                      Y        1,11
           100
                      Y        3,7
           101
                      Y        1,11
           102        Y         7
           103
                      Y        1,7

        The TravelCenters of
          America Network

                                                                                              FACILITY SERVICES
                                                                      METHOD   -----------------------------------------------
                                                             SIZE     OF OP.   PRIVATE   PARKING    PARK     TRAVEL   LAUNDRY
          NUMBER   ST       NAME       INTERSTATE LOCATION  (ACRES)    (1)     SHOWERS   SPACES    'N VIEW   STORE    SERVICES
          ------   ---   -----------   -------------------  -------   ------   -------   -------   -------   ------   --------
           104     OH    North
                         Canton        I-77, Exit 111         11.2    CoCo        4         90       Y        Y         Y
           105     OH    Stony Ridge   Ohio Turnpike Exit
                                       5, I-80 & I-280        17.0    CoCo       15        300       Y        Y         Y
           106     OH    Toledo/Perrysburg I-80/90 & I-280,
                                       Exit 5                 17.6    CoCo       12        200       Y        Y         Y
           107     OH    Youngstown    I-80, Route 46,
                                       Exit 223A              16.2    CoCo       12        200       Y        Y         Y
           108     OK    Oklahoma
                         City East     I-40, Exit 142         19.0    CoCo       12        220       Y        Y         Y
           109     OK    Oklahoma
                         City West     I-40, Exit 140         19.3    CoCo        6        200       Y        Y         Y
           110     OK    Sayre         I-40 & Cemetery
                                       Road                   20.0    CoCo        6        100       Y        Y         Y
           111     OR    Eugene        Exit 199, I-5           N/A    FoFo        6        110       Y        Y         Y
           112     OR    Portland      I-5, Exit 278          20.0    CoCo        6        150       Y        Y         Y
           113     OR    Troutdale     I-84, Exit 17          25.4    CoCo       10        240       Y        Y         Y
           114     PA    Barkeyville   Exit 3, I-80 & S.R.
                                       8                      61.0    CoCo        9         95       Y        Y         Y
           115     PA    Bloomsburg    I-80, Exit 34          13.0    CoCo       14        200       Y        Y         Y
           116     PA    Breezewood    PA Turnpike Exit 12
                                       & U.S. 30, I-76/
                                       I-70                    N/A    FoFo       16        200                Y         Y
           117     PA    Brookville    Exit 13, I-80 & Rt.
                                       36                     48.5    CoCo       14        180       Y        Y         Y
           118     PA    Greencastle   I-81, Exit 3           23.5    CoCo       11        220       Y        Y         Y
           119     PA    Harborcreek   I-90, Exit 10          72.0    CoCo       11        266       Y        Y         Y
           120     PA    Harrisburg    Manada Hill Exit
                                       27, I-81 & S.R. 39     54.0    CoCo       17        170       Y        Y         Y
           121     PA    Lamar         Exit 25, I-80 &
                                       S.R. 64                68.3    CoCo       10        100       Y        Y         Y
           122     PA    Milesburg     I-80, Exit 23          11.3    CoCo        6         90                Y         Y
           123     PA    North East    I-90, Route 20,
                                       Exit 12                 9.6    CoCo       10         90                Y         Y
           124     SC    Manning       I-95, MM 119           15.1    CoFo        7        114       Y        Y         Y
           125     SC    Spartanburg   Exit 63, I-85 &
                                       S.R. 290               25.7    CoCo       12        160       Y        Y         Y
           126     SD    Spencer       I-90, Exit 353         12.0    CoCo        2         12       Y        Y
           127     TN    Antioch       I-24, Exit 62          21.5    CoCo        6        150       Y        Y         Y
           128     TN    Jackson       I-40, Exit 68          10.0    CoFo        6        100                Y         Y
           129     TN    Knoxville     Exit 374, I-40 &
                                       I-75                   24.0    CoCo       15        150       Y        Y         Y
           130     TN    Knoxville     I-40 & I-75, Exit
                         West          369                    25.3    CoFo       13        176       Y        Y         Y
           131     TN    Nashville     Exit 85, I-65,
                                       James Robertson
                                       Pkwy                   16.6    CoCo       11        180                Y         Y
           132     TN    Nashville
                         South         I-65, Exit 61          13.2    CoCo        6         86                Y         Y
           133     TX    Amarillo      Exit 81, I-40 E &
                         East          FM 1912                25.0    CoCo       12        156                Y         Y
           134     TX    Amarillo
                         West          I-40, Exit 74          29.5    CoCo       10        175       Y        Y         Y
           135     TX    Baytown       Exit 789, I-10 &
                                       Thompson Rd            17.0    CoCo       10        230                Y         Y
           136     TX    Dallas        Big Town Blvd.,
                                       I-30 & U.S. 80         13.7    CoCo       16        150       Y        Y         Y
           137     TX    Dallas        I-20 & BonnieView,
                         South         Exit 470/Opens July
                                       2001                   21.8    CoCo       10        200       Y        Y         Y


                                                         FUEL                        TRUCK MAINTENANCE
                       FACILITY SERVICES         ---------------------   ------------------------------------------
                  ----------------------------    DIESEL                           EMERGENCY    SERVICE      TRUCK
                  WEIGH    BUSINESS   DRIVER'S   SATELLITE   GASOLINE     TRUCK      ROAD        POINT      SERVICE
          NUMBER  SCALES   SERVICES    LOUNGE      PUMPS     AVAILABLE   SERVICE    SERVICE    FACILITIES    BAYS
          ------  ------   --------   --------   ---------   ---------   -------   ---------   ----------   -------
           104
                  CAT        Y          Y                     Ashland       Y        Y           Y             2
           105
                  CAT        Y          Y          Y                        Y        Y           Y             3
           106
                  CAT        Y          Y          Y            BP          Y        Y           Y             2
           107
                  CAT        Y          Y          Y                        Y        Y           Y             3
           108
                  CAT        Y          Y          Y          Conoco        Y        Y           Y             3
           109
                  CAT        Y          Y          Y         Phillips       Y        Y           Y             2
           110
                  CAT        Y          Y          Y          Texaco        Y                    Y             2
           111     Y         Y          Y          Y           Shell        Y        Y           Y             3
           112    CAT        Y          Y          Y           Shell        Y        Y           Y             2
           113    CAT        Y          Y          Y           Arco         Y        Y           Y             4
           114
                  CAT        Y          Y          Y            BP          Y        Y           Y             2
           115    CAT        Y          Y          Y           Amoco        Y        Y           Y             5
           116

                  CAT        Y          Y          Y           Mobil        Y        Y           Y             3
           117
                  CAT        Y          Y          Y            BP          Y        Y           Y             3
           118     Y         Y          Y          Y           Mobil        Y        Y           Y             4
           119     Y         Y          Y          Y          Sunoco        Y        Y           Y             3
           120
                  CAT        Y          Y          Y                        Y        Y           Y             2
           121
                  CAT        Y          Y          Y            BP          Y        Y           Y             2
           122               Y          Y          Y           Amoco        Y        Y           Y             3
           123
                   Y         Y          Y          Y           Shell        Y        Y           Y             2
           124    CAT        Y          Y          Y           Amoco        Y        Y           Y             2
           125
                  CAT        Y          Y          Y            BP          Y        Y           Y             3
           126                                     Y           Amoco
           127    CAT        Y          Y          Y            BP          Y        Y           Y             4
           128     Y         Y          Y          Y            BP          Y        Y           Y             2
           129
                  CAT        Y          Y          Y                        Y        Y           Y             3
           130
                  CAT        Y          Y          Y            BP          Y        Y           Y             3
           131

                  CAT        Y          Y          Y                        Y        Y           Y             3
           132
                   Y         Y          Y          Y            BP          Y        Y           Y             2
           133
                  CAT        Y          Y          Y                        Y        Y           Y             3
           134
                  CAT        Y          Y          Y           Exxon        Y        Y           Y             3
           135
                  CAT        Y          Y          Y                        Y        Y           Y             3
           136
                  CAT        Y          Y          Y                        Y        Y           Y             3
           137

                  CAT        Y          Y          Y           Exxon        Y        Y           Y             3

                                           MOTEL
                          FOOD           AVAILABLE
                  --------------------   ----------
                   FULL        FAST
                  SERVICE      FOOD
          NUMBER  DINING    OFFERINGS
          ------  -------   ----------
           104
                      Y
           105
                      Y         6
           106
                      Y        2,7
           107
                      Y
           108
                      Y        1,22
           109
                      Y        6,11
           110
                                21
           111        Y
           112        Y
           113        Y         3        Unbranded
           114
                      Y         3
           115        Y         3
           116

                      Y      3,13,16
           117
                      Y        2,4          HoJo
           118        Y                   Rodeway
           119        Y         1         Rodeway
           120
                      Y                   Days Inn
           121
                      Y         3
           122        Y         3
           123
                      Y        1,2
           124        Y      2,4,6,8
           125
                      Y         13       Travelodge
           126                  3
           127        Y        7,11
           128        Y
           129
                      Y         2        Travelodge
           130
                      Y        1,7
           131

                      Y         3
           132
                      Y
           133
                      Y         3
           134
                      Y       1,7,11
           135
                      Y
           136
                      Y
           137

                      Y       1,7,22

        The TravelCenters of
          America Network

                                                                                              FACILITY SERVICES
                                                                      METHOD   -----------------------------------------------
                                                             SIZE     OF OP.   PRIVATE   PARKING    PARK     TRAVEL   LAUNDRY
          NUMBER   ST       NAME       INTERSTATE LOCATION  (ACRES)    (1)     SHOWERS   SPACES    'N VIEW   STORE    SERVICES
          ------   ---   -----------   -------------------  -------   ------   -------   -------   -------   ------   --------
           138     TX    Denton        I-35 & U.S. 77,
                                       Exit 471               17.9    CoFo        9        160                Y         Y
           139     TX    Rockwall      I-30 at Route 205,
                                       Exit 68                13.2    CoCo        6        100                Y         Y
           140     TX    San Antonio   I-10 & Foster Rd,
                                       Exit 583               31.2    CoCo       10        200       Y        Y         Y
           141     TX    Sweetwater    I-20, Exit 242         14.6    CoFo        6        110       Y        Y         Y
           142     UT    Parowan       I-15, Exit 78           7.2    CoCo        6         48                Y
           143     UT    Salt Lake
                         City          I-80, Exit 99          20.2    CoCo       12        150       Y        Y         Y
           144     VA    Ashland       Exit 92, I-95 & Rt.
                                       54                     19.2    CoCo       16        200       Y        Y         Y
           145     VA    Richmond      I-95, Exit 89          25.1    CoCo        8        158       Y        Y         Y
           146     VA    Roanoke       Exit 150, I-81 &
                                       U.S. 220               12.2    CoCo       10        110       Y        Y         Y
           147     VA    Wytheville    I-77, Exit 41,
                                       I-81,
                                       Exit 72                17.0    CoCo       12        120       Y        Y         Y
           148     WV    Hurricane     I-64, Exit 39          21.3    CoCo        7         95       Y        Y         Y
           149     WV    Martinsburg   I-81, Exit 20          37.2    CoCo        4        103       Y        Y         Y
           150     WV    Wheeling      Exit 11, I-70 at
                                       Dallas Pike             8.3    CoCo       11        200       Y        Y         Y
           151     WI    Janesville    Exit 171-C, I-90 &
                                       Hwy 14                  N/A    FoFo        4         50                Y         Y
           152     WI    Madison       I-90 & I-94, Exit
                                       132                    10.7    CoCo        9        160       Y        Y         Y
           153     WI    Twin City
                         East          I-94, Exit 4           15.1    CoFo        6         90       Y        Y         Y
           154     WY    Cheyenne      I-80, Exit 377         23.4    CoCo       12        140       Y        Y         Y
           155     WY    Ft. Bridger   I-80, Exit 30         134.7    CoCo        9        200       Y        Y
           156     WY    Sinclair      I-80, Exit 227         10.8    CoCo        4        150                Y
          --------------------------------------------------------------------------------------------------------------------


                                                         FUEL                        TRUCK MAINTENANCE
                       FACILITY SERVICES         ---------------------   ------------------------------------------
                  ----------------------------    DIESEL                           EMERGENCY    SERVICE      TRUCK
                  WEIGH    BUSINESS   DRIVER'S   SATELLITE   GASOLINE     TRUCK      ROAD        POINT      SERVICE
          NUMBER  SCALES   SERVICES    LOUNGE      PUMPS     AVAILABLE   SERVICE    SERVICE    FACILITIES    BAYS
          ------  ------   --------   --------   ---------   ---------   -------   ---------   ----------   -------
           138
                  CAT        Y          Y          Y           Shell        Y        Y           Y             2
           139
                  CAT        Y          Y          Y            76          Y        Y           Y             2
           140
                  CAT        Y          Y          Y           Exxon        Y        Y           Y             3
           141     Y         Y          Y          Y          Conoco        Y        Y           Y             2
           142    CAT        Y          Y          Y           Arco
           143
                  CAT                   Y          Y         Sinclair       Y        Y           Y             3
           144
                  CAT        Y          Y          Y            BP          Y        Y           Y             3
           145    CAT        Y          Y          Y           Mobil        Y        Y           Y             2
           146
                  CAT        Y          Y          Y            BP          Y        Y           Y             3
           147
                  CAT        Y          Y          Y            BP          Y        Y           Y             2
           148    CAT        Y          Y          Y            76          Y        Y           Y             2
           149    CAT        Y          Y          Y            76          Y        Y           Y             2
           150
                  CAT        Y          Y          Y                        Y        Y           Y             4
           151
                  CAT        Y          Y          Y           Mobil
           152
                  CAT        Y          Y          Y           Citgo        Y        Y           Y             2
           153
                  CAT        Y          Y          Y           Mobil        Y        Y           Y             2
           154    CAT        Y          Y          Y           Amoco        Y        Y           Y             3
           155    CAT        Y                     Y           Amoco        Y        Y           Y             3
           156               Y          Y                      Amoco
          ------

                                           MOTEL
                          FOOD           AVAILABLE
                  --------------------   ----------
                   FULL        FAST
                  SERVICE      FOOD
          NUMBER  DINING    OFFERINGS
          ------  -------   ----------
           138
                      Y
           139
                      Y
           140
                      Y       1,7,11
           141        Y        1,18
           142                 2,3
           143
                      Y        2, 7
           144
                      Y                  Travelodge
           145        Y        1,2
           146
                      Y         7         Days Inn
           147
                      Y       2,3,17
           148        Y
           149        Y
           150
                      Y
           151
                                9
           152
                      Y        2,3
           153
                      Y
           154        Y        2,7
           155        Y         2
           156
          ------

ITALIC PRINT INDICATES COMING IN 2001.

FAST FOOD OFFERINGS KEY:

    1 PIZZA HUT EXPRESS                            10 QUIZNO'S
    2 TACO BELL EXPRESS                            11 POPEYE'S CHICKEN & BISCUITS
    3 SUBWAY                                       12 DUNKIN' DONUTS
    4 BLIMPIE                                      13 DAIRY QUEEN
    5 OSCAR MEYER HOT DOG CONSTRUCTION CO.         14 KFC
    6 SBARRO                                       15 MCDONALD'S
    7 BURGER KING                                  16 LITTLE CAESARS'
    8 LONG JOHN SILVER'S                           17 TCBY TREATS
    9 WENDY'S                                      18 CHESTER CHICKEN

     19 A&W ALL AMERICAN FOOD
     20 TACO TIME
     21 MRS. B'S
     22 CHURCH'S CHICKEN

(1) CoCo = a Company-operated site; CoFo = a leased site; FoFo = a Franchisee-owned site.

RELATIONSHIPS WITH FRANCHISEES

     TA Licensing, Inc., a wholly owned subsidiary, licenses its trademarks to us, TA Operating Corporation and TA Franchise Systems. We enter into franchise agreements with operators and franchisee-owners of travel centers through TA Franchise Systems, and TA Franchise Systems collects franchise fees and royalties under these agreements. TA Franchise System's assets consist primarily of the rights under the original franchise agreements, the network franchise agreements and its trademark licenses from TA Licensing. TA Franchise Systems has no significant tangible assets. The sole remaining franchise agreement for the Unocal network was between TA Operating Corporation, as successor to National, and the operator of the New Lemont, Illinois facility. This franchise agreement was terminated in January 2001, and the site was sold to the respective franchisee.

  Network Franchise Agreement

     Currently, there are 25 leased sites operating under network franchise agreements. Most of these were signed in July through December of 1997.

     Initial Franchise Fee. If the franchisee was continuously operating under a franchise agreement, license agreement or prescribed marketing plan or system of another travel center or truck stop company during the one-year period before signing the network franchise agreement and met certain other conditions, the initial franchise fee was $5,000. Otherwise, the franchise fee was $100,000.

     Term of Agreement. The initial term of the network franchise agreement is five years. The network franchise agreement provides for five three-year renewals on the terms being offered to prospective franchisees at the time of the franchisee's renewal. We reserve the right to decline renewal under certain circumstances or if specified terms and conditions are not satisfied by the franchisee. Subject to specified exceptions, including existing operations, so long as the franchisee is not in default under the network franchise agreement, we agree not to operate, or allow another person to operate, a travel center or travel center business that uses the "TA" brand, within 75 miles in either direction along the primary interstate on which the franchised site is located.

     Restrictive Covenants. Except for the continued operation of specified businesses identified by the franchisee at the time of execution of the network franchise agreement, the franchisee cannot, during the term of the agreement, operate any travel center or truck stop-related business under a franchise agreement, licensing agreement or marketing plan or system of its own or another person or entity. If the franchisee owns the franchised premises, the franchisee may continue to operate a travel center at the franchised premises after termination of the franchise agreement, but if the termination is for any reason other than a termination at the expiration of the term of the agreement, the franchisee is restricted for a two-year period from re-branding the facility with any other truck stop or travel center company or other organization offering similar services and/or fleet billing services.

     Royalty Payments. Franchisees are required to pay us a continuing services and royalty fee equal to 3.75% of all non-fuel revenues. If branded fast food is sold from the franchised premises, the franchisee must pay us 3% of all net revenues earned directly or indirectly in connection with those sales after deduction of royalties paid to the fast food franchisor.

     Advertising, Promotion and Image Enhancement. The network franchise agreement establishes a system-wide advertising, marketing and promotional fund to which the franchisees are required to contribute 0.6% of their non-fuel revenues and net revenues from fast food sales. Franchisees who own the franchised premises are also required to spend certain minimum amounts on advertising.

     Fuel Purchases and Sales. Under the network franchise agreement, we agree to sell to franchisees, and franchisees agree to buy from us, 100% of their requirements of diesel fuel. If the franchisee does not purchase gasoline from us, the franchisee agrees to purchase gasoline from only those suppliers that we approve in writing. For all gasoline that is not purchased from us, the franchisee must pay a $0.03 per gallon royalty fee to us on all gallons of gasoline sold. Franchisees may not commingle any diesel fuel.

     Non-fuel Product Offerings. Franchisees are required to operate their sites in conformity with guidelines that we establish and offer any products and services that we deem integral to the network. We will offer franchisees the right to purchase products through our distribution center, subject to a warehouse fee equal to 5% of the purchased product's current average weighted cost. If franchisees do not purchase products through our distribution center, the products purchased by franchisees must comply with our standards and specifications and be approved by us. We have the right to require a franchisee to discontinue any product or service that we conclude is harmful to the image or productivity of the network.

     Transfer or Assignment/Right of First Refusal. Transfers of the network franchise agreement require a $25,000 fee and prior written approval from us. We have a right of first refusal on all transfers.

     Termination/Nonrenewal. The network franchise agreement may be terminated by the franchisee without cause or reason upon 180 days' prior written notice. We may terminate the network franchise agreement for the following reasons:

     - the default of the franchisee;

     - our withdrawal from the marketing of motor fuel in the state, county or parish where the franchise is located; or

     - the default or termination of the lease.

     The foregoing reasons also constitute grounds for nonrenewal of the network franchise agreement. In addition, we can decline to renew the network franchise agreement for the following reasons:

     - we and the operator fail to agree to changes or additions to the network franchise agreement;

     - we make a good faith determination not to renew the network franchise agreement because it would be uneconomical to us; or

     - if we own the franchised premises, we make a good faith determination to sell the premises or convert it to a use other than for a truck stop or travel center.

If we do not renew the network franchise agreement due to any of the three foregoing reasons, we may not enter into another network franchise agreement relating to the same franchised premises with another party within 180 days of the expiration date on terms materially different from those offered to the prior franchisee, unless the prior franchisee is offered the right, for a period of 30 days, to accept a renewal of the network franchise agreement on those different terms. If we do not renew the network franchise agreement because we make a good faith determination to withdraw from the marketing of fuel in the area of the franchised premises, we may not sell the franchised premises or franchised business for 90 days following the expiration of the network franchise agreement. The prior franchisee does not have a right of first refusal on the sale of the franchised premises.

  Network Lease Agreement

     In addition to franchise fees, we also collect rent from those franchisees that operate a travel center owned by us. As of December 31, 2000, there were 26 leased sites. Rent revenue for the 26 sites for the year ended December 31, 2000 was $11.0 million. Due to the sale of one of those sites in January 2001, currently there are 25 sites owned by us but leased to a franchisee. After taking into account this sale, the rent revenue for the 25 sites for the year ended December 31, 2000 was $10.6 million. Each operator of a leased site that enters into a network franchise agreement also must enter into a network lease agreement.

     Term. The lease agreements we have with our franchisees have a term of five years and allow for five renewals of three years each. We reserve the right to decline renewal under certain circumstances or if specified terms and conditions are not satisfied by the operator.

     Leased Site. The leased site consists only of the improved land, which includes the buildings and improvements, existing as of the date of the network lease. We may develop, improve, lease or sell all of our property not included in the leased site in our discretion as long as that property is not used for or in connection with any business engaged principally in the sale of fuel.

     Rent. Under the network lease, an operator must pay annual fixed rent equal to the sum of

     - base rent agreed upon by the operator and us, plus

     - an amount equal to 14% of the cost of all capital improvements, that we and the operator mutually agree will enhance the value of the leased premises, which cost in excess of $2,500 and are paid for by us, plus

     - an annual inflator equal to the percentage increase in the consumer price index.

The base rent will not be increased if the operator elects to pay for capital improvements. If we and the operator agree upon an amortization schedule for a capital improvement funded by the operator, we will, upon termination of the network lease, reimburse the operator for an amount equal to the unamortized portion of the cost of the capital improvement. The fixed rent, as adjusted by the annual inflator, may not increase more than 20% during the initial five-year term or 12% during any three-year renewal term of the network lease. The operator is responsible for the payment of all charges and expenses in connection with the operation of the leased site, including certain maintenance costs.

     Use of the Leased Site. The operator must operate the leased site as a travel center in compliance with all laws, including all environmental laws. The operator must submit to quality inspections that we request and appoint a manager that we approve, who is responsible for the day-to-day operations at the leased site.

     Termination /Nonrenewal /Transferability /Right of First Refusal. The network lease agreement contains terms and provisions regarding termination, nonrenewal, transferability and our right of first refusal which are substantially the same as the terms and provisions of the network franchise agreement.

  Original Franchise Agreement with BP Network Independent Franchisees

     There are nine sites that continue to operate under the franchise agreements they had with TA Franchise Systems prior to the network franchise agreement being revised to its current form in 1997. The terms of these franchise agreements are generally the same as the network franchise agreement, but they do not require the franchises to purchase their diesel fuel from us and their provisions vary. The average remaining term of these agreements is approximately seven years. At the expiration of these agreements, the respective franchisees may be offered an option to renew their franchises under our then-current franchise agreement.

     Term of Agreement. In general, the initial term of the original franchise agreement is 10 years. The original franchise agreement provides for one five-year renewal. The original franchise agreement offers no assurance that the terms of the renewal will be the same as those of the initial franchise agreement. We may decline renewal under some circumstances or if specified terms and conditions are not satisfied by the franchisee. So long as the franchisee is not in default under the franchise agreement, we agree not to operate, or allow another person to operate, the travel center or travel center business that uses the "TA" brand, within a specified area in either direction along one or more interstates at which the franchised site is located.

     Restrictive Covenants. Although the restrictive covenants in the original franchise agreements may vary slightly from franchise to franchise, each franchisee is subject to restrictions that prohibit two or more of the following during the term of the franchise agreement and for two years after its expiration:

     - operation of any other truck stop or travel center within its protected territory;

     - operation at the franchise location under any national brand other than "TA";

     - operation of a branded facility within a certain distance of any other TA facility; and

     - operation of any competitive business or a business that trades upon the franchise within the area adjacent to the franchise location.

     Royalty Payments. In general, we require franchisees to pay us a continuing services and royalty fee equal to 4% of all revenues earned directly or indirectly by the franchisee from any business conducted at or

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

from the franchised premises, excluding fuel sales and sales of branded fast food. As part of the royalty fee, we require the franchisee to pay us $0.004 per gallon on all sales of fuel.

     Advertising, Promotion and Image Enhancement. The original franchise agreement establishes a system-wide advertising, marketing and promotional fund to which franchisees are required to contribute 0.25% of all revenues, including revenues from fuel and fast food sales, and mandates certain minimum franchisee expenditures on advertising.

     Fuel Purchases and Sales. We do not require franchisees to purchase gasoline or diesel fuel from us. However, we charge royalty fees generally on all fuel sales at the franchised premises.

     Non-fuel Product Offerings. Franchisees are required to operate their travel centers in conformity with our guidelines, participate in and comply with all programs that we prescribe as mandatory and offer any products and services we deem integral to the network. We grant franchisees the right to purchase products from the distribution center. If a franchise does not purchase products through the distribution center, the products purchased by the franchisee must meet our approval and be in accordance with our standards and specifications. We have the right to require a franchisee to discontinue the sale of any product or service that we conclude is harmful to the image or productivity of our network.

     Transfer or Assignment of an Original Franchise Agreement. Franchisees may not transfer or assign their rights or interests under the franchise agreement without our prior written consent. Any transfer or assignment is subject to our right of first refusal and the payment of a transfer and training fee in an amount equal to 25% of the initial franchise fee that we are then charging to new franchisees.

     Termination of an Original Franchise Agreement. We may terminate the franchise agreement upon the occurrence of certain defaults, upon notice and without affording the franchisee an opportunity to cure the defaults. When other defaults occur, we may terminate the franchise agreement if, after receipt of a notice of default, the franchisee has not cured the default within the applicable cure period. The franchisee may terminate the franchise agreement upon thirty days notice, if we are in material default under the franchise agreement and we fail to cure or attempt to cure the default within a reasonable period after notification.

FRANCHISE REGULATION

     State franchise laws apply to TA Franchise Systems, and some of these laws require TA Franchise Systems to register with the state before it may offer a franchise, require TA Franchise Systems to deliver specified disclosure documentation to potential franchisees and impose special regulations upon petroleum franchises. Some state franchise laws also impose restrictions on TA Franchise Systems' ability to terminate or not to renew its respective franchises and impose other limitations on the terms of the franchise relationship or the conduct of the franchisor. Finally, a number of states include, within the scope of their petroleum franchising statutes, prohibitions against price discrimination and other allegedly anticompetitive conduct. These provisions supplement applicable antitrust laws at the federal and state levels.

     The Federal Trade Commission, or the FTC, regulates us under their rule entitled "Disclosure Requirements and Prohibitions Concerning Franchising and Business Opportunity Ventures." Under this rule, the FTC requires that franchisors make extensive disclosure to prospective franchisees but does not require registration. We believe that we are in compliance with this rule.

     We cannot predict the effect of any future federal, state or local legislation or regulation on our franchising operations.

ENVIRONMENTAL MATTERS

     Our operations and properties are extensively regulated by Environmental Laws that:

     - govern operations that may have adverse environmental effects, such as discharges to air, soil and water, as well as the management of Hazardous Substances or

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

     - impose liability for the costs of cleaning up sites affected by, and for damages resulting from disposal or other releases of Hazardous Substances.

     We own and use underground storage tanks and aboveground storage tanks to store petroleum products and waste at our facilities. These tanks must comply with requirements of Environmental Laws regarding tank construction, integrity testing, leak detection and monitoring, overfill and spill control, release reporting, financial assurance and corrective action in case of a release. At some locations, we must also comply with Environmental Laws relating to vapor recovery and discharges to water. We have completed necessary upgrades to underground storage tanks to comply with federal regulations that took effect on December 22, 1998, and believe that all of our travel centers, including those acquired in the Burns Bros. and Travel Ports acquisitions, are in material compliance with applicable requirements of Environmental Laws.

     We have received notices of alleged violations of Environmental Laws, or are aware of the need to undertake corrective actions to comply with Environmental Laws, at travel centers owned by us in a number of jurisdictions. We do not expect that any financial penalties associated with these alleged violations or compliance costs incurred in connection with these violations or corrective actions will be material to our results of operations or financial condition. We are conducting investigatory and/or remedial actions with respect to releases of Hazardous Substances that have occurred subsequent to the acquisition of the Unocal and BP networks and also regarding historical contamination at certain of the former Burns Bros. and Travel Ports facilities. While we cannot precisely estimate the ultimate costs we will incur in connection with the investigation and remediation of these properties, based on our current knowledge, we do not expect that the costs to be incurred at these properties, individually or in the aggregate, will be material to our results of operations or financial condition. While the matters discussed above are, to the best of our knowledge, the only proceedings for which we are currently exposed to potential liability, particularly given the Unocal and BP indemnities discussed below, we cannot assure you that additional contamination does not exist at these or additional network properties, or that material liability will not be imposed in the future. If additional environmental problems arise or are discovered, or if additional environmental requirements are imposed by government agencies, increased environmental compliance or remediation expenditures may be required, which could have a material adverse effect on us. As of December 31, 2000, we had a reserve for those matters of $5.9 million. In addition, we have obtained environmental insurance of up to $25.0 million for unanticipated costs regarding certain known environmental liabilities and for up to $40.0 million regarding certain unknown environmental liabilities.

     As part of the acquisition of the Unocal network, Phase I environmental assessments were conducted of the 97 Unocal network properties purchased by us. Under an agreement with Unocal, Phase II environmental assessments of all Unocal network properties were completed by Unocal by December 31, 1998. Under the terms of the agreement with Unocal, Unocal is responsible for all costs incurred for:

     - remediation of environmental contamination, and

     - otherwise bringing the properties into compliance with Environmental Laws as in effect at the date of the acquisition of the Unocal network,

with respect to the matters identified in the Phase I or Phase II environmental assessments, which matters existed on or prior to the date of the acquisition of the Unocal network. Under the terms of the agreement with Unocal, Unocal also must indemnify us against any other environmental liabilities that arise out of conditions at, or ownership or operations of, the Unocal network prior to the date of the acquisition of the Unocal network. The remediation must achieve compliance with the Environmental Laws in effect on the date the remediation is completed. We must make claims for indemnification prior to April 14, 2004. Except as described above, Unocal does not have any responsibility for any environmental liabilities arising out of the ownership or operations of the Unocal network after the date of the acquisition of the Unocal network. We cannot assure you that, if additional environmental claims or liabilities were to arise under the agreement with Unocal, Unocal would not dispute our claims for indemnification.

     Prior to the acquisition of the BP network, all of the 38 company-owned locations purchased by us were subject to Phase I and Phase II environmental assessments, undertaken at BP's expense. The environmental

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

agreement with BP provides that, with respect to environmental contamination or non-compliance with Environmental Laws identified in the Phase I or Phase II environmental assessments, BP is responsible for:

     - all costs incurred for remediation of the environmental contamination, and

     - for otherwise bringing the properties into compliance with Environmental Laws as in effect at the date of the acquisition of the BP network.

The remediation must achieve compliance with the Environmental Laws in effect on the date the remedial action is completed. The environmental agreement with BP requires BP to indemnify us against any other environmental liabilities that arise out of conditions at, or ownership or operations of, the BP network locations prior to the date of the acquisition of the BP network. We must make claims for indemnification before December 11, 2004. BP must also indemnify us for liabilities relating to non-compliance with Environmental Laws for which claims were made before December 11, 1996. Except as described above, BP does not have any responsibility for any environmental liabilities arising out of the ownership or operations of the BP network after the date of the acquisition of the BP network. We cannot assure you that, if additional environmental claims or liabilities were to arise under the environmental agreement with BP, BP would not dispute our claims for indemnification.

     As part of the Burns Bros. acquisition, Phase I environmental assessments were conducted on all 17 sites acquired. Based on the results of those assessments, Phase II environmental assessments were conducted on nine of the sites. The purchase price paid to Burns Bros. was adjusted based on the findings of the Phase I and Phase II environmental assessments. Under the asset purchase agreement with Burns Bros., we released Burns Bros. from any environmental liabilities that may have existed as of the Burns Bros. acquisition date, other than specified non-waived environmental claims as described in the agreement with Burns Bros.

     As part of the Travel Ports acquisition, Phase I environmental assessments were conducted on all 16 sites acquired. Based on the results of those assessments, Phase II environmental assessments were conducted on five of these sites. The results of these assessments were taken into account in recognizing the related environmental contingency accrual for purchase accounting purposes.

LEGAL PROCEEDINGS

     We are involved from time to time in various legal and administrative proceedings and threatened legal and administrative proceedings incidental to the ordinary course of our business. We believe that we are not now involved in any litigation, individually or in the aggregate, which could have a material adverse effect on our business, financial condition, results of operations or cash flows.

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

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     Our executive officers and members of our board of directors and their ages, as of March 15, 2001, are as follows:

                   NAME                      AGE                    POSITION
                   ----                      ---                    --------
Edwin P. Kuhn..............................  58    Chairman of the Board, Chief Executive
                                                   Officer and President
James W. George............................  49    Senior Vice President, Chief Financial
                                                   Officer and Secretary
Timothy L. Doane...........................  43    Senior Vice President
Michael H. Hinderliter.....................  51    Senior Vice President
Steven C. Lee..............................  37    Vice President and General Counsel
Robert J. Branson..........................  51    Director
Michael Greene.............................  39    Director
Steven B. Gruber...........................  43    Director
James L. Hebe..............................  51    Director
Louis J. Mischianti........................  41    Director
Rowan G.P. Taylor..........................  33    Director
Jeremy J. Thompson.........................  28    Director

     Our officers are appointed by the board of directors and serve at its discretion. The term of office for each director expires when the director's successor is elected and qualified.

     Edwin P. Kuhn was named Chief Executive Officer and President of us and our subsidiaries in January 1997. Upon completion of the Transactions, Mr. Kuhn became the Chairman of our Board of Directors. Mr. Kuhn served as President and Chief Executive Officer of TA Operating Corporation, a wholly owned subsidiary of ours, since the closing of the acquisition of the BP network in December 1993. Mr. Kuhn served as the General Manager (the most senior executive position) of the BP network under BP's ownership from April 1992 to December 1993. Prior to joining the BP network, Mr. Kuhn spent 25 years with The Standard Oil Company of Ohio ("Sohio") and BP in a series of retail site operating positions, most recently as the Retail Marketing Regional Manager for all BP retail facilities in the states of Ohio, Pennsylvania and Kentucky.

     James W. George was named Senior Vice President, Chief Financial Officer and Secretary of us and our subsidiaries in January 1997. Mr. George served as a Vice President and as Chief Financial Officer of TA Operating Corporation since the closing of the acquisition of the BP network in December 1993. From August 1990 to December 1993, Mr. George served as the Controller (the most senior financial position) of the BP network under BP's ownership. Prior to joining the BP network, Mr. George spent 10 years with Sohio and BP in various accounting and finance positions.

     Timothy L. Doane was named Senior Vice President, Marketing of us and our subsidiaries in January 1997. Mr. Doane served as Vice President, Market Development of TA Operating Corporation since 1995. Prior to joining TA Operating Corporation, Mr. Doane spent 15 years with Sohio and BP in various positions including as Director of Procurement (for all purchases except crude oil), Manager of BP's Procare Automotive Service (a chain of stand-alone automobile repair garages in three midwestern states), International Brand Manager (in the United Kingdom) and Division Manager in retail marketing.

     Michael H. Hinderliter was named Senior Vice President, Sales of us and our subsidiaries in January 1997. Mr. Hinderliter served as Vice President, Marketing of TA Operating Corporation since the closing of the acquisition of the BP network in December 1993. From August 1992 to December 1993, Mr. Hinderliter served as the Marketing Manager of the BP network under BP's ownership. From 1989 to August 1992, Mr. Hinderliter was the manager of BP Truckstops Limited, BP's truck stop network in the United Kingdom. Prior to 1989, Mr. Hinderliter spent 14 years with the BP network under Ryder System,

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

Inc., Sohio and BP ownership in various positions including Fleet Sales Manager, Division Manager and Location General Manager.

     Steven C. Lee was named Vice President and General Counsel of us and our subsidiaries in December 1997. From September 1995 to November 1997, Mr. Lee served as Assistant Vice President and Corporate Counsel of Premier Farnell Corporation (formerly Premier Industrial Corporation). Mr. Lee was a corporate attorney with Calfee, Halter & Griswold LLP from 1989 to 1995.

     Robert J. Branson became a director upon completion of the Transactions. Since 1989, Mr. Branson has been affiliated with RMB Realty, Inc., which acts as an advisor to Oak Hill with respect to real estate matters. From 1981 to 1989, Mr. Branson was a Principal of Linden & Branson, a real estate investment advisory firm and, from 1970 to 1981, he was employed by Arthur Andersen & Co. Mr. Branson is a Certified Public Accountant.

     Michael Greene was appointed a director of ours on March 14, 2001. Mr. Greene is a founding partner of UBS Capital Americas, a private investment fund. Prior to joining UBS Capital Americas, he was a senior member of the Union Bank of Switzerland's Leverage Finance Group from 1990 to 1992. Previously he was a member of the Leverage Finance Group at Marine Midland Bank. Mr. Greene serves as a director of Metrocall Inc., Orphan Medical, Inc., and several private companies.

     Steven B. Gruber became a director upon completion of the Transactions. From February 1999 to the present, Mr. Gruber has been a Managing Partner of Oak Hill Capital Management, Inc., the manager of Oak Hill. From March 1992 to the present, he has been a Managing Director of Oak Hill Partners, Inc. From May 1990 to March 1992, he was a Managing Director of Rosecliff, Inc. Since February 1994, Mr. Gruber has also been an officer of Insurance Partners Advisors, L.P., an investment advisor to Insurance Partners, L.P. Since October 1992, he has been a Vice President of Keystone, Inc. (formerly known as Robert M. Bass Group, Inc.). Prior to joining Keystone, Mr. Gruber was a Managing Director and co-head of High Yield Securities and held various other positions at Lehman Brothers Inc. He is also a director of American Skiing Company, Integrated Orthopedics, Inc., Superior National Insurance Group, Inc., Grove Worldwide, LLC, and several private companies.

     James L. Hebe was appointed a director of ours on September 22, 1999. Mr. Hebe has been Chairman, President and Chief Executive Officer of Freightliner since 1992. Mr. Hebe's career spans 28 years in the transportation industry. He serves on the boards of various transportation-related associations.

     Louis J. Mischianti has been a director of ours since December 1992. Mr. Mischianti has been employed by Olympus Advisory Partners, Inc., an affiliate of Olympus Growth Fund III, L.P. and Olympus Executive Fund, L.P., since May 1994. Mr. Mischianti was employed by The Clipper Group, L.P. or one of its affiliates from 1991 to April 1994. Prior to 1991, Mr. Mischianti was employed by Credit Suisse First Boston Corporation. Mr. Mischianti serves as a director of several private companies.

     Rowan G.P. Taylor became a director upon completion of the Transactions. From March 1999 to the present, Mr. Taylor has been a Principal of Oak Hill Capital Management, Inc. From April 1991 to March 1999, Mr. Taylor was employed by The Clipper Group, L.P. or one of its affiliates, most recently as a Principal. From January 1998 to March 1999, Mr. Taylor was also a Principal of Monitor Clipper Partners, Inc. Prior to April 1991, Mr. Taylor was employed by Credit Suisse First Boston Corporation.

     Jeremy J. Thompson became a director upon completion of the Transactions. From February 1999 to the present, Mr. Thompson has been employed by Oak Hill Capital Management, Inc. most recently as a Vice President. From August 1996 to the present, he has been employed by Oak Hill Partners, Inc. Prior to August 1996, Mr. Thompson was employed by Goldman, Sachs & Co. He serves as a director of several private companies.

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

COMPENSATION OF EXECUTIVE OFFICERS

                           SUMMARY COMPENSATION TABLE

     The following table sets forth the compensation awarded to, earned by or paid to the Chief Executive Officer and each of our four other most highly compensated executive officers as of December 31, 2000.

                                                                           LONG-TERM
                                                                          COMPENSATION
                                                  ANNUAL COMPENSATION     ------------
                                                 ----------------------    SECURITIES     ALL OTHER
                                                                BONUS      UNDERLYING    COMPENSATION
      NAME AND PRINCIPAL POSITION        YEAR    SALARY($)     ($)(1)     OPTIONS (#)       ($)(3)
      ---------------------------        ----    ---------    ---------   ------------   ------------
Edwin P. Kuhn..........................  2000     450,000     1,583,160(2)     --           12,434
  President, Chief Executive Officer
     and                                 1999     374,000       187,000       --             6,657
  Director                               1998     350,000       175,000       --             8,285
James W. George........................  2000     270,000       950,776(2)     --            7,270
  Senior Vice President, Chief
     Financial                           1999     242,000       121,000       --             7,219
  Officer and Secretary                  1998     225,000       112,500       --             4,364
Michael H. Hinderliter.................  2000     270,000       950,935(2)     --            6,862
  Senior Vice President                  1999     242,000       121,000       --             5,744
                                         1998     225,000       112,500       --             6,460
Timothy L. Doane.......................  2000     270,000       949,463(2)     --            5,407
  Senior Vice President                  1999     242,000       121,000       --             6,492
                                         1998     225,000       112,500       --             7,757
Steven C. Lee..........................  2000     128,000       161,347(2)     --              549
  Vice President and General Counsel     1999     118,000        47,200       --               534
                                         1998     110,000        44,000       --               350

---------------

(1) Represents bonus for services rendered in the indicated year.

(2) Represents special bonus payments in connection with the Transactions. Does not include additional bonus to be paid for services rendered in 2000, but not currently calculable.

(3) Represents (1) life insurance premiums paid by us and (2) (a) in Mr. Kuhn's case, use of a company automobile in the amount of $4,196 in 2000, $4,363 in 1999 and $3,405 in 1998, (b) in Mr. George's case, use of a company automobile in the amount of $4,982 in 2000, $5,083 in 1999 and $3,084 in 1998, (c) in Mr. Hinderliter's case, use of a company automobile in the amount of $4,269 in 2000, $3,303 in 1999 and $4,960 in 1998, and (d) in Mr.
    Doane's case, use of a company automobile in amount of $3,912 in 2000, $5,088 in 1999 and $6,917 in 1998.

                                 OPTION GRANTS

     The following table sets forth information regarding stock options granted in 2000 under our 1997 Stock Incentive Plan to the executive officers named in the Summary Compensation Table above. One-hundred percent of the options listed below vested as a result of the change in our control due to the Transactions. As part of the Transactions, all unvested options vested and all outstanding options were canceled in exchange for a cash payment, except that, prior to the completion of the Transactions, our management team exercised a portion of their options to purchase 0.5% of our equity, such that, after the completion of the Transactions, our management team now owns in the aggregate approximately 2.5% of our equity, with the percentage increasing to approximately 13.8% on a fully-diluted basis for expected option grants. While a new stock award plan has been adopted by our board of directors (see description below under "Option Plan"), no options have been granted under the plan.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                                 POTENTIAL REALIZABLE
                                                                                                       VALUE AT
                                                           INDIVIDUAL GRANTS                     ASSUMED ANNUAL RATE
                                          ---------------------------------------------------          OF STOCK
                                                            PERCENT OF TOTAL                    PRICE APPRECIATION FOR
                                             NUMBER OF          OPTIONS                              OPTION TERM
                                            SECURITIES          GRANTED                         ----------------------
                                            UNDERLYING        TO EMPLOYEES     EXERCISE PRICE   EXPIRATION
                  NAME                    OPTIONS GRANTED    IN FISCAL YEAR      OF OPTION         DATE      5%    10%
                  ----                    ---------------   ----------------   --------------   ----------   ---   ---
Edwin P. Kuhn...........................      67,000             20.6%             $33.30          --        $--   $--
James W. George.........................      36,000             11.1%             $33.30          --        $--   $--
Michael H. Hinderliter..................      36,000             11.1%             $33.30          --        $--   $--
Timothy L. Doane........................      36,000             11.1%             $33.30          --        $--   $--
Steven C. Lee...........................      11,000              3.4%             $33.30          --        $--   $--

     The following table sets forth information concerning the value of unexercised options as of December 31, 2000 held by the named executive officers. As part of the Transactions, all outstanding options vested and were canceled in exchange for a cash payment, except that, prior to the completion of the Transactions, our management team exercised a portion of their options to purchase 0.5% of our equity, such that, after the completion of the Transactions, our management team now owns in the aggregate approximately 2.5% of our equity, with the percentage increasing to approximately 13.8% on a fully-diluted basis for expected option grants.

              AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                    LAST FISCAL YEAR-END OPTION VALUES TABLE

                                       SHARES                      NUMBER OF SECURITIES        VALUE OF UNEXERCISED
                                     ACQUIRED ON      VALUE        UNDERLYING OPTIONS AT       IN-THE-MONEY OPTIONS
                                      EXERCISE     REALIZED(1)       2000 YEAR-END (#)           AT 2000 YEAR-END
               NAME                      (#)           ($)       EXERCISABLE/UNEXERCISABLE   EXERCISABLE/UNEXERCISABLE
               ----                  -----------   -----------   -------------------------   -------------------------
Edwin P. Kuhn......................    10,249        222,916              --/--                       --/--
James W. George....................     6,102        132,719              --/--                       --/--
Michael H. Hinderliter.............     6,102        132,719              --/--                       --/--
Timothy L. Doane...................     5,332        113,889              --/--                       --/--
Steven C. Lee......................       378          3,213              --/--                       --/--

---------------

(1) Based on a stock price of $31.75 per share.

COMPENSATION OF DIRECTORS

     Employee directors are not entitled to receive any compensation for serving on the board or any committees of the board. Non-employee directors may receive compensation for their services in an amount to be determined. All directors are entitled to receive reimbursement for reasonable out-of-pocket expenses in connection with travel to and attendance at meetings.

EMPLOYMENT AGREEMENTS

     We have entered into employment agreements with each of Edwin P. Kuhn, James W. George, Michael H. Hinderliter and Timothy L. Doane. These employment agreements provide as follows: Edwin P. Kuhn is employed as Chief Executive Officer and President, James W. George is employed as Senior Vice President, Chief Financial Officer and Secretary, Michael H. Hinderliter is employed as Senior Vice President, and Timothy L. Doane is employed as Senior Vice President. In exchange for these services, Mr. Kuhn receives an annual base salary of $450,000, and Messrs. Hinderliter, George and Doane receive an annual base salary of $270,000, which amounts may be increased but not decreased by action of the board of directors or its delegate. Each executive is eligible to receive an annual bonus determined by the board of directors, based on individual and company performance objectives, ranging from 0% to 75% of base salary, with 75% of base salary being the target bonus. Each executive's employment agreement provides for a two-year term, ending on December 31, 2001, with automatic one-year extensions through age 65, unless notice of non-renewal is given at least one year in advance. If we terminate the executive's employment without cause or the executive resigns with good reason, the executive will be eligible to receive, among other things, a pro rata bonus for the year of termination, 24 months' base salary, plus two-times target bonus. Each executive agrees that during the employment term and for the 24-month period that he is entitled to receive certain severance payments following a termination of employment by us without cause or by his resignation for good reason he will refrain from competing with us.

     The term of the employment agreements have by their terms been extended through December 31 of the second anniversary following the date of the transaction. The executive will be guaranteed an annual bonus for 2000 at least equal to 37 1/2% of base salary and was paid an incentive bonus equal to two times base salary and target bonus at the time of the closing of the Transactions.

OPTION PLAN

     We intend to grant certain of our executives non-qualified stock options to purchase 944,881 shares of our common stock. All of the options will have a term of 10 years from the date of grant, although the options will be terminated earlier if certain customary events occur. For example, if an executive's employment is terminated by us without cause or by the executive for good reason, or due to death, disability or scheduled retirement, all vested options will expire 60 days following termination of employment. Under certain circumstances, the executive will be allowed to hold a limited portion of his unvested options for a longer period of time following termination of employment for further vesting. Time options become exercisable over the passage of time, while performance options become exercisable if certain earnings targets are achieved. Time options generally vest 20% per year over a period of five years. Performance options vest if Oak Hill achieves specified internal rates of return on specified measurement dates. In general, the number of performance options that will vest is based upon Oak Hill achieving an internal rate of return of between 22.5% and 30.0% on a measurement date. A measurement date is generally defined as the earliest of (1) five years from the closing of the Transactions,
(2) specified dates following an initial public offering of our stock, depending on the date the initial public offering occurs, or (3) the date that at least 30% of our shares owned by Oak Hill are distributed to its limited partners or sold, except that a subsequent measurement date may occur if less than 100% of our shares owned by Oak Hill are so sold or distributed. Vesting is partially accelerated for time options following termination of employment due to death, disability or scheduled retirement. If a change of control occurs, the vesting of time options will fully accelerate. Option holders will have rights to require us to repurchase shares obtained upon the exercise of vested options upon a termination of employment due to disability, death or, subject to a six month holding period, scheduled retirement, and, in certain limited cases, upon a change of control. In connection with our initial grant of options under this plan, we intend to establish and grant a discretionary pool of options that will be allocated periodically, first to new members of management who become option holders after the date of the initial grant, and then to other members of management on a pro rata basis. The total number of shares underlying the initial grant of options will not increase as a result.

COMMITTEES OF THE BOARD OF DIRECTORS

     We have established an executive committee; an audit and compliance committee; a health, safety and environmental committee and a compensation committee. The executive committee is authorized to exercise, between meetings of our board, all of the powers and authority of the board for our direction and management, except as prohibited by applicable law and except to the extent another committee has been accorded authority over the matter. The audit and compliance committee recommends the annual appointment of our auditors, with whom the audit committee reviews the scope of audit and non-audit assignments and related fees, accounting principles used by us in financial reporting, internal auditing procedures and the adequacy of our internal control procedures and other compliance programs. The health, safety and environmental committee oversees significant matters relating to health, safety and environmental compliance affecting us or our properties. The compensation committee administers our stock option and related plans and establishes the compensation for our executive officers. Our board may alter the duties of these committees and may establish other committees from time to time to facilitate the management of our business and affairs.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The members of the compensation committee of our board of directors are Steven B. Gruber and Rowan G.P. Taylor, both of whom are employed by Oak Hill Capital Management.

                             PRINCIPAL STOCKHOLDERS

     We have one class of common stock outstanding and no preferred stock outstanding. The following table sets forth certain information regarding the beneficial ownership of our common stock as of March 15, 2001, assuming completion of the Transactions on that date, by:

     - each person known by us to own beneficially more than 5% of the outstanding shares of our common stock;

     - each of our directors;

     - each of the executive officers named in the table under "Management -- Compensation of Executive Officers -- Summary Compensation Table"; and

     - all directors and executive officers as a group.

                                                             NUMBER OF SHARES       PERCENT OF
                                                             OF COMMON STOCK       OUTSTANDING
         NAME AND ADDRESS OF BENEFICIAL OWNER (1)             OWNERSHIP (2)      COMMON STOCK (2)
         ----------------------------------------            ----------------    ----------------
Oak Hill Capital Partners, L.P. ...........................      4,084,253             58.9%
Oak Hill Capital Management Partners, L.P. ................        104,724              1.6
  201 Main Street
  Fort Worth, TX 76102
Olympus Growth Fund III, L.P. .............................        797,796             11.5
Olympus Executive Fund, L.P. ..............................          5,356              0.1
  Metro Center
  One Station Place
  Fourth Floor North Tower
  Stamford, CT 06902-6876
UBS Capital Americas II, LLC...............................        834,646             12.0
TA Private Client Investment, LLC..........................        377,953              5.5
  299 Park Avenue
  New York, NY 10171
Edwin P. Kuhn..............................................         25,701                *
James W. George............................................         18,192                *
Timothy L. Doane...........................................         14,060                *
Michael H. Hinderliter.....................................         18,692                *
Steven C. Lee..............................................          4,242                *
Steven B. Gruber...........................................             --               --
Robert J. Branson..........................................             --               --
Rowan G.P. Taylor..........................................             --               --
Jeremy J. Thompson.........................................             --               --
James L. Hebe..............................................             --               --
Louis J. Mischianti........................................             --               --
Michael Greene.............................................             --               --
(All directors and officers as a group (12 persons)).......         80,887              1.2

---------------
(1) Unless otherwise indicated, the address for each person listed in the table is care of TravelCenters of America, Inc., 24601 Center Ridge Road, Suite 200, Westlake, Ohio 44145-5634.

(2) Reflects beneficial ownership of common stock. No options or warrants to purchase common stock owned by the stockholders are currently convertible or exercisable within 60 days after March 15, 2001.

  * The percentage of shares beneficially owned is less than one percent of the outstanding number of shares.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

THE STOCKHOLDERS' AGREEMENT

     Under the recapitalization agreement and plan of merger, some of our existing stockholders continued to retain equity interests in us. In connection with the Transactions, we, Oak Hill, the Other Investors, Freightliner and some members of our management team entered into a stockholders' agreement. The stockholders' agreement provides that:

     - other than in connection with transfers described below or permitted transfers among certain Other Investors or to affiliates and for estate purposes, the stockholders (other than Oak Hill) cannot transfer shares prior to the earlier of:

          - the first anniversary of the closing of the Transactions, and

          - an initial public offering of our common stock;

     - following the expiration of the initial holding period described above but prior to the earlier of the (1) initial public offering of our common stock and (2) seventh anniversary of the closing of the Transactions, we will have the right of first purchase for any shares that any stockholder (other than Oak Hill or the management stockholders) proposes to transfer, other than transfers described below or certain permitted transfers; and

          - if we do not exercise our right to purchase the shares, then each stockholder will have the right to purchase its pro rata portion of the remaining offered shares; and

          - if each stockholder does not fully exercise its right to purchase its pro rata portion of the remaining shares, then Oak Hill, and any transferee thereof who agrees to be bound by the terms of the stockholders' agreement, will have the right to purchase all, but not less than all, of the remaining offered shares;

     - during the period following the expiration of the initial holding period described above but prior to the initial public offering of our common stock, if any management stockholder proposes to transfer any shares, other than in connection with transfers described below or certain permitted transfers and the transfer of shares to us by members of management when the person's employment with us terminates or for estate purposes, then the other management stockholders will have the right of first refusal to purchase the shares; and

          - if each management stockholder does not exercise its right to purchase its pro rata portion of the shares, then we will have the right to purchase the remaining offered shares; and

          - if we do not exercise our right to purchase all of the remaining shares then each stockholder (other than management stockholders) will have the right to purchase its pro rata portion of the remaining offered shares; and

          - if each other stockholder does not exercise its right to purchase its pro rata portion of the remaining shares, then Oak Hill, and any transferee thereof who agrees to be bound by the terms of the stockholders' agreement, will have the right to purchase all, but not less than all, of the remaining offered shares;

     - if Oak Hill transfers more than 10% of the total outstanding shares of our common stock to a party (other than to a controlled affiliate), the other stockholders have the right to transfer shares pro rata to the third party on the same terms and conditions as Oak Hill;

     - Oak Hill has the right to require the other stockholders to transfer a pro rata percentage of their stock to any third party in a transaction involving the acquisition of control of the total outstanding shares of our common stock by a third party on the same terms and conditions as Oak Hill;

     - Freightliner continues to have a right of first refusal in connection with any proposed sale of TravelCenters of America to certain truck manufacturers;

     - at any time and from time to time on or after the date 180 days (or a greater number of days, not to exceed 365 days, as Oak Hill and its affiliates may agree with the underwriters for the initial public offering) after an initial public offering of our common stock, stockholders, other than management stockholders, who own at least 4% of the total issued and outstanding shares of our common stock at the time the stockholders' agreement is entered into, will each have the right to demand a registration of their shares, under certain circumstances described in the stockholders' agreement;

     - following an initial public offering of our common stock, stockholders will be entitled to piggyback registration rights until the later of the time (1) their shares are eligible for transfer without restriction under Rule 144 of the Securities Act and (2) the second anniversary of the consummation of the initial public offering; but the number of shares included by each shareholder may be reduced if the total number of shares of our common stock to be included in the registered offering by the underwriter of the offering is limited;

     - the stockholders have the right to purchase a pro rata share in connection with other issuances of shares to our stockholders or their affiliates;

     - the stockholders may not publicly sell their shares during the seven days prior to and the 180 days (or a greater number of days as Oak Hill may agree with the underwriters) following any underwritten registration of our common stock, unless the managing underwriters consent, in which case the stockholders will be permitted to sell their shares on a pro rata basis;

     - the stockholders vote together to assure the following with respect to us:

          -- the authorized number of directors of our board of directors will consist of at least seven directors;

          -- for so long as Oak Hill continues to own any shares of our common stock and Oak Hill, Freightliner and certain of the Other Investors continue to own two-thirds of their shares of our common stock, the stockholders will have the right to designate nominees to serve on our board of directors and Oak Hill will have the right to nominate a majority of our board of directors; and

          -- unless otherwise agreed by our board of directors, the board of directors of each of our subsidiaries will be identical to our board of directors; and

     - so long as certain of the Other Investors and their affiliates continue to own at least two-thirds of their shares of our common stock or one-third of their collective amount of shares of our common stock, such Other Investors will have observer rights for all meetings of our board of directors, reasonable access to consult and advise our management and rights to inspect our books and records.

INDEMNIFICATION UNDER RECAPITALIZATION AGREEMENT AND PLAN OF MERGER

     In connection with the recapitalization agreement and plan of merger, we have agreed to indemnify certain of our stockholders and any person who was one of our officers or directors for any losses caused by TCA Acquisition Corporation, Oak Hill or Oak Hill Capital Management Partners breaching any representation, warranty or covenant made by any of them in the recapitalization agreement and plan of merger. We have agreed to indemnify Oak Hill and its affiliates, stockholders, partners, officers, directors and employees from any losses resulting from a breach of any of our representations, warranties or covenants in the recapitalization agreement and plan of merger.

TRANSACTIONS AND RELATIONSHIPS WITH INVESTORS

     We lease one of our travel centers from a realty company owned by two individuals, one of whom is a former stockholder and a former director. This lease relationship commenced during 1999 and total rent expense related to this lease for the year ended December 31, 2000 was $450,000.

     In connection with the closing of the Transactions, affiliates of two of our former stockholders, that are themselves affiliates of certain of the Other Investors, were paid an aggregate fee of $1.25 million for advisory services provided to us. In 1999, the same two former stockholders were paid an aggregate fee of $250,000 as consideration for their financial advisory services provided in completing the Travel Ports acquisition.

     Upon consummation of the Transactions, Oak Hill Capital Management received a fee of $7.25 million and the Other Investors received an aggregate fee of $780,000. Credit Suisse First Boston Corporation, which was an initial purchaser of the outstanding notes, and an affiliate of Credit Suisse First Boston Corporation purchased an aggregate of $8.0 million of our stock upon the closing of the Transactions and, accordingly, received a pro rata portion of the fee.

     The offering circular relating to 190,000 units included the offering to Oak Hill Securities Fund, L.P. ("OHSF") and Oak Hill Securities Fund II, L.P. ("OHSF II," together with OHSF, "Oak Hill Securities") of an aggregate of 10,500 units. Oak Hill Securities purchased these units from the initial purchasers at a purchase price of $941.29 per unit. The units purchased by Oak Hill Securities are identical to the other units sold in the offering. Oak Hill Securities has agreed with the initial purchasers that, except for the exchange offer, it will not sell, transfer or otherwise dispose of or transfer any of the units, notes or the warrants that it purchased for a period of three months from the date of purchase without the consent of the initial purchasers. In addition, Oak Hill Securities purchased $30.0 million of the term loan facility from the co-lead arrangers at a purchase price of 99.00%. The initial purchasers and the co-lead arrangers purchased from us the number of units and the portion of the term loan facility that was sold to Oak Hill Securities at the same price as the units and portion of the term loan facility that was sold to Oak Hill Securities.

     OHSF and OHSF II are Delaware limited partnerships that acquire and actively manage a diverse portfolio of primarily debt investments, principally in leveraged companies. The principals of Oak Hill Advisors, Inc., the adviser to OHSF, and the principals of Oak Hill Advisors, L.P., the adviser to OHSF II, may from time to time play an advisory and consulting role in connection with the activities of Oak Hill and have an indirect limited partnership interest in Oak Hill and its general partner. In addition, the principals of Oak Hill Capital Management may from time to time play an advisory and consulting role in connection with the activities of OHSF and OHSF II and have an indirect limited partnership interest in OHSF and OHSF II and their general partners.

     We paid a fee of $300,694 to Oak Hill Advisors, Inc. and $300,694 to Oak Hill Advisors, L.P. for financial advisory services rendered in connection with the debt financing for the Transactions.

TRANSACTIONS WITH OFFICERS

     Some members of our senior management have purchased our common stock under management subscription agreements. As of December 31, 2000, we have issued to Edwin P. Kuhn, James W. George, Timothy L. Doane, Michael H. Hinderliter and Steven C. Lee, 25,701; 18,192; 14,060; 18,692, and 4,242 shares of common stock, respectively, under management subscription agreements. We refer to these shares of common stock as the management shares.

     For the purchase of the management shares, each of the members of senior management who entered into the management subscription agreement also received financing from us for no more than one-half of the purchase price of the management shares. In connection with the financing, each executive executed a note in favor of us and a pledge agreement. The notes for the named executives total $289,570 in principal amount, and are payable by the following named executives in the indicated principal amount as follows: Edwin P. Kuhn, $77,260; James W. George, $57,950; Timothy L. Doane, $57,950; Michael H. Hinderliter, $57,950 and Steven C. Lee, $38,460.

     Interest accrues at an annual rate of 4.76% for each of Messrs. Kuhn, George and Hinderliter and at an annual rate of 6.01% for each of Messrs. Doane and Lee, in each case compounded semi-annually. Accrued and unpaid interest, together with unpaid principal, if not sooner paid, is due and payable on the earliest of:

     - the date of cessation of employment of the employee;

     - the date the employee is no longer the owner of the particular management shares; or

     - the tenth anniversary of the note executed by the executive.

     We will continue to provide these loans to management and have extended the term of the loans beyond the original term to the earlier of five years or 50% of the original term of the loan. In addition, we expect to allow new members of management to obtain loans on similar terms in the future.

OUR OBLIGATION TO REPURCHASE MANAGEMENT'S EQUITY INTERESTS IN US

     Some of our management employees have rights to require us to repurchase the employee's equity interests at fair market value, plus the net value of vested optioned shares, less the balance on any loans due, upon the employee's termination of employment due to death, disability or scheduled retirement. Repurchase will generally be for cash at fair market value on the date of termination if termination is due to death or disability or scheduled retirement at or after age 62, or for cash in installments over a period of years at fair market value each year if termination is due to scheduled retirement prior to age 62, except that any of our shares obtained through exercising options must be held by the management employees for at least six months before we can be required to repurchase them. With respect to Edwin P. Kuhn, if termination is due to scheduled retirement, we will repurchase that portion of his equity interest on his retirement date that is attributable to shares of our common stock owned on the date of the Transactions less the balance due on any loans outstanding between us and Mr. Kuhn on his scheduled retirement date. Thereafter, we will repurchase the balance of his equity interest in two equal installments on the first and second anniversary of his retirement, at the fair market value each year. If there is a change of control of the company which involves the sale by stockholders of their equity interest to a third party during the time that installments are being paid to the management employees, we will accelerate the installment payments at the time of the closing of the change of control. In other cases of termination of employment, we will have call rights at fair market value which generally will be exercised for cash, although in limited circumstances the call rights may be exercised by promissory note. In all cases, repurchase rights are restricted under law, credit agreements, financing documents and other contracts, and our board's good faith determination that repurchases would not cause undue financial strain on us. The Senior Credit Facility and the indenture for the notes place limits on our ability to repurchase the management shares.

                        DESCRIPTION OF OUR INDEBTEDNESS

SENIOR CREDIT FACILITY

     As part of the Transactions, we entered into the Senior Credit Facility, which amended and restated the Existing Credit Agreement, in an aggregate principal amount of up to $428.0 million with a syndicate of financial institutions, or lenders, for which Chase Securities Inc. and Credit Suisse First Boston, New York branch, acted as co-lead arrangers, The Chase Manhattan Bank acted as administrative agent and Credit Suisse First Boston, New York branch, acted as syndication agent. The following is a summary of the material terms and conditions of the Senior Credit Facility and is subject to the detailed provisions of the Senior Credit Facility and the various related documents.

     Loans; Interest Rates. The Senior Credit Facility is comprised of (a) a senior term loan B facility in an aggregate principal amount of $328.0 million and (b) a senior revolving credit facility in an aggregate principal amount of up to $100.0 million. The proceeds of the term loan facility, together with the proceeds of the offering, were used solely to provide a portion of the financing for the Transactions, to pay certain expenses related to the Transactions, to pay tender offer and consent solicitation premiums and fees and to repay certain of our existing indebtedness. The proceeds of the revolving credit facility generally provide financing for future working capital and other general corporate purposes.

     The term loan facility was available for one drawing on the date of the closing of the Transactions and will be repaid in full at the end of eight years. The revolving credit facility is available on a revolving basis during the period commencing on the date of the closing of the Transactions and ending on the date that is six years after the date of the closing of the Transactions. The term loan facility bears interest, at our election, at either the alternate base rate plus a margin of 2.25% or Adjusted LIBOR plus a margin of 3.25%. The revolving credit facility bears interest, at our election, at either the alternate base rate plus a margin of 1.75% or Adjusted LIBOR plus a margin of 2.75%.

     Repayment. The principal amounts of the term loan facility are repayable in quarterly installments, beginning in 2002, in the following approximate aggregate annual amounts:

                            YEAR                                 AMOUNT
                            ----                              ------------
2002........................................................  $  3,280,000
2003........................................................     3,280,000
2004........................................................     3,280,000
2005........................................................     3,280,000
2006........................................................     3,280,000
2007........................................................    80,360,000
2008........................................................   231,240,000
                                                              ------------
Total.......................................................  $328,000,000
                                                              ============

     Security. The obligations under the Senior Credit Facility and the related documents are secured by:

     - first priority security interests in, and mortgages on, substantially all of our tangible and intangible assets and the tangible and intangible assets of each of our existing and subsequently acquired or organized domestic subsidiaries; and

     - a first priority pledge of the capital stock of each of our existing and subsequently acquired or organized subsidiaries (which pledge, in the case of the capital stock of foreign subsidiaries, will be limited to 65% of the capital stock).

     Guarantees. Our obligations under the Senior Credit Facility are and will be guaranteed by each of our existing and subsequently acquired or organized domestic subsidiaries. TA Franchise Systems Inc., however, has not provided a guarantee.

     Prepayments. We are required to make prepayments, with customary exceptions, on loans under the Senior Credit Facility in an amount equal to 50% of excess cash flow and 100% of the net cash proceeds of

     - all asset sales or other dispositions of property by us or any of our subsidiaries, including insurance and condemnation proceeds and

     - issuances of indebtedness by us or any of our subsidiaries.

     Conditions and Covenants. The obligations of the lenders under the Senior Credit Facility require the satisfaction of conditions precedent, including the consummation of the offering and conditions customary for similar credit facilities or otherwise appropriate under the circumstances. We and each of our subsidiaries are subject to negative covenants contained in the Senior Credit Facility, including covenants that restrict, subject to exceptions:

     - the incurrence of additional indebtedness and other obligations;

     - the granting of additional liens;

     - sales and leasebacks;

     - investments, loans and advances;

     - mergers, consolidations, sales of assets and acquisitions;

     - dividends and distributions;

     - engaging in some transactions with affiliates;

     - changes in lines of business;

     - prepayment or repurchase of other indebtedness and amendments to some agreements governing indebtedness;

     - amendment of some documents, including some of our organizational documents and agreements governing indebtedness;

     - the entering into of leases; and

     - capital expenditures.

     The Senior Credit Facility also contains customary affirmative covenants, including maintenance of corporate existence and rights and conduct of business, maintenance of insurance, payment of taxes, performance of obligations, delivery of financial statements, reports and other documents, delivery of notices of default and litigation, inspection of property, books and records, use of proceeds, further assurances (including the pledge of additional collateral and guarantees from some new subsidiaries), maintenance of interest rate protection and material contracts and compliance with environmental and safety laws. In addition, the Senior Credit Facility requires us to maintain compliance with certain specified financial covenants including a maximum ratio of total debt to EBITDA as defined in the Senior Credit Facility and a minimum interest expense coverage ratio. Some of these financial, negative and affirmative covenants are more restrictive than those in the indenture.

     Events of Default. The Senior Credit Facility also includes events of default that are typical for senior credit facilities and appropriate in the context of the Transactions, including nonpayment of principal, interest, fees or reimbursement obligations with respect to letters of credit, violation of covenants, inaccuracy of representations and warranties in any material respect, cross default and cross-acceleration to certain other indebtedness and agreements, bankruptcy and insolvency events, material judgments and liabilities, defaults or judgments under ERISA and change of control. The occurrence of any of the events of default could result in acceleration of our obligations under the Senior Credit Facility and foreclosure on the collateral securing the obligations, which could have material adverse results to holders of the notes.

SENIOR SUBORDINATED NOTES

  General

     On November 14, 2000, we issued $190.0 million principal amount of 12 3/4% Senior Subordinated Notes Due May 1, 2009 in connection with a private placement of 190,000 units. Each unit consisted of $1,000 principal amount of notes, three initial warrants and one contingent warrant. The notes were issued under an indenture dated as of November 14, 2000 among TravelCenters of America, the subsidiary guarantors of the Company that are party to the indenture and State Street Bank and Trust Company, as trustee. The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939. The warrants were issued under a warrant agreement, and the contingent warrants were issued under a contingent warrant escrow agreement. The net proceeds of approximately $171.7 million from the sale of the units (after deducting discounts, commissions and certain expenses of the offering), together with cash, borrowing under the Senior Credit Facility and the proceeds from the sale of common equity were used in connection with the Transactions. In this description of the notes, the words "Company" or "us" refers only to TravelCenters of America and not to any of its subsidiaries.

  Brief Description of the Notes

     The notes:

        - are unsecured senior subordinated obligations of the Company;

        - are subordinated in right of payment to all existing and future senior indebtedness of the Company;

        - are senior in right of payment to any future subordinated obligations of the Company;

        - are guaranteed by each subsidiary guarantor; and

        - are subject to registration with the SEC.

  Principal, Maturity and Interest

     The notes are initially in a principal amount of $190.0 million and mature on May 1, 2009. Interest on the notes accrues at 12 3/4% per annum and is payable semiannually in arrears on May 1 and November 1, commencing on May 1, 2001. We are permitted to issue more notes under the indenture up to an aggregate additional principal amount of $190.0 million. The notes and additional notes, if any, are treated as a single class for all purposes of the indenture, including waivers, amendments, redemptions and offers to purchase. Unless the context requires otherwise, for all purposes of the indenture and this description of "Senior Subordinated Notes," references to the notes include any additional notes actually issued.

  Optional Redemption

     We are not entitled to redeem the notes prior to November 1, 2005, except as described below. On and after November 1, 2005, we are entitled at our option to redeem all or a portion of the notes on one or more occasions upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed in percentages of principal amount on the redemption date), plus accrued interest to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on November 1 of the years set forth below:

                                                               REDEMPTION
                           PERIOD                                PRICE
                           ------                             ------------
2005........................................................    106.375%
2006........................................................    104.250
2007........................................................    102.125
2008 and thereafter.........................................    100.000

     In addition, at any time prior to November 1, 2005, we may, at our option, redeem the notes as a whole upon the occurrence of a change of control, which we define below, upon not less than 30 nor more than 60 days' notice, but in no event more than 90 days after the occurrence of the change of control, at a redemption price equal to 100% of the principal amount of the notes, plus the applicable premium at the time plus accrued interest, if any, to the redemption date.

  Change of Control

     Upon a change of control, each holder of notes may require us to repurchase all or any portion of the holder's notes at a purchase price equal to 101% of the principal amount plus accrued and unpaid interest to the date of purchase. Under the indenture governing the notes, a change of control includes:

     - prior to the first public offering of our common stock,

       -- certain existing stockholders cease to be the beneficial owners of a majority of the total voting power of our voting stock, or

       -- Oak Hill and certain of its affiliates cease to be the beneficial owners of at least 45% of the total voting power of our voting stock.

     - a person, other than Oak Hill and certain of its affiliates, is or becomes the owner of more than 35% of the total voting power of our voting stock and

       -- beneficially owns in the aggregate a lesser percentage of our total voting power; and

       -- does not have the right to elect a majority of our board of directors;

     - directors on the date of the issuance of the outstanding notes or new directors approved by 66 2/3% of the directors then in office ceasing to comprise a majority of our board of directors;

     - our adoption of a plan of liquidation or dissolution of the Company;

     - a merger or consolidation of TravelCenters in which our voting stock is converted into or exchanged for cash, securities or other property, unless our voting stock is converted into or exchanged for a majority of the voting stock of one of the other parties to the merger or consolidation; and

     - the sale of all or substantially all of our and our subsidiaries' assets to another person unless that person becomes the obligor of the notes.

  Covenants

     The indenture for the notes contains covenants that, among other things, limits our ability and the ability of our restricted subsidiaries to:

     - incur additional indebtedness and issue preferred stock;

     - pay dividends or distributions on, or redeem or repurchase, our capital stock;

     - make certain investments;

     - engage in transactions with affiliates;

     - transfer or sell assets;

     - create restrictions on the payment of dividends or other amounts to us;

     - consolidate, merge or transfer all or substantially all of our assets;
       and

     - sell stock of our subsidiaries.

All of these limitations and prohibitions, however, are subject to a number of important qualifications more fully described in the indenture.

  Events of Default

     Events of default under the indenture include:

     - a default in the payment of interest on the notes when due, continuing for 30 days;

     - a default in the payment of principal of any note when due at its maturity, upon optional redemption, upon required purchase, upon declaration or otherwise;

     - the failure by us to comply with the provisions of the indenture relating to mergers and consolidations;

     - the failure by us to comply for 30 days after notice with some provisions of the indenture, including those relating to change of control, asset sales, affiliate transactions and limitations on indebtedness;

     - the failure by us or a subsidiary guarantor to comply for 60 days after notice with other agreements contained in the indenture;

     - indebtedness of ours or any significant subsidiary of ours is not paid within any applicable grace period after final maturity or is accelerated because of a default and the total amount of that indebtedness unpaid or accelerated exceeds $10 million;

     - certain events of bankruptcy, insolvency or reorganization of us or a significant subsidiary of ours;

     - any judgment or decree for the payment of money (other than judgments which are covered by enforceable insurance policies issued by solvent carriers) in excess of $10 million is entered against us or a significant subsidiary of ours, remains outstanding for a period of 60 consecutive days and is not discharged, waived or stayed within 10 days after notice;

     - a guarantee by a subsidiary guarantor is no longer in full force and effect and the default continues for 10 days after receipt of notice; or

     - a subsidiary guarantor denies its obligations under its guarantee.

  Registered Exchange Offer; Registration Rights

     We have agreed under the registration rights agreement, dated as of November 14, 2000, to:

     - file a registration statement within 45 days after the issue date of the notes enabling the holders of the notes to exchange the notes for publicly registered notes with identical terms;

     - use our reasonable best efforts to cause the registration statement to become effective within 180 days after the issue date of the notes;

     - consummate the exchange offer within 30 days after the effective date of our registration statement;

     - use our reasonable best efforts to file a shelf registration statement for the resale of the notes if we cannot effect an exchange offer within the time periods listed above and in some other circumstances;

     - use our reasonable best efforts to cause the shelf registration statement to be declared effective; and

     - use our reasonable best efforts to keep the shelf registration statement effective until the time when the notes may be sold pursuant to Rule 144 under the Securities Act, subject to certain exceptions.

If we fail to comply with certain obligations under the registration rights agreement, we may have to pay additional interest. The rate of the additional interest will be 0.50% per annum for the first 90-day period immediately following the occurrence of a registration default, and that rate will increase by an additional 0.50% per annum with respect to each subsequent 90-day period until all registration defaults have been cured, up to a maximum additional interest rate of 1.5% per annum. On December 21, 2000, we filed an exchange offer registration statement to exchange the outstanding notes for registered notes.

OTHER INDEBTEDNESS

     On September 1, 1998, as part of the purchase of the operating assets of a leased site, we issued a note, which we refer to as the "Santa Nella Note," payable to the former operator of the site for $4.9 million. The Santa Nella Note bears interest at an annual rate of 5% and requires quarterly payments of principal and interest of $98,000 through October 1, 2018. This note is secured by a mortgage interest in the related travel center. As of December 31, 2000, $4.6 million was outstanding under the note, $2.9 million net of unamortized debt discount.

     On September 9, 1999, we entered into a master lease program that is being used to finance the construction of eight travel centers on land we own or expect to purchase. Four of these travel centers are new sites in our network and four are travel centers being razed and rebuilt. All eight sites will follow the prototype or protolite design. The total committed amount of the facility is $68.0 million, of which $48.6 million was used as of December 31, 2000. The remaining amount available under the program will be used by March 2002, at which time construction of the eighth site is expected to be completed. Construction at five of the travel centers was completed by December 31, 2000. We expect two additional travel centers to be completed during 2001. We currently own the land on which seven of the travel centers are being constructed and expect to acquire the eighth site within the next three months. The initial term of the lease expires on September 9, 2006, at which time, if the lease is not extended, we have the option to purchase the improvements at a negotiated price. Under the related lease agreement, our quarterly lease payments are based on the capitalization and weighted-average cost of capital of the lessor. The lessor was initially capitalized with $2.4 million of equity and has entered into a loan and security agreement through which it has borrowed $46.2 million through December 31, 2000 and can borrow an additional $19.4 million as the funds are needed to pay the construction costs of our sites. We do not guarantee the indebtedness of the lessor. The lessor's equity holders receive a return on their contributed capital equal to LIBOR plus 10.75%, while the interest rate for the indebtedness is equal to LIBOR plus a spread that will decrease from 4.0% to 3.0% if our ratio of total debt to EBITDA improves. Our quarterly rent payments are calculated to equal the quarterly interest expense, return on equity and debt amortization requirements of the lessor, based on a 40 year straight-line amortization schedule.

                                WARRANT HOLDERS

     Below is information with respect to the number of warrants and shares of our common stock issuable upon exercise of the warrants owned by each of the warrant holders. The warrants are being registered to permit secondary trading of the warrants and the shares of our common stock issuable upon the exercise of the warrants. Warrant holders may offer the warrants and the common stock issuable upon exercise of the warrants for resale from time to time. See "Plan of Distribution."

     We have filed with the SEC a registration statement, of which this prospectus forms a part, with respect to the resale of the warrants and the issuance and resale of the shares of common stock issuable upon the exercise of the warrants from time to time, under Rule 415 under the Securities Act, in the over-the-counter market, in privately negotiated transactions, in underwritten offerings or by a combination of these methods for sale, and have agreed to use our best efforts to cause the warrant shelf registration statement to remain effective until the earliest of:

     - the time as all warrants have been sold under this registration statement;

     - two years after its effective date; and

     - until all warrants can be sold without restriction under the Securities Act.

     We have also agreed to use our best efforts to cause the common stock shelf registration statement to remain effective until the earlier of:

       - the time as all warrants have been exercised or canceled and

       - May 1, 2009, the expiration date for exercising the warrants.

     The following table sets forth certain information regarding the ownership of our warrants and shares of our common stock issuable upon the exercise of the warrants as of March 6, 2001. The warrants and shares of our common stock issuable upon the exercise of the warrants offered by this prospectus may be offered from time to time by the persons or entities named below:

                                                               NUMBER OF WARRANTS
                                                               OWNED PRIOR TO THE
                                                                    OFFERING
                                               ---------------------------------------------------
                                 PERCENTAGE                 NUMBER OF                   NUMBER OF
                                     OF                      SHARES                      SHARES
                                 OUTSTANDING                ISSUABLE                    ISSUABLE     PERCENTAGE OF
                                   COMMON                     UPON                        UPON        OUTSTANDING
                                 STOCK OWNED   NUMBER OF   EXERCISE OF    NUMBER OF    EXERCISE OF   COMMON STOCK
NAME AND ADDRESS                  PRIOR TO      INITIAL      INITIAL     CONTINGENT    CONTINGENT     OWNED AFTER
OF HOLDER                         OFFERING     WARRANTS     WARRANTS      WARRANTS      WARRANTS       OFFERING
----------------                 -----------   ---------   -----------   -----------   -----------   -------------
The Bank of New York                 --         115,845      42,248        38,615        14,083           --
  925 Patterson Plank Rd
  Secaucus, NJ 07094
Bankers Trust Company                --          15,390       5,613         5,130         1,871           --
  646 Grassmere Park Road
  Nashville, TN 37211
Boston Safe Deposit and Trust        --          86,133      31,412        28,711        10,471           --
  Company
  Three Mellon Bank Center
  Room 153-3015
  Pittsburgh, PA 15259
Brown Brothers Harriman & Co.        --           5,595       2,041         1,865           680           --
  63 Wall Street, 8th Floor
  New York, NY 10005
Chase Bank of Texas, N.A.            --          28,500      10,394         9,500         3,465           --
  P.O. Box 2558
  Houston, TX 77252-8009
Chase Manhattan Bank                 --          29,865      10,892         9,955         3,630           --
  4 New York Plaza
  New York, NY 10004
Citibank, N.A                        --          74,700      27,242        24,900         9,081           --
  3800 Citicorp Center Tampa
  Tampa, FL 33610-9122

                                                               NUMBER OF WARRANTS
                                                               OWNED PRIOR TO THE
                                                                    OFFERING
                                               ---------------------------------------------------
                                 PERCENTAGE                 NUMBER OF                   NUMBER OF
                                     OF                      SHARES                      SHARES
                                 OUTSTANDING                ISSUABLE                    ISSUABLE     PERCENTAGE OF
                                   COMMON                     UPON                        UPON        OUTSTANDING
                                 STOCK OWNED   NUMBER OF   EXERCISE OF    NUMBER OF    EXERCISE OF   COMMON STOCK
NAME AND ADDRESS                  PRIOR TO      INITIAL      INITIAL     CONTINGENT    CONTINGENT     OWNED AFTER
OF HOLDER                         OFFERING     WARRANTS     WARRANTS      WARRANTS      WARRANTS       OFFERING
----------------                 -----------   ---------   -----------   -----------   -----------   -------------
Comerica Bank                        --           3,150       1,149         1,050           383           --
  411 West Lafayette
  Mail Code 3404
  Detroit, MI 48226
Credit Suisse First Boston           --             300         109           100            36           --
  Issuer Services
  c/o ADP Proxy Services
  51 Mercedes Way
  Edgewood, NY 11717
Fiduciary Trust Company              --           1,050         383           350           128           --
  International
  Two World Trade Center
  New York, NY 10043-0772
Funb -- Phila. Main                  --           7,500       2,735         2,500           912           --
  123 South Broad Street
  Philadelphia, PA 19109
Investors Bank & Trust --            --           5,075       1,851         1,692           617           --
  Institutional Custody
  200 Claredon Street
  Boston, MA 02155
Investors Bank & Trust Company       --           6,765       2,467         2,255           822           --
  200 Claredon Street
  15th Fl Hancock Tower
  Boston, MA 02116
Mercantile-Safe Deposit & Trust      --           1,755         640           585           213           --
  Company
  766 Old Hammonds Ferry Road
  Proxy Unit #230-20
  Linthicum, MD 21090
Merrill Lynch, Pierce, Fenner &      --           3,000       1,094         1,000           365           --
  Smith Safekeeping
  4 Corporate Place
  Corporate Park 287
  Piscataway, NJ 08855
The Northern Trust Company           --          27,027       9,856         9,009         3,285           --
  801 S. Canal C-In
  Chicago, IL 60607
PNC Bank, National Association       --           3,075       1,121         1,025           374           --
  1600 Market Street, 29th
  Floor Philadelphia, PA 19103
Salomon Smith Barney Inc.            --             375         137           125            46           --
  333 W. 34th Street
  New York, NY 10001
SSB -- Trust Custody                 --           6,000       2,188         2,000           729           --
  225 Franklin Street
  Boston, MA 02110
State Street Bank and Trust          --         133,900      48,832        44,633        16,277           --
  Company
  1776 Heritage Dr.
  Global Corporate Action
  Unit Jab 5NW
  No. Quincy, MA 02171
Toyo Trust Company of New York       --           9,000       3,282         3,000         1,094           --
  666 Fifth Avenue, 33rd Floor
  New York, NY 10103
Wells Fargo Bank Minnesota,          --           6,000       2,188         2,000           729           --
  N.A.
  733 Marquette Avenue
  Minneapolis, MN 55479

                          DESCRIPTION OF THE WARRANTS

     We issued the warrants under a warrant agreement between TravelCenters of America, Inc. and State Street Bank and Trust Company, as warrant agent, in connection with a private placement of 190,000 units. Each unit consists of $1,000 principal amount of notes, three initial warrants and one contingent warrant. Each warrant, whether initial or contingent, entitles its holder to purchase 0.36469 shares of our common stock at an exercise price of $0.001 per share, subject to anti-dilution adjustments under some circumstances. We have no warrants outstanding other than the 570,000 initial warrants and the 190,000 contingent warrants.

GENERAL

  Initial Warrants

     The initial warrants, when exercised, will entitle the holders to purchase 207,874 shares of our common stock at an exercise price of $0.001 per share.

  Contingent Warrants

     The contingent warrants, if released from escrow and exercised, will entitle the holders to purchase 69,291 shares of our common stock at an exercise price of $0.001 per share. The contingent warrants will be held in escrow under an escrow agreement between TravelCenters of America, Inc. and State Street Bank and Trust Company, as warrant escrow agent, and, subject to some conditions, will be released from escrow and distributed to holders of the initial warrants on March 31, 2003, the contingent warrant release date. The contingent warrants will be released from escrow to holders only if, as of December 31, 2002,

     - the consolidated leverage ratio, as defined in the indenture governing the notes, exceeds 4.5 to 1.0 and our chief financial officer delivers a certificate to that effect to the escrow agent prior to the contingent warrant release date, and

     - any of the notes remain outstanding.

If the contingent warrants are required to be released to the holders of the initial warrants on the contingent warrant release date, the contingent warrants will be distributed pro rata to all the registered holders of initial warrants determined as of the contingent warrant release date. To the extent an initial warrant is exercised prior to the contingent warrant release date, the last registered holder of the initial warrant will be treated as the registered holder of the initial warrant as of the contingent warrant release date for purposes of participating in the distribution of contingent warrants.

     If, as of December 31, 2002, either our consolidated leverage ratio is 4.5 to 1.0 or less or all of our notes have been repaid, redeemed or repurchased, the contingent warrants will be released to us for cancellation.

  Certificates for Warrants

     Certificates for warrants may be in global form or certificated form. No service charge will be made for registration of transfer or exchange upon surrender of any warrant certificate at the office of the warrant agent maintained for that purpose. We may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any registration of transfer or exchange of warrant certificates.

  Bankruptcy, Reorganization, etc.

     If a bankruptcy, reorganization or similar proceeding is commenced by or against us, a bankruptcy court may hold that unexercised warrants are executory contracts which may be subject to rejection by us with approval of the bankruptcy court. As a result, holders of the warrants may, even if sufficient funds are available, not be entitled to receive any consideration or may receive an amount less than they would be entitled to if they had exercised their warrants prior to the commencement of any bankruptcy, reorganization or similar proceeding.

CERTAIN TERMS

  Exercise of Warrants

     The initial warrants may be exercised at any time on or after November 14, 2001, and the contingent warrants may be exercised at any time after the contingent warrant release date. However, holders of warrants will be able to exercise their warrants only if the shelf registration statement is effective or the exercise of the warrants is exempt from the registration requirements of the Securities Act and only if the shares of common stock are qualified for sale or exempt from qualification under the applicable securities laws of the states or other jurisdictions in which the holders reside. Unless earlier exercised, the warrants will expire on May 1, 2009. We will give notice of expiration not less than 30 nor more than 60 days prior to the expiration date to the registered holders of the then outstanding warrants. If we fail to give the notice, the warrants will nevertheless expire and become void on the expiration date.

     In order to exercise all or any of the warrants, the holder of the warrant is required to surrender to the warrant agent the related warrant certificate and pay in full the exercise price for each share of common stock. The exercise price may be paid

     - in cash or by certified or official bank check or by wire transfer to an account designated by us for that purpose or

     - without the payment of cash, by reducing the number of shares of common stock that would be obtainable upon the exercise of a warrant and payment of the exercise price in cash so as to yield a number of shares of common stock upon the exercise of the warrant equal to the product of:

      - the number of shares of common stock for which the warrant is exercisable as of the date of exercise, if the exercise price were being paid in cash, and

      - the cashless exercise ratio, or the cashless exercise.

The "cashless exercise ratio" will equal a fraction, the numerator of which is the excess of the current market value per share of common stock on the exercise date over the exercise price per share as of the exercise date and the denominator of which is the current market value per share of the common stock on the exercise date. Upon surrender of a warrant certificate representing more than one warrant in connection with the holder's option to elect a cashless exercise, the number of shares of common stock deliverable upon a cashless exercise will be equal to the number of shares of common stock issuable upon the exercise of warrants that the holder specifies are to be exercised pursuant to a cashless exercise multiplied by the cashless exercise ratio. All provisions of the warrant agreement will be applicable with respect to a surrender of a warrant certificate under a cashless exercise for less than the full number of warrants represented by the warrant certificate.

     At our option, fractional shares of common stock may not be issued upon exercise of the warrants. If any fraction of a share of common stock would, except for the foregoing provision, be issuable upon the exercise of any warrants, we will pay an amount in cash equal to the current market value per share of common stock, as determined on the day immediately preceding the date the warrant is presented for exercise, multiplied by the fraction, computed to the nearest whole cent.

     The exercise price and the number of shares of common stock issuable upon exercise of a warrant are both subject to adjustment in certain cases.

  No Rights as Stockholders

     The holders of unexercised warrants are not entitled, as such, to receive dividends, to vote, to consent, to exercise any preemptive rights or to receive notice as our stockholders in respect of any stockholders meeting for the election of our directors or any other purpose, or to exercise any other rights whatsoever as our stockholders.

  Mergers, Consolidations, etc.

     If we consolidate with, merge with or into, or sell all or substantially all of our assets to, another person, each warrant will entitle the holder of the warrant to receive upon exercise of the warrant, per share of common stock for which the warrant is exercisable, the number of shares of common stock or other securities or property which the holder of a share of our common stock is entitled to receive upon completion of the consolidation, merger or sale of assets. However, if

     - we consolidate with, merge with or into, or sell all or substantially all of our assets to, another person and, in connection with the consolidation, merger or sale, the consideration payable to the holders of our common stock in exchange for their shares is payable solely in cash or

     - there is a dissolution, liquidation or winding-up of our business,

then the holders of the warrants will be entitled to receive distributions on an equal basis with the holders of common stock or other securities issuable upon exercise of the warrants, as if the warrants had been exercised immediately prior to such event, less the exercise price. Upon receipt of the payment, if any, the warrants will expire and the rights of the holders of the warrants will cease. In the case of any merger, consolidation or sale of assets, the surviving or acquiring person, or in the event of any dissolution, liquidation or winding-up of our business we, must deposit promptly with the warrant agent the funds, if any, required to pay the holders of the warrants. After the funds and the surrendered warrant certificates are received, the warrant agent is required to deliver a check in the amount as is appropriate, or, in the case of consideration other than cash, such other consideration as is appropriate, to the persons as it may be directed in writing by the holders surrendering the warrants.

     The foregoing provisions will apply to the contingent warrants notwithstanding that the contingent warrants at the time may still be held in escrow. In that event, any distribution that would otherwise be made to the holders of the contingent warrants will be held for distribution if and when the contingent warrants are released from escrow for distribution to holders of initial warrants.

ADJUSTMENTS

     The number of shares of common stock issuable upon exercise of the warrants and the exercise price will be subject to adjustment in some events including:

     - the payment by us of certain dividends or other distributions on our common stock including dividends or distributions payable in shares of our common stock or other shares of our capital stock,

     - subdivisions, combinations and certain reclassifications of our common stock,

     - the issuance to all holders of common stock of rights, options or warrants to subscribe for shares of common stock, or of securities convertible into or exchangeable or exercisable for shares of common stock, for a consideration per share which is less than the current market value per share of the common stock,

     - the issuance of shares of common stock for a consideration per share which is less than the current market value per share of our common stock other than upon the conversion, exchange or exercise of convertible, exchangeable or exercisable securities of ours outstanding on the issue date (to the extent in accordance with the terms of those securities as in effect on that date), and

     - the distribution to all holders of the common stock of any of our assets, debt securities or any rights or warrants to purchase securities (excluding those rights and warrants referred to in the second preceding bullet point and cash dividends and other cash distributions from current or retained earnings other than any extraordinary cash dividend).

     No adjustment to the number of shares of common stock issuable upon the exercise of the warrants and the exercise price will be required in certain events including:

     - the issuance of shares of common stock in bona fide public offerings that are underwritten or in which a placement agent is retained by us,

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     - the issuance of options or shares of common stock to our officers, directors or employees and

     - the issuance of shares of common stock in connection with acquisitions of products and businesses other than to our affiliates.

     If there is a distribution to holders of common stock which results in an adjustment to the number of shares of common stock or other consideration for which a warrant may be exercised, the holders of the warrants may, in certain circumstances, be deemed to have received a distribution subject to United States Federal income tax as a dividend. See "Certain United States Federal Income Tax Considerations."

     No adjustment in the exercise price will be required unless the adjustment would require an increase or decrease of at least one percent in the exercise price. However, any adjustment which is not made as a result of this paragraph will be carried forward and taken into account in any subsequent adjustment.

RESERVATION OF SHARES

     We have authorized and reserved for issuance 277,165 shares of our common stock issuable upon exercise of the warrants.

AMENDMENT

     From time to time we and the warrant agent, without the consent of the holders of the warrants, may amend or supplement the warrant agreement for certain purposes, including curing defects or inconsistencies or making any change that does not adversely affect the rights of any holder. Any amendment or supplement to the warrant agreement that has an adverse effect on the interests of the holders of the warrants will require the written consent of the holders of a majority of the then outstanding warrants. The consent of each holder of the warrants affected will be required for any amendment pursuant to which the exercise price would be increased or the number of shares of common stock issuable upon exercise of the warrants would be decreased, other than pursuant to adjustments provided for in the warrant agreement.

REGISTRATION RIGHTS

  Registration of Warrants

     We are required under the warrant agreement to file a shelf registration statement under the Securities Act covering the resale of the warrants by their holders (the "warrant shelf registration statement") within 45 days after the date of original issuance of the warrants and to use our best efforts to cause the warrant shelf registration statement to be declared effective under the Securities Act within 180 days after the date of original issuance of the warrants and to remain effective until the earliest of

     - the time when all of the warrants have been sold,

     - two years after its effective date, and

     - such time as the warrants can be sold without restriction under the Securities Act.

     Each holder of warrants that sells the warrants under the warrant shelf registration statement generally will be required to be named as a selling securityholder in the related prospectus and to deliver a prospectus to the purchaser, will be subject to certain of the civil liability provisions under the Securities Act in connection with those sales and will be bound by certain provisions of the warrant agreement which are applicable to the holder, including certain indemnification obligations. In addition, each holder of warrants will be required to deliver information to be used in connection with the warrant shelf registration statement to have its warrants included in the warrant shelf registration statement. This prospectus is part of a registration statement that registers the warrants and the common stock issuable upon exercise of the warrants as required by the warrant agreement.

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  Registration of Underlying Common Stock

     We are required under the warrant agreement to file a shelf registration statement under the Securities Act covering the issuance of shares of common stock to the holders of the warrants upon exercise of the warrants by the holders thereof (the "common shelf registration statement") and to use our best efforts to cause the common shelf registration statement to be declared effective on or before 365 days after the date the warrants are issued and to remain effective until the earlier of the time when all warrants have been exercised and the expiration date.

     During any consecutive 365-day period, we will be entitled to suspend the availability of each of the warrant shelf registration statement and the common shelf registration statement for up to 60 days, except for the 60-day period immediately prior to the expiration date, if we determine in the exercise of our reasonable judgment, upon advice of counsel, that the continued effectiveness and usability of the warrant shelf registration statement and the common shelf registration statement would

     - require the disclosure of material information, which we or any of our subsidiaries has a bona fide business reason for preserving as confidential or

     - interfere with any financing, acquisition, corporate reorganization or other material transaction involving us or any of our subsidiaries.

     However, the number of days of any actual suspension period will be added on to, and therefore extend, the two-year period relating to the warrant shelf registration statement specified above. We cannot assure you that we will be able to file, cause to be declared effective, or keep a registration statement continuously effective until all of the warrants have been exercised or have expired.

CERTAIN DEFINITIONS

     The warrant agreement contains, among others, the following definitions:

     "consolidated leverage ratio" as of any date of determination means the ratio of (x) the aggregate amount of our indebtedness and restricted subsidiaries of ours as of that date of determination to (y) EBITDA for the most recent four consecutive fiscal quarters ending at least 45 days prior to such date of determination, which we refer to as the reference period; provided, however, that:

     - if the transaction giving rise to the need to calculate the consolidated leverage ratio is an incurrence of indebtedness, the amount of that indebtedness will be calculated after giving effect on a pro forma basis to that indebtedness;

     - if we or any restricted subsidiary of ours has repaid, repurchased, defeased or otherwise discharged any indebtedness that was outstanding as of the end of the fiscal quarter or if any indebtedness is to be repaid, repurchased, defeased or otherwise discharged on the date of the transaction giving rise to the need to calculate the consolidated leverage ratio (other than, in each case, indebtedness incurred under any revolving credit agreement), the aggregate amount of indebtedness will be calculated on a pro forma basis and EBITDA will be calculated as if we or the restricted subsidiary of ours had not earned the interest income, if any, actually earned during the reference period in respect of cash or temporary cash investments used to repay, repurchase, defease or otherwise discharge that indebtedness;

     - if since the beginning of the reference period we or any restricted subsidiary of ours will have made any asset disposition, EBITDA for the reference period will be reduced by an amount equal to EBITDA, if positive, directly attributable to the assets which were the subject of the asset disposition for the reference period or increased by an amount equal to EBITDA, if negative, directly attributable for the reference period;

     - if since the beginning of the reference period we or any restricted subsidiary of ours, by merger or otherwise, will have made an investment in any restricted subsidiary of ours, or any person which becomes a restricted subsidiary of ours, or an acquisition, including any acquisition occurring in connection with a transaction requiring a calculation to be made hereunder, which constitutes all or

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       substantially all of an operating unit of a business (it being understood that a TravelCenter constitutes an operating unit), EBITDA for the reference period will be calculated after giving pro forma effect thereto (including the incurrence of any indebtedness) as if the investment or acquisition occurred on the first day of the reference period; and

     - if since the beginning of the reference period any person (that subsequently became a restricted subsidiary of ours or was merged with or into us or any restricted subsidiary of ours since the beginning of such reference period) will have made any asset disposition, any investment or acquisition of assets that would have required an adjustment pursuant to the two preceding bullet points above if made by us or a restricted subsidiary of ours during the reference period, EBITDA for the reference period will be calculated after giving pro forma effect thereto as if the asset disposition, investment or acquisition occurred on the first day of the reference period.

     "contingent warrant release date" means March 31, 2003.

     "current market value" per share of our common stock or any other security at any date means

     - if the security is not registered under the Exchange Act

       -- the value of the security, determined in good faith by our board of directors and certified in a board resolution, based on the most recently completed arm's-length transaction between us and a person other than an affiliate of ours, the closing of which shall have occurred on such date or within the six-month period preceding such date, or

      -- if no such transaction shall have occurred on such date or within such six-month period, the value of the security as determined by an independent financial expert or

     - if the security is registered under the Exchange Act, the average of the daily closing bid prices (or the equivalent in an over-the-counter market) for each business day during the period commencing 15 business days before such date and ending on the date one day prior to such date, or if the security has been registered under the Exchange Act for less than 15 consecutive business days before such date, then the average of the daily closing bid prices (or such equivalent) for all of the business days before such date for which daily closing bid prices are available. However, if the closing bid price is not determinable for at least ten business days in such period, the "current market value" of the security will be determined as if the security were not registered under the Exchange Act.

     "EBITDA" for any period means the sum of consolidated net income, plus the following to the extent deducted in calculating the consolidated net income:

     - all income tax expense of us and our consolidated restricted subsidiaries;

     - consolidated interest expense;

     - depreciation and amortization expense of us and our consolidated restricted subsidiaries, (excluding amortization expense attributable to a prepaid operating activity item that was paid in cash in a prior period);

     - any non-recurring fees, expenses or charges related to any equity offering, permitted investment, acquisition or incurrence of indebtedness permitted to be incurred under the indenture (in each case, whether or not successful), including any fees, expenses or charges related to the Transactions, in each case not exceeding $5 million in the aggregate for all non-recurring fees, expenses and charges attributable to the same transaction or event, or group of related transactions or events;

     - any extraordinary, one time or non-recurring charges related to one-time severance and relocation costs incurred in connection with transactions or acquisitions consummated after the date the units were issued, in each case not exceeding $2 million in the aggregate for all charges attributable to the same transaction or acquisition, or group of related transactions or acquisitions;

     - transition expenses not exceeding 3% of the value of the related acquisition or disposition and not exceeding $15 million in the aggregate; and
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     - all other non-cash charges of ours and our consolidated restricted subsidiaries, excluding any non-cash charge to the extent that it represents an accrual of or reserve for cash expenditures in any future period;

in each case for the period. Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and amortization and non-cash charges of, a restricted subsidiary of ours will be added to consolidated net income to compute EBITDA only to the extent and in the same proportion that the net income of the restricted subsidiary of ours was included in calculating consolidated net income and only if a corresponding amount would be permitted at the date of determination to be dividended to us by the restricted subsidiary of ours without prior approval that has not been obtained, under the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to our restricted subsidiary or its stockholders.

     "extraordinary cash dividend" means that portion, if any, of the aggregate amount of all dividends paid by us on our common stock in any fiscal year that exceeds $10 million.

     "issue date" means the date on which the initial warrants were issued.

     "separation date" means the date of the commencement of an exchange offer or the effectiveness of a shelf registration statement for the notes or such earlier date after December 14, 2000 as the initial purchasers may determine in their sole discretion.

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                          DESCRIPTION OF CAPITAL STOCK

     Our authorized capital stock consists of 20 million shares of common stock, par value $.00001 per share, and five million shares of blank check preferred stock, par value $.00001 per share. We have 6,929,762 shares of common stock issued and outstanding. We do not have any preferred stock issued or outstanding.

COMMON STOCK

     The following is a summary of the terms of our common stock. This summary is not a complete description of our common stock and is qualified by reference to the terms of our common stock set forth in our amended and restated certificate of incorporation. As of the date of this prospectus, our common stock is held of record by 34 stockholders.

     Voting. Each share of common stock entitles the holder to one vote on all matters submitted to a vote of our stockholders.

     Dividends. The holders of the common stock are entitled to receive dividends, if, as and when declared by our board of directors out of funds legally available.

     Liquidation Rights and Other Rights. Upon our liquidation, dissolution or winding up, the holders of our common stock will be entitled to share pro rata in the distribution of all of our assets remaining after satisfaction of all of our liabilities and the payment of the liquidation preference of any of our outstanding preferred stock. The holders of our common stock do not have any conversion, redemption or preemptive rights.

PREFERRED STOCK

     The board of directors has the authority to issue preferred stock in one or more classes or series and to fix the designations, powers, preferences and dividend rates, conversion rights, voting rights, terms of redemption, and liquidation preferences and the number of shares constituting each class or series.

WARRANTS

     We have issued 570,000 initial warrants and 190,000 contingent warrants through the sale of 190,000 units. Each warrant entitles the holder to purchase
0.36469 shares of our common stock. See "Description of the Warrants."

REGISTRATION RIGHTS

     Under a stockholders' agreement described under "Certain Relationships and Related Transactions -- The Stockholders' Agreement", certain of our stockholders have the right, under certain circumstances, to require us to register under the Securities Act shares of our common stock held by them and allow them to include shares of common stock held by them in a registration under the Securities Act commenced by us.

DELAWARE LAW, CERTIFICATE OF INCORPORATION AND BY-LAW PROVISIONS THAT MAY HAVE AN ANTITAKEOVER EFFECT

     The following discussion concerns certain provisions of Delaware law and our certificate of incorporation and by-laws that may delay, deter or prevent a tender offer or takeover attempt that a stockholder might consider to be in its best interest, including offers or attempts that might result in a premium being paid over the market price for its shares.

     Delaware Law. We are governed by the provisions of Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a public Delaware corporation from engaging in a "business

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combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

     - prior to the business combination the corporation's board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder; or

     - upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the stockholder owned at least 85% of the outstanding voting stock of the corporation at the time the transaction commenced, excluding for the purpose of determining the number of shares outstanding those shares owned by the corporation's officers and directors and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

     - at or subsequent to the time the business combination is approved by the corporation's board of directors and authorized at an annual or special meeting of its stockholders, and not by written consent, the business combination is approved by the affirmative vote of at least 66 2/3% of its outstanding voting stock which is not owned by the interested stockholder.

     A "business combination" includes any merger, asset sale or other transaction resulting in a financial benefit to the stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years did own) 15% or more of the corporation's voting stock.

     Certification of Incorporation and By-Laws. Our certificate of incorporation authorizes the board of directors to issue preferred stock with voting or other rights that could impede the success of any attempt to effect a change of control. Our by-laws provide that special meetings of stockholders may be called only by the board of directors, the Chairman of the Board, the Chief Executive Officer or the Secretary. Written notice of a special meeting stating the place, date and hour of the meeting and the purposes for which the meeting is called must be given between 10 and 60 days before the date of the meeting, and only business specified in the notice may come before the meeting. In addition, our by-laws provide that directors be elected by a plurality of votes cast at an annual meeting and does not include a provision for cumulative voting for directors. Under cumulative voting, a minority stockholder holding a sufficient percentage of a class of shares may be able to ensure the election of one or more directors.

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            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

     The following discussion describes the material United States federal income tax considerations, as of the date of this prospectus, for holders of our warrants. This discussion deals only with warrants and shares held as capital assets.

     For purposes of this discussion, a U.S. holder is:

     - a citizen or resident of the United States;

     - a corporation or other entity taxable as a corporation created or organized in the United States or under the laws of the United States or of any state;

     - an estate, the income of which is includible in gross income for United States federal income tax purposes regardless of its source;

     - a trust, if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust; or

     - a trust, if it has a valid election in effect to be treated as a United States person for United States federal income tax purposes.

     A non-U.S. holder of our warrants is a holder that is not a U.S. holder.

     This discussion is based on current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), current and proposed United States Treasury regulations promulgated thereunder, and administrative and judicial decisions as of the date of this prospectus, all of which are subject to change, possibly on a retroactive basis.

     This summary does not purport to be a comprehensive description of all of the tax considerations that may be relevant to each person's decision to hold warrants. This discussion does not address all aspects of United States federal income taxation that may be relevant to any particular U.S. holder based on that holder's individual circumstances, and does not address the United States federal income tax consequences to holders that are subject to special treatment, including:

     - dealers in securities or currencies;

     - financial institutions;

     - tax exempt organizations;

     - persons liable for the alternative minimum tax;

     - insurance companies;

     - traders in securities that elect to use a mark-to-market method of accounting with respect to their securities holdings;

     - persons who hold warrants or shares as part of a hedging, integrated, conversion or constructive sale transaction or a straddle; and

     - U.S. holders whose functional currency is not the United States dollar.

     If a partnership holds our warrants or the shares underlying the warrants, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our warrants or the shares underlying the warrants, you should consult your tax advisors.

     This discussion does not address any aspect of state, local or non-United States tax laws.

     PROSPECTIVE INVESTORS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF WARRANTS, INCLUDING ANY CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, MUNICIPALITY, FOREIGN COUNTRY OR OTHER TAXING JURISDICTION.

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TAXATION OF THE WARRANTS

  Acquisition of Shares

     Except as described below with respect to the cashless exercise of warrants, the exercise of the warrants to purchase shares generally will not constitute a taxable event. Accordingly, a U.S. holder will not recognize gain or loss upon the exercise of the warrants, except with respect to any cash paid in lieu of a fractional share. Rather, a U.S. holder will recognize taxable gain or loss if and when the U.S. holder disposes of the shares in a taxable transaction. A U.S. holder's aggregate tax basis in the shares will be equal to the amount paid upon the exercise of the warrants plus the portion of the holder's purchase price allocable to the warrant component, less any portion of the tax basis allocable to the cash received in lieu of a fractional share. Cash received in lieu of a fractional share should be treated as a payment in exchange for the fractional share interest. The holding period of the shares received upon exercise of a warrant will begin the day of exercise of the warrants.

     Although the matter is not free from doubt, we intend to take the position that the cashless exercise of a warrant (i.e., the use of a warrant as the exercise price for another warrant) should not be a taxable event for a U.S. holder. If this is the case, a U.S. holder generally will not recognize gain or loss upon the exercise of a warrant except to the extent of any cash received in lieu of a fractional share as described above. The Internal Revenue Service may argue, however, that, in a cashless exercise of a warrant, a U.S. holder would recognize taxable gain or loss in an amount equal to the difference between the exercise price deemed paid and the tax basis in the warrants surrendered as payment of the exercise price. In any event, a U.S. holder will have a tax basis in the shares received upon exercise of a warrant equal to the U.S. holder's tax basis in the warrant exercised, plus the U.S. holder's tax basis in any warrants used to pay the exercise price, further increased by any gain or decreased by any loss recognized in the transaction and adjusted for cash, if any, received in lieu of a fractional share.

     For shares received through the use of cashless exercise, the holding period of the shares received upon exercise of a warrant will depend upon the tax characterization of the transaction. If a cashless exercise of a warrant is treated as a taxable transaction, the holding period of the warrant will begin on the day of exercise of the warrant. If a cashless exercise of warrants is treated as a tax-free exchange, a U.S. holder may have a holding period in the warrant shares received in the exchange which includes the holding period of the warrants surrendered for the warrant shares. U.S. holders are urged to consult their own tax advisors as to the effects to them of a cashless exercise of warrants.

     If a U.S. holder sells the warrants, a U.S. holder will recognize capital gain or loss equal to the difference between the proceeds received and the tax basis in the warrants. If the warrants lapse unexercised, a U.S. holder will recognize capital gain or loss when they expire equal to a U.S. holder's tax basis in the warrants. The gain or loss will be long-term capital gain or loss if a U.S. holder has held the warrants for more than one year. In either case, a U.S. holder's tax basis in the warrants will be equal to the portion of the holder's purchase price allocable to the warrant component (as described above) and a U.S. holder's holding period for the warrants will commence on the date that a U.S. holder purchases the units. Long-term capital gain of individuals is subject to tax at a maximum rate of 20%. The deductibility of capital losses is subject to limitations.

  Adjustment to Exercise Price

     Under Section 305 of the Code, a U.S. holder in certain circumstances may be deemed to have received a constructive distribution from us, which may result in the inclusion of ordinary dividend income. Such a constructive distribution could occur if we make certain adjustments, or fail to make certain adjustments, to the number of shares to be issued upon the exercise of a warrant or to the exercise price.

  Constructive Exercise

     Because the exercise price of the warrants constitutes a nominal amount, the Internal Revenue Service may consider a warrant to be constructively exercised for United States federal income tax purposes on the day on which the warrant first becomes exercisable or possibly on the day of issuance. In that event,

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     - except as described above, a U.S. holder will recognize no gain or loss upon either the deemed exercise or actual exercise of the warrant;

     - the adjusted tax basis of the warrant shares deemed received will be equal to the adjusted tax basis of the warrant until the warrant is actually exercised at which time the adjusted tax basis of warrant shares would be increased by the exercise price paid and any gain recognized in the transaction and decreased by any loss recognized in the transaction and any basis attributable to a fractional share for which cash was received; and

     - the holding period of the warrant shares deemed received will begin on the day of constructive exercise.

  Dividends on Shares

     A U.S. holder will be required to include in gross income as ordinary income the amount of any distribution paid on shares on the date the distribution is received to the extent the distribution is paid out of our current or accumulated earnings and profits as determined for United States federal income tax purposes. Distributions in excess of such earnings and profits will be applied against and will reduce the U.S. holder's basis in the shares and will be treated as capital gain to the extent they exceed a U.S. holder's tax basis in the shares.

  Release of Contingent Warrants

     In certain circumstances described under "Description of the Warrants", contingent warrants will be released to holders of initial warrants or shares of common stock issued upon exercise of the initial warrants, as the case may be, on March 31, 2003. We believe that the possibility of the release of the contingent warrants is remote. Although the matter is not free from doubt, we will take the position upon a release of contingent warrants that the release does not result in taxable income to U.S. holders. There can be no assurance that the Internal Revenue Service will not take a different position which could adversely affect you. Assuming the distribution of the contingent warrants is not taxable, a U.S. holder's tax basis of the initial warrants (or shares of common stock) held on the date of distribution of the contingent warrants will be allocated between such initial warrants (or shares of common stock) and the contingent warrants, and the holding period of the contingent warrants will include the holding period during which the U.S. holder held the initial warrants (or shares of common stock) upon which the contingent warrants were distributed. Please consult your tax advisor concerning the release of the contingent warrants.

SALE, EXCHANGE OR RETIREMENT OF WARRANTS OR SHARES

     Unless a non-recognition provision applies, a U.S. holder generally will recognize gain or loss upon a sale, exchange or retirement of a warrant or the shares of common stock underlying the warrants, measured by the difference, if any, between:

     - the amount realized; and

     - the U.S. holder's adjusted tax basis in the warrant or shares, as the case may be.

     A U.S. holder's initial tax basis in a warrant generally will be the portion of the holder's purchase price allocated to the warrant.

     Any gain or loss on the sale, exchange or other disposition of a warrant or share will generally be long-term capital gain or loss if the warrant or share has a holding period of more than one year at the time of the sale, exchange or other disposition. Long-term capital gains recognized by individual U.S. holders are subject to tax at a maximum rate of 20%. The deductibility of capital losses is subject to limitations.

TAX CONSIDERATIONS FOR NON-U.S. HOLDERS

     The following discussion is a summary of certain United States federal income and estate tax considerations, as of the date of this prospectus, of a non-U.S. holder of warrants and shares.

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     Special rules may apply to certain non-U.S. holders, such as "controlled foreign corporations", "passive foreign investment companies", "foreign personal holding companies" and corporations that accumulate earnings to avoid United States federal income tax, that are subject to special treatment under the Code. Such entities should consult their own tax advisors to determine the United States federal, state, local and other tax consequences that may be relevant to them.

  Taxation of Dividends

     Distributions made with respect to the common stock received upon the exercise of a warrant (and any constructive distribution a non-U.S. holder may be deemed to receive under "-- Taxation of the Warrants -- Adjustment to Exercise Price") will constitute dividends to the extent paid out of our current or accumulated earnings and profits as determined for United States federal income tax purposes. Dividends, if any, paid to a non-U.S. holder with respect to such shares (or constructive distributions made with respect to such warrants) will be subject to United States withholding tax at a rate of 30%, unless that rate is reduced pursuant to an applicable treaty.

     However, dividends (or constructive distributions) that are effectively connected with the conduct of a trade or business by the non-U.S. holder within the United States and, where a tax treaty applies, are attributable to a United States permanent establishment of the non-U.S. holder, are not subject to the withholding tax, but instead are subject to United States federal income tax on a net income basis at applicable graduated individual or corporate rates. Certain certification and disclosure requirements must be complied with in order for effectively connected income to be exempt from withholding. Any effectively connected dividends (or constructive distributions) received by a foreign corporation may, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

     A non-U.S. holder of shares who wishes to claim the benefit of an applicable treaty rate (and avoid back-up withholding as discussed below) for dividends paid after December 31, 2000, will be required to satisfy the certification requirements of applicable United States Treasury regulations.

     A non-U.S. holder of shares eligible for a reduced rate of United States withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the Internal Revenue Service.

  Sale, Exchange or Redemption of Warrants or Shares

     Any gain realized upon the sale, exchange, retirement or other disposition of a warrant or share generally will not be subject to United States federal income tax unless:

     - the gain or income is effectively connected with a trade or business in the United States of the non-U.S. holder, or

     - in the case of a non-U.S. holder who is an individual, the individual is present in the United States for 183 days or more in the taxable year of the sale, exchange, retirement or other disposition and certain other conditions are met, or

     - with respect to gain on sale of shares or warrants, we are or have been a "U.S. real property holding corporation" for United States federal income tax purposes.

     An individual non-U.S. holder described in the first bullet point above will be subject to United States federal income tax on the net gain derived from the sale. An individual non-U.S. holder described in the second bullet point above will be subject to a flat 30% United States federal income tax on the gain derived from the sale, which may be offset by United States source capital losses, even though the holder is not considered a resident of the United States. A non-U.S. holder that is a foreign corporation and is described in the first bullet point above, will be subject to tax on gain under regular graduated United States federal income tax rates and, in addition, may be subject to a branch profits tax at a 30% rate or a lower rate if so specified by an applicable income tax treaty.

     Although we can not assure you, we believe that we are not and do not anticipate becoming a "U.S. real property holding corporation" for United States federal income tax purposes. If our shares of common stock are regularly traded on an established securities market, (1) a non-U.S. holder will not be subject to U.S. federal income tax on the disposition of the shares if the non-U.S. holder holds or held (at any time during the shorter of the five year period preceding the date of disposition or the holder's holding period) less than five percent of the shares of common stock, and (2) a non-U.S. holder will not be subject to U.S. federal income tax on the disposition of the warrants if on the day the holder acquired the warrants, the warrants had a fair market value less than the fair market value of five percent of the shares of common stock. However, it is unclear whether the shares of common stock will be regularly traded on an established securities market. As a result, a non-U.S. holder may be subject to U.S. federal income tax on the disposition of shares or warrants.

  United States Federal Estate Tax

     A share owned by an individual who at the time of death is a non-U.S. holder will be included in that individual's gross estate for United States federal estate tax purposes, and a warrant owned by such a non-U.S. holder may be included in the individual's gross estate for United States federal estate tax purposes, unless, in either case, an applicable estate tax treaty provides otherwise.

INFORMATION REPORTING AND BACK-UP WITHHOLDING

     Under the Code, a beneficial owner of warrants or shares that does not otherwise establish an exemption may be subject to information reporting and back-up withholding at a 31% rate on dividends and proceeds from the disposition of the warrants or shares if the beneficial owner:

     - fails to furnish his social security or other taxpayer identification number within a reasonable time after the request therefor;

     - furnishes an incorrect taxpayer identification number;

     - fails to report properly dividends;

     - fails, under certain circumstances, to provide a certified statement, signed under penalty of perjury, that the taxpayer identification number provided is its correct number and that it is not subject to back-up withholding; or

     - in the case of a non-United States beneficial owner, fails to meet certain certification requirements or exemptions.

     Back-up withholding is not an additional United States federal income tax. Rather, any amount withheld from a payment to a beneficial owner under back-up withholding rules will be refunded or allowed as a credit against the beneficial owner's United States federal income tax liability, provided that the required information is furnished to the United States Internal Revenue Service. Beneficial owners of the warrants should consult their tax advisors as to their qualification for exemption from back-up withholding and the procedure for obtaining an exemption.

                              PLAN OF DISTRIBUTION

     The warrants and the shares of our common stock may be sold from time to time to purchasers directly by the selling holders. Alternatively, the selling holders may from time to time offer the warrants or the shares of common stock to or through underwriters, broker-dealers or agents, who may receive compensation in the form of underwriting discounts, concessions or commissions from the selling holders or the purchasers of the securities for whom they may act as agents. The selling holders and any underwriters, broker-dealers or agents that participate in the distribution of warrants or our common stock may be deemed to be "underwriters" within the meaning of the Securities Act and any profit on the sale of these securities and any discounts, commissions, concessions or other compensation received by any underwriter, broker-dealer or agent may be deemed to be underwriting discounts and commissions under the Securities Act.

     The warrants and our common stock may be sold from time to time in:

     - one or more transactions at fixed prices,

     - at prevailing market prices at the time of sale,

     - at varying prices determined at the time of sale, or

     - at negotiated prices.

     The sale of the warrants and our common stock may be effected in transactions:

     - on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale,

     - in the over-the-counter market,

     - in transactions otherwise than on the exchanges or in the over-the-counter market, or

     - through the writing of options.

     To comply with the securities laws of certain jurisdictions, if applicable, the warrants and common stock will be offered or sold in those jurisdictions only through registered or licensed brokers or dealers. In addition, in certain jurisdictions the warrants and common stock underlying the warrants may not be offered or sold unless they have been registered or qualified for sale in those jurisdictions or an exemption from registration or qualification is available and is complied with.

     The selling holders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, which provisions may limit the timing of purchases and sales of any of the warrants or common stock by the selling holders. The foregoing may affect the marketability of those securities.

     We will pay for all costs of the registration of the warrants, including, without limitation, SEC registration and filing fees and all reasonable fees and expenses incurred in connection with the compliance with state securities or "blue sky" laws. We have agreed to indemnify the selling holders against particular liabilities, including certain liabilities under the Securities Act, and we will reimburse them for some of the legal or other expenses incurred in connection therewith. Each holder, severally and not jointly, has agreed to indemnify us against particular liabilities, including certain liabilities under the Securities Act, or will reimburse us for some of the legal or other expenses incurred in connection therewith.

                                 LEGAL MATTERS

     Certain legal matters with respect to the validity of the warrants and common stock issuable upon exercise of the warrants have been passed upon for us by Simpson Thacher & Bartlett, New York, New York.

                                    EXPERTS

     The financial statements as of December 31, 2000 and December 31, 1999 and for each of the three years in the period ended December 31, 2000 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
AUDITED FINANCIAL STATEMENTS:
  TravelCenters of America, Inc.
     Report of Independent Accountants......................  F-2
     Consolidated Balance Sheet at December 31, 1999 and
      2000..................................................  F-3
     Consolidated Statement of Operations for each of the
      three years in the period ended December 31, 2000.....  F-4
     Consolidated Statement of Cash Flows for each of the
      three years in the period ended December 31, 2000.....  F-5
     Consolidated Statement of Stockholders' Equity for each
      of the three years in the period ended December 31,
      2000..................................................  F-6
     Notes to the Consolidated Financial Statements.........  F-7
FINANCIAL STATEMENT SCHEDULE:
  II -- Valuation and Qualifying Accounts...................  F-40

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
and Stockholders of
TravelCenters of America, Inc.

     In our opinion, the consolidated financial statements listed in the accompanying index present fairly, in all material respects, the financial position of TravelCenters of America, Inc. and its subsidiaries at December 31, 2000 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule listed in the accompanying index presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and financial statement schedule are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

PRICEWATERHOUSECOOPERS LLP

Cleveland, Ohio
March 9, 2001

                         TRAVELCENTERS OF AMERICA, INC.

                           CONSOLIDATED BALANCE SHEET

                                                                    DECEMBER 31,
                                                              -------------------------
                                                                 1999          2000
                                                              ----------    -----------
                                                              (IN THOUSANDS OF DOLLARS)
ASSETS
Current assets:
  Cash......................................................   $ 18,040      $  29,019
  Accounts receivable (less allowance for doubtful accounts
     of $2,894 for 1999 and $4,291 for 2000)................     59,174         81,388
  Inventories...............................................     59,043         61,772
  Deferred income taxes.....................................      4,533          7,288
  Other current assets......................................     16,441         13,501
                                                               --------      ---------
          Total current assets..............................    157,231        192,968
Notes receivable, net.......................................        502            214
Property and equipment, net.................................    454,093        465,633
Intangible assets...........................................     28,792         27,079
Deferred financing costs....................................      8,411         32,662
Deferred income taxes.......................................      1,879          7,933
Other noncurrent assets.....................................        808          8,566
                                                               --------      ---------
          Total assets......................................   $651,716      $ 735,055
                                                               ========      =========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Current maturities of long-term debt......................   $  1,601      $     123
  Accounts payable..........................................     53,655         82,844
  Other accrued liabilities.................................     66,743         71,274
                                                               --------      ---------
          Total current liabilities.........................    121,999        154,241
Commitments and contingencies (Note 18)
Long-term debt (net of unamortized discount)................    404,369        547,607
Deferred income taxes.......................................      1,639          3,167
Other noncurrent liabilities................................     16,615          5,416
                                                               --------      ---------
                                                                544,622        710,431
Redeemable equity...........................................     79,739            527
Nonredeemable stockholders' equity:
  Other preferred stock, common stock and other
     stockholders' equity...................................     52,119        215,843
  Accumulated deficit (Note 15).............................    (24,764)      (191,746)
                                                               --------      ---------
          Total nonredeemable stockholders' equity..........     27,355         24,097
                                                               --------      ---------
          Total liabilities, redeemable equity and
            nonredeemable stockholders' equity..............   $651,716      $ 735,055
                                                               ========      =========

  The accompanying notes are an integral part of these consolidated financial statements.

                         TRAVELCENTERS OF AMERICA, INC.

                      CONSOLIDATED STATEMENT OF OPERATIONS

                                                               YEAR ENDED DECEMBER 31,
                                                         ------------------------------------
                                                           1998         1999          2000
                                                         --------    ----------    ----------
                                                               (IN THOUSANDS OF DOLLARS
                                                              EXCEPT PER SHARE AMOUNTS)
REVENUES:
  Fuel.................................................  $554,735    $  955,105    $1,485,732
  Nonfuel..............................................   347,531       479,059       555,491
  Rent and royalties...................................    21,544        20,460        18,822
                                                         --------    ----------    ----------
          Total revenues...............................   923,810     1,454,624     2,060,045
Cost of goods sold (excluding depreciation):
  Fuel.................................................   480,479       849,234     1,382,224
  Nonfuel..............................................   146,670       201,846       229,096
                                                         --------    ----------    ----------
          Total cost of goods sold (excluding
            depreciation)..............................   627,149     1,051,080     1,611,320
                                                         --------    ----------    ----------
Gross profit (excluding depreciation)..................   296,661       403,544       448,725
Operating expenses.....................................   193,697       267,107       308,480
Selling, general and administrative expenses...........    34,256        38,461        38,160
Transition expense.....................................     3,648         3,952           996
Merger and recapitalization expenses...................        --            --        22,004
Depreciation and amortization expense..................    43,179        51,853        62,768
(Gain) on sales of property and equipment..............    (1,195)       (2,615)       (1,462)
Stock compensation expense (benefit)...................     2,500         5,062        (1,362)
                                                         --------    ----------    ----------
Income from operations.................................    20,576        39,724        19,141
Interest and other financial costs, net................   (26,854)      (38,543)      (47,143)
                                                         --------    ----------    ----------
Income (loss) before income taxes and extraordinary
  item.................................................    (6,278)        1,181       (28,002)
Provision (benefit) for income taxes...................    (2,101)        1,082        (4,088)
                                                         --------    ----------    ----------
Income (loss) before extraordinary item................    (4,177)           99       (23,914)
Extraordinary loss, less applicable income tax benefits
  of $2,012 in 1998 and $7,110 in 2000 (Note 13).......    (3,905)           --       (13,800)
                                                         --------    ----------    ----------
Net income (loss)......................................    (8,082)           99       (37,714)
  Less: preferred dividend accretion...................    (8,570)       (9,765)       (8,255)
                                                         --------    ----------    ----------
(Loss) available to common stockholders................  $(16,652)   $   (9,666)   $  (45,969)
                                                         ========    ==========    ==========
LOSS PER COMMON SHARE (BASIC AND DILUTED):
  Loss before extraordinary item.......................  $ (21.12)   $   (12.96)   $   (17.20)
  Extraordinary loss...................................     (6.47)           --         (7.38)
                                                         --------    ----------    ----------
  Net (loss)...........................................  $ (27.59)   $   (12.96)   $   (24.58)
                                                         ========    ==========    ==========

  The accompanying notes are an integral part of these consolidated financial statements.

                         TRAVELCENTERS OF AMERICA, INC.

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                                               YEAR ENDED DECEMBER 31,
                                                         -----------------------------------
                                                           1998         1999         2000
                                                         ---------    ---------    ---------
                                                              (IN THOUSANDS OF DOLLARS)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss)....................................  $  (8,082)   $      99    $ (37,714)
  Adjustments to reconcile net income (loss) to net
     cash provided by operating activities:
       Extraordinary loss..............................      3,905           --       13,800
       Merger and recapitalization expenses............         --           --       22,004
       Depreciation and amortization...................     44,662       53,202       64,225
       Deferred income tax provision...................     (7,691)      (3,151)      (7,281)
       Provision for doubtful accounts.................      1,355        1,339        1,560
       Provision (benefit) for stock compensation......      2,500        5,062       (1,362)
       (Gain) on sales of property and equipment.......     (1,195)      (2,615)      (1,462)
       Changes in assets and liabilities, adjusted for
          the effects of business acquisitions:
            Accounts receivable........................     12,034        5,837      (22,332)
            Inventories................................     (4,028)      (9,933)      (1,148)
            Other current assets.......................     (2,954)        (400)       2,902
            Accounts payable...........................     (2,030)         102       29,189
            Other current liabilities..................     10,572       (7,780)       6,890
       Other, net......................................       (527)       2,950       (3,319)
                                                         ---------    ---------    ---------
       Net cash provided by operating activities.......     48,521       44,712       65,952
                                                         ---------    ---------    ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Business acquisitions................................    (63,215)     (57,762)      (9,675)
  Proceeds from sales of property and equipment........      3,414        9,147          667
  Capital expenditures.................................    (65,704)     (87,401)     (68,107)
                                                         ---------    ---------    ---------
       Net cash used in investing activities...........   (125,505)    (136,016)     (77,115)
                                                         ---------    ---------    ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Revolving loan borrowings............................         --       75,500      364,800
  Revolving loan repayments............................         --      (60,500)    (339,500)
  Long-term debt borrowings............................    229,250           --      510,962
  Long-term debt repayments............................   (129,987)      (1,594)    (388,685)
  Proceeds from issuance of stock......................         --        6,738      208,717
  Repurchase of equity securities......................       (475)          --     (267,055)
  Debt issuance costs..................................     (4,360)          --      (32,932)
  Stock issuance costs.................................         --           --       (3,015)
  Premiums paid on debt extinguishment.................         --           --      (12,778)
  Merger and recapitalization expenses.................         --           --      (18,253)
  Other................................................         --           --         (119)
                                                         ---------    ---------    ---------
       Net cash provided by financing activities.......     94,428       20,144       22,142
                                                         ---------    ---------    ---------
          Net increase (decrease) in cash..............     17,444      (71,160)      10,979
Cash at the beginning of the year......................     71,756       89,200       18,040
                                                         ---------    ---------    ---------
Cash at the end of the year............................  $  89,200    $  18,040    $  29,019
                                                         =========    =========    =========

  The accompanying notes are an integral part of these consolidated financial statements.

                         TRAVELCENTERS OF AMERICA, INC.

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

                                                                YEAR ENDED DECEMBER 31,
                                                           ---------------------------------
                                                             1998        1999        2000
                                                           --------    --------    ---------
                                                               (IN THOUSANDS OF DOLLARS)
PREFERRED STOCK:
  Balance at beginning of year...........................  $     38    $     38    $      38
     Conversions to common...............................        --          --           --
     Leveraged recapitalization equity security
       redemptions.......................................        --          --          (38)
                                                           --------    --------    ---------
  Balance at end of year.................................  $     38    $     38    $      --
                                                           ========    ========    =========
COMMON STOCK:
  Balance at beginning of year...........................  $     14    $     14    $      17
     Issuance of common stock............................        --           3           --
     Stock option exercises..............................        --          --            1
     Preferred stock conversions.........................        --          --           --
     Classify management shares as redeemable equity.....        --          --           (1)
     Leveraged recapitalization equity security
       redemptions.......................................        --          --          (14)
                                                           --------    --------    ---------
  Balance at end of year.................................  $     14    $     17    $       3
                                                           ========    ========    =========
TREASURY STOCK:
  Balance at beginning of year...........................  $ (8,412)   $ (8,887)   $  (9,058)
     Purchases of treasury stock.........................      (475)       (171)      (1,894)
     Cancel treasury shares..............................        --          --       10,952
                                                           --------    --------    ---------
  Balance at end of year.................................  $ (8,887)   $ (9,058)   $      --
                                                           ========    ========    =========
ADDITIONAL PAID-IN CAPITAL:
  Balance at beginning of year...........................  $ 51,501    $ 51,540    $  61,122
     Issuance of common stock............................        39       9,582      205,038
     Stock option exercises..............................        --          --        4,521
     Issuance of stock warrants..........................        --          --        6,600
     Stock issuance costs................................        --          --       (3,015)
     Classify management shares as redeemable equity.....        --          --         (526)
     Leveraged recapitalization equity security
       redemptions.......................................        --          --      (57,900)
                                                           --------    --------    ---------
  Balance at end of year.................................  $ 51,540    $ 61,122    $ 215,840
                                                           ========    ========    =========
RETAINED EARNINGS (ACCUMULATED DEFICIT):
  Balance at beginning of year...........................  $  1,554    $(15,098)   $ (24,764)
     Net income/(loss)...................................    (8,082)         99      (37,714)
     Accretion of preferred stock dividends..............    (8,570)     (9,765)      (8,255)
     Leveraged recapitalization equity security
       redemptions.......................................        --          --     (121,013)
                                                           --------    --------    ---------
  Balance at end of year.................................  $(15,098)   $(24,764)   $(191,746)
                                                           ========    ========    =========

  The accompanying notes are an integral part of these consolidated financial statements.

                         TRAVELCENTERS OF AMERICA, INC.

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1. BUSINESS DESCRIPTION AND SUMMARY OF OPERATING STRUCTURE

     We are a holding company which, through our wholly owned subsidiaries, owns, operates and franchises travel centers along the United States interstate highway system to serve long-haul trucking fleets and their drivers, independent truck drivers and general motorists. At December 31, 2000, our geographically diverse nationwide network of full-service travel centers consisted of 157 sites located in 40 states. Our operations are conducted through three distinct types of travel centers:

     - sites owned or leased and operated by us, which we refer to as company-operated sites;

     - sites owned by us and leased to independent lessee-franchisees, which we refer to as leased sites; and

     - sites owned and operated by independent franchisees, which we refer to as franchisee-owned sites.

     Our travel centers are located at key points along the U.S. interstate highway system, typically on 20- to 25-acre sites. Operating under the "TravelCenters of America" and "TA" brand names, our nationwide network provides our customers with diesel fuel and gasoline as well as non-fuel products and services such as truck repair and maintenance services, full-service restaurants, 20 different brands of fast food restaurants, travel and convenience stores with a selection of over 4,000 items and other driver amenities. We also collect rents and franchise royalties from the franchisees who operate the leased sites and franchisee-owner sites and, as a franchisor, assist our franchisees in providing service to long-haul trucking fleets and their drivers, independent truck drivers and general motorists.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Principles of Consolidation

     The consolidated financial statements include the accounts of TravelCenters of America, Inc. and its wholly owned subsidiaries, TA Operating Corporation and TA Franchise Systems Inc., as well as TA Licensing, Inc., TA Travel, L.L.C., TravelCenters Realty, Inc. and TravelCenters Properties, L.P., which are all direct or indirect wholly owned subsidiaries of TA Operating Corporation. National Auto/Truckstops, Inc. was a wholly owned subsidiary of ours until November 14, 2000, at which time it was merged with and into TA Operating Corporation. Intercompany accounts and transactions have been eliminated.

  Revenue Recognition

     Sales revenues and related costs are recognized at the time of delivery of motor fuel to customers at either the terminal or the customer's facility for wholesale fuel sales and at the time of final sale to consumers at our company-operated sites for retail fuel and nonfuel sales.

     Initial franchise fee revenues are recognized at the point when the franchisee opens for business under our brand name, which is when we have fulfilled all of our obligations under the related agreements. Franchise royalty revenues are collected and recognized monthly and are determined as a percentage of the franchisees' revenues.

                         TRAVELCENTERS OF AMERICA, INC.

  Inventories

     Inventories are stated at cost, which approximates market value, cost being determined principally on the weighted average cost method.

  Property and Equipment

     Property and equipment are stated at cost. Depreciation is computed on a straight-line basis over the following estimated useful lives of the assets:

Buildings and site improvements.............................    15 years
Pumps and underground storage tanks.........................  5-10 years
Machinery and equipment.....................................  3-10 years
Furniture and fixtures......................................  5-10 years

     Repair and maintenance costs are charged to expense as incurred, while major renewals and betterments are capitalized. The cost and related accumulated depreciation of property and equipment sold, replaced or otherwise disposed of are removed from the accounts. Any resulting gains or losses are recognized in operations.

  Deferred Financing Costs and Intangible Assets

     Deferred financing costs were incurred in conjunction with issuing long-term debt and are being amortized over the lives of the related debt instruments using the effective interest method (see Note 13). The intangible assets are being amortized on a straight-line basis over their estimated lives, principally the terms of the related contractual agreements giving rise to them or, for goodwill, 15 years (see Note 10).

  Internal-Use Software Costs

     During the application development stage of an internal-use computer software project, we capitalize (i) the external direct costs of materials and services consumed in developing or obtaining the internal-use computer software,
(ii) to the extent of time spent directly on the project, payroll costs of employees directly associated with and who devote time to the project, and (iii) related interest costs incurred. Internal and external costs incurred in the preliminary project stage and post-implementation stage, such as for exploring alternative technologies, vendor selection and maintenance, are expensed as incurred, as are all training costs. The costs of significant upgrades and enhancements that result in additional functionality are accounted for in the same manner as similar costs for new software projects. The costs of all other upgrades and enhancements are expensed as incurred.

  Impairment of Long-Lived Assets

     Impairment charges are recognized when the carrying values of long-lived assets to be held and used in the business exceed the estimated undiscounted future cash flows of those assets, and when the carrying values of long-lived assets to be disposed of exceed the estimated fair value less cost to sell for those assets. Such impairment charges are recognized in the period during which the circumstances surrounding an asset to be held and used have changed such that the carrying value is no longer recoverable, or during which a commitment to a plan to dispose of the asset is made. Such tests are performed at the individual travel center level. In addition, intangible assets are subjected to further evaluation and impairment charges are recognized when events and circumstances indicate the carrying value of the intangible asset exceeds the future benefit of the asset.

                         TRAVELCENTERS OF AMERICA, INC.

  Classification of Costs and Expenses

     Cost of goods sold represents the costs of fuels and other products sold, including freight. Operating expenses principally represent costs incurred in operating our sites, consisting primarily of labor, maintenance, supplies, utilities and occupancy costs. Transition expenses represent the nonrecurring costs we incurred in integrating the BP network, the Unocal network, the Burns Bros. network and the Travel Ports network into a single network under one management, including severance and relocation expenses, costs to convert acquired sites, costs to dispose of leased sites, convert leased sites to company-operated sites and terminate franchise agreements, and related travel and training expenses. See Note 5 for a discussion of the Combination Plan under which the majority of these costs have been incurred. Merger and recapitalization expenses represent the nonrecurring costs incurred in completing a recapitalization and a merger with TCA Acquisition Corporation. These costs principally consist of legal, accounting, investment banker and other consultants' fees as well as bonus payments to certain members of our management. See Note 3 for a discussion of the recapitalization and merger transactions. Costs of advertising are expensed as incurred.

  Environmental Remediation

     We provide for remediation costs and penalties when the responsibility to remediate is probable and the amount of associated costs is reasonably determinable. Generally, the timing of remediation accruals coincides with completion of a feasibility study or the commitment to a formal plan of action. If recoveries of remediation costs from third parties are probable, a receivable is recorded. Accruals are not recorded for the costs of remediation activities undertaken on our behalf by Unocal and BP, at Unocal's and BP's sole expense (see Note 18).

  Income Taxes

     Deferred income tax assets and liabilities are established to reflect the future tax consequences of differences between the tax bases and financial statement bases of assets and liabilities.

  Cash and Cash Equivalents

     For purposes of the statement of cash flows, we consider all highly liquid investments with an initial maturity of three months or less to be cash equivalents.

  Concentration of Credit Risk

     We grant credit to our customers and may require letters of credit or other collateral.

  Derivative Instruments

     On a limited basis, we engage in commodity risk management activities within the normal course of our business as an end-user of derivative instruments. These commodity-based instruments are used to manage exposure to price fluctuations related to the anticipated purchases of diesel fuel and gasoline. Changes in market value of derivative instruments are deferred and are subsequently recognized in income in the same period as the underlying transaction. Recorded deferred gains or losses are reflected within other current assets or other current liabilities. At December 31, 2000 there were no open derivative contracts.

     We use interest rate protection agreements to reduce our exposure to market risks from changes in interest rates by fixing interest rates on variable rate debt and reducing certain exposures to interest rate fluctuation. Amounts currently due to or from interest rate protection counterparties are recorded in interest expense in the period in which they accrue. At December 31, 2000, we were involved in an interest rate protection agreement with a notional principal amount of $80,000,000. Notional amounts do not quantify risk or represent assets or liabilities, but are used in the determination of cash settlements under the agreements.

                         TRAVELCENTERS OF AMERICA, INC.

We are exposed to credit losses from counterparty nonperformance, but do not anticipate any losses from our agreement, which is with a major financial institution.

  Fair Value of Financial Instruments

     The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which estimation is practicable:

     Cash and short-term investments, accounts receivable and accounts payable: The fair values of financial instruments classified as current assets or liabilities approximate the carrying values due to the short-term maturity of the instruments.

     Long-term debt: The fair value of our fixed-rate indebtedness that is publicly traded is estimated based on the quoted price for those notes. The fair value of our fixed-rate indebtedness that is not publicly traded is estimated based on the current borrowing rates available to us for financings with similar terms and maturities. The fair value of our variable-rate indebtedness approximates the carrying value of that indebtedness. (See Note 13.)

     Interest Rate Protection Agreements: The fair values of our interest rate protection agreements are based on bank-quoted market prices.

  Reclassifications

     Certain reclassifications of prior years' data have been made to conform to the current year presentation.

3. MERGER AND RECAPITALIZATION TRANSACTIONS

     On May 31, 2000, we and shareholders owning a majority of our voting stock entered into a recapitalization agreement and plan of merger, as subsequently amended, with TCA Acquisition Corporation, a newly created corporation formed by Oak Hill Capital Partners, L.P. and its affiliates, under which TCA Acquisition Corporation agreed to merge with and into us. This merger was completed on November 14, 2000. Concurrent with the closing of the merger, we completed a series of transactions to effect a recapitalization and a refinancing that included the following.

     - TCA Acquisition Corporation issued 6,456,698 shares of common stock to Oak Hill and the Other Investors for proceeds of $205,000,000 and then merged with and into us.

     - We redeemed all shares of our common and preferred stock outstanding prior to the closing of the merger, with the exception of 473,064 shares of common stock with a market value at that time of $15,020,000 that were retained by continuing stockholders, and cancelled all outstanding common stock options and warrants for cash payments totaling $263,153,000.

     - All shares of treasury stock were cancelled.

     - We repaid all amounts outstanding under our then existing debt agreements.

     - We borrowed $328,300,000 under a secured credit agreement with a group of lenders and issued units consisting of Senior Subordinated Notes due 2009 with a face amount of $190,000,000 and initial warrants and contingent warrants that in the aggregate could be exercised in exchange for 277,165 shares of our common stock.

     - We merged National Auto/Truckstops, Inc. with and into TA Operating Corporation and formed two new wholly owned subsidiaries of TA Operating Corporation to maintain our real property in certain states.

                         TRAVELCENTERS OF AMERICA, INC.

     Prior to the closing of the transactions described above, we issued 137,572 shares of common stock for cash proceeds of $3,752,000 upon the exercise of stock options held by existing shareholders, which shares remain outstanding. After the transactions described above, Oak Hill owned 60.5% of our outstanding common stock, the Other Investors owned, in the aggregate, 32.7% of our outstanding common stock, Freightliner owned 4.3% of our outstanding common stock and certain members of our management owned 2.5% of our outstanding common stock. The total amount of our equity capitalization after these transactions, given the $31.75 per share merger consideration paid in our merger and recapitalization transactions, was $220,020,000. The transactions described above have been accounted for as a leveraged recapitalization (see Note 15). We have retained the historical cost basis of our assets and liabilities, due to the significance of the ownership interest in us that was retained by continuing stockholders. We incurred $22,004,000 of expenses charged against operations in connection with the merger and recapitalization transactions. We also recognized an extraordinary loss of $13,800,000 (which is net of $7,110,000 of applicable income tax benefits) as a result of the early extinguishment of indebtedness completed as part of these transactions.

4. ACQUISITIONS

     All business acquisitions have been accounted for under the purchase method. The results of operations of the acquired businesses are included in our consolidated financial statements from the respective dates of the acquisitions.

     Travel Ports acquisition. On June 3, 1999, we consummated the acquisition of the network assets of Travel Ports by acquiring 100% of the common stock of Travel Ports at a price of $4.30 per share. Under the terms of the related merger agreement and certain ancillary agreements, we paid cash of approximately $27,760,000 for all of Travel Ports' outstanding common shares and common stock equivalents except approximately 653,000 common shares that were exchanged for 85,000 shares of our common stock. In addition, we paid cash of approximately $31,007,000 to retire all of Travel Ports' indebtedness outstanding as of the merger date. Travel Ports operated a network of 16 travel centers in seven states, primarily in the northeastern United States and a single fuel terminal in Pennsylvania. Upon consummation of the acquisition, Travel Ports was merged into TA Operating Corporation.

     The total cost of the Travel Ports acquisition was $86,003,000. This was comprised of cash paid to purchase the Travel Ports stock and repay the Travel Ports debt of $58,767,000, the value of the 85,000 shares of our common stock issued in exchange for Travel Ports shares of $2,808,000, liabilities assumed of $22,124,000 and direct costs of the acquisition of $2,304,000. The cost was allocated to the assets and liabilities acquired on the basis of their estimated fair values at the acquisition date, including $27,585,000 of assets other than the property and equipment acquired. The excess of purchase price over the estimated fair values of the net assets acquired, in the amount of $11,679,000, was recorded as goodwill and is being amortized on a straight-line basis over 15 years. The cash portion of the Travel Ports acquisition was initially funded with $30,000,000 of the restricted cash provided by the 1998 Refinancing (see
Note 13), $25,000,000 of borrowings under our revolving credit facility and other available cash.

     Burns Bros. acquisition. On December 3, 1998, we consummated the acquisition of the network assets of Burns Bros., Inc. whereby we acquired from Burns Bros. the land, buildings, equipment and inventories at 17 of the 19 sites comprising the Travel Stops division of Burns, the equipment and inventories used in Burns Bros.' fuel wholesaling and transportation businesses and certain accounts receivable related to the acquired assets.

     The total cost of the assets acquired was $60,728,000, comprised of the cash consideration paid to Burns Bros. of $56,240,000, liabilities assumed of $3,920,000 and direct costs of the acquisition of $568,000. The cost was allocated to the assets and liabilities acquired on the basis of their estimated fair values at the acquisition date. The Burns Bros. acquisition was funded with borrowings under our long-term bank term loan facility as part of the 1998 Refinancing. (See Note 13)

                         TRAVELCENTERS OF AMERICA, INC.

     Pro forma data. The following unaudited pro forma information presents our results of operations as if the acquisitions of the Burns Bros. network and the Travel Ports network had taken place on January 1, 1998.

                                                     YEAR ENDED DECEMBER 31,
                                                    --------------------------
                                                       1998            1999
                                                    ----------      ----------
                                                     (IN THOUSANDS OF DOLLARS
                                                    EXCEPT PER SHARE AMOUNTS)
Total revenue.....................................  $1,205,835      $1,511,083
Gross profit......................................  $  389,069      $  428,070
Income from operations............................  $   30,259      $   42,281
Net income (loss).................................  $   (2,152)     $    1,808
Loss per common share (basic and diluted).........  $   (17.76)     $   (10.67)

     These pro forma results of operations have been prepared for comparative purposes only and do not purport to be indicative of the results of operations that actually would have resulted had the acquisitions occurred on January 1, 1998, or that may result in the future.

5. COMBINATION PLAN AND TRANSITION EXPENSE

     In January 1997, we adopted a plan (which we refer to as the "Combination Plan"), to combine the operations of the Unocal network and the BP network into one network under the TravelCenters of America brand. There were three primary elements to the Combination Plan: (1) integrating the management of the BP and Unocal networks, (2) converting the Unocal and BP network sites to one network, and (3) rationalizing and further developing our network. These expenses relate to, among other things, (i) employee separations, (ii) the costs to convert Unocal network travel centers, (iii) the costs to dispose of travel centers or terminate lease or franchise agreements, and (iv) the costs of integrating the management and operations of the Unocal and BP networks, including relocation, travel, training, and legal expenses.

     We have also incurred transition expenses as a result of the Burns Bros. acquisition and the Travel Ports acquisition, primarily related to integrating the acquired sites into our network. As a result of implementing the combination plan and integrating the Burns Bros. network and Travel Ports network sites, for the years ended December 31, 1998, 1999 and 2000, we incurred approximately $3,648,000, $3,952,000 and $996,000, respectively, of expense, included in transition expense in our consolidated financial statements.

                         TRAVELCENTERS OF AMERICA, INC.

6. EARNINGS PER SHARE

     The computation of basic earnings per common share is based upon the weighted-average number of shares of common stock outstanding. A reconciliation of the income or loss and shares used in the computation follows:

                                           FOR THE YEAR ENDED DECEMBER 31, 1998
                                        -------------------------------------------
                                        INCOME (LOSS)       SHARES        PER-SHARE
                                         (NUMERATOR)     (DENOMINATOR)     AMOUNT
                                        -------------    -------------    ---------
                                             (DOLLARS AND SHARES IN THOUSANDS)
Basic and Diluted EPS:
Loss before extraordinary item........    $ (4,177)
Less: Preferred stock dividends.......      (8,570)
                                          --------
Loss before extraordinary item
  available to common stockholders....     (12,747)            604         $(21.12)
Extraordinary loss....................      (3,905)            604           (6.47)
                                          --------                         -------
  Net loss available to common
     stockholders.....................    $(16,652)            604         $(27.59)
                                          ========           =====         =======

                                           FOR THE YEAR ENDED DECEMBER 31, 1999
                                        -------------------------------------------
                                        INCOME (LOSS)       SHARES        PER-SHARE
                                         (NUMERATOR)     (DENOMINATOR)     AMOUNT
                                        -------------    -------------    ---------
                                             (DOLLARS AND SHARES IN THOUSANDS)
Basic and Diluted EPS:
Net income............................    $     99
Less: Preferred stock dividends.......      (9,765)
                                          --------
  Net loss available to common
     stockholders.....................    $ (9,666)            746         $(12.96)
                                          ========           =====         =======

                                           FOR THE YEAR ENDED DECEMBER 31, 2000
                                        -------------------------------------------
                                        INCOME (LOSS)       SHARES        PER-SHARE
                                         (NUMERATOR)     (DENOMINATOR)     AMOUNT
                                        -------------    -------------    ---------
                                             (DOLLARS AND SHARES IN THOUSANDS)
Basic and Diluted EPS:
Loss before extraordinary item........    $(23,914)
Less: Preferred stock dividends.......      (8,255)
                                          --------
Loss before extraordinary item
  available to common stockholders....     (32,169)          1,870         $(17.20)
Extraordinary loss....................     (13,800)          1,870           (7.38)
                                          --------                         -------
  Net loss available to common
     stockholders.....................    $(45,969)          1,870         $(24.58)
                                          ========           =====         =======

     The assumed conversion of stock options, warrants and convertible series of preferred stock would have an anti-dilutive effect on earnings per share for 1998, 1999 and the period in 2000 prior to the exercise, cancellation or conversion to common stock of all of our stock options, warrants and convertible preferred stock as part of our merger and recapitalization in November 2000.

                         TRAVELCENTERS OF AMERICA, INC.

7. INVENTORIES

     Inventories consist of the following:

                                                              DECEMBER 31,
                                                       --------------------------
                                                         1999             2000
                                                       ---------        ---------
                                                       (IN THOUSANDS OF DOLLARS)
Nonfuel merchandise..................................   $51,043          $50,809
Petroleum products...................................     8,000           10,963
                                                        -------          -------
          Total inventories..........................   $59,043          $61,772
                                                        =======          =======

8. NOTES RECEIVABLE

     We have notes receivable agreements with certain customers to finance on a long-term basis past due accounts receivable owed by those customers and with other parties to finance all or a portion of the purchases of travel center sites we have sold. The notes have original terms ranging from six months to six years and principally accrue interest at a variable rate of the prime lending rate plus 1% to 2%.

     We also have notes receivable from management stockholders received as partial consideration for purchases of common stock (see Note 15). These notes accrue interest at fixed rates between 4.86% and 7.0%, compounded semi-annually. Accrued and unpaid interest together with unpaid principal, if not sooner paid, is due and payable on the earliest of:

     - the date of cessation of employment of the employee;

     - the date the employee is no longer the owner of the related shares of common stock; or

     - generally, 14 1/2 years from the date of the note.

     Notes receivable consists of the following:

                                                                DECEMBER 31,
                                                         --------------------------
                                                           1999             2000
                                                         ---------        ---------
                                                         (IN THOUSANDS OF DOLLARS)
Principal amount of notes receivable outstanding.......   $5,169           $2,276
  Less: amount due for stock purchases.................      881              917
  Less: allowance for doubtful notes...................      587              927
                                                          ------           ------
                                                           3,701              432
  Less: amounts due within one year, net of
     allowance.........................................    3,199              218
                                                          ------           ------
  Notes receivable, net................................   $  502           $  214
                                                          ======           ======

     The amount due within one year is included within other current assets in our balance sheet. Beginning in 2000, the amount due for stock purchases is included as a reduction to the redeemable equity balance in our balance sheet (see Note 15).

                         TRAVELCENTERS OF AMERICA, INC.

9. PROPERTY AND EQUIPMENT

     Property and equipment consist of the following:

                                                                DECEMBER 31,
                                                         --------------------------
                                                            1999           2000
                                                         -----------    -----------
                                                         (IN THOUSANDS OF DOLLARS)
Land...................................................   $ 61,091       $ 63,778
Buildings and improvements.............................    316,392        340,671
Machinery, equipment and furniture.....................    192,423        215,258
Construction in progress...............................     38,220         51,039
                                                          --------       --------
          Total cost...................................    608,126        670,746
Less: accumulated depreciation.........................    154,033        205,113
                                                          --------       --------
  Property and equipment, net..........................   $454,093       $465,633
                                                          ========       ========

     At December 31, 2000, we were holding for sale two sites that had been closed during 2000. The total carrying value of the two sites held for sale at December 31, 2000 was $1,470,000. As of December 31, 2000, the estimated net sales proceeds of the two sites held for sale exceed the respective carrying values. During 2000, expenses incurred at these two sites generated a loss from operations of $142,000.

     During the first quarter of 1998, the estimated useful lives of certain machinery, equipment and furniture were revised downward from 10 years to five years in order to conform estimated useful lives for similar assets among our subsidiaries. The effect of this change in estimate resulted in reductions in income before extraordinary items, net income and earnings per share of $9,486,000, $5,668,000 and $9.08, respectively. This change resulted in these assets becoming fully depreciated at March 31, 1998.

10. INTANGIBLE ASSETS

     Intangible assets consist of the following:

                                                              DECEMBER 31,
                                                       --------------------------
                                                         1999             2000
                                                       ---------        ---------
                                                       (IN THOUSANDS OF DOLLARS)
Noncompetition agreements............................   $26,200          $26,200
Leasehold interest...................................     1,724            1,724
Trademarks...........................................     2,713            2,713
Goodwill.............................................    28,310           31,340
Other................................................       725              843
                                                        -------          -------
          Total cost.................................    59,672           62,820
Less: accumulated amortization.......................    30,880           35,741
                                                        -------          -------
  Intangible assets, net.............................   $28,792          $27,079
                                                        =======          =======

     As part of acquisitions of the Unocal and BP networks, we entered into noncompetition agreements with Unocal and BP pursuant to which Unocal and BP each agreed to refrain from re-entering the truckstop business for periods of ten and seven years, respectively, from the acquisition dates. The intangible assets related to these noncompetition agreements represent the present values of the estimated cash flows we would lose due to competition resulting from re-entry of Unocal or BP into the travel center market were they not constrained from doing so. The Unocal noncompetition agreement is being amortized over its ten year life and the BP noncompetition argument was amortized over its seven year life.

     Leasehold interest represents the value, obtained through the BP acquisition, of favorable lease provisions at one location, the lease for which extended 11 1/2 years from the date of the BP acquisition. The leasehold

                         TRAVELCENTERS OF AMERICA, INC.

interest is being amortized over the 11 1/2 year period. Trademarks relate primarily to our purchase of the trademarks, service marks, trade names and commercial symbols from BP and Travel Ports. The trademarks are being amortized over their estimated economic life of 15 years.

     Goodwill results from our business acquisitions, including the Travel Ports acquisition in 1999 and the acquisitions of the businesses and operating assets related to leased sites, and represents the excess of amounts paid to the related sellers over the fair values of the tangible assets acquired. For the years ended December 31, 1998, 1999 and 2000, we recorded goodwill of $9,283,000, $11,679,000, and $3,030,000, respectively. Goodwill is amortized on a straight-line basis over 15 years.

11. OTHER ACCRUED LIABILITIES

     Other accrued liabilities consist of the following:

                                                              DECEMBER 31,
                                                       --------------------------
                                                         1999             2000
                                                       ---------        ---------
                                                       (IN THOUSANDS OF DOLLARS)
Taxes payable, other than income taxes...............   $18,265          $15,495
Accrued wages and benefits...........................    15,197           15,842
Interest payable.....................................     5,096            8,731
Other accrued liabilities............................    28,185           31,203
                                                        -------          -------
          Total other accrued liabilities............   $66,743          $71,274
                                                        =======          =======

12. REVOLVING LOAN

     We have available a revolving loan facility of $100,000,000, which replaced a previous revolving loan facility of $40,000,000 on November 14, 2000 (see Note
13). The interest rate for borrowings under this revolving loan facility is based on either a prime rate-based alternate base rate plus 1.75% or an adjusted London Interbank Offered Rate (LIBOR) plus 2.75%. Commitment fees are calculated as 0.5% of the daily average unused amount of the revolving loan commitment. At December 31, 1999 and 2000, there were outstanding borrowings under our revolving credit facilities of $15,000,000 and $40,300,000, respectively. There were $1,569,000 of available borrowings reserved for letters of credit at December 31, 2000. The revolving loan facility matures in November 2006.

13. LONG-TERM DEBT

     In December 1998 we completed a refinancing, which we refer to as the "1998 Refinancing," in which we increased our secured bank term loan by $150,000,000. Of the total amount borrowed, $50,000,000 was utilized to retire existing senior secured notes and $42,000,000 was specified to prefund planned capital expenditures and business acquisitions and was required to be placed in a cash collateral account until used for such expenditures. The remaining $58,000,000 was used to fund the Burns Bros. acquisition and pay fees and expenses of the transactions. Provisions of the debt agreements required us to use $30,000,000 of the cash collateral account balance for a business acquisition, or to use the $30,000,000 to repay indebtedness in the event that an acquisition was not completed by December 31, 1999. We utilized the $30,000,000 to partially fund the Travel Ports acquisition (see Note 4).

     In November 2000, in connection with our recapitalization and merger transactions (see Note 3), we completed a refinancing, which we refer to as the "2000 Refinancing." In the 2000 Refinancing, we issued $190,000,000 of senior subordinated notes due 2009 and borrowed $328,300,000 under our amended and restated senior credit facility that consists of a fully-drawn $328,000,000 term loan facility and a $100,000,000

                         TRAVELCENTERS OF AMERICA, INC.

revolving credit facility. The proceeds from these borrowings, along with proceeds from the issuance of common stock and other cash on hand, were utilized to:

     - pay for the tender offer and consent solicitation for our 10 1/4% Senior Subordinated Notes due 2007, including accrued interest, premiums and a prepayment penalty;

     - repay all amounts, including accrued interest, outstanding under our existing amended and restated credit agreement;

     - redeem in full all of our senior secured notes and pay related accrued interest and prepayment penalties,

     - make cash payments to certain of our equity owners, whose shares and unexercised stock options and warrants were redeemed and cancelled pursuant to the recapitalization agreement and plan of merge; and

     - pay fees and expenses related to the financings and the merger and recapitalization transactions.

     Long-term debt consists of the following:

                                                                                    DECEMBER 31,
                                                                             --------------------------
                                                     INTEREST    MATURITY       1999           2000
                                                     --------    --------    -----------    -----------
                                                                             (IN THOUSANDS OF DOLLARS)
Senior Credit Facility -- Term Loan(a).............      (b)       2008       $     --       $328,000
Senior Credit Facility -- Revolver(a)..............      (c)       2006             --         40,300
Term Loan(d).......................................      (e)       2005        227,442             --
Revolving Credit Facility(d).......................      (f)       2004         15,000             --
Series I Senior Secured Notes(g)...................    8.94%       2002         35,500             --
Senior Subordinated Notes due 2009(h)..............   12.75%       2009             --        190,000
Senior Subordinated Notes due 2007(i)..............   10.25%       2007        125,000             --
Note payable(j)....................................    5.00%       2018          4,771          4,577
                                                                              --------       --------
          Total....................................                            407,713        562,877
Less: amounts due within one year..................                              1,601            123
Less: unamortized discount.........................                              1,743         15,147
                                                                              --------       --------
          Long-term debt (net of unamortized
            discount)..............................                           $404,369       $547,607
                                                                              ========       ========

---------------
(a) On November 14, 2000, in connection with the 2000 Refinancing, we entered into a $428,000,000 Amended and Restated Credit Agreement with a group of lenders, which borrowing we refer to as our Senior Credit Facility. The Senior Credit Facility consists of a $328,000,000 term loan facility, which was fully drawn at closing, and a $100,000,000 revolving credit facility (see Note 12).

(b) Interest accrues at variable rates based on either adjusted LIBOR plus 3.25% or, at our election, a prime rate-based alternate base rate plus 2.25%. We have the option to select which rate will be applied at the beginning of each loan period, the term of which, for LIBOR borrowings, varies, at our election, from one to six months and, for alternate base rate borrowings, extends until we elect to convert to LIBOR borrowings. The interest rate was set on November 17, 2000 at 10.03% for a three-month period.

(c) Interest accrues at variable rates based on either adjusted LIBOR plus 2.75% or, at our election, a prime rate-based alternate base rate plus 1.75%. We have the option to select which rate will be applied at the beginning of each loan period, the term of which, for LIBOR borrowings, varies, at our election, from one to six months and, for alternate base rate borrowings, extends until we elect to convert to LIBOR

                         TRAVELCENTERS OF AMERICA, INC.

    borrowings. At December 31, 2000 we had $10,300,000 of LIBOR borrowings at 9.44% until February 16, 2001 and $30,000,000 of alternate base rate borrowings at 11.25%.

(d) On March 21, 1997, we entered into a Credit Agreement with a group of lenders. On November 24, 1998, in connection with the 1998 Refinancing, we amended our Credit Agreement. The Credit Agreement consisted of two components: term loans of a maximum $230,000,000 (increased from $80,000,000 in the 1998 Refinancing), and revolving loans (see Note 12) not to exceed $40,000,000 (including any letters of credit issued). This indebtedness was repaid in full as part of the 2000 Refinancing.

(e) Interest accrued at variable rates based on either a prime rate-based alternate base rate or an adjusted LIBOR. The rate at which interest accrued was calculated as either the ABR rate plus 2.75% or the LIBOR rate plus 3.75%.

(f) Interest accrued at variable rates based on either a prime rate-based alternate base rate or an adjusted LIBOR. The rate at which interest accrued was calculated as either the ABR rate plus 1.75% or the LIBOR rate plus 2.75%.

(g) On March 21, 1997, we issued $35,500,000 of Series I Senior Secured Notes. This indebtedness was repaid in full as part of the 2000 Refinancing.

(h) On November 14, 2000, in connection with the 2000 Refinancing, we issued Senior Subordinated Notes with an aggregate face amount of $190,000,000. These notes were issued at a discount of 3.704% and each $1,000 note was accompanied by detachable warrants (see Note 15). The warrants had an aggregate fair value at issuance of $6,600,000. The original issue discount and the fair value of the warrants were initially recognized as unamortized debt discount in our balance sheet and are being amortized using the effective interest method. Interest payments on these notes are due semiannually on May 1 and November 1. Optional prepayments are allowed under certain circumstances, any such payments reducing the required payment of $190,000,000 due on May 1, 2009.

(i) On March 27, 1997, we issued $125,000,000 of Senior Subordinated Notes. This indebtedness was repaid in full as part of the 2000 Refinancing.

(j) On September 1, 1998, in connection with the purchase of the operating assets of a leased site, we issued a note payable to the former operator of the site for $4,919,000. The note bears interest at 5% and requires quarterly payments of principal and interest of $98,000 thru October 1, 2018. The note was recorded net of a discount of $1,875,000. This note is secured by a mortgage interest in the related travel center.

     Debt Extinguishments and Issuance Costs. As part of the 1998 Refinancing, we retired our Series II Senior Secured Notes and substantially modified the Credit Agreement, resulting in the early extinguishment of the outstanding balances of both the Series II Senior Secured Notes and the term loan portion of the Credit Agreement. Accordingly, the deferred financing costs related to these borrowings were written off as an extraordinary loss, net of the applicable income tax benefits, of $3,905,000. Approximately $4,360,000 of deferred financing costs related to the Credit Agreement modification were incurred as part of the 1998 Refinancing.

     As part of the 2000 Refinancing, we retired all of our outstanding indebtedness under the Amended and Restated Credit Agreement, all of our Series I Senior Secured Notes and all of our outstanding Senior Subordinated Notes due 2007, resulting in the early extinguishment of $423,557,000 of debt. As a result, in 2000 we recognized an extraordinary loss, net of the applicable income tax benefits of $7,110,000, of $13,800,000. This extraordinary loss consisted of (a) the write off of $7,632,000 of unamortized deferred financing costs incurred when issuing the extinguished indebtedness, (b) $11,629,000 of tender offer and consent solicitation premium and related fees related to redeeming the Senior Subordinated Notes due 2007, (c) $750,000 of prepayment penalties related to redeeming the Series I Senior Secured Notes, and (d) $899,000 to exit an interest rate swap agreement related to the extinguished debt. We capitalized as

                         TRAVELCENTERS OF AMERICA, INC.

deferred financing costs $32,932,000 of costs associated with issuing the Senior Credit Facility and the Senior Subordinated Notes due 2009.

     Pledged Assets. The borrowings under the Senior Credit Facility are secured by mortgages on substantially all of our property and equipment, liens on all of our accounts receivable and inventories and security agreements related to our cash balances and significant operating contracts.

     Change of Control. In the event of a change in control (as defined in the relevant instruments) of the company, the total amount outstanding under the debt agreements described above may be declared immediately due and payable.

     Debt Covenants. Under the terms of the Senior Credit Facility, we are required to maintain certain affirmative and negative covenants, including minimum interest coverage, maximum leverage ratio and maximum amounts of capital expenditures. We were in compliance with the covenants throughout 2000 and at December 31, 2000.

     Under the terms of the Indenture for the Senior Subordinated Notes due 2009, we are required to maintain certain affirmative and negative covenants that, among other things, provide for a minimum coverage ratio. We were in compliance with the covenants throughout 2000 and at December 31, 2000.

     Future Payments. Scheduled payments of long-term debt in the next five years are $123,000 in 2001; $3,451,000 in 2002; $3,460,000 in 2003; $3,469,000
in 2004 and $3,478,000 in 2005.

     Fair Value. Based on the borrowing rates currently available to us for bank loans and other indebtedness with similar terms and average maturities and the year-end quoted market price of the Senior Subordinated Notes due 2009, the fair value of long-term debt at December 31, 2000 approximated the recorded value. Based on bank-quoted market prices, the fair value of the interest rate swap agreement we have in place as of December 31, 2000 was a liability of $519,000. This derivative instrument has no carrying value.

14. REDEEMABLE EQUITY

     Redeemable equity represents our equity securities that contain repurchase features that are outside our control and consist of the following:

                                                                    DECEMBER 31,
                                                              -------------------------
                                                                 1999            2000
                                                              -----------      --------
                                                              (IN THOUSANDS OF DOLLARS)
Mandatorily redeemable senior convertible participating
  preferred stock:
  Series I -- 3,000,000 shares authorized, $0.01 par value;
     2,680,656 shares outstanding at December 31, 1999,
     shown at redemption value..............................    $59,129          $ --
  Series II -- 1,000,000 shares authorized, $0.01 par value;
     934,344 shares outstanding at December 31, 1999, shown
     at redemption value....................................     20,610            --
                                                                -------          ----
                                                                 79,739            --
Redeemable common stock.....................................         --           527
                                                                -------          ----
          Total redeemable equity...........................    $79,739          $527
                                                                =======          ====

     All shares of the mandatorily redeemable senior convertible participating preferred stock were redeemed at a price per share of $31.75 on November 14, 2000 as part of our merger and recapitalization transactions (see Note 3).

                         TRAVELCENTERS OF AMERICA, INC.

     At December 31, 2000 there were 173,064 shares of our common stock owned by certain of our management employees. We refer to these shares of common stock as management shares. For the purchase of management shares, each of the management employees who entered into the management subscription agreement received financing from us for no more than one-half of the purchase price of the management shares. In connection with this financing each management employee executed a note in our favor and a pledge agreement. At December 31, 1999 and 2000, the aggregate principal amount of such notes due us from the management employees was $881,000 and $917,000, respectively (see Note 8), and is reflected as a reduction to the redeemable common stock balance.

     Under the terms of the management subscription agreements and other agreements governing the management shares, the management employees have rights to require us to repurchase the management shares at market value upon the employee's termination of employment due to death, disability or scheduled retirement. Repurchase will generally be for cash at the fair market value on the date of termination if termination is due to death or disability or scheduled retirement at or after age 62, or for cash in installments over a period of years at fair market value each year if termination is due to scheduled retirement prior to age 62. If there is a change of control of us which involves the sale by stockholders of their equity interest to a third party during the time that installments are being paid to the management employees, we will accelerate the installment payments at the time of the close of the change of control. In other cases of termination, we will have call rights at fair market value that generally will be exercised for cash, although in limited circumstances the call rights may be exercised by promissory note. In all cases, repurchase rights are restricted under law, credit agreements, financing documents and other contracts, and our board's good faith determination that repurchases would not cause undue financial strain on us. The Senior Credit Facility and the Senior Subordinated Notes limit our ability to repurchase the management shares. The amount paid upon repurchase of any management shares will be reduced by the principal balance of and unpaid accrued interest on the related notes receivable. At the point in time that redemption of shares of redeemable common stock becomes probable, the fair value of the shares will be accreted by a charge to retained earnings as redeemable common stock. Such a charge to retained earnings will occur only if our value, and therefore the fair value of our common stock, has increased.

15. NONREDEEMABLE STOCKHOLDERS' EQUITY

     Nonredeemable stockholders' equity consists of the following:

                                                                DECEMBER 31,
                                                         --------------------------
                                                            1999           2000
                                                         ----------     -----------
                                                         (IN THOUSANDS OF DOLLARS)
Convertible Preferred Stock:
  Series I-3,000,000 shares authorized, $0.01 par
     value; 2,594,876 shares outstanding at December
     31, 1999..........................................   $    26        $      -
  Series II-1,500,000 shares authorized, $0.01 par
     value; 1,237,374 shares outstanding at December
     31, 1999..........................................        12               -
Common Stock -- 20,000,000 shares authorized, $0.01 and
  $0.0001 par value at December 31, 1999 and 2000,
  respectively; 881,059 and 6,929,762 shares
  outstanding at December 31, 1999 and 2000,
  respectively.........................................        17               3
Additional paid-in capital.............................    61,122         215,840
Treasury stock-at cost; 827,700 shares at December 31,
  1999.................................................    (9,058)              -
                                                          -------        --------
          Total........................................   $52,119        $215,843
                                                          =======        ========

                         TRAVELCENTERS OF AMERICA, INC.

  Merger and Recapitalization

     On May 31, 2000, we and shareholders owning a majority of our voting stock entered into a recapitalization agreement and plan of merger, as subsequently amended, with TCA Acquisition Corporation, a newly created corporation formed by Oak Hill Capital Partners, L.P. and its affiliates, under which TCA Acquisition Corporation agreed to merge with and into us. This merger was completed on November 14, 2000. Concurrent with the closing of the merger, we completed a series of transactions to effect a recapitalization that included the following.

     - TCA Acquisition Corporation issued 6,456,698 shares of common stock to Oak Hill and other institutional investors for proceeds of $205,000,000 and then merged with and into us. We incurred $3,015,000 of fees and expenses related to the issuance of these shares of common stock. These stock issuance costs were charged against additional paid-in capital.

     - We redeemed all shares of our common and preferred stock outstanding prior to the closing of the merger, with the exception of 473,064 shares of common stock with a market value at that time of $15,020,000 that were retained by continuing stockholders, and cancelled all outstanding common stock options and warrants for cash payments totaling $263,153,000.

     - All shares of treasury stock were cancelled.

     After the transactions described above, Oak Hill owned 60.5% of our outstanding common stock and the other institutional investors owned, in the aggregate, 32.7% of our outstanding common stock, Freightliner owned 4.3% of our outstanding common stock and certain members of our management owned 2.5% of our outstanding common stock. The total amount of our equity capitalization after these transactions, given the $31.75 per share merger consideration that was paid in our merger and recapitalization transactions. was $220,020,000. The transactions described above, which resulted in a change of control over us, have been accounted for as a leveraged recapitalization, as opposed to a purchase business combination, since the change of control was effected through issuance of new shares to our new control group in conjunction with a redemption of most of our then outstanding equity securities. We followed leveraged recapitalization accounting because of the significance of the ownership interest in us that was retained by continuing stockholders. In accounting for our leveraged recapitalization, we retained the historical cost bases of our assets and liabilities and consequently recorded charges totaling $178,965,000 to our equity accounts upon the redemption of equity securities. This accounting treatment contrasts with that followed in a purchase business combination, in which a company reflects the new basis in its assets and liabilities of its new control group by increasing or decreasing its historical balances based on the estimated fair values at that time and avoids the charge to equity that accompanies the redemption of equity securities.

  Other Common Stock Issuances

     During the years ended December 31, 1998, 1999 and 2000 we issued 3,864, 6,182 and 39,893, respectively, shares of common stock to certain members of management for cash and, in certain cases, notes receivable (see Note 17) aggregating $77,000, $154,000 and $495,000, respectively.

     In June 1999, we issued 85,000 shares of common stock valued at $2,808,000 in exchange for common shares of Travel Ports as part of the Travel Ports acquisition (see Note 4). In July 1999, we issued 200,000 shares of common stock to Freightliner for cash consideration of $6,660,000 and also issued to Freightliner an option to purchase an additional 100,000 shares at the same price per share. In November 2000, Freightliner exercised this option for cash consideration of $3,330,000.

                         TRAVELCENTERS OF AMERICA, INC.

CONVERTIBLE PREFERRED STOCK

     All shares of our convertible preferred stock were either redeemed or converted to shares of common stock on November 14, 2000 as part of our merger and recapitalization transactions (see Note 3). There were 3,088 shares of convertible preferred stock held by certain members of management that were converted to common stock and remain outstanding. The remaining 3,829,162 shares of convertible preferred stock were redeemed at a price per share of $31.75

PREFERRED STOCK

     The board of directors has the authority to issue preferred stock in one or more classes or series and to fix the designations, powers, preferences and dividend rates, conversion rights, terms of redemption, and liquidation preferences and the number of shares constituting each class or series. Our authorized capital stock includes 5,000,000 shares of preferred stock with a par value of $0.00001.

COMMON STOCK

     Voting Rights. Each share of common stock entitles the holder to one vote on all matters submitted to a vote of our stockholders.

     Dividends. Holders of common stock are entitled to receive dividends if, as and when declared by our board of directors out of funds legally available. Our debt agreements limit the amount of dividends we are able to pay.

     Liquidation Rights and Other Rights. Upon our liquidation, dissolution or winding up, the holders of our common stock will be entitled to share pro rata in the distribution of all of our assets remaining after satisfaction of all of our liabilities and the payment of the liquidation preference of any outstanding preferred stock. The holders of our common stock do not have any conversion, redemption or preemptive rights.

     Repurchase Rights. Certain members of our senior management have purchased shares of our common stock pursuant to individual management subscription agreements. We have the right to repurchase, and the employees have the right to require us to repurchase, subject to certain limitations, at fair market value, these shares of common stock upon termination of employment due to death, disability or a scheduled retirement. These shares are classified as redeemable equity in our consolidated balance sheet (see Note 14).

     Treasury Shares. From time to time we have acquired shares of our common stock from former stockholders. For the years ended December 31, 1998 and 1999, we purchased 37,500 and 10,000 treasury shares, respectively. These shares were recorded at their acquisition costs of $475,000 and $170,000 for the years ended December 31, 1998 and 1999, respectively. During 2000, prior to our recapitalization, we acquired 65,833 shares of treasury stock at an acquisition cost of $1,894,000. As part of our recapitalization, we acquired an additional 7,929,305 shares of treasury stock at an acquisition cost of $251,755,000. We then cancelled all of the treasury shares we owned, such that there are no shares of treasury stock at December 31, 2000.

  Registration Rights

     Under a stockholders' agreement to which all of our stockholders are party, certain of our stockholders have the right, under certain circumstances, to require us to register under the Securities Act of 1933 shares of our common stock held by them and allow them to include shares of common stock held by them in a registration under the Securities Act commenced by us.

                         TRAVELCENTERS OF AMERICA, INC.

COMMON STOCK WARRANTS

     1993 Warrants. In April 1993 we issued 128,206 common stock warrants, each exercisable for one share of common stock for an exercise price of $0.01 per share. These warrants were cancelled for a net cash payment of $31.74 per warrant as part of our merger and recapitalization transactions.

     2000 Warrants. In connection with the issuance of our Senior Subordinated Notes due 2009 as part of our merger and recapitalization transactions, we issued warrants exercisable for shares of our common stock. The warrants were issued under a warrant agreement between us and State Street Bank and Trust Company as warrant agent. We originally issued initial warrants in connection with a private placement of 190,000 units, each unit consisting of one Senior Subordinated Note due 2009, three initial warrants and one contingent warrant. Each warrant, whether initial or contingent, entitles its holder to purchase
0.36469 shares of our common stock at an exercise price of $0.001 per share, subject to anti-dilution adjustments under some circumstances. We have no warrants outstanding other than the 570,000 initial warrants and the 190,000 contingent warrants.

     Initial Warrants. The initial warrants, when exercised, will entitle the holders to purchase 207,874 shares of our common stock at an exercise price of $0.001 per share.

     Contingent Warrants. The contingent warrants will, if released from escrow, entitle the holders to purchase 69,291 shares of common stock at an exercise price of $0.001 per share. The contingent warrants will be held in escrow under an escrow agreement between us and State Street Bank and Trust Company, as escrow agent and, subject to some conditions, will be released from escrow and distributed to holders of the initial warrants on March 31, 2003, the contingent warrant release date. The contingent warrants will be released from escrow and delivered to us for cancellation only if, as of December 31, 2002:

     - the Consolidated Leverage Ratio, as defined in the indenture governing the notes, is equal to or less than 4.5 to 1.0 and our chief financial officer delivers a certificate to that effect to the escrow agent prior to the contingent warrant release date, or

     - all of the notes have been repaid, redeemed or repurchased by us.

If the contingent warrants are required to be released to the holders of the initial warrants on the contingent warrant release date, the contingent warrants will be distributed pro rata to all the registered holders of initial warrants determined as of the contingent warrant release date. To the extent an initial warrant is exercised prior to the contingent warrant release date, the last registered holder of the initial warrant will be treated as the registered holder of the initial warrant as of the contingent warrant release date for purposes of participating in the distribution of contingent warrants.

     Exercise of Warrants. The initial warrants may be exercised at any time on or after November 14, 2001, and the contingent warrants may be exercised at any time after the contingent warrant release date. However, holders of warrants will be able to exercise their warrants only if the shelf registration statement is effective or the exercise of the warrants is exempt from the requirements of the Securities Act and only if the shares of common stock are qualified for sale or exempt from qualification under the applicable securities laws of the states or other jurisdiction in which the holders reside. Unless earlier exercised, the warrants will expire on May 1, 2009.

     At our option, fractional shares of common stock may not be issued upon exercise of the warrants. If any fraction of a share of common stock would, except for the foregoing provision, be issuable upon the exercise of any warrants, we will pay an amount in cash equal to the current market value per share of common stock, as determined on the day immediately preceding the date the warrant is presented for exercise, multiplied by the fraction, computed to the nearest whole cent.

                         TRAVELCENTERS OF AMERICA, INC.

     The exercise price and the number of shares of common stock issuable upon exercise of a warrant are both subject to adjustment in certain cases.

     No Rights as Stockholders. The holders of unexercised warrants are not entitled, as such, to receive dividends, to vote, to consent, to exercise any preemptive rights or to receive notice as our stockholders or any stockholders meeting for the election of our directors or any other purpose, or to exercise any other rights whatsoever as our stockholders.

  Stock Award and Option Plans

     As part of our merger and recapitalization transactions in November 2000, all of the outstanding options to purchase shares of our common stock were required to be either exercised or cancelled. These options had been granted to certain members of management and nonemployee directors under the 1997 Stock Incentive Plan and the 1993 Stock Incentive Plan, each of which is described further below. As of December 31, 2000 a new stock incentive plan had been adopted by our board of directors but no options had been granted.

     2001 Stock Plan. We intend to grant certain of our executives non-qualified stock options to purchase 944,881 shares of our common stock under a stock incentive plan our board of directors adopted in November 2000 and which we expect to submit for stockholder approval in early 2001. We expect to grant the options after we obtain stockholder approval. All of the options will have a term of 10 years from the date of grant, although the options will be terminated earlier if certain customary events occur. For example, if an executive's employment is terminated by us without cause or by the executive for good reason or due to death, disability or scheduled retirement, all vested options will expire 60 days following termination of employment. Under certain circumstances, the executive will be allowed to hold a limited portion of his unvested options for a longer period of time following termination of employment for further vesting. Time options become exercisable over the passage of time, while performance options become exercisable if certain earnings targets are achieved. Time options generally vest 20% per year over a period of five years. Performance options vest if Oak Hill achieves specified internal rates of return on specified measurement dates. In general, the number of performance options that will vest is based upon Oak Hill achieving an internal rate of return between 22.5% and 30.0% on a measurement date. A measurement date is generally defined as the earliest of (1) five years from the closing of the merger and recapitalization transactions (November 14, 2000), (2) specified dates following an initial public offering of our stock, depending on the date the initial public offering occurs, or (3) the date that at least 30% of our shares owned by Oak Hill are distributed to its limited partners or sold, except that a subsequent measurement date may occur if less than 100% of our shares owned by Oak Hill are so sold or distributed. Vesting is partially accelerated for time options following termination of employment due to death, disability or scheduled retirement. If a change of control occurs, the vesting of time options will fully accelerate. Option holders will have rights to require us to repurchase shares obtained upon the exercise of vested options upon a termination of employment due to disability, death or, subject to a six-month holding period, scheduled retirement, and, in certain limited cases, upon a change of control. In connection with our initial grant of options under this plan, we intend to establish and grant a discretionary pool of options that will be allocated periodically, first to new members of management who become option holders after the date of the initial grant, and then to other members of management on a pro rata basis. The total number of shares underlying the initial grant of options will not increase as a result. The performance options are subject to variable plan accounting and, accordingly, a non-cash charge to earnings will be required when it becomes probable that the performance triggers for such options will be achieved. It is not possible to determine at this time, nor may it be possible until close to the end of the five-year performance period, whether it will be probable that we will achieve the performance triggers. It is not possible to predict whether any such required non-cash charge will be material to our results for the period in which the charge is recognized, as we can expect that the performance triggers can only be attained as a result of a significant increase in our results of operations. The options granted to future participants in the option plan under the discretionary pool also may be subject to variable plan accounting.

                         TRAVELCENTERS OF AMERICA, INC.

     1997 Stock Plan. During 1997, the board of directors approved the adoption of the 1997 Stock Incentive Plan, which we refer to as the "1997 Stock Plan". The principal terms and conditions of the 1997 Stock Plan were as follows: a maximum of 750,000 shares of our common stock (subject to adjustment) could be issued pursuant to options and stock appreciation rights granted to our officers, non-employee directors and key employees designated by the compensation committee; the option exercise price for each option granted was the stated market value of the stock on the respective grant date, such stated market value determined annually based on a formula, specified in the 1997 Stock Plan, that was based on our consolidated operating results and indebtedness; the options vested on the December 31 of the year of grant upon the attainment of performance targets (outstanding options and options with respect to shares reserved for future awards vested upon a "change of control" or "initial public offering" of us (as such terms are defined in the 1997 Stock Plan)), and remain exercisable for limited periods following termination of employment; shares of common stock acquired upon exercise of options were subject to call and put options upon termination of employment; if a change of control occurred within six months after termination of the employment of a former employee for "good reason," death, "disability" or termination other than for "cause" (as defined), an adjustment was to be made to the amount paid upon exercise of any call options or put options (but, in the case of put options, only to the extent the proceeds received by the former employee upon exercise of the put option were used to repay indebtedness to us) so that the former employee was able to receive any amounts in excess of the call or put price payable in the change of control transaction. The 1997 Stock Plan was amended during 2000 to increase to 900,000 the maximum number of shares of our common stock that could be issued pursuant to options and stock appreciation rights awarded under the plan. All options granted under the 1997 Plan were either exercised or cancelled as part of our merger and recapitalization transactions in November 2000.

     1993 Stock Plan. The 1993 Stock Incentive Plan, which we refer to as the "1993 Stock Plan" was approved by the board of directors and was effective as of December 10, 1993. The 1993 Stock Plan provided for the granting of stock options and other stock-based awards to our employees and directors. Stock awards granted under the 1993 Stock Plan could be in the form of (i) stock options, (ii) stock appreciation rights related to an option and (iii) stock appreciated right unrelated to an option. Stock options granted under the 1993 Stock Plan allow the purchase of common stock (formerly Class B Common Stock) at prices generally not less than fair market value at the time of the grant as determined by the compensation committee of the board of directors. The total number of shares of common stock with respect to which awards could be granted was 572,000. Common stock obtained as a result of the exercise of the options is subject to call and put rights at formula prices upon termination of employment. The formula prices are based on our consolidated operating results and indebtedness. A portion of the options vested at the end of each year in the five year period ending December 31, 1997, based on attainment of certain specified financial objectives at the end of each year, but no more quickly than ratably from the date of grant through December 31, 1996. Vested options must be exercised within 10 years of the date of grant. All unvested options under the 1993 Plan at December 31, 1996 were cancelled upon the adoption of the 1997 Stock Plan. All vested options under the 1993 Plan were either exercised or cancelled as part of our merger and recapitalization transactions in November 2000.

                         TRAVELCENTERS OF AMERICA, INC.

     Stock Option Status Summary. The following table reflects the status and activity of options under our stock plans:

                                                  YEAR ENDED DECEMBER 31,
                                              --------------------------------
                                               1998       1999         2000
                                              -------    -------    ----------
Options outstanding, beginning of year......  376,779    538,529       777,280
Granted.....................................  161,750    238,751       325,000
Exercised...................................       --         --       (37,572)
Canceled....................................       --         --    (1,064,708)
                                              -------    -------    ----------
Options outstanding, end of year............  538,529    777,280            --
                                              =======    =======    ==========
Options exercisable, end of year............  538,529    777,280            --
Options available for grant, end of year....  426,500    187,749            --

     The weighted-average exercise price was $25.00 and $33.30 for those options granted during 1999 and 2000, respectively, and $21.35 for all outstanding options as of December 31, 1999, respectively.

     The fair values at December 31, 1998 and 1999 used to determine compensation expense related to options granted under our stock plans were based on the formula specified in the 1997 Stock Plan applied by the compensation committee of the board of directors and were $25.00 and $33.30, respectively. Based on these prices and the number of vested options in each year, compensation expense recognized in relation to these options for the years ended December 31, 1998 and 1999 were $2,438,000 and $4,966,000, respectively. For the year ended December 31, 2000, the compensation recognized in relation to these options was based on the $31.75 fair market value per share reflected in the merger and recapitalization transactions and represented a benefit of $1,362,000 as a result of the decreased fair market value per share from 1999.

16. INCOME TAXES

     The (benefit) provision for income taxes is as follows:

                                                   YEAR ENDED DECEMBER 31,
                                                -----------------------------
                                                 1998       1999       2000
                                                -------    -------    -------
                                                  (IN THOUSANDS OF DOLLARS)
Current:
  Federal.....................................  $ 4,089    $ 3,335    $ 2,418
  State.......................................    1,501        898        775
                                                -------    -------    -------
                                                  5,590      4,233      3,193
                                                -------    -------    -------
Deferred:
  Federal.....................................   (6,565)    (3,047)    (8,285)
  State.......................................   (1,126)      (104)     1,004
                                                -------    -------    -------
                                                 (7,691)    (3,151)    (7,281)
                                                -------    -------    -------
       Total..................................  $(2,101)   $ 1,082    $(4,088)
                                                =======    =======    =======

                         TRAVELCENTERS OF AMERICA, INC.

     The difference between taxes calculated at the U. S. federal statutory tax rate of 35% and our total income tax provision is as follows:

                                                               YEAR ENDED DECEMBER 31,
                                                             ----------------------------
                                                              1998       1999      2000
                                                             -------    ------    -------
                                                              (IN THOUSANDS OF DOLLARS)
U.S. federal statutory rate applied to income before taxes
  and extraordinary items..................................  $(2,198)   $  413    $(9,801)
State income taxes, net of federal income tax benefit......      243       518      1,508
Non-deductible meals and entertainment.....................      129       336        132
Non-deductible amortization................................       --       140        240
Non-deductible merger and recapitalization expenses........       --        --      3,745
Benefit of tax credits.....................................     (320)     (377)      (423)
Other -- net...............................................       45        52        511
                                                             -------    ------    -------
          Total............................................  $(2,101)   $1,082    $(4,088)
                                                             =======    ======    =======

     For 1998, income tax benefits of $2,012,000 allocated to the extraordinary loss of $5,917,000 differ from the amount calculated at the federal statutory rate of 35% by $59,000. This difference is due to graduated tax rates. For 2000, income tax benefits of $7,110,000 allocated to the extraordinary loss of $20,910,000 differ from the amount calculated at the federal statutory rate of 35% by $209,000. This difference is due to graduated tax rates.

     Deferred income tax assets and liabilities resulted from the following:

                                                                DECEMBER 31,
                                                         --------------------------
                                                            1999           2000
                                                         -----------    -----------
                                                         (IN THOUSANDS OF DOLLARS)
Deferred tax assets:
  Accounts receivable..................................   $  1,459       $  2,191
  Inventory............................................        566            498
  Intangible assets....................................     11,421         10,896
  Deferred revenues....................................      1,806          1,649
  Minimum tax credit...................................      7,494          5,304
  Net operating loss carryforward (expires 2020).......         --         13,909
  General business credits (expiring 2009-2012)........      2,140          2,909
  Other accrued liabilities............................      8,297          6,411
                                                          --------       --------
          Total deferred tax assets....................     33,183         43,767
                                                          --------       --------
Deferred tax liabilities:
  Property and equipment...............................    (28,410)       (31,713)
                                                          --------       --------
          Total deferred tax liabilities...............    (28,410)       (31,713)
                                                          --------       --------
          Net deferred tax assets......................   $  4,773       $ 12,054
                                                          ========       ========

     At December 31, 2000, we have available to us a net operating loss carryforward of approximately $40,909,000 that will expire in 2020. Internal Revenue Code Section 382 restricts our ability to utilize the net operating loss in the future because of the change of control we experienced as a result of our merger and recapitalization transaction in November 2000. The amount of net operating loss we can utilize will be limited to approximately $12,000,000 per year.

                         TRAVELCENTERS OF AMERICA, INC.

     Our tax returns for 1997 through 2000 are subject to examination by the Internal Revenue Service and state tax authorities. We believe we have made adequate provision for income taxes and interest that may become payable for years not yet examined.

17. RELATED PARTY TRANSACTIONS

     We lease one of our travel centers from a realty company owned by two individuals, one of whom was a stockholder and director of ours during portions of 1999 and 2000. This lease relationship commenced during 1999 and total rent expenses related to this lease for the years ended December 31, 1999 and 2000 were $263,000 and $450,000, respectively.

     During 1998, 1999 and 2000 certain of our former shareholders were paid fees aggregating $400,000, $250,000 and $1,250,000, respectively as consideration for their financial advisory services provided in completing the Burns Bros. acquisition, the 1998 Refinancing, the Travel Ports acquisition and the merger and recapitalization transactions. In addition, during 2000, Oak Hill, certain of Oak Hill's affiliates and our other institutional investors were paid fees aggregating $8,911,000 as consideration for their financial advisory services and other services provided as part of the merger and recapitalization transactions, including the related debt and equity financing transactions.

     During 2000, we made purchases of diesel fuel in the amount of $204,451,000 from an affiliate and made sales of diesel fuel in the amount of $12,281,000 to this affiliate. Such purchases and sales are believed to be made on the same basis as any other unrelated party. We also lease a travel center from this affiliate. Rent expense related to this site for the year ended December 31, 2000 was $335,000.

     Certain members of our senior management have purchased common stock pursuant to management subscription agreements (see Note 15 -- Repurchase Rights). As a result of such purchases, we have notes and related interest receivable from the management stockholders totaling $1,062,000 and $1,200,000 at December 31, 1999 and 2000, respectively.

18. COMMITMENTS AND CONTINGENCIES

  Lease Commitments

     We have entered into lease agreements covering certain of our travel center locations, warehouse and office space, computer and office equipment and vehicles. Most long-term leases include renewal options and, in certain cases, purchase options. Future minimum lease payments required under operating leases that have remaining noncancelable lease terms in excess of one year, as of December 31, 2000, were as follows:

YEAR ENDING
DECEMBER 31,                                              MINIMUM LEASE PAYMENTS
------------                                             -------------------------
                                                         (IN THOUSANDS OF DOLLARS)
2001...................................................          $ 18,306
2002...................................................            17,480
2003...................................................            15,459
2004...................................................            14,647
2005...................................................            14,003
Thereafter.............................................            87,185
                                                                 --------
                                                                 $167,080
                                                                 ========

ENVIRONMENTAL MATTERS

     Our operations and properties are extensively regulated through environmental laws and regulations ("Environmental Laws") that (1) govern operations that may have adverse environmental effects, such as

                         TRAVELCENTERS OF AMERICA, INC.

discharges to air, soil and water, as well as the management of petroleum products and other hazardous substances ("Hazardous Substances") or (2) impose liability for the costs of cleaning up sites affected by, and for damages resulting from, disposal or other releases of Hazardous Substances.

     We own and use underground storage tanks and aboveground storage tanks to store petroleum products and waste at our facilities. We must comply with requirements of Environmental Laws regarding tank construction, integrity testing, leak detection and monitoring, overfill and spill control, release reporting, financial assurance and corrective action in case of a release from a storage tank into the environment. At some locations, we must also comply with Environmental Laws relating to vapor recovery and discharges to water. We believe that all of our travel centers are in material compliance with applicable requirements of Environmental Laws. While the costs of compliance for these matters have not had a material adverse impact on us, it is impossible to predict accurately the ultimate effect changing laws and regulations may have on us in the future. We incurred capital expenditures, maintenance, remediation and other environmental related costs of approximately $6,721,000, $2,635,000 and $3,363,000 in 1998, 1999 and 2000, respectively.

     We have received notices of alleged violations of Environmental Laws, or are aware of the need to undertake corrective actions to comply with Environmental Laws, at company-owned travel centers in a number of jurisdictions. We do not expect that any financial penalties associated with these alleged violations, instances of noncompliance, or compliance costs incurred in connection therewith, will be material to our results of operation or financial condition. We are conducting investigatory and/or remedial actions with respect to releases and/or spills of Hazardous Substances. While we cannot precisely estimate the ultimate costs we will incur in connection with the investigation and remediation of these matters, based on our current knowledge, we do not expect that the costs to be incurred for these matters, individually or in the aggregate, will be material to our results of operation or financial condition. While the aforementioned matters are, to the best of our knowledge, the only proceedings for which we are currently exposed to potential liability (particularly given the Unocal and BP indemnities discussed below), there can be no assurance that additional contamination does not exist at these or additional Network properties, or that material liability will not be imposed in the future. If additional environmental problems arise or are discovered, or if additional environmental requirements are imposed by government agencies, increased environmental compliance or remediation expenditures may be required, which could have a material adverse effect on us. As of December 31, 2000, we had a reserve for these matters of $5,894,000. While it is not possible to quantify with certainty the environmental exposure, in our opinion the potential liability, beyond that considered in the reserve, for all proceedings, based on information known to date, will not have a material adverse effect on our financial condition, results of operations or liquidity.

     In connection with the acquisitions of the Unocal network, Phase I environmental assessments were conducted of the 97 Unocal network properties purchased by us. Pursuant to an agreement with Unocal, Phase II environmental assessments of all Unocal network properties were completed by Unocal by December 31, 1998. Under the terms of the agreement with Unocal, Unocal is responsible for all costs incurred for (a) remediation of environmental contamination, and (b) otherwise bringing the properties into compliance with Environmental Laws as in effect at the date of the acquisition of the Unocal network, with respect to the matters identified in the Phase I or Phase II environmental assessments, which matters existed on or prior to the date of the acquisition of the Unocal network. Under the terms of the agreement with Unocal, Unocal must also indemnify us against any other environmental liabilities that arise out of conditions at, or ownership or operations of, the Unocal network prior to the date of the acquisition of the Unocal network. The remediation must achieve compliance with the Environmental Laws in effect on the date the remediation is completed. We must make claims for indemnification prior to April 14, 2004. Except as described above, Unocal does not have any responsibility for any environmental liabilities arising out of the ownership or operations of the Unocal network after the date of the acquisition of the Unocal network. We cannot assure you that, if additional environmental claims or liabilities were to arise under the agreement with Unocal, Unocal would not dispute our claims for indemnification.

                         TRAVELCENTERS OF AMERICA, INC.

     Prior to the acquisition of the BP network, all of the 38 company-owned locations purchased by us were subject to Phase I and Phase II environmental assessments, undertaken at BP's expense. The environmental agreement with BP provides that, with respect to environmental contamination or noncompliance with Environmental Laws identified in the Phase I or Phase II environmental assessments, BP is responsible for (a) all costs incurred for remediation of such environmental contamination, and (b) for otherwise bringing the properties into compliance with Environmental Laws as in effect at the date of the acquisition of the BP network.

     The remediation must achieve compliance with the Environmental Laws in effect on the date the remedial action is completed. The environmental agreement with BP requires BP to indemnify us against any other environmental liabilities that arise out of conditions at, or ownership or operations of, the BP network locations prior to the date of the acquisitions of the BP network. We must make such claims for indemnification before December 11, 2004. BP must also indemnify us for liabilities relating to non-compliance with Environmental Laws for which claims were made before December 11, 1996. Except as described above, BP does not have any responsibility for any environmental liabilities arising out of the ownership or operations of the BP network after the date of the acquisition of the BP network. There can be no assurance that, if additional environmental claims or liabilities were to arise under the environmental agreement with BP, BP would not dispute our claims for indemnification thereunder.

     In connection with the Burns Bros. acquisition, all of the 17 sites acquired were subject to Phase I environmental assessments. Based on the results of those assessments, nine of the sites were subject to Phase II environmental assessments. The purchase price paid to Burns was adjusted based on the findings of the Phase I and Phase II environmental assessments. Under the asset purchase agreement with Burns Bros., we released Burns Bros. from any environmental liabilities that may have existed as of the Burns Bros. acquisition date, other than specified non-waived environmental claims as described in the agreement with Burns Bros.

     In connection with the Travel Ports acquisition, all of the 16 sites acquired were subject to Phase I environmental assessments. Based on the results of those assessments, five of the sites were subject to Phase II environmental assessments. The results of these assessments were taken into account in recognizing the related environmental contingency accrual for purchase accounting purposes.

PENDING LITIGATION

     We are involved from time to time in various legal and administrative proceedings and threatened legal and administrative proceedings incidental to the ordinary course of our business. We believe we are not now involved in any litigation, individually, or in the aggregate, which could have a material adverse effect on our business, financial condition, results of operations or cash flows.

19. OPERATING LEASE COMMITMENTS

     Twenty-six of the travel centers we owned as of December 31, 2000, were leased to franchisees under operating lease arrangements. These cancelable lease arrangements generally are for terms of five years. Rent revenue from such operating lease arrangements totaled $14,271,000, $13,023,000, and $11,808,000 for 1998, 1999 and 2000, respectively. One of these 26 leased sites was sold to the respective franchisee in January 2001.

                         TRAVELCENTERS OF AMERICA, INC.

20. OTHER INFORMATION

                                                                 YEAR ENDED DECEMBER 31,
                                                             --------------------------------
                                                               1998        1999        2000
                                                             --------    --------    --------
                                                                (IN THOUSANDS OF DOLLARS)
Operating expenses and Selling, general and administrative
  expenses include the following:
  Rent expense under operating leases......................  $  6,743    $  9,576    $ 17,986
  Repairs and maintenance expenses.........................  $  9,223    $ 11,008    $  7,863
  Advertising expenses.....................................  $  8,722    $ 10,106    $  9,262
  Taxes other than payroll and income taxes................  $  5,585    $  5,817    $  5,580
Interest and other financial costs consists of the
  following:
  Cash interest expense....................................  $(28,259)   $(38,838)   $(45,712)
  Cash interest income.....................................     2,914       1,750         261
  Amortization of discount on debt.........................       (26)       (106)       (234)
  Amortization of deferred financing costs.................    (1,483)     (1,349)     (1,458)
                                                             --------    --------    --------
  Interest and other financial costs, net..................  $(26,854)   $(38,543)   $(47,143)
                                                             ========    ========    ========

21. SUPPLEMENTAL CASH FLOW INFORMATION

                                                                 YEAR ENDED DECEMBER 31,
                                                              -----------------------------
                                                               1998       1999       2000
                                                              -------    -------    -------
                                                                (IN THOUSANDS OF DOLLARS)
Cash paid during the year for:
  Interest..................................................  $27,804    $36,951    $43,507
  Income taxes (net of refunds).............................  $(1,224)   $ 3,386    $ 1,931
Inventory, property and equipment, and treasury stock
  received in liquidation of trade accounts and notes
  receivable................................................  $ 1,068    $   170    $   646
Notes received from sale of property and equipment..........  $    --    $ 2,650    $   340

     During 1998, we issued a note payable for $3,044,000 (net of a discount of $1,875,000) in exchange for property and goodwill acquired (see Note 13). In 1999, we issued $2,808,000 of common stock as part of the consideration for the Travel Ports acquisition. In 2000, we assumed a note payable for $549,000 as part of the consideration in acquiring a travel center business and we recognized a receivable of $2,088,000 upon the sale of a travel center for the cash proceeds we did not receive from an escrow account until 2001.

22. CONDENSED CONSOLIDATING FINANCIAL STATEMENT SCHEDULES

     The following schedules set forth our condensed consolidating balance sheet schedules as of December 31, 1999 and 2000 and our condensed consolidating statement of operations schedules and condensed consolidating statement of cash flows schedules for the years ended December 31, 1998, 1999 and 2000. In the following schedules, "Parent Company" refers to the unconsolidated balances of TravelCenters of America, Inc., "Guarantor Subsidiaries" refers to the combined unconsolidated balances of TA Operating Corporation and its subsidiaries, and National Auto/Truckstops, Inc. (until its merger into TA Operating Corporation on November 14, 2000), and "Nonguarantor Subsidiary" refers to the balances of TA Franchise Systems Inc. "Eliminations" represent the adjustments necessary to
(a) eliminate intercompany transactions and (b) eliminate our investments in our subsidiaries.

     The Guarantor Subsidiaries, (TA Operating Corporation, National Auto/Truckstops, Inc., (until its merger into TA Operating Corporation on November 14, 2000), TA Licensing, Inc., TA Travel, L.L.C., TravelCenters Realty, Inc. and TravelCenters Properties, L.P.), are direct or indirect wholly-owned subsidiaries of ours and have fully and unconditionally, jointly and severally, guaranteed our indebtedness.

                         TRAVELCENTERS OF AMERICA, INC.

CONDENSED CONSOLIDATING BALANCE SHEET SCHEDULES:

                                                                  DECEMBER 31, 1999
                                        ---------------------------------------------------------------------
                                         PARENT      GUARANTOR     NONGUARANTOR
                                         COMPANY    SUBSIDIARIES    SUBSIDIARY    ELIMINATIONS   CONSOLIDATED
                                        ---------   ------------   ------------   ------------   ------------
                                                              (IN THOUSANDS OF DOLLARS)
ASSETS
Current assets:
  Cash................................  $      --     $ 18,040       $    --       $      --       $ 18,040
  Accounts receivable, net............         --       59,066         1,095            (987)        59,174
  Inventories.........................         --       59,043            --              --         59,043
  Deferred income taxes...............         --        4,533            --              --          4,533
  Other current assets................        278       16,239            --             (76)        16,441
                                        ---------     --------       -------       ---------       --------
          Total current assets........        278      156,921         1,095          (1,063)       157,231
Notes receivable, net.................        181        2,099            --          (1,778)           502
Property and equipment, net...........         --      454,093            --              --        454,093
Intangible assets.....................         --       28,792            --              --         28,792
Deferred financing costs..............      8,411           --            --              --          8,411
Deferred income taxes.................        880          999            --              --          1,879
Other noncurrent assets...............         --        4,508            --          (3,700)           808
Investment in subsidiaries............    341,821           --            --        (341,821)            --
                                        ---------     --------       -------       ---------       --------
          Total assets................  $ 351,571     $647,412       $ 1,095       $(348,362)      $651,716
                                        =========     ========       =======       =========       ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Current maturities of long-term
     debt.............................  $   1,446     $    155       $    --       $      --       $  1,601
  Accounts payable....................         --       53,395           260              --         53,655
  Other accrued liabilities...........      6,592       61,106           108          (1,063)        66,743
                                        ---------     --------       -------       ---------       --------
          Total current liabilities...      8,038      114,656           368          (1,063)       121,999
Long-term debt (net of unamortized
  discount)...........................    401,495        4,652            --          (1,778)       404,369
Deferred income taxes.................         --        1,639            --              --          1,639
Intercompany advances.................   (166,311)     172,966        (6,655)             --             --
Other noncurrent liabilities..........         --      240,019            --        (223,404)        16,615
                                        ---------     --------       -------       ---------       --------
          Total liabilities...........    243,222      533,932        (6,287)       (226,245)       544,622
Redeemable equity.....................     79,739           --            --              --         79,739
Nonredeemable stockholders' equity:
  Other preferred stock, common stock
     and other stockholders' equity...     53,374       88,539            --         (89,794)        52,119
  Retained earnings (accumulated
     deficit).........................    (24,764)      24,941         7,382         (32,323)       (24,764)
                                        ---------     --------       -------       ---------       --------
          Total nonredeemable
            stockholders' equity......     28,610      113,480         7,382        (122,117)        27,355
                                        ---------     --------       -------       ---------       --------
          Total liabilities,
            redeemable equity and
            nonredeemable
            stockholders' equity......  $ 351,571     $647,412       $ 1,095       $(348,362)      $651,716
                                        =========     ========       =======       =========       ========

                         TRAVELCENTERS OF AMERICA, INC.

                                                                  DECEMBER 31, 2000
                                        ---------------------------------------------------------------------
                                         PARENT      GUARANTOR     NONGUARANTOR
                                         COMPANY    SUBSIDIARIES    SUBSIDIARY    ELIMINATIONS   CONSOLIDATED
                                        ---------   ------------   ------------   ------------   ------------
                                                              (IN THOUSANDS OF DOLLARS)
ASSETS
Current assets:
  Cash................................  $      --     $ 29,019       $    --       $      --      $  29,019
  Accounts receivable, net............         --       81,015         1,366            (993)        81,388
  Inventories.........................         --       61,772            --              --         61,772
  Deferred income taxes...............         --        7,288            --              --          7,288
  Other current assets................      6,114        9,349           128          (2,090)        13,501
                                        ---------     --------       -------       ---------      ---------
          Total current assets........      6,114      188,443         1,494          (3,083)       192,968
Notes receivable, net.................         --          214            --              --            214
Property and equipment, net...........         --      465,633            --              --        465,633
Intangible assets.....................         --       27,079            --              --         27,079
Deferred financing costs..............     32,662           --            --              --         32,662
Deferred income taxes.................     14,789       (6,856)           --              --          7,933
Other noncurrent assets...............        827        7,739            --              --          8,566
Investment in subsidiaries............    204,990           --            --        (204,990)            --
                                        ---------     --------       -------       ---------      ---------
          Total assets................  $ 259,382     $682,252       $ 1,494       $(208,073)     $ 735,055
                                        =========     ========       =======       =========      =========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Current maturities of long-term
     debt.............................  $      --     $    123       $    --       $      --      $     123
  Accounts payable....................         --       82,615           229              --         82,844
  Other accrued liabilities...........      8,730       64,544         1,083          (3,083)        71,274
                                        ---------     --------       -------       ---------      ---------
          Total current liabilities...      8,730      147,282         1,312          (3,083)       154,241
Long-term debt (net of unamortized
  discount)...........................    544,788        2,819            --              --        547,607
Deferred income taxes.................         --        3,167            --              --          3,167
Intercompany advances.................   (306,382)     311,263        (4,881)             --             --
Other noncurrent liabilities..........         --        5,416            --              --          5,416
                                        ---------     --------       -------       ---------      ---------
          Total liabilities...........    247,136      469,947        (3,569)         (3,083)       710,431
Redeemable equity.....................        527           --            --              --            527
Nonredeemable stockholders' equity:
  Other preferred stock, common stock
     and other stockholders' equity...    217,098      185,660            --        (186,915)       215,843
  Retained earnings (accumulated
     deficit).........................   (205,379)      26,645         5,063         (18,075)      (191,746)
                                        ---------     --------       -------       ---------      ---------
          Total nonredeemable
            stockholders' equity......     11,719      212,305         5,063        (204,990)        24,097
                                        ---------     --------       -------       ---------      ---------
          Total liabilities and
            stockholders' equity......  $ 259,382     $682,252       $ 1,494       $(208,073)     $ 735,055
                                        =========     ========       =======       =========      =========

                         TRAVELCENTERS OF AMERICA, INC.

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS SCHEDULES:

                                                             YEAR ENDED DECEMBER 31, 1998
                                         --------------------------------------------------------------------
                                          PARENT     GUARANTOR     NONGUARANTOR
                                         COMPANY    SUBSIDIARIES    SUBSIDIARY    ELIMINATIONS   CONSOLIDATED
                                         --------   ------------   ------------   ------------   ------------
                                                              (IN THOUSANDS OF DOLLARS)
REVENUES:
  Fuel.................................  $     --     $554,735        $   --        $     --       $554,735
  Nonfuel..............................        --      346,504         1,257            (230)       347,531
  Rent and royalties...................        --       32,949         6,875         (18,280)        21,544
                                         --------     --------        ------        --------       --------
          Total revenues...............        --      934,188         8,132         (18,510)       923,810
Cost of goods sold
  (excluding depreciation).............        --      627,149            --              --        627,149
                                         --------     --------        ------        --------       --------
Gross profit (excluding
  depreciation)........................        --      307,039         8,132         (18,510)       296,661
Operating expenses.....................       160      210,476         1,571         (18,510)       193,697
Selling, general and administrative
  expense..............................       829       32,556           871              --         34,256
Transition expense.....................        --        3,648            --              --          3,648
Depreciation and amortization
  expense..............................        --       43,179            --              --         43,179
(Gain) loss on sale of property and
  equipment............................        --       (1,195)           --              --         (1,195)
Stock compensation expense.............        --        2,500            --              --          2,500
                                         --------     --------        ------        --------       --------
Income (loss) from operations..........      (989)      15,875         5,690              --         20,576
Interest and other financial costs.....    (1,482)     (25,369)           (3)             --        (26,854)
Equity income (loss)...................    (2,155)          --            --           2,155             --
                                         --------     --------        ------        --------       --------
(Loss) income before income taxes and
  extraordinary item...................    (4,626)      (9,494)        5,687           2,155         (6,278)
(Benefit) provision for income taxes...      (449)      (3,774)        2,122              --         (2,101)
                                         --------     --------        ------        --------       --------
(Loss) income before extraordinary
  item.................................    (4,177)      (5,720)        3,565           2,155         (4,177)
Extraordinary loss (less applicable
  income tax benefit)..................    (3,905)          --            --              --         (3,905)
                                         --------     --------        ------        --------       --------
Net (loss) income......................    (8,082)      (5,720)        3,565           2,155         (8,082)
Less: preferred dividends accretion....    (8,570)          --            --              --         (8,570)
                                         --------     --------        ------        --------       --------
Income (loss) available to common
  stockholders.........................  $(16,652)    $ (5,720)       $3,565        $  2,155       $(16,652)
                                         ========     ========        ======        ========       ========

                         TRAVELCENTERS OF AMERICA, INC.

                                                            YEAR ENDED DECEMBER 31, 1999
                                         -------------------------------------------------------------------
                                         PARENT     GUARANTOR     NONGUARANTOR
                                         COMPANY   SUBSIDIARIES    SUBSIDIARY    ELIMINATIONS   CONSOLIDATED
                                         -------   ------------   ------------   ------------   ------------
                                                              (IN THOUSANDS OF DOLLARS)
REVENUES:
  Fuel.................................  $    --    $  955,105       $   --        $     --      $  955,105
  Nonfuel..............................       --       477,786        1,476            (203)        479,059
  Rent and royalties...................       --        33,775        7,326         (20,641)         20,460
                                         -------    ----------       ------        --------      ----------
          Total revenues...............       --     1,466,666        8,802         (20,844)      1,454,624
Cost of goods sold
  (excluding depreciation).............       --     1,051,080           --              --       1,051,080
                                         -------    ----------       ------        --------      ----------
Gross profit (excluding
  depreciation)........................       --       415,586        8,802         (20,844)        403,544
Operating expenses.....................       --       287,267          481         (20,641)        267,107
Selling, general and administrative
  expenses.............................      806        32,099        5,759            (203)         38,461
Transition expense.....................       --         3,952           --              --           3,952
Depreciation and amortization
  expense..............................       --        51,853           --              --          51,853
(Gain) loss on sale of property and
  equipment............................       --        (2,615)          --              --          (2,615)
Stock compensation expense.............       --         5,062           --              --           5,062
                                         -------    ----------       ------        --------      ----------
Income (loss) from operations..........     (806)       37,968        2,562              --          39,724
Interest and other financial costs.....   (1,349)      (37,191)          (3)             --         (38,543)
Equity income (loss)...................    1,318            --           --          (1,318)             --
                                         -------    ----------       ------        --------      ----------
(Loss) income before income taxes......     (837)          777        2,559          (1,318)          1,181
(Benefit) provision for income taxes...     (936)        1,068          950              --           1,082
                                         -------    ----------       ------        --------      ----------
Net (loss) income......................       99          (291)       1,609          (1,318)             99
Less: preferred dividends accretion....   (9,765)           --           --              --          (9,765)
Less: intercompany dividends...........       --        (1,375)          --           1,375              --
                                         -------    ----------       ------        --------      ----------
Income (loss) available to common
  stockholders.........................  $(9,666)   $   (1,666)      $1,609        $     57      $   (9,666)
                                         =======    ==========       ======        ========      ==========

                         TRAVELCENTERS OF AMERICA, INC.

                                                            YEAR ENDED DECEMBER 31, 2000
                                        --------------------------------------------------------------------
                                         PARENT     GUARANTOR     NONGUARANTOR
                                        COMPANY    SUBSIDIARIES    SUBSIDIARY    ELIMINATIONS   CONSOLIDATED
                                        --------   ------------   ------------   ------------   ------------
                                                             (IN THOUSANDS OF DOLLARS)
REVENUES:
  Fuel................................  $     --    $1,485,732       $   --        $     --      $1,485,732
  Nonfuel.............................        --       555,491           --              --         555,491
  Rent and royalties..................        --        16,447        7,014          (4,639)         18,822
                                        --------    ----------       ------        --------      ----------
          Total revenues..............        --     2,057,670        7,014          (4,639)      2,060,045
Cost of goods sold
  (excluding depreciation)............        --     1,611,320           --              --       1,611,320
                                        --------    ----------       ------        --------      ----------
Gross profit (excluding
  depreciation).......................        --       446,350        7,014          (4,639)        448,725
Operating expenses....................        --       308,390        4,729          (4,639)        308,480
Selling, general and administrative
  expenses............................       607        31,689        5,864              --          38,160
Transition expense....................        --           996           --              --             996
Merger and recapitalization costs.....    22,004            --           --              --          22,004
Depreciation and amortization
  expense.............................        --        62,768           --              --          62,768
(Gain) loss on sale of property and
  equipment...........................        --        (1,462)          --              --          (1,462)
Stock compensation expense
  (benefit)...........................        --        (1,362)          --              --          (1,362)
                                        --------    ----------       ------        --------      ----------
Income (loss) from operations.........   (22,611)       45,331       (3,579)             --          19,141
Interest and other financial costs....   (11,069)      (36,071)          (3)             --         (47,143)
Equity income (loss)..................   (13,427)           --           --          13,427              --
                                        --------    ----------       ------        --------      ----------
(Loss) income before income taxes and
  extraordinary item..................   (47,107)        9,260       (3,582)         13,427         (28,002)
(Benefit) provision for income
  taxes...............................    (9,559)        6,734       (1,263)             --          (4,088)
                                        --------    ----------       ------        --------      ----------
(Loss) income before extraordinary
  item................................   (37,548)        2,526       (2,319)         13,427         (23,914)
Extraordinary loss (less applicable
  income tax benefit).................   (13,800)           --           --              --         (13,800)
                                        --------    ----------       ------        --------      ----------
Net (loss) income.....................   (51,348)        2,526       (2,319)         13,427         (37,714)
Less: preferred dividends accretion...    (8,255)           --           --              --          (8,255)
                                        --------    ----------       ------        --------      ----------
Income (loss) available to common
  stockholders........................  $(59,603)   $    2,526       $(2,319)      $ 13,427      $  (45,969)
                                        ========    ==========       ======        ========      ==========

                         TRAVELCENTERS OF AMERICA, INC.

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS SCHEDULES:

                                                            YEAR ENDED DECEMBER 31, 1998
                                        ---------------------------------------------------------------------
                                         PARENT      GUARANTOR     NONGUARANTOR
                                         COMPANY    SUBSIDIARIES    SUBSIDIARY    ELIMINATIONS   CONSOLIDATED
                                        ---------   ------------   ------------   ------------   ------------
                                                              (IN THOUSANDS OF DOLLARS)
CASH FLOWS (USED IN) PROVIDED BY
  OPERATING ACTIVITIES:...............  $  (2,396)   $  50,917          $--            $--        $  48,521
                                        ---------    ---------          --             --         ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Business acquisitions...............         --      (63,215)         --             --           (63,215)
  Proceeds from sales of property and
     equipment........................         --        3,414          --             --             3,414
  Capital expenditures................         --      (65,704)         --             --           (65,704)
                                        ---------    ---------          --             --         ---------
     Net cash used in investing
       activities.....................         --     (125,505)         --             --          (125,505)
                                        ---------    ---------          --             --         ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Long-term debt borrowings...........    229,250           --          --             --           229,250
  Long-term debt repayments...........   (129,987)          --          --             --          (129,987)
  Repurchase of common stock..........       (475)          --          --             --              (475)
  Debt issuance costs.................     (4,360)          --          --             --            (4,360)
  Stock issuance costs................                      --          --             --
  Premiums paid on debt
     extinguishments..................                      --          --             --
  Merger and recapitalization expenses
     paid.............................                      --          --             --
  Intercompany advances...............    (91,959)      91,959          --             --                --
                                        ---------    ---------          --             --         ---------
     Net cash (used in) provided by
       financing activities...........      2,469       91,959          --             --            94,428
                                        ---------    ---------          --             --         ---------
       Net increase in cash...........         73       17,371          --             --            17,444
Cash at the beginning of the year.....     59,592       12,164          --             --            71,756
                                        ---------    ---------          --             --         ---------
Cash at the end of the year...........  $  59,665    $  29,535          $--            $--        $  89,200
                                        =========    =========          ==             ==         =========

                         TRAVELCENTERS OF AMERICA, INC.

                                                             YEAR ENDED DECEMBER 31, 1999
                                         --------------------------------------------------------------------
                                          PARENT     GUARANTOR     NONGUARANTOR
                                         COMPANY    SUBSIDIARIES    SUBSIDIARY    ELIMINATIONS   CONSOLIDATED
                                         --------   ------------   ------------   ------------   ------------
                                                              (IN THOUSANDS OF DOLLARS)
CASH FLOWS (USED IN) PROVIDED BY
  OPERATING ACTIVITIES:................  $  6,780    $  37,932          $--            $--        $  44,712
                                         --------    ---------          --             --         ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Business acquisitions................        --      (57,762)         --             --           (57,762)
  Proceeds from sales of property and
     equipment.........................        --        9,147          --             --             9,147
  Capital expenditures.................        --      (87,401)         --             --           (87,401)
                                         --------    ---------          --             --         ---------
     Net cash used in investing
       activities......................        --     (136,016)         --             --          (136,016)
                                         --------    ---------          --             --         ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Revolving loan borrowings............    75,500           --          --             --            75,500
  Revolving loan repayments............   (60,500)          --          --             --           (60,500)
  Long-term debt repayments............    (1,446)        (148)         --             --            (1,594)
  Proceeds from issuance of common
     stock.............................     6,738           --          --             --             6,738
  Intercompany advances................   (86,737)      86,737          --             --                --
                                         --------    ---------          --             --         ---------
     Net cash (used in) provided by
       financing activities............   (66,445)      86,589          --             --            20,144
                                         --------    ---------          --             --         ---------
       Net increase/(decrease) in
          cash.........................   (59,665)     (11,495)         --             --           (71,160)
Cash at the beginning of the year......    59,665       29,535          --             --            89,200
                                         --------    ---------          --             --         ---------
Cash at the end of the year............  $     --    $  18,040          $--            $--        $  18,040
                                         ========    =========          ==             ==         =========

                         TRAVELCENTERS OF AMERICA, INC.

                                                            YEAR ENDED DECEMBER 31, 2000
                                        ---------------------------------------------------------------------
                                         PARENT      GUARANTOR     NONGUARANTOR
                                         COMPANY    SUBSIDIARIES    SUBSIDIARY    ELIMINATIONS   CONSOLIDATED
                                        ---------   ------------   ------------   ------------   ------------
                                                              (IN THOUSANDS OF DOLLARS)
CASH FLOWS (USED IN) PROVIDED BY
  OPERATING ACTIVITIES:...............  $ (28,918)    $ 94,870          $--            $--        $  65,952
                                        ---------     --------          --             --         ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Business acquisitions...............         --       (9,675)         --             --            (9,675)
  Proceeds from sales of property and
     equipment........................         --          667          --             --               667
  Capital expenditures................         --      (68,107)         --             --           (68,107)
                                        ---------     --------          --             --         ---------
     Net cash used in investing
       activities.....................         --      (77,115)         --             --           (77,115)
                                        ---------     --------          --             --         ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Revolving loan borrowings...........    364,800           --          --             --           364,800
  Revolving loan repayments...........   (339,500)          --          --             --          (339,500)
  Long-term debt borrowings...........    510,962           --          --             --           510,962
  Long-term debt repayments...........   (387,942)        (743)         --             --          (388,685)
  Proceeds from issuance of stock.....    208,717           --          --             --           208,717
  Repurchase of equity securities.....   (267,055)          --                         --          (267,055)
  Debt issuance costs.................    (32,932)          --          --             --           (32,932)
  Stock issuance costs................     (3,015)          --          --             --            (3,015)
  Premiums paid on debt
     extinguishments..................    (12,778)          --          --             --           (12,778)
  Merger and recapitalization
     expenses.........................    (18,253)          --          --             --           (18,253)
  Other...............................         --         (119)         --             --              (119)
  Intercompany advances...............      5,914       (5,914)         --             --                --
                                        ---------     --------          --             --         ---------
     Net cash (used in) provided by
       financing activities...........     28,918       (6,776)         --             --            22,142
                                        ---------     --------          --             --         ---------
       Net increase (decrease) in
          cash........................         --       10,979          --             --            10,979
Cash at the beginning of the year.....         --       18,040          --             --            18,040
                                        ---------     --------          --             --         ---------
Cash at the end of the year...........  $      --     $ 29,019          $--            $--        $  29,019
                                        =========     ========          ==             ==         =========

                SCHEDULE II -- VALUATION AND QUALIFYING ACCOUNTS

                                                           ADDITIONS
                                                    ------------------------
                                      BALANCE AT     CHARGED      CHARGED TO    DEDUCTIONS     BALANCE
                                      BEGINNING     (CREDITED)      OTHER          FROM       AT END OF
DESCRIPTION                           OF PERIOD     TO INCOME      ACCOUNTS      RESERVES      PERIOD
-----------                           ----------    ----------    ----------    ----------    ---------
                                                          (IN THOUSANDS OF DOLLARS)
YEAR ENDED DECEMBER 31, 1998:
Deducted from accounts and notes
  receivable for doubtful
  accounts..........................    $3,584        $1,355        $  667(a)    $(1,419)(c)   $4,187
YEAR ENDED DECEMBER 31, 1999:
Deducted from accounts and notes
  receivable for doubtful
  accounts..........................    $4,187        $1,339        $1,737(a)    $(3,782)(c)   $3,481
YEAR ENDED DECEMBER 31, 2000:
Deducted from accounts and notes
  receivable for doubtful
  accounts..........................    $3,481        $1,560        $  340(b)    $  (163)(c)   $5,218

NOTES:

 (a) -- Amounts acquired in business acquisitions.
(b) -- Amounts charged against gain on sale of property and equipment.
 (c) -- Uncollectible accounts and notes receivable charged off.

TRAVELCENTERS OF AMERICA, INC.             [TravelCenters of America, Inc. Logo]

WARRANTS TO PURCHASE

COMMON STOCK

      COMMON STOCK ISSUABLE

      UPON EXERCISE OF

      WARRANTS

                           -------------------------------
                                      PROSPECTUS

                           -------------------------------

           UNTIL JULY 11, 2001, ALL DEALERS THAT EFFECT TRANSACTIONS IN THESE SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALERS' OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THE UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                                    APRIL 11, 2001